As filed with the Securities and Exchange Commission on April 19, 2006
Registration No. 333-132752

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MIDWEST BANC HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	6021	36-3252484
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

501 W. North Avenue
Melrose Park, Illinois 60160
(708) 865-1053
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Daniel R. Kadolph
Chief Financial Officer
Midwest Banc Holdings, Inc.
501 W. North Avenue
Melrose Park, Illinois 60160
(708) 450-6759
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of communications to:

Tom W. Zook Lewis, Rice & Fingersh, L.C. 500 North Broadway, Suite 2000 St. Louis, Missouri 63102 (314) 444-7600	Dennis R. Wendte Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP 333 West Wacker Drive, Suite 2700 Chicago, Illinois 60606 (312) 984-3100

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective and all conditions to the consummation of the merger described in this document have been met.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Proxy Statement/Prospectus

Proxy Statement for Royal American Corporation
Special Meeting

Prospectus of Midwest Banc Holdings, Inc.

Dear Royal American Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Royal American Corporation to be held on May 30, 2006 at 6:00 p.m., local time, at the Inverness Golf Club, located at 102 Roselle Road, Inverness, Illinois.

At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger that Royal American entered into with Midwest Banc Holdings, Inc. on February 8, 2006, which we refer to as the merger agreement.

In the merger, you may elect to receive (1) $80.00 in cash, (2) 3.58429 shares of Midwest Banc common stock, or (3) a combination of cash and stock for your Royal American shares, except that no more than 50% of the total number of Royal American shares may be exchanged for Midwest Banc common stock. If the total stock elections exceed this maximum, you will receive cash rather than stock for some of your shares even if you elected to receive all stock. The exchange ratio of 3.58429 shares of Midwest Banc common stock for each share of Royal American common stock is fixed. As a result, the value of the stock consideration will fluctuate as the market price of Midwest Banc’s common stock changes. For examples of how the value of the consideration may change, see “Summary — Illustrative Calculation of Per Share Consideration” on page 14.

The affirmative vote of the holders of a majority of the issued and outstanding shares of Royal American common stock is required to approve and adopt the merger agreement. The merger is also subject to certain other conditions, including regulatory approval.

The board of directors of Royal American unanimously recommends that the holders of Royal American common stock vote “FOR” approval of the merger agreement.

We urge you to read this proxy statement/prospectus carefully because it contains a detailed description of the merger and related matters. In particular, for a description of certain significant considerations in connection with the merger and related matters described in this document, see “Risk Factors” beginning on page 16.

Midwest Banc common stock is traded on the NASDAQ National Market under the symbol “MBHI.” The closing price of Midwest Banc common stock on April 18, 2006 was $24.88. Royal American common stock is not registered on a national securities exchange or quoted on the NASDAQ National Market.

Whether or not you plan to attend the special meeting personally, please complete, sign and date the enclosed proxy card and mail it as soon as possible in the enclosed postage-paid envelope. If you attend the special meeting, you may vote in person if you wish, even if you have previously mailed in your proxy card. To receive Midwest Banc common stock for your shares of Royal American common stock, you must return the election form indicating your preference for stock along with your Royal American stock certificates by the deadline indicated on the election materials that you will receive in a separate mailing.

We thank you for your prompt attention to this matter and appreciate your support.

Sincerely,

J.J. Fritz,
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The shares of Midwest Banc common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Stock is subject to investment risks, including loss of value.

The date of this proxy statement/prospectus is April 21, 2006 and is being first mailed to Royal American stockholders on or about April 26, 2006.

This document incorporates by reference important business information and financial information about Midwest Banc that is not included in or delivered with this document. See “Where You Can Find More Information” on page 97 of the document for a list of documents that Midwest Banc has incorporated by reference into this document. These documents are available to you without charge upon written or oral request made to Midwest Banc Holdings, Inc., Attention: Investor Relations, 501 W. North Avenue, Melrose Park, Illinois 60160, Phone: (708) 865-1053.

To obtain documents in time for the special meeting, your request should be received by May 22, 2006.

Royal American Corporation
1604 W. Colonial Parkway
Inverness, Illinois 60067

Notice of Special Meeting of Stockholders
To be held on May 30, 2006

To the Stockholders of Royal American Corporation:

Please take notice that the board of directors of Royal American Corporation has called a special meeting of stockholders. The special meeting will be held at the Inverness Golf Club, located at 102 Roselle Road, Inverness, Illinois on May 30, 2006, at 6:00 p.m., local time.

The purposes of the special meeting are the following:

1. To vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 8, 2006, by and between Midwest Banc Holdings, Inc. and Royal American Corporation and the merger of Royal American Corporation with and into Midwest Banc Holdings, Inc. contemplated by that agreement; and

2. To transact any other business that may properly come before the special meeting and any adjournment or postponement thereof.

The board of directors has fixed the close of business on April 19, 2006 as the record date for the determination of stockholders entitled to receive notice of and to vote at the special meeting and any postponements and adjournments thereof.

Holders of Royal American’s common stock entitled to vote on the proposal to approve and adopt the merger agreement who do not vote in favor thereof and provide Royal American a written demand for appraisal at or prior to the special meeting have the right to receive payment of the fair value of such holders’ shares upon compliance with the provisions of Section 262 of The Delaware General Corporation Law, which we refer to as the DGCL, the full text of which is included as Appendix C to the proxy statement/prospectus attached to this Notice of Special Meeting of Stockholders. The fair value may be more or less than the consideration that each stockholder is entitled to receive under the terms of the merger agreement. For a summary of the appraisal rights of Royal American’s stockholders, see “The Merger — Appraisal Rights” in the proxy statement/prospectus. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will cause a stockholder to lose appraisal rights.

The board of directors of Royal American unanimously recommends that you vote “FOR” approval and adoption of the merger agreement and the merger.

By order of the board of directors:

ROYAL AMERICAN CORPORATION

By:
Mary King Wilson
Chief Financial Officer and Secretary
April 21, 2006

Your vote is very important

A proxy card for the special meeting is enclosed. Whether or not you plan to attend the special meeting, please promptly complete and mail the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the merger agreement and the merger contemplated thereby. If you fail to return your proxy card, the effect will be the same as a vote against the merger agreement and the merger contemplated thereby. You may still vote in person at the special meeting even if you have previously returned your proxy card so long as you properly revoke your proxy.

APPENDICES:
Appendix A	Agreement and Plan of Merger
Appendix B	Opinion of Ryan Beck & Co., Inc.
Appendix C	Delaware Appraisal Rights Statute
Consent of PricewaterhouseCoopers LLP
Consent of McGladrey & Pullen, LLP
Consent of Crowe Chizek and Company LLC
Consent of Ryan Bect & Co., Inc.

QUESTIONS AND ANSWERS ABOUT THIS DOCUMENT AND THE MERGER

Q.	What is the purpose of this document?

A.	This document serves as both a proxy statement of Royal American and a prospectus of Midwest Banc. As a proxy statement, this document is being provided to you by Royal American because the board of directors of Royal American is soliciting your proxy for use at the special meeting of stockholders called to vote on the proposed merger of Royal American with and into Midwest Banc. When we use the term merger agreement in this document, we are referring to the agreement and plan of merger, a copy of which is included in this document as Appendix A.

As a prospectus, this document is being provided to you by Midwest Banc because part of the consideration Midwest Banc is offering in exchange for your shares of Royal American common stock in connection with the merger is shares of its common stock.

Q.	What do I need to do now?

A.	After reviewing this document, submit your proxy by promptly executing and returning the enclosed proxy card. By submitting your proxy, you authorize the individuals named in the proxy to represent you and to vote your shares at the special meeting of stockholders in accordance with your instructions. These persons also may vote your shares to adjourn the special meeting and will be authorized to vote your shares at any adjournments or postponements of the special meeting.

Your vote is important. Whether or not you plan to attend the special meeting, please promptly submit your proxy in the enclosed envelope.

Q:	What must I do to elect to receive Midwest Banc common stock?

A:	To elect to receive Midwest Banc common stock for any or all of your shares of Royal American common stock, you must indicate in the place provided on the election form that you will receive in a separate mailing the number of shares with respect to which you prefer to receive stock, sign the form, enclose your Royal American stock certificates for the shares for which you wish to receive stock and return the form and your Royal American stock certificates in the separate envelope provided so that they are received by the exchange agent prior to 5:00 p.m. New York City time on June 28, 2006, which we refer to as the election deadline. All election forms received after the election deadline will be treated as not having elected Midwest Banc common stock. You do not need to vote “FOR” the merger to elect to receive stock.

Q:	Can I revoke or change my stock election after I mail my form of election?

A:	Yes. You may revoke or change your stock election at any time before the election deadline. You can do this by sending a written notice of such revocation or change in your election to the exchange agent at the address contained on the election form that you will receive in a separate mailing.

Q:	What must I do to receive cash?

A:	To receive cash for your shares of Royal American common stock you do not need to make any election or send in your Royal American stock certificates. Shares of Royal American common stock for which no election has been received prior to the election deadline will be exchanged in the merger for cash, subject to the adjustment described below.

Q:	Am I guaranteed to receive the amount of Midwest Banc common stock that I request on my election form? Also, am I guaranteed to receive all cash for shares for which no stock election is made?

A:	No in both cases. The overall mix of the total consideration to be paid in the merger for all outstanding shares of Royal American common stock is fixed so that 50% of the Royal American common stock will be converted into cash and 50% of the Royal American common stock will be converted into Midwest Banc common stock. It is possible, therefore, that if you elected stock for all or a portion of your shares of Royal American common stock, you could receive a different proportion of stock and cash than you elected, and alternatively, you could receive Midwest Banc common stock for a portion of your shares of

Royal American common stock even if you did not elect any stock. Midwest Banc will prorate the amounts of cash and shares of Midwest Banc common stock that the holders of Royal American will receive so that 50% of the shares of Royal American common stock are converted into cash and 50% of the shares of Royal American common stock are converted into Midwest Banc common stock, subject to Midwest Banc’s right to increase the proportion of cash consideration if stock elections are submitted for less than 50% of the Royal American shares and if the tax opinions contemplated by the merger agreement can be delivered as anticipated. See “— Proration Procedures” beginning on page 24.

Q:	What should I do if my shares of Royal American are held by my broker or otherwise in “street name?”

A:	If you hold your shares of Royal American common stock in “street name” (i.e., your bank or broker holds your shares for you) you should receive instructions regarding election procedures directly from your bank or broker. If you have any questions regarding these procedures, you should contact your bank or broker directly, or you may contact Royal American at the address or telephone number listed on the following page.

Q:	Can the value of the transaction change between now and the time the merger is completed?

A:	Yes. The value of the merger consideration composed of Midwest Banc common stock can change, although the value of the cash portion of the consideration will not change. The exchange ratio for the merger is a “fixed” exchange ratio, meaning that the number of shares of Midwest Banc common stock to be issued in the merger for each share of Royal American common stock is fixed at 3.58429. This exchange ratio was determined by dividing $82.00 by $22.8776, which was the volume weighted average price of Midwest Banc common stock over 20 consecutive trading days ending on the third trading day immediately preceding the execution of the merger agreement, which is referred to as the initial VWAP. The value of the merger consideration composed of Midwest Banc common stock is therefore dependent on the price per share of Midwest Banc common stock on the effective date of the merger. Pursuant to the merger agreement, however, if (1) the volume weighted average price of Midwest Banc common stock for the 20 consecutive trading days ending on the third trading day immediately preceding the effective time of the merger, which is referred to as the final VWAP, is less than $19.4460, which is 85% of the initial VWAP, and (2) the percentage decrease from the initial VWAP to the final VWAP is greater than 15 percentage points lower than the percentage decrease in the NASDAQ Bank Index over the same period of time, then Royal American will have the right to terminate the merger agreement, subject to Midwest Banc’s right to increase the exchange ratio to maintain a $69.70 value of the Midwest Banc common stock received as merger consideration. See “— Merger Consideration” beginning on page 23 and “— Termination of the Merger Agreement” beginning on page 66.

Q.	How will my shares be voted if I return a blank proxy card?

A.	If you sign, date and return your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger and the merger agreement and will be voted in the discretion of the persons named as proxies in any other matters properly presented for a vote at the special meeting.

Q.	What will be the effect if I do not vote?

A.	If you abstain or do not return your proxy card or otherwise do not vote at the special meeting, your failure to vote will have the same effect as if you voted against the merger and the merger agreement. Therefore, the board of directors of Royal American encourages you to vote in favor of the proposed merger and merger agreement as soon as possible.

Q.	Can I vote my shares in person?

A.	Yes, if you own your shares registered in your own name, you may attend the special meeting and vote your shares in person rather than signing and mailing your proxy card. However, in order to ensure that your vote is counted at the special meeting, we recommend that you sign, date and promptly mail the enclosed proxy card.

Q.	Can I change my mind and revoke my proxy?

A.	Yes, you may revoke your proxy and change your vote at any time prior to its exercise at the special meeting by:

• signing another proxy with a later date and filing it with the corporate secretary of Royal American;

• filing written notice of the revocation of your proxy with the corporate secretary of Royal American; or

• attending the special meeting and voting in person.

Q.	Should I send in my stock certificates now?

A.	If you are electing to receive Midwest Banc common stock for any or all of your shares of Royal American common stock, please follow the procedures in the stock election materials for submitting your stock certificates. If you are not electing to receive stock, you should not return your stock certificates now, and you will be provided with instructions on how to surrender your stock certificates after the merger has been completed.

Q.	Who can answer my questions about the merger?

A.	If you have more questions about the merger, please contact Mary King Wilson, Corporate Secretary of Royal American, at (847) 202-8300.

v

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the appendices, and the other documents to which we refer. For more information about Midwest Banc, see “Where You Can Find More Information” on page 97.

The Companies

Midwest Banc Holdings, Inc.
501 W. North Avenue
Melrose Park, Illinois 60160
(708) 865-1053

Midwest Banc, incorporated under the laws of Delaware in 1983, is a registered bank holding company under the Bank Holding Company Act. Midwest Banc’s principal assets are the stock of its bank and non-bank subsidiaries. As of December 31, 2005, Midwest Banc had consolidated total assets of approximately $2.3 billion, consolidated total deposits of approximately $1.5 billion and stockholders’ equity of approximately $216.1 million.

Midwest Bank and Trust Company, Midwest Banc’s bank subsidiary, has 17 offices in the greater Chicago metropolitan area. Midwest Financial and Investment Services, Inc., Midwest Banc’s wholly-owned subsidiary, provides securities brokerage services to customers of Midwest Bank and Trust Company and Midwest Bank Insurance Services, L.L.C., a subsidiary of Midwest Bank and Trust Company, acts as an insurance agency for individuals and corporations.

Midwest Banc common stock is traded on the NASDAQ National Market under the symbol “MBHI.”

Royal American Corporation
1604 W. Colonial Parkway
Inverness, Illinois 60067
(847) 202-8300

Royal American, incorporated under the laws of the State of Delaware in 1990, is a registered bank holding company under the Bank Holding Company Act. Royal American’s assets primarily consist of the stock of its subsidiary, Royal American Bank, which provides services in suburban Chicago through six bank locations. As of December 31, 2005, Royal American had consolidated total assets of approximately $530.3 million, consolidated total deposits of approximately $463.9 million and stockholders’ equity of approximately $45.2 million.

The Merger

At the effective time of the merger, Royal American will merge with and into Midwest Banc. Midwest Banc will issue a combination of cash and shares of its common stock to the stockholders of Royal American in exchange for their shares of Royal American common stock. Royal American will cease to exist as a separate corporation. Midwest Banc will be the surviving corporation. It also is contemplated that at or after the effective time of the merger, Royal American Bank will be merged into Midwest Bank and Trust Company and the combined bank will operate under the name “Midwest Bank and Trust Company.”

Merger Consideration

If the merger is completed, each share of Royal American common stock that you own as of the effective time of the merger will be converted into the right to receive the per share consideration of either (1) $80.00 in cash, or (2) 3.58429 shares of Midwest Banc common stock. We refer to the shares of Midwest Banc common stock to be received in the merger as the per share stock consideration.

Because the exchange ratio is fixed, the dollar value of the per share stock consideration will depend on the market value of the Midwest Banc common stock at the time of the exchange of Royal American shares for the per share consideration.

Based on the $24.88 closing price of Midwest Banc common stock on April 18, 2006 assuming that was the date of the exchange, the dollar value of the per share stock consideration would have been $89.18.

Royal American may terminate the merger agreement if the final VWAP is less than 19.4460, which is 85% of the initial VWAP, and that decline is greater than 15 percentage points lower than the change in the average price of the NASDAQ Bank Index over the same period of time. However, Royal American may not terminate the merger agreement if Midwest Banc chooses to issue additional shares of its common stock to the Royal American stockholders such that the total dollar value of the per share stock consideration based on the final VWAP is equal to $69.70. See “The Merger — Merger Consideration” on page 23.

Each share of Midwest Banc common stock issued and outstanding prior to the merger will remain issued and outstanding and will not be converted or exchanged in the merger.

No Fractional Shares will be Issued

Midwest Banc will not issue any fractional shares in the merger. Instead, you will receive cash in lieu of any fractional share of Midwest Banc common stock owed to you, after taking into account all shares of Royal American common stock delivered by you.

Material Federal Income Tax Consequences of the Merger

The exchange of shares of Royal American common stock for shares of Midwest Banc common stock is expected to be tax-free to you for federal income tax purposes, but taxes will be payable on all or a portion of the cash you receive for your shares of Royal American common stock or that you receive in lieu of fractional shares. The expected material federal income tax consequences are set forth in greater detail beginning on page 44.

Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Reasons for the Merger

Royal American believes that the merger with Midwest Banc is consistent with Royal American’s goal of enhancing stockholder value. In addition, Royal American believes that the customers and communities served by Royal American will benefit from the merger.

Midwest Banc believes that the merger with Royal American presents Midwest Banc with an attractive opportunity to expand its existing operations in the greater Chicago metropolitan market. In addition, Midwest Banc expects that the merger will allow it to increase management depth, diversify its loan portfolio and lower deposit costs and believes that the merger is a good opportunity to leverage newly raised capital from Midwest Banc’s stock offering and disposition of one of its bank subsidiaries in 2005.

You can find a more detailed discussion of the background to the merger agreement and Royal American’s and Midwest Banc’s reasons for the merger in this document under “The Merger — Background of the Merger” beginning on page  21, “— Royal American’s Reasons for the Merger and Board Recommendation” beginning on page 32, and “— Midwest Banc’s Reasons for the Merger” beginning on page 33.

Opinion of Royal American’s Financial Advisor

Among other factors considered in deciding to approve the merger and the merger agreement, the Royal American board of directors received the written opinion of its financial advisor, Ryan Beck & Co., Inc., that as of February 6, 2006, which was the date on which the Royal American board of directors approved the merger and the merger agreement, that based on and subject to the considerations in its opinion, the merger consideration to be received by holders of shares of Royal American common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The Ryan Beck opinion is included as Appendix B to this document and is incorporated herein by reference. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Ryan Beck in providing its opinion.

Recommendation to Royal American Stockholders

The Royal American board of directors believes that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to and in the best interests of Royal American and its stockholders and unanimously recommends that you vote “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger.

Interests of Certain Persons in the Merger

The executive officers and members of the board of directors of Royal American have interests in the merger that are in addition to their interests as stockholders of Royal American. Among other things, certain executive officers of Royal American, who are also members of the board of directors, will be employed by Midwest Banc following the merger, and these and other executives will be entitled to awards under benefit plans of Royal American and Midwest Banc. See “The Merger — Interests of Certain Persons” beginning on page 27.

The Special Meeting

A special meeting of the Royal American stockholders will be held at the Inverness Golf Club, located at 102 Roselle Road, Inverness, Illinois, on May 30, 2006, at 6:00 p.m., local time. Holders of Royal American common stock as of the close of business on April 19, 2006 are entitled to vote at the Royal American special meeting and will be asked to consider and vote upon the approval and adoption of the merger agreement and the merger.

As of the date of this document, the Royal American board of directors did not know of any other matters that would be presented at the Royal American special meeting.

Vote Required

At the special meeting of Royal American stockholders, the merger agreement and the merger must be approved by the affirmative vote of the holders of a majority of the shares of Royal American common stock outstanding at the close of business on April 19, 2006. As of that date, there were 1,575,324 shares of Royal American common stock outstanding. Each share of Royal American common stock is entitled to one vote.

As of April 19, 2006, Royal American’s directors, executive officers and their affiliates held in the aggregate approximately 669,343 shares of the outstanding Royal American common stock, representing approximately 42.5 percent of the total number of outstanding shares of Royal American common stock.

Midwest Banc has entered into an agreement with all of the directors of Royal American, who in the aggregate hold approximately 42.5 percent of the outstanding Royal American common stock, pursuant to which they have agreed, among other things, to vote all shares beneficially owned by them (to the extent such individuals have the sole right to direct the voting of such shares) and to use their reasonable best efforts to cause all shares beneficially owned by them (to the extent such individuals have the shared right to direct the voting of such shares) to be voted in favor of the merger agreement and the merger.

Action by Midwest Banc Stockholders Not Required

Approval of the merger and the merger agreement by Midwest Banc’s stockholders is not required. Accordingly, Midwest Banc has not called a special meeting of its stockholders.

Regulatory Approvals

We cannot complete the merger unless we obtain the approval of the Board of Governors of the Federal Reserve System and the Illinois Department of Financial & Professional Regulation. We have filed all of the required notices with these regulatory authorities and, as of the date of this document, we have received the approval of the Board of Governors of the Federal Reserve System.

As of the date of this document, we do not have all the necessary regulatory approvals. We cannot be certain of when or if we will obtain them. However, we do not know of any reason why we should not obtain the required approvals in a timely manner.

Appraisal Rights Available

Royal American stockholders who properly dissent from the merger are entitled to receive the fair value of their shares of Royal American common stock in cash. To exercise your appraisal rights, you must follow the procedures outlined in Appendix C, including, without limitation:

•	prior to or at the special meeting, delivering to Royal American a written notice of your intention to demand the fair value of your Royal American shares; and

•	not voting in favor of the merger and the merger agreement.

If you sign and return your proxy without voting instructions, and do not revoke the proxy, your proxy will be voted in favor of the merger agreement and the merger and you will lose your appraisal rights. Also, you may lose your appraisal rights if you fail to comply with other required procedures contained in Appendix C.

Termination of the Merger Agreement

Midwest Banc and Royal American may terminate the merger agreement by mutual consent. The merger agreement may also be terminated unilaterally by either Midwest Banc or Royal American if any one of several conditions exist. If the merger agreement is terminated by either Royal American or Midwest Banc on account of any knowing, willful or intentional breach by the other party of any of the representations or warranties set forth in the merger agreement or any knowing, willful or intentional breach by the other party of any of the agreements or covenants set forth in the merger agreement, then, provided that the non-breaching party is in material compliance with its obligations under the merger agreement, the breaching party must pay liquidated damages in the amount of $5 million. Royal American may also be required to pay liquidated damages of $5 million, plus Midwest Banc’s expenses up to $500,000, under other circumstances outlined in the merger agreement.

Share Information and Market Prices for Midwest Banc and Royal American Common Stock

Midwest Banc common stock is traded on the NASDAQ National Market under the symbol “MBHI”. Royal American common stock trades from time to time in privately negotiated transactions between interested buyers and sellers. Management of Royal American may not be aware of all transactions that occur.

The following table lists the closing price of Midwest Banc common stock and the equivalent value of a share of Royal American common stock giving effect to the merger on:

•	February 7, 2006, the last trading day before we announced the merger; and

•	April 18, 2006, the last practical day to obtain share price information before the date of this proxy statement/prospectus.

			Equivalent
			per Share
	Closing Price of	Closing Price of	Value of
	Midwest Banc	Royal American	Royal American
	Common Stock	Common Stock	Common Stock

February 7, 2006	$24.23	$ —(1)	$86.85
April 18, 2006	$24.88	$ —(1)	$89.18

(1)	There is no established trading market for Royal American common stock. As a result, there is no readily obtainable market price for Royal American common stock.

The equivalent per share value of Royal American common stock on each of these two days represents the total dollar value of the per share stock consideration to be issued and paid in connection with the merger to those stockholders who elect to receive stock or who receive stock as a result of the proration procedures described in this proxy statement/prospectus, assuming the exchange occurred on those dates. For each of these two days we calculated the total dollar value of the per share stock consideration by multiplying an amount equal to the closing price of Midwest Banc common stock on each date by an exchange ratio of 3.58429. Changes in the market price of Midwest Banc common stock will not impact the value of the cash consideration to be paid in the merger, which is set at $80.00 per share.

The market price of Midwest Banc common stock may change at any time. Consequently, the dollar value of the per share stock consideration you may receive as a result of the merger may be significantly higher or lower than its current value or its value at the date of the special meeting.

Price Range of Common Stock and Dividends

Midwest Banc — Share Prices and Dividends

Midwest Banc common stock is listed on the NASDAQ National Market and traded under the symbol “MBHI.” The following table sets forth, for the periods indicated, the high and low reported sale prices per share of Midwest Banc common stock and cash dividends declared during the periods indicated.

	Price Range of
	Common Stock		Dividends Declared
	High	Low	per Common Share

2004
First Quarter	$25.00	$22.08	$0.12
Second Quarter	24.39	21.31	0.12
Third Quarter	22.25	17.96	0.12
Fourth Quarter	23.17	19.20	0.12
2005
First Quarter	$22.80	$19.55	$0.12
Second Quarter	20.20	17.92	0.12
Third Quarter	24.24	19.13	0.12
Fourth Quarter	23.50	21.00	0.12
2006
First Quarter	$26.65	$21.94	$0.12
Second Quarter (through April 18, 2006)	25.89	23.83	0.12

Royal American — Share Prices and Dividends

There is no established trading market for Royal American common stock. As a result, there is no readily obtainable market price for Royal American common stock. From time to time, management of Royal American has been made aware of transactions in its common stock. In June 2004 and January 2005, a total of 8,723 shares were repurchased by Royal American at a price of $38.00 per share, in April 2005,

1,500 shares were repurchased by Royal American at a price of $39.00 per share, and in October 2005, a total of 2,694 shares were repurchased by Royal American at a price of $44.00 per share. In addition, Royal American is aware of sales of 18,000 shares of its common stock during 2004 at prices ranging from $40.00 to $43.50 per share, and sales totaling 22,776 shares during 2005 at prices ranging from $40.00 to $50.00 per share. Although other transactions may have occurred in its common stock, Royal American has not been provided with information as to the sales prices in any transactions other than as indicated. Royal American has never declared a cash dividend on its common stock.

The timing and amount of future dividends, if any, paid by Midwest Banc are subject to determination by the Midwest Banc board of directors in its discretion and will depend upon earnings, cash requirements and the financial condition of Midwest Banc and its subsidiaries, applicable government regulations and other factors deemed relevant by the Midwest Banc board of directors. Various state and federal laws and other restrictions limit the ability of the subsidiary bank to pay dividends to Midwest Banc. The merger agreement prohibits the payment of cash dividends on Royal American common stock prior to the closing date. See “Terms of the Merger Agreement — Conduct of Business Pending the Merger” beginning on page 59.

Comparison of Unaudited Per Share Data

The following table shows information about Midwest Banc’s and Royal American’s net income per share, cash dividends per share and book value per share and similar information after giving effect to the merger. This information is referred to below as “pro forma” information. In presenting the pro forma information, Midwest Banc and Royal American assumed that they had been merged as of the beginning of the earliest period presented. The pro forma information gives effect to the merger under the purchase method of accounting in accordance with currently existing accounting principles generally accepted in the United States.

To calculate the pro forma shares outstanding used in computing the pro forma combined and equivalent pro forma combined per share data, Midwest Banc assumed that (1) the per share stock consideration would be equal to 3.58429 Midwest Banc shares and (2) that 50% of the shares of Royal American outstanding as of the closing date would be converted into cash and 50% would be converted into shares of Midwest Banc common stock.

Midwest Banc expects that it will incur merger and integration charges as a result of combining with Royal American. The pro forma information is helpful in illustrating the financial characteristics of the combined company under one set of assumptions. However, it does not reflect these merger and integration charges and, accordingly, does not attempt to predict or suggest future results. Also, it does not necessarily reflect what the historical results of the combined company would have been had the companies been combined for the periods presented.

You should read the information in the following table together with the historical financial information that Midwest Banc has included in its prior filings with the SEC and the historical financial information of Royal American attached to this proxy statement/prospectus. This material regarding Midwest Banc has been incorporated into this document by reference to those filings. See “Where You Can Find More Information” on page 97.

Year Ended
December 31,
2005

Midwest Banc Common Stock
Earnings per basic common share from continuing operations
Historical	$(0.08)
Pro forma combined(1)	0.12
Earnings per diluted common share from continuing operations
Historical	$(0.08)
Pro forma combined(1)	0.12
Dividends per basic common share
Historical	$0.48
Pro forma combined(2)	0.48
Book value per basic common share
Historical	$9.91
Pro forma combined	11.42

Year Ended
December 31,
2005

Royal American Common Stock
Earnings per basic common share
Historical	$3.33
Equivalent pro forma combined(3)	1.61
Earnings per diluted common share
Historical	$3.28
Equivalent pro forma combined(3)	1.61
Dividends per basic common share
Historical	$—
Equivalent pro forma combined(3)	1.72
Book value per basic common share
Historical	$28.75
Equivalent pro forma combined(3)	40.39

(1)	The effects of estimated non-recurring merger and integration costs resulting from the merger have not been included in the pro forma amounts.

(2)	Pro forma dividends per share represent historical dividends paid by Midwest Banc.

(3)	Represents Midwest Banc’s pro forma results multiplied by the per share stock consideration exchange ratio of 3.58429.

Selected Historical Financial Data of Midwest Banc

The table below presents selected Midwest Banc historical financial data as of and for the five years ended December 31, 2005. This data should be read in conjunction with the consolidated financial statements and the notes thereto, and the information contained in the section of our Exchange Act reports entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” which are incorporated by reference into this proxy statement/prospectus, as described below. The selected historical financial data as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 has been derived from our audited financial statements and related notes, which are incorporated by reference into this proxy statement/prospectus. The selected historical financial data as of December 31, 2003, 2002 and 2001 and for each of the two years in the period ended December 31, 2003 has been derived from our financial statements, which are not incorporated by reference into this proxy statement/prospectus.

Due to the recent divestiture of Midwest Bank of Western Illinois, one of our bank subsidiaries, which was consummated on September 30, 2005, the following financial data reports that bank as a discontinued operation.

You should read the following table together with the historical financial information that Midwest Banc has presented in its prior SEC filings. Midwest Banc has incorporated this material into this document by reference. See “Where You Can Find More Information” on page 97.

	As of and for the Twelve Months Ended December 31,
	2005	2004	2003	2002	2001
	(Amounts in thousands, except ratios,
	per share data and non-financial information)

Statement of Income Data:
Total interest income	$112,244	$91,962	$98,108	$97,420	$97,483
Total interest expense	50,797	41,780	43,260	45,460	56,248

Net interest income	61,447	50,182	54,848	51,960	41,235
Provision for loan losses	2,589	3,400	9,455	17,360	1,920
Noninterest income	(6,245)	(88)	19,829	11,422	10,622
Noninterest expense	60,527	46,491	38,099	29,040	26,567

Income (loss) before income taxes and discontinued operations	(7,914)	203	27,123	16,981	23,370
Provision (benefit) for income taxes	(6,325)	(2,869)	7,779	3,682	7,741

Income (loss) from continuing operations	(1,589)	3,072	19,344	13,299	15,629
Income (loss) from discontinued operations	7,533	(696)	3,437	3,009	2,253

Net income	$5,944	$2,376	$22,781	$16,308	$17,882

Per Share Data(1):
Earnings per share (basic) from continuing operations	$(0.08)	$0.17	$1.09	$0.82	$0.97
Earnings per share (basic) from discontinued operations	0.38	(0.04)	0.19	0.19	0.14
Earnings per share (basic)	0.30	0.13	1.28	1.01	1.11
Earnings per share (diluted) from continuing operations	(0.08)	0.17	1.06	0.81	0.96
Earnings per share (diluted) from discontinued operations	0.38	(0.04)	0.19	0.18	0.14
Earnings per share (diluted)	0.30	0.13	1.25	0.99	1.10
Cash dividends declared	0.48	0.48	0.44	0.40	0.40
Book value per share at end of period	9.91	7.66	8.01	7.12	5.99
Tangible book value per share at end of period	9.87	7.61	7.96	7.06	5.98

	As of and for the Twelve Months Ended December 31,
	2005		2004		2003		2002		2001
	(Amounts in thousands, except ratios,
	per share data and non-financial information)

Selected Financial Ratios:
Return on average assets from continuing operations(2)	(0.07)%		0.13%		0.87%		0.70%		0.98%
Return on average equity from continuing operations(3)	(0.95)		2.17		13.12		12.08		17.04
Dividend payout ratio	162.38		279.59		40.55		48.57		41.21
Average equity to average assets	7.29		6.12		6.60		5.83		5.75
Tier 1 risk-based capital	16.97		13.27		13.68		10.49		9.93
Total risk-based capital	18.07		14.65		14.74		11.74		10.82
Net interest margin (tax equivalent)(4)(5)(6)	3.31		2.82		3.19		3.49		3.33
Loan to deposit ratio(6)	88.74		73.12		67.34		83.52		84.44
Net overhead expense to average Assets(6)(7)	2.14		1.58		1.01		0.99		1.15
Efficiency ratio(6)(8)	75.44		72.79		49.56		44.58		51.10
Loan Quality Ratios(6):
Allowance for loan losses to total loans at the end of period	1.31		1.48		1.51		1.92		1.00
Provision for loan losses to total Loans	0.19		0.31		0.99		1.71		0.22
Net loans charged off to average total loans	0.09		0.17		0.82		0.69		0.07
Nonaccruing loans to total loans at end of period(9)	0.58		0.85		1.56		2.75		0.19
Nonperforming assets to total assets(10)	0.83		0.78		0.96		1.40		0.11
Allowance for loan losses to nonaccruing loans	2.25	x	1.74	x	0.97	x	0.70	x	5.28	x
Balance Sheet Data:
Total assets	$2,307,608		$2,236,813		$2,264,149		$2,009,047		$1,810,422
Total earning assets(6)	2,126,227		1,807,609		1,807,207		1,651,917		1,477,518
Year-to-date average assets	2,305,086		2,310,594		2,234,293		1,889,511		1,593,939
Total loans(6)	1,351,908		1,097,992		956,951		1,016,505		887,114
Allowance for loan losses(6)	17,760		16,217		14,459		19,540		8,858
Total Deposits(6)	1,523,384		1,501,646		1,421,027		1,217,101		1,050,562
Total Borrowings(6)	538,480		320,636		418,797		385,659		378,162
Stockholders’ Equity	216,126		137,423		143,081		114,951		96,214
Tangible stockholders’ equity(6)(11)	215,235		136,532		142,190		114,060		96,084

(1)	Restated for 3-for-2 stock split paid July 9, 2002.

(2)	Net income divided by year-to-date average assets.

(3)	Net income divided by year-to-date average equity.

(4)	Net interest income, on a fully tax-equivalent basis, divided by year-to-date average earning assets.

(5)	The following table reconciles reported net interest income on a fully tax-equivalent basis for the periods presented:

	2005	2004	2003	2002	2001

Net interest income	$61,447	$50,182	$54,848	$51,960	$41,235
Tax-equivalent adjustment to net interest income	2,628	2,399	3,511	2,365	2,144

Net interest income, fully tax equivalent basis	$64,075	$52,581	$58,359	$54,325	$43,379

(6)	Reflects continuing operations due to the sale of bank subsidiary on September 30, 2005.

(7)	Noninterest expense less noninterest income, excluding security gains or losses, divided by average assets.

(8)	Noninterest income, excluding security gains or losses, plus net interest income on a fully tax-equivalent basis divided by noninterest expense excluding amortization and other real estate expense.

(9)	Includes total nonaccrual, impaired and all other loans 90 days or more past due.

(10)	Includes total nonaccrual, all other loans 90 days or more past due, and other real estate owned.

(11)	Stockholders’ equity less goodwill. The following table reconciles reported stockholders’ equity to tangible stockholders’ equity for the periods presented:

	2005	2004	2003	2002	2001

Stockholders’ equity	$216,126	$137,423	$143,081	$114,951	$96,214
Goodwill	891	891	891	891	130

Tangible stockholders’ equity	$215,235	$136,532	$142,190	$114,060	$96,084

Selected Historical Financial Data of Royal American

The table below presents selected Royal American historical financial data as of and for the five years ended December 31, 2005, which are derived from its audited consolidated financial statements for those years.

This data should be read in conjunction with the historical consolidated financial statements and related notes of Royal American and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 70. The selected historical financial data as of December 31, 2005 and 2004 and for each of the three years ended December 31, 2005 is derived from Royal American’s audited consolidated financial statements and related notes included in this proxy statement/prospectus. The selected historical financial data as of December 31, 2003, 2002 and 2001 and for each of the two years ended December 31, 2002 is derived from Royal American’s audited consolidated financial statements not included in this proxy statement/prospectus.

	As of and for the Twelve Months Ended December 31,
	2005	2004	2003	2002	2001
	(Amounts in thousands, except ratios,
	per share data and non-financial information)

Statement of Income Data:
Total interest income	$28,135	$18,798	$16,329	$15,144	$15,251
Total interest expense	9,476	4,116	2,925	3,340	4,910

Net interest income	18,659	14,683	13,404	11,804	10,341
Provision for loan losses	789	550	600	525	400
Noninterest income	3,140	2,787	2,783	2,353	1,775
Noninterest expense	12,908	10,320	9,510	8,377	7,011

Income before income taxes	8,102	6,600	6,078	5,255	4,705
Provision for income taxes	2,969	2,379	2,268	1,961	1,804

Net income	$5,133	$4,221	$3,810	$3,294	$2,901

Per Share Data(1):
Earnings per share (basic)	3.33	2.78	2.58	2.32	2.08
Earnings per share (diluted)	3.28	2.75	2.52	2.23	1.96
Cash dividends per share(2)	—	—	—	—	—
Book value per share at end of period	28.75	26.07	23.60	21.04	19.04
Tangible book value per share at end of period	28.75	26.07	23.60	21.04	19.04
Selected Financial Ratios:
Return on average assets	1.09%	1.11%	1.19%	1.21%	1.31%
Return on average equity	12.09	11.24	11.49	11.58	11.74
Dividend payout ratio(2)	0.12	0.00	0.00	0.09	0.00
Average equity to average assets	8.98	9.87	10.32	10.47	11.16
Tier 1 risk-based capital	11.50	12.40	10.90	11.50	12.30
Total risk-based capital	12.60	13.40	12.10	12.70	13.50
Net interest margin (tax equivalent)	4.19	4.06	4.38	4.56	4.91
Loan to deposit ratio	94.56	104.85	92.28	87.24	92.79
Net overhead expense to average assets(3)	2.06	2.03	2.14	2.32	2.39
Efficiency ratio(4)	58.55	59.07	58.64	59.78	57.63

	As of and for the Twelve Months Ended December 31,
	2005	2004	2003	2002	2001
	(Amounts in thousands, except ratios,
	per share data and non-financial information)

Loan Quality Ratios:
Allowance for loan losses to total loans at the end of period	1.14	1.16	1.31	1.35	1.35
Provision for loan losses to total Loans	0.18	0.15	0.21	0.23	0.21
Net loans charged off to average total loans	0.01	—	—	—	—
Nonaccruing loans to total loans at end of period	—	—	—	—	—
Nonperforming assets to total assets	—	—	—	—	—
Allowance for loan losses to nonaccruing loans	—	—	—	—	—
Balance Sheet Data:
Total assets	$530,250	$412,814	$350,222	$297,273	$235,175
Total earning assets	504,446	399,466	335,924	284,037	224,807
Year-to-date average assets	472,886	380,256	321,406	271,691	221,461
Total loans	438,672	367,604	282,345	230,102	191,624
Allowance for loan losses	4,995	4,255	3,705	3,105	2,580
Total Deposits	463,921	350,599	305,970	263,744	206,503
Total Borrowings	15,310	18,160	5,000	—	—
Stockholders’ Equity	45,215	39,724	35,341	30,224	26,187

(1)	Per share data and average common shares outstanding have been adjusted for the 2.5% stock dividends declared and issued in 2002 and 2005.

(2)	Cash dividends divided by net income. Cash dividends in the nominal amounts of $5,599 and $2,830 in 2005 and 2002, respectively, resulted solely from fractional shares not issued in the stock dividends paid as noted in footnote (1) above.

(3)	Noninterest expense less noninterest income, excluding security gains or losses, divided by average assets.

(4)	Noninterest expense excluding amortization and other real estate expense divided by noninterest income, excluding security gains or losses, plus net interest income on a fully tax-equivalent basis.

Summary Pro Forma Financial Information

The following is the summary unaudited pro forma financial information for Midwest Banc and Royal American giving effect to the merger. The balance sheet information presented gives effect to the merger as if it occurred on December 31, 2005. The income statement information presented gives effect to the merger as if it occurred on January 1, 2005.

The summary unaudited pro forma financial information is based upon the assumption that the total number of shares of Royal American common stock outstanding immediately prior to the completion of the merger will be 1,607,300, that the exchange ratio will be 3.58429 and that 50% of the shares of Royal American common stock deemed outstanding immediately prior to the merger (i.e., 803,650 shares) will be converted into Midwest Banc common stock in the merger and 50% of the shares of Royal American common stock deemed outstanding immediately prior to the merger (i.e., 803,650 shares) will be converted into cash of $80.00 per share in the merger.

The actual number of shares to be converted into stock in the merger will not be known until the election forms are returned prior to the merger as described in this proxy statement/prospectus. In no event, however, will more than 50% of the outstanding shares of Royal American common stock be exchanged for Midwest Banc common stock in the merger.

We expect that we will incur merger and integration charges as a result of the merger. The information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated financial expenses and does not reflect any possible financial benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods presented.

The merger will be accounted for under the “purchase” method of accounting. Under the purchase method of accounting, the assets and liabilities of Royal American, as of the completion of the merger, will be recorded at their fair values and the excess of purchase price over the fair value of net assets will be allocated to goodwill. Financial statements of Midwest Banc issued after the consummation of the merger will reflect such values and will not be restated retroactively to reflect the historical position or results of operations of Royal American. The operating results of Royal American will be reflected in Midwest Banc’s consolidated financial statements from and after the date the merger is consummated.

The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of Royal American’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. In addition, estimates of merger-related charges are subject to final decisions related to combining the companies. Any change in the fair value of the net assets of Royal American will change the amount of the purchase price allocable to goodwill. Additionally, changes to Royal American’s stockholders’ equity, including net income and changes in the market value of Midwest Banc’s common stock through the date the merger is completed, will also change the amount of goodwill recorded. As a result, the final adjustments may be materially different from the unaudited pro forma adjustments used in preparing the unaudited pro forma combined consolidated financial information presented herein.

The summary pro forma financial information is based on, and should be read together with, the historical information that we have included in this proxy statement/prospectus or presented in Midwest Banc’s prior filings with the SEC, which are incorporated into this proxy statement/prospectus by reference and the more detailed pro forma unaudited combined consolidated financial information and the notes thereto beginning on page 57.

Pro Forma
As of or for the
Year Ended
December 31, 2005
(In thousands except
per share data)

Income Statement Data
Interest income	$143,606
Interest expense	62,951

Net interest income	80,655
Provision for loan losses	3,378

Net interest income after provision	77,277
Noninterest income	(3,105)
Noninterest expense	75,520

Loss before income taxes and discontinued operations	(1,348)
Benefit for income taxes	(3,966)

Income from continuing operations	$2,618

Per Share Data
Income from continuing operations — basic	$0.45
Income from continuing operations — diluted	0.45
Cash dividends declared	0.48
Book value per share	11.42
Balance Sheet Data
Assets	$2,859,082
Loans, net	1,762,230
Deposits	1,984,758
Stockholders’ equity	282,025
Shares outstanding	24,695
Share Data
Average shares outstanding
Basic	22,454
Diluted	22,726

Illustrative Calculation of Per Share Consideration

Under the merger agreement, each share of Royal American common stock will be converted into the right to receive either (1) $80.00 in cash or (2) 3.58429 shares of Midwest Banc common stock, except that no more than 50% of the total number of Royal American shares may be exchanged for Midwest Banc common stock in the merger. If the total stock elections exceed this maximum, you will receive cash rather than stock for some of your shares even if you elected to receive all stock. The exchange ratio of 3.58429 shares of Midwest Banc common stock is fixed. As a result, the value of the stock consideration will fluctuate as the market price of Midwest Banc common stock changes. Examples of the potential effects of fluctuations in the market price of Midwest Banc common stock on the per share stock consideration are illustrated in the following table based upon a range of hypothetical market prices. Changes in the market price of Midwest Banc common stock will not impact the value of the cash consideration to be paid in the merger, which is set at $80.00 per share.

The market prices set forth in the table have been included for representative purposes only. The market price at the time of the exchange of your Royal American shares for the per share consideration may be less than $19.50 or more than $28.00. We cannot assure you as to what the market price of the Midwest Banc common stock to be issued in the merger will be at or following the time of the exchange. The table assumes that Royal American will not have a right to terminate the merger agreement under the circumstances described under the heading entitled “The Merger — Merger Consideration” on page 23.

Market Price	Shares of	Value of Midwest	Cash
of Midwest Banc	Midwest Banc	Banc Shares Based	Consideration
Common Stock ($)	Common Stock	on Market Price ($)	per Share

$28.00	3.58429	$100.36	$80.00
$27.75	3.58429	$99.46	$80.00
$27.50	3.58429	$98.57	$80.00
$27.25	3.58429	$97.67	$80.00
$27.00	3.58429	$96.78	$80.00
$26.75	3.58429	$95.88	$80.00
$26.50	3.58429	$94.98	$80.00
$26.25	3.58429	$94.09	$80.00
$26.00	3.58429	$93.19	$80.00
$25.75	3.58429	$92.30	$80.00
$25.50	3.58429	$91.40	$80.00
$25.25	3.58429	$90.50	$80.00
$25.00	3.58429	$89.61	$80.00
$24.75	3.58429	$88.71	$80.00
$24.50	3.58429	$87.82	$80.00
$24.25	3.58429	$86.92	$80.00
$24.00	3.58429	$86.02	$80.00
$23.75	3.58429	$85.13	$80.00
$23.50	3.58429	$84.23	$80.00
$23.25	3.58429	$83.33	$80.00
$23.00	3.58429	$82.44	$80.00
$22.75	3.58429	$81.54	$80.00
$22.50	3.58429	$80.65	$80.00
$22.25	3.58429	$79.75	$80.00
$22.00	3.58429	$78.85	$80.00
$21.75	3.58429	$77.96	$80.00
$21.50	3.58429	$77.06	$80.00
$21.25	3.58429	$76.17	$80.00
$21.00	3.58429	$75.27	$80.00
$20.75	3.58429	$74.37	$80.00
$20.50	3.58429	$73.48	$80.00
$20.25	3.58429	$72.58	$80.00
$20.00	3.58429	$71.69	$80.00
$19.75	3.58429	$70.79	$80.00
$19.50	3.58429	$69.89	$80.00

RISK FACTORS

In making your determination as to how to vote on the merger agreement and the merger, you should consider the following risk factors relating to the merger and the other risk factors included in Midwest Banc’s most recent Form 10-K annual report filing with the SEC, which is incorporated by reference in this document:

Persons who receive all cash in the merger will not participate in future growth.

Royal American stockholders who receive all cash in the merger will not own any interest in Midwest Banc, which will not afford them the opportunity to participate in future growth, if any, in the value of Midwest Banc.

If the volume average weighted price of Midwest Banc common stock just prior to closing declines to below $19.4460, the decline is greater than 15 percentage points lower than the change in the NASDAQ Bank Index over the same time period, and Midwest Banc does not elect to increase the exchange ratio, Royal American has the right to terminate the merger agreement.

The per share stock consideration that Royal American stockholders may elect to receive in the merger is fixed at 3.58429 shares of Midwest Banc common stock for each share of Royal American common stock. However, if both (a) the volume weighted average price for Midwest Banc common stock during the 20 consecutive trading days ending on and including the third trading day prior to the closing date of the merger, referred to as the final VWAP, is less than $19.4460 per share, and (b) the decrease in the final VWAP compared to the initial VWAP is greater than 15 percentage points lower than the change in the price of the NASDAQ Bank Index over the same period, Royal American will have the right to terminate the merger agreement, subject to Midwest Banc’s right to increase the exchange ratio to a number of shares of Midwest Banc common stock for each share of Royal American common stock that would result in the value of the per share stock consideration (based upon the Midwest Banc final VWAP) to be equal to $69.70 per share.

As a result, even if the merger is approved by the stockholders, the merger may ultimately not be completed. Although the Midwest Banc board of directors has the ability to increase the exchange ratio, there is no obligation of the Midwest Banc board to exercise such power.

Fluctuations in the trading price of Midwest Banc common stock will change the value of the shares of Midwest Banc common stock you receive in the merger.

Given that the exchange ratio is fixed at 3.58429 shares of Midwest Banc common stock for each share of Royal American common stock for which a stock election is made and accepted, the market value of the Midwest Banc common stock that you receive in the merger will increase or decrease depending on the direction of the price movement of the Midwest Banc common stock. Also, after the merger, the market value of Midwest Banc common stock may decrease and be lower than the Midwest Banc volume weighted average price used in calculating the exchange ratio in the merger.

The integration of the operations of Midwest Banc and Royal American may be more difficult than anticipated.

The success of the merger will depend on a number of factors, including (but not limited to) Midwest Banc’s ability to:

•	timely and successfully integrate the operations of Midwest Banc and Royal American;

•	maintain existing relationships with depositors in Royal American to minimize withdrawals of deposits subsequent to the merger;

•	maintain and enhance existing relationships with borrowers to limit unanticipated losses from loans of Royal American;

•	control the incremental non-interest expense from Midwest Banc and Royal American to maintain overall operating efficiencies;

•	retain and attract qualified personnel at Midwest Banc and Royal American; and

•	compete effectively in the communities served by Midwest Banc and Royal American and in nearby communities.

Midwest Banc may not be able to manage effectively its growth resulting from the merger.

Royal American stockholders will have less influence as a stockholder of Midwest Banc than as a stockholder of Royal American.

Royal American stockholders currently have the right to vote in the election of the board of directors of Royal American and on other matters affecting Royal American. Assuming that 50% of the shares of Royal American common stock will be exchanged for Midwest Banc common stock in the merger, the stockholders of Royal American as a group will own 11.6% of the combined organization. When the merger occurs, each Royal American stockholder that receives Midwest Banc common stock will become a stockholder of Midwest Banc with a percentage ownership of the combined organization that is much smaller than such stockholder’s percentage ownership of Royal American. Because of this, Royal American stockholders will have less influence on the management and policies of Midwest Banc than they now have on the management and policies of Royal American.

Royal American stockholders are not guaranteed to receive the amount of Midwest Banc common stock that they request on their election form, and stockholders who wish to receive all cash may receive some Midwest Banc common stock.

The merger agreement provides that the number of shares of Royal American common stock to be exchanged for Midwest Banc common stock in the merger cannot exceed 50% of the total number of Royal American shares outstanding prior to the merger. It is possible, therefore, that if you elect Midwest Banc common stock for all or a portion of your shares of Royal American common stock, you could receive a different proportion of stock and cash than you elected. If Midwest Banc common stock elections representing more than 50% of the outstanding shares of Royal American common stock prior to the merger are made, Midwest Banc will prorate the amount of Midwest Banc common stock that the holders of Royal American will receive so that no more than 50% of the shares of Royal American common stock are converted into Midwest Banc common stock. See “— Proration Procedures” on page 24 and “— Stock Election” on page 25.

In addition, the overall mix of the total consideration to be paid in the merger is generally fixed so that 50% of the Royal American common stock will be converted into cash and 50% of the Royal American common stock will be converted into shares of Midwest Banc common stock. Therefore, if an insufficient proportion of Royal American stockholders elect to receive stock, those stockholders who made no election and wish to receive cash may be required to receive shares of Midwest Banc common stock as partial consideration. Although Midwest Banc has the right to increase the proportion of cash consideration in this event, it may only do so if the required tax opinions contemplated by the merger agreement can still be delivered; Midwest Banc is not under any obligation to exercise this right.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended: Statement under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Midwest Banc and its representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information, including statements contained in this proxy statement/prospectus, Midwest Banc’s other filings with the SEC or in communications to its stockholders. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below and set forth above under “Risk Factors.”

In some cases, Midwest Banc has identified forward-looking statements by such words or phrases as “will likely result,” “is confident that,” “expects,” “should,” “could,” “may,” “will continue to,” “believes,” “anticipates,” “predicts,” “forecasts,” “estimates,” “projects,” “potential,” “intends,” or similar expressions identifying “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the negative of those words and phrases. These forward-looking statements are based on management’s current views and assumptions regarding future events, future business conditions, and the outlook for Midwest Banc based on currently available information. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Midwest Banc wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Midwest Banc is hereby identifying important factors that could affect Midwest Banc’s financial performance and could cause Midwest Banc’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any forward-looking statements.

Among the factors that could have an impact on Midwest Banc’s ability to achieve operating results, growth plan goals, and the beliefs expressed or implied in forward-looking statements are:

•	Credit risks and risks from concentrations (by geographic area and by industry) within Midwest Bank and Trust Company’s loan portfolio and individual large loans;

•	The impact from liabilities arising from legal or administrative proceedings on the financial condition of Midwest Banc;

•	Possible administrative or enforcement actions of the SEC in connection with the SEC inquiry of the restatement of Midwest Banc’s September 30, 2002 financial statements;

•	Changes in general economic or industry conditions, nationally or in the communities in which Midwest Banc conducts business;

•	Changes in accounting principles, policies, or guidelines affecting the businesses conducted by Midwest Banc;

•	Other economic, competitive, governmental, regulatory, and technical factors affecting Midwest Banc’s operations, products, services, and prices; and

•	Other risk factors included in Midwest Banc’s filings with the SEC, including its most recent annual report on Form 10-K.

Midwest Banc wishes to caution that the foregoing list of important factors may not be all-inclusive and specifically declines to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

With respect to forward-looking statements set forth in the notes to consolidated financial statements, including those relating to contingent liabilities and legal proceedings, some of the factors that could affect the ultimate disposition of those contingencies are changes in applicable laws, the development of facts in individual cases, settlement opportunities, and the actions of plaintiffs, judges, and juries.

SPECIAL MEETING OF ROYAL AMERICAN STOCKHOLDERS

This document and the accompanying proxy card are being furnished to you in connection with the solicitation by the board of directors of Royal American of proxies to be used at the Royal American special meeting of stockholders to be held at the Inverness Golf Club, located at 102 Roselle Road, Inverness, Illinois, on May 30, 2006, at 6:00 p.m., local time, and at any adjournments thereof. This document, the notice of Royal American’s special meeting and proxy card are first being sent to you on or about April 26, 2006.

Purpose of the Meeting

The meeting is being held so that Royal American stockholders may consider and vote upon a proposal to approve and adopt the agreement and plan of merger with Midwest Banc, and the merger of Royal American with and into Midwest Banc contemplated by that agreement. Approval of the proposal will constitute approval of the merger agreement and the merger. A copy of the merger agreement is contained in Appendix A. When we use the term merger agreement in this document, we are referring to the agreement and plan of merger.

Royal American stockholders are also being asked to approve a proposal to transact any other business that may properly come before the special meeting and any adjournment or postponement of the special meeting. As of the date of this document, the Royal American board of directors did not know of any other matters that would be presented at the special meeting.

Record Date

Only holders of record of Royal American shares at the close of business on April 19, 2006 are entitled to receive notice of and to vote at the Royal American special meeting or any adjournments or postponements of the special meeting. At the close of business on April 19, 2006, there were 1,575,324 shares of Royal American common stock outstanding held by approximately 266 record holders.

Quorum; Required Vote

The holders of a majority of the outstanding shares of Royal American common stock entitled to vote at the meeting must be present for a quorum to exist at the special meeting. To determine if a quorum is present, Royal American intends to count (a) shares of Royal American common stock present at the special meeting either in person or by proxy, and (b) shares of Royal American common stock for which it has received signed proxies, but with respect to which holders of shares have abstained on any matter.

The affirmative vote of the holders of a majority of the issued and outstanding shares of Royal American common stock is required to approve the merger agreement and the merger. For each share of Royal American common stock you held on the record date, you are entitled to one vote on each proposal to be presented to stockholders at the meeting. Abstentions, failures to vote and broker non-votes will have the effect of a vote against approval and adoption of the merger agreement and the merger.

On the record date, Royal American’s directors owned 669,343 shares, or approximately 42.5% of the outstanding shares of Royal American common stock. These individuals have agreed to vote their shares in favor of adoption and approval of the merger agreement and the transactions it contemplates. Because these individuals hold 42.5% of the voting power, it is likely, but not certain, that the merger will be approved.

Royal American’s board of directors believes that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, fair to and in the best interests of Royal American and its stockholders and has unanimously approved the merger agreement and the merger. Royal American’s board unanimously recommends that Royal American stockholders vote “FOR” adoption and approval of the merger agreement and the merger.

Proxies

The persons named on the accompanying proxy card will vote all shares of Royal American common stock represented by properly executed proxies that have not been revoked. If no instructions are indicated, the persons named will vote the shares “FOR” approval and adoption of the merger agreement and the merger. Proxies marked “ABSTAIN” will have the effect of a vote “AGAINST” approval and adoption of the merger agreement and the merger.

If your shares are held in an account at a brokerage firm or bank, you must instruct it on how to vote your shares. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker or bank.

Because approval and adoption of the merger and the merger agreement requires the affirmative vote of a majority of all votes entitled to be cast, abstentions, failures to vote and broker non-votes will have the same effect as a vote against approval and adoption of the merger agreement and the merger.

Royal American does not know of any matter not described in the notice of meeting that is expected to come before the special meeting. If, however, any other matters are properly presented for action at the special meeting, the persons named as proxies will vote the proxies in their discretion, unless authority is withheld.

A stockholder may revoke a proxy at any time prior to its exercise by filing written notice with the corporate secretary of Royal American, by signing and filing with the corporate secretary of Royal American a later dated proxy or by voting in person at the special meeting. All written notices of revocation and other communications with respect to revocation of proxies should be sent to Royal American Corporation, 1604 West Colonial Parkway, Inverness, Illinois 60067, Attention: Mary King Wilson, Secretary.

If you are electing to receive the stock consideration in the merger, please send in your Royal American stock certificates in accordance with the instructions in the election materials that you will receive in a separate mailing. If you are not making a stock election, as soon as practicable, but not more than five business days after completion of the merger, the exchange agent will mail to you transmittal forms with instructions for exchanging your Royal American stock certificates for the merger consideration.

Solicitation of Proxies

Royal American will pay all the costs of soliciting proxies, except that Midwest Banc will share equally in the expense of printing and filing this document and all SEC, NASDAQ and other regulatory filing fees in connection with this proxy statement/prospectus. Royal American will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses, if any, incurred by them in sending proxy materials to the beneficial owners of Royal American common stock. In addition to solicitations by mail, directors, officers and employees of Royal American may solicit proxies personally or by telephone without additional compensation.

Authority to Adjourn Special Meeting to Solicit Additional Proxies

Royal American is asking its stockholders to grant full authority for the special meeting to be adjourned, if necessary, to permit solicitation of additional proxies to approve the transactions proposed by this proxy statement/prospectus.

THE MERGER

Structure of the Merger

Pursuant to the terms of the merger agreement, Royal American will merge with and into Midwest Banc. The separate legal existence of Royal American will cease at the effective time of the merger and Midwest Banc will continue to exist as the surviving corporation. Midwest Banc will exchange cash and shares of its common stock for shares of Royal American common stock. Royal American stockholders who do not exercise their appraisal rights under Delaware law in accordance with the procedures described below under the heading entitled “— Appraisal Rights” and in Appendix C and who receive Midwest Banc common stock in the merger will become Midwest Banc stockholders, with their rights governed by Delaware law and Midwest Banc’s amended and restated certificate of incorporation and restated by-laws.

Background of the Merger

The management and board of directors of Royal American have continually monitored the financial service industry’s evolution and the resources that will be needed to remain competitive and satisfy regulatory imperatives. Management and the board are aware of how highly competitive the Chicago market place is and the need to build additional infrastructure and add experienced lenders to maintain historical asset growth levels. The board of directors has also been aware of the trend towards consolidation in the industry and has periodically reviewed and discussed strategic alternatives available to Royal American.

From time-to-time throughout Royal American’s existence, J.J. Fritz, chairman of the board and chief executive officer of Royal American, received informal, passing indications of interest from executive officers of other financial institutions to the effect that they might be interested if Royal American ever determined to sell. Because Royal American’s plan was to remain independent, no action was taken by or on behalf of Royal American or any third party in response to any of these comments. On October 4, 2005, Mr. Fritz was introduced to James Giancola, president and chief executive officer of Midwest Banc, at a dinner hosted by Ryan Beck. After the introduction, Mr. Giancola invited Mr. Fritz to lunch on October 21, 2005 to discuss the Chicago banking market and how each bank was exploiting its niches. These periodic meetings continued for the next two months and evolved into discussions about a possible combination of Royal American and Midwest Banc.

On December 14, 2005, a meeting was held between Mr. Giancola, Mr. Fritz and several members of Royal American’s board of directors. At that meeting, Mr. Giancola delivered a confidential, non-binding expression of interest to purchase Royal American. As a result of this meeting, Mr. Fritz brought the matter to the attention of Royal American’s entire board of directors. Upon receiving an overview of Midwest Banc’s preliminary offer, Royal American’s board voted to establish a special committee of the board to retain an investment banker and act on the Royal American board’s behalf during the negotiations. The special committee consisted of Messrs. Rosenquist, Weber and Fritz.

At a board meeting on December 13, 2005, Mr. Giancola briefed the Midwest Banc board of directors on the status of his discussions with Mr. Fritz and other members of the Royal American board of directors regarding a possible combination with Royal American. Also at this meeting, the Midwest Banc board of directors was given a presentation by Friedman, Billings, Ramsey & Co., referred to as FBR. In addition, the Strategic Opportunities Committee of the Midwest Banc board of directors (which consists of E.V. Silveri, Mr. Giancola, Barry I. Forrester and Homer J. Livingston, Jr.) met with management several times during December 2005 through February 2006 to discuss the terms of the proposed acquisition of Royal American.

On December 23, 2005, Royal American retained Ryan Beck as its investment banker for the exclusive purpose of negotiating a combination with Midwest Banc. After Christmas 2005, Ryan Beck met with the special committee to discuss the preliminary offer. At that meeting, Mr. Fritz also outlined his opinion of earnings per share and asset growth projections for 2006 and 2007 and the level of cost savings that could be realized in a combination with Midwest Banc.

On January 5, 2006, Royal American and Midwest Banc entered into a confidentiality agreement and exchanged basic documents and financial statements. On January 6, 2006, Midwest Banc officially retained FBR, as its exclusive financial advisor in connection with the proposed acquisition of Royal American.

During the second week of January 2006, Ryan Beck met with members of Midwest Banc’s senior management to discuss Midwest Banc’s interest in a business combination with Royal American. A memorandum was prepared and sent to Mr. Giancola outlining some of the basic terms that Mr. Fritz felt needed to be satisfied in order to take an offer to Royal American’s board of directors. Mr. Giancola responded to the memorandum and supplemented Midwest Banc’s preliminary offer.

A meeting was held on January 12, 2006, between Midwest Banc and Royal American and their respective legal and investment advisors during which key terms of the proposed transaction were discussed. On January 13, 2006, these same parties, as well as the special committee of Royal American’s board, met to further discuss the terms of the proposed combination. At this meeting, the special committee of the Royal American board of directors advised Midwest Banc that, in light of the significant valuation premium that Midwest Banc’s stock was trading at compared to its peer banks, it believed that the value of the per share stock consideration should be higher than the per share cash consideration. Royal American’s proposal was rejected by Midwest Banc and the meeting was adjourned. Over the ensuing weekend, the members of the special committee met with Mr. Giancola and restarted negotiations. The parties thereafter agreed upon the general parameters of the merger consideration and agreed to work towards a mutually acceptable definitive agreement.

At meetings held on January 16, 2006, the Royal American board of directors met to discuss in detail the terms of a combination with Midwest Banc. Ryan Beck reported to the board the results of the most recent meetings with Midwest Banc, including Midwest Banc’s final pricing proposal. After discussion, the board directed Ryan Beck to report to Midwest Banc that their pricing proposal was acceptable and that the commencement of due diligence and the drafting and negotiation of the definitive agreement should begin.

On January 20, 2006, Midwest Banc provided Royal American with a draft of the definitive agreement for the proposed transaction. Between January 20 and February 8, 2006, Midwest Banc and Royal American and their respective representatives and advisors negotiated the terms of the definitive merger agreement.

From January 21 through January 24, 2006, Midwest Banc and its legal and financial advisors conducted a due diligence review of Royal American. The Midwest Banc board of directors further discussed and considered the terms of the proposed transaction with Royal American at its annual board of directors retreat held January 22 through January 25, 2006.

During the third and fourth week of January 2006, Royal American and its legal and financial advisors conducted a due diligence review of Midwest Banc. On January 25, 2006, Barack Ferrazzano, Royal American’s legal counsel, discussed with the board its fiduciary obligations in considering the proposed combination with Midwest Banc.

After satisfactory completion of due diligence by both parties, the draft of the definitive agreement was sent by Royal American on February 2, 2006 to its board of directors for review, and the draft of the definitive agreement was sent by Midwest Banc on February 3, 2006 to its board of directors for review.

On February 6, 2006, the board of directors of Royal American considered the proposed merger agreement between Royal American and Midwest Banc. Barack Ferrazzano reviewed with the board the terms of the proposed definitive agreement. At that meeting, the board also received an opinion from Ryan Beck that, as of that date and subject to certain assumptions and limitations on review, the consideration to be received by Royal American’s stockholders in the merger was fair, from a financial point of view, to the Royal American stockholders. The directors asked additional questions concerning the terms of the transaction and the possible effect on stockholders. After the conclusion of this review and additional discussion, the Royal American board unanimously approved the merger and authorized its officers to execute the merger agreement on behalf of Royal American.

On February 6, 2006, the board of directors of Midwest Banc held a special meeting to review the definitive agreement and consider the proposed acquisition of Royal American. At the meeting, management of Midwest Banc provided an overview of the financial aspects and other benefits of the proposed transaction. Legal counsel for Midwest Banc then reviewed in detail the terms and conditions of the merger agreement and related documents. Midwest Banc’s financial advisor, FBR, then made a presentation to the board regarding, among other things, various financial aspects of the merger. FBR advised the Midwest Banc board of directors that, based upon its analysis and subject to certain assumptions and limitations on review, the merger consideration payable under the merger agreement to the stockholders of Royal American was fair to Midwest Banc from a financial point of view. After a thorough discussion, the board of directors of Midwest Banc (with one director absent) then unanimously approved the merger agreement and the transactions contemplated thereby and authorized the officers of Midwest Banc to execute the merger agreement on behalf of Midwest Banc.

The merger agreement was finalized and signed by representatives of Royal American and Midwest Banc and a joint press release announcing the execution of the definitive merger agreement was issued prior to the opening of the stock market on February 8, 2006.

Management and Operations after the Merger

After the merger is completed, the directors and officers of Midwest Banc who were in office prior to the effective time of the merger will continue to serve as the directors and officers of Midwest Banc for the term for which they were elected or appointed, subject to Midwest Banc’s amended and restated certificate of incorporation and restated by-laws and in accordance with applicable law. It also is contemplated that at or after the effective time of the merger, Royal American Bank will be merged into Midwest Bank and Trust Company and the combined bank will operate under the name “Midwest Bank and Trust Company.” In addition, certain officers and directors of Royal American and Royal American Bank will become officers and directors of Midwest Banc and Midwest Bank and Trust Company. See “— Interests of Certain Persons” beginning on page 27.

Merger Consideration

If the merger is completed, each share of Royal American common stock that you own as of the effective time of the merger will be converted into the right to receive the per share consideration, which consists of either $80.00 in cash or 3.58429 shares of Midwest Banc common stock.

The dollar value of the per share stock consideration will depend on the market value of the Midwest Banc common stock at the time of the exchange of Royal American shares for the per share stock consideration. See “Summary — Illustrative Calculation of Per Share Consideration” on page 14.

Based on the $24.88 closing price of Midwest Banc common stock on April 18, 2006, assuming that was the date of the exchange, the dollar value of the per share stock consideration would have been $89.18.

Royal American may terminate the merger agreement if, on the day immediately preceding the anticipated effective time of the merger, both (a) the volume weighted average price of Midwest Banc common stock determined during the period of 20 consecutive trading days in which such shares are traded on the NASDAQ National Market ending at the end of the third trading day immediately preceding the effective time of the merger, which we refer to as the final VWAP, declines to less than $19.4460, which is 85% of the volume weighted average price of Midwest Banc common stock determined during the period of 20 consecutive trading days ending at the end of the third trading day immediately preceding the date the merger agreement was signed, which we refer to as the initial VWAP, and (b) the decline from the initial VWAP to the final VWAP is greater than 15 percentage points lower than the change in the average price of the group of companies in the banking industry specified in the merger agreement as the NASDAQ Bank Index. However, Royal American may not terminate the merger agreement if Midwest Banc chooses to issue additional shares of its common stock to the Royal American stockholders such that the total dollar value of the per share stock consideration based on the final VWAP is equal to $69.70. We refer to these additional shares as the additional stock consideration. For example, if the final VWAP of Midwest Banc common stock is $19.00 and the condition regarding the decline in the NASDAQ Bank Index is also met, then at Midwest Banc’s election, the exchange ratio may be increased to 3.66842, which is the exchange ratio equal to the quotient of (a) $69.70, divided by (b) $19.00.

Each share of Midwest Banc common stock issued and outstanding prior to the merger will remain issued and outstanding and will not be converted or exchanged in the merger.

The value of the aggregate consideration to be paid and issued to Royal American stockholders is dependent on the market price of Midwest Banc common stock and on the relative proportions of Royal American shares that are exchanged for cash and Midwest Banc common stock. Based on 1,575,324 shares of Royal American common stock outstanding on April 19, 2006, the closing price of $24.88 as of April 18, 2006 and assuming that 50% of the outstanding shares of Royal American common stock are exchanged for cash and 50% of the outstanding shares of Royal American common stock are exchanged for Midwest Banc common stock, the value of the aggregate consideration to be paid and issued in the merger was $133,256,657. Of this amount, approximately $63,012,960 would have been paid in cash to Royal American stockholders and approximately 2,823,209 shares of Midwest Banc common stock would have been issued.

The exchange ratio and the $80.00 per share cash component of the merger consideration also is subject to appropriate adjustment if:

•	Between the date of the merger agreement and the effective time of the merger, the shares of Midwest Banc or Royal American are changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, stock dividend or similar change; or

•	As of the effective time of the merger the number of shares of Royal American common stock issued and outstanding together with the shares issuable upon the exercise of options or other rights exceeds 1,607,300.

The amount and nature of the merger consideration was established through arm’s-length negotiations between Midwest Banc and Royal American and their respective advisors, and reflects the balancing of a number of countervailing factors. The total amount of the merger consideration reflects a price both parties concluded was appropriate. See “— Background of the Merger” beginning on page 21, “— Royal American’s Reasons for the Merger and Board Recommendation” beginning on page 32 and “— Midwest Banc’s Reasons for the Merger” beginning on page 33. The parties have structured the merger, in part, to have the favorable tax attributes of a “reorganization” for federal income tax purposes. See “Material United States Federal Income Tax Consequences” beginning on page 44.

We cannot assure you that the current fair market value of Midwest Banc or Royal American common stock will be equivalent to the fair market value of Midwest Banc or Royal American common stock on the effective date of the merger.

Proration Procedures

If the aggregate number of shares of Royal American common stock in respect of which stock elections have been made exceeds 50% of the number of shares of Royal American common stock outstanding immediately prior to the effective time of the merger, then the number of shares of Royal American common stock for which each holder has made an election to receive Midwest Banc common stock and otherwise would have been entitled to receive Midwest Banc common stock will be reduced proportionately for each such holder (based on the number of shares as to which an election was made by such holder as compared to the number of shares as to which an election was made by all holders) to the extent necessary so that the aggregate number of shares entitled to receive Midwest Banc common stock will equal 50% of the number of shares of Royal American common stock outstanding immediately prior to the effective time of the merger. Each share of Royal American common stock that is not converted into Midwest Banc common stock will be converted into the right to receive $80 in cash.

If the aggregate number of shares of Royal American common stock in respect of which stock elections have not been made (nor appraisal rights exercised under Delaware law) exceeds 50% of the number of shares of Royal American common stock outstanding immediately prior to the effective time of the merger, then the number of shares of Royal American common stock for which each holder has not made an election to receive Midwest Banc common stock (nor exercised appraisal rights under Delaware law) will be reduced proportionately for each such holder (based on the number of shares as to which a stock election was not made nor appraisal rights exercised by such holder as compared to the number of shares as to which a stock election was not made nor appraisal rights exercised by all holders) to the extent necessary so that the aggregate number of shares entitled to receive cash shall equal 50% of the number of shares of Royal American common stock outstanding immediately prior to the effective time of the merger. Under the merger agreement, Midwest Banc may, in its sole discretion, decrease the 50% maximum stock threshold referred to above to such number of shares of Royal American common stock as Midwest Banc reasonably determines, after consultation with Royal American and respective tax counsel to Midwest Banc and Royal American, is necessary to permit the delivery of the tax opinions referred to under “— Conditions to Completion of the Merger” on page 64. Each share of Royal American common stock that is not converted into cash will be converted into the right to receive Midwest Banc common stock.

Stock Election

Each person who, on or prior to April 19, 2006, is a record holder of shares of Royal American common stock (other than Midwest Banc and its affiliates) will be entitled, with respect to all or any portion of such person’s shares, to make an unconditional election on or prior to the election deadline to receive Midwest Banc common stock for all or a portion of such holder’s shares of Royal American common stock. Unless the nominee advises the exchange agent otherwise in writing, each of the beneficial owners of shares held of record by a bank, trust company, broker, dealer or other recognized nominee will be treated as a separate record holder and either directly or through such nominee may submit a separate form of election for shares that are beneficially owned by such beneficial owner.

All elections must be made on the election form to be furnished to you in a separate mailing from this proxy statement/prospectus, or on a facsimile of the election form. Elections may be made by holders of Royal American common stock by delivering the election form to the exchange agent, which is Computershare Trust Company of New York, along with the stock certificates representing the shares of Royal American common stock to which the form of election relates, duly endorsed in blank or otherwise in a form acceptable for transfer on the books of Royal American (or by guaranty of delivery). To be effective, an election form must be properly completed, signed and submitted in the return envelope and received by Computershare Trust Company of New York no later than the election deadline of 5:00 p.m. New York City time on June 28, 2006. The exchange agent has the discretion, which it may delegate in whole or in part to Midwest Banc and Royal American, to determine whether any election form has been properly completed, signed and submitted or revoked and to disregard immaterial defects in the election form. The good faith decision of the exchange agent, or if so delegated, Midwest Banc and Royal American, in such matters will be conclusive and binding. Neither Midwest Banc, Royal American nor the exchange agent is under any obligation to notify any person of any defect in an election form submitted to the exchange agent. The exchange agent, or Midwest Banc and Royal American if the exchange agent declines to do so, will also be making any computations required by the merger agreement, and all such computations will be conclusive and binding on the holders of Royal American common stock in the absence of manifest error. An election form may be changed if the record holder effectively revokes such holder’s election form in accordance with the procedures described on the election form and a new election form for such holder is received by the exchange agent prior to the election deadline. A Royal American stockholder who does not submit an election form to the exchange agent prior to the election deadline, including a holder who submits and then revokes such holder’s election form and does not re-submit an election form that is timely received by the exchange agent, will be deemed not to have made an election and will be deemed to have elected to receive cash for all of such person’s shares of Royal American common stock.

Royal American will use its reasonable efforts to make an election form available to all persons who have become Royal American stockholders following the record date.

Manner and Basis of Converting Shares; Procedure; No Fractional Shares; Effect on Certificates

Within five business days after the effective time of the merger, transmittal forms and exchange instructions will be mailed to each holder of Royal American common stock who did not previously submit an election form to receive Midwest Banc common stock for all of such person’s shares of Royal American common stock and surrender their stock certificates. The transmittal forms will be used to surrender and exchange certificates formerly evidencing shares of Royal American common stock for certificates representing shares of Midwest Banc common stock and cash to which such holder has become entitled. After receipt of such transmittal forms, each holder of certificates formerly representing Royal American common stock will be able to surrender such certificates to Computershare Trust Company of New York, the exchange agent for Midwest Banc common stock, and each such holder will receive in exchange therefor cash to which such holder is entitled, certificates evidencing the number of whole shares of Midwest Banc common stock to which such holder is entitled, any cash which may be payable in lieu of a fractional share of Midwest Banc common stock, and any dividends or other distributions with respect to Midwest Banc common stock with a record date after the effective time of the merger. Except as described above with respect to stock elections, Royal American stockholders should not send in their certificates until they receive a transmittal form.

Each holder of shares of common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of Midwest Banc common stock will receive, in lieu thereof, cash (without interest) in an amount equal to the product of (a) such fractional part of a share of Midwest Banc common stock multiplied by (b) the closing price for a share of Midwest Banc common stock on the NASDAQ National Market on the last trading day immediately preceding the effective time.

After the effective time of the merger, each certificate formerly representing Royal American common stock, until so surrendered and exchanged, will evidence only the right to receive the cash and/or the number of whole shares of Midwest Banc common stock that the holder is entitled to receive in the merger, any cash payment in lieu of a fractional share of Midwest Banc common stock and any dividend or other distribution with respect to Midwest Banc common stock with a record date after the effective time of the merger. The holder of such unexchanged certificate will not be entitled to receive any dividends or distributions payable by Midwest Banc until the certificate has been exchanged. Subject to applicable laws, following surrender of such certificates, such dividends and distributions, together with any cash payment in lieu of a fractional share of Midwest Banc common stock, will be paid without interest.

At the effective time of the merger, the stock transfer books of Royal American will be closed and no transfer of Royal American common stock will thereafter be made on Royal American’s stock transfer books. If a certificate formerly representing Royal American common stock is presented to Royal American or Midwest Banc, it will be forwarded to the exchange agent for cancellation and exchanged for the merger consideration.

Conversion of Royal American Stock Options

Each option to acquire Royal American common stock outstanding and unexercised immediately prior to the effective time of the merger will be converted into an option to purchase Midwest Banc common stock, with the following adjustments:

•	the number of shares of Midwest Banc common stock subject to the adjusted option will equal the number of shares of Royal American common stock subject to the original option, multiplied by (i) 3.58429 or (ii) the quotient obtained by dividing $69.70 by the final VWAP in the event Midwest Banc chooses to issue additional stock consideration, with either figure rounded down to the nearest whole share; and

•	the exercise price per share of Midwest Banc common stock subject to the adjusted option will equal the exercise price for the share of Royal American common stock subject to the original option divided by (i) 3.58429 or (ii) the quotient obtained by dividing $69.70 by the final VWAP in the event Midwest Banc chooses to issue additional stock consideration, with either figure rounded up to the nearest whole cent.

Each option will fully vest at the effective time of the merger. The duration and other terms of each adjusted option will be the same as the original option, subject to Midwest Banc’s right to make changes to the exercise price and number of Midwest Banc’s shares subject to such option to the minimum extent necessary to avoid an option holder being penalized under Section 409A of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and related guidance.

Interests of Certain Persons

General.  Some members of Royal American’s management and board of directors may be deemed to have interests in the merger that are in addition to their interests as stockholders generally. The boards of directors of each of Royal American and Midwest Banc were aware of these interests and considered them, together with the other matters described in this proxy statement/prospectus, in adopting the merger agreement and approving the merger.

Employment Agreement with J.J. Fritz.  In connection with the merger agreement, J.J. Fritz entered into an amended and restated employment agreement with Royal American, to which Midwest Banc will succeed at the effective time of the merger. The amended and restated employment agreement will become effective only if the merger is consummated; if the merger is not consummated, Mr. Fritz will continue to be employed by Royal American under the terms set forth in his original employment agreement with Royal American (which agreement was entered into on June 15, 2004).

The amended and restated employment agreement provides for Mr. Fritz’s continued employment as the Chairman of the Board and Chief Executive Officer of Royal American through the closing, and as the President and Chief Operating Officer of Midwest Bank and Trust Company and the Executive Vice President of Midwest Banc following the closing. The agreement is for an initial term ending November 1, 2010, subject to earlier termination on 3 years’ notice by either party. At the end of the term, Mr. Fritz has a one-time option to either (a) terminate his employment and receive a lump sum payment equal to his base salary for the last year of his employment, plus employer-paid health insurance coverage for himself and his wife through age 65 (or such later date as necessary for Medicare eligibility), or (b) continue his employment on an at-will basis unless and until a new employment agreement is negotiated. The term and termination provisions are consistent with those set forth in Mr. Fritz’s current employment agreement.

Mr. Fritz’s amended and restated employment agreement provides for an annual base salary of at least $275,000 per year, with this amount increased to $300,000 at the effective time of the merger. In addition, Mr. Fritz is entitled to a bonus based on structure and performance measures determined by the employer’s organization committee and board of directors, provided that the maximum bonus for which he is eligible following the effective time of the merger will be equal to 70% of his base salary.

Mr. Fritz will also be entitled to perquisites and benefit programs, including life insurance, health and medical insurance and retirement and savings plans. In addition, Mr. Fritz will receive payment or reimbursement for reasonable country club dues and membership expenses, as well as all reasonable business expenses incurred at the clubs, and will also be entitled to an employer-provided automobile. The perquisites and benefits to which Mr. Fritz will be entitled, as described in this paragraph, are comparable with those provided for in his current employment agreement.

If the employer terminates Mr. Fritz’s employment prior to November 1, 2010, other than for due cause (as defined in the agreement), Mr. Fritz will be entitled to continue to receive the compensation and benefits described above for a period of 3 years, so long as he continues to satisfactorily work and perform his duties. Other rights and benefits that Mr. Fritz may have under any benefit plans or programs at termination will be determined in accordance with the terms and conditions of the applicable plans and programs.

If Mr. Fritz is terminated for due cause, or if he resigns without giving the required notice, the employer will have no obligation to make any payments to Mr. Fritz except for salary earned through the date of termination, and any other rights and benefits as determined in accordance with the terms and conditions of the applicable plans and programs.

In the event of Mr. Fritz’s death or disability (as defined in the employment agreement), his employment will terminate as of the date the death or disability occurs, but Mr. Fritz, or his estate or named beneficiary in the event of his death, will be entitled to continue to receive his base salary for a period of 90 days, along with employer-paid health insurance coverage for himself and/or his wife through age 65 (or later as necessary for Medicare eligibility). Other rights and benefits that Mr. Fritz may have under any benefit plans or programs at termination will be determined in accordance with the terms and conditions of the applicable plans and programs.

If, following a change in control (as defined in the employment agreement), Mr. Fritz is terminated other than for due cause, death or disability, or he voluntarily terminates for good reason (as defined in the employment agreement), he will be entitled to receive (a) a monthly payment equal to 1/12th of his average total annual compensation for the last 3 years of full time employment, payable for a period of 35 months commencing in the month his employment is terminated, and (b) employer-paid health insurance coverage for himself and his wife, through age 65 (or such later age as necessary for Medicare eligibility).

Each of the termination and change in control payments described above are generally consistent with the terms of Mr. Fritz’s current employment agreement, except that the amended and restated employment agreement clarifies that the merger with Midwest Banc will not constitute a change of control thereunder, and the amended and restated employment agreement does not provide Mr. Fritz with an 18-month unilateral right to terminate the agreement following a change in control, which would trigger the severance payment described above as was provided in the prior employment agreement.

The employment agreement includes covenants limiting Mr. Fritz’s ability to compete with Midwest Banc (or its successor) following his termination, which are also consistent with the limitations in the original employment agreement.

Agreements with Kelly O’Keeffe and Brogan Ptacin.  The merger agreement provides that, upon the closing of the merger, Kelly O’Keeffe and Brogan Ptacin are each to be appointed as Executive Vice Presidents of Midwest Bank and Trust Company, and Mr. Ptacin is further to be appointed as Head of Commercial and Industrial Lending of Midwest Bank and Trust Company. The parties have agreed that, as of the closing of the merger, Mr. O’Keeffe and Mr. Ptacin are each to have their salaries increased from $200,000 to $215,000.

In addition, in anticipation of the merger, Royal American entered into transitional employment agreements with each of Mr. O’Keeffe and Mr. Ptacin. Under these agreements, which are consistent with Midwest Banc’s model form of agreement, Midwest Banc (as the successor of Royal American pursuant to the merger) agrees to continue each of Mr. O’Keeffe and Mr. Ptacin in its employ for a period of 24 months following a change of control (as defined by the agreements), with the same officer titles, duties and responsibilities as in effect immediately prior to the change of control. The agreements expressly provide that the merger described in this proxy statement/prospectus will not constitute a “change of control” under the agreements. During the 24-month employment period, each of Mr. O’Keeffe and Mr. Ptacin will (a) be entitled to receive an annual salary at a rate that is no less than that in effect immediately prior to the change of control, with the opportunity for increases in accordance with regular business practices; (b) be eligible to participate in bonus programs consistent with executives with comparable duties; (c) be eligible to participate on a comparable basis in stock option or other equity incentive plans and other bonus incentive compensation plans consistent with executives with comparable duties; (d) be entitled to participate in medical, dental, disability, life insurance, retirement, profit sharing, thrift and other plans and programs; (e) be entitled to receive vacations and perquisites that are provided to executives with comparable duties; and (f) be entitled to receive benefits under any supplemental executive retirement agreements in place prior to the change of control.

Under each of these agreements, during the 24-month employment period following a change of control, if either Mr. O’Keeffe or Mr. Ptacin is terminated other than for death, disability or cause (as defined in the agreements), or in the event of his resignation for constructive discharge (as defined in the agreements), Mr. O’Keeffe or Mr. Ptacin, as applicable, will be entitled to receive (a) salary payments from the date of the termination and continuing until the second anniversary of the termination date, plus (b) a bonus payment with respect to each calendar year ending during such 2-year period equal to the annual cash bonus paid during the year immediately preceding the change of control, or, if greater, the date of termination, plus a pro rata payment for the calendar year in which the 2-year salary continuation period ends. In addition, Mr. O’Keeffe or Mr. Ptacin, as applicable, will be entitled to maintain continued group medical and dental coverage. The amounts payable to Mr. O’Keeffe or Mr. Ptacin, as applicable, are subject to reduction so that the total amount of payments or benefits provided do not constitute an “excess parachute payment” under the Internal Revenue Code.

Under their respective agreements, each of Mr. O’Keeffe and Mr. Ptacin are obligated, for a period of one year following termination, not to solicit customers or employees of Midwest Banc or the resulting entity of any change of control, except that Mr. O’Keeffe is expressly granted the right to enter into the commercial insurance business without restriction. The termination payments described above are subject to compliance with the respective non-solicitation provisions.

Indemnification for Directors and Officers; Insurance.  Midwest Banc has agreed to honor all of Royal American’s obligations with respect to indemnification currently provided by Royal American in its certificate of incorporation or bylaws in favor of the current and former directors and officers with respect to matters occurring at or prior to the effective time. In addition, Midwest Banc has agreed, subject to certain limitations described in the merger agreement, to maintain for a period of 3 years extended insurance coverage of acts or omissions occurring at or prior to the effective time with respect to those persons who are currently covered by Royal American’s director and officer liability insurance policies.

Appointment of Directors.  The merger agreement provides that, as soon as practicable after the effective time, Thomas A. Rosenquist and Mr. Fritz are to be appointed to the boards of directors of each of Midwest Banc and Midwest Bank and Trust Company.

Management Deferred Compensation Plan (Phantom Stock Plan) and Long Term Stock Appreciation Rights Executive Compensation Plan (SAR Plan).  Royal American established the Phantom Stock Plan in 2002 and the SAR Plan in 1998. These plans provide for the issuance of stock appreciation rights and phantom stock rights to management, directors, and key employees in years when certain asset growth and profitability thresholds are met. Benefits accrue on each right based on the annual increase of book value per share of Royal American each year, times a multiple of 1.25. The maximum life of the stock appreciation rights and phantom stock rights is ten years and five years, respectively. Benefits are payable within 60 days following December 31 of the year in which the award expires. Benefits vest over a five year period.

Each plan provides that, in the event of a change in control, each participant will receive an additional amount based on the per share change in control price, less the book value per share of Royal American at the time of original issuance of such participant’s right times a multiple of 1.5, times the number of rights previously awarded to such participant, less the amount theretofore accrued for such participant under the terms of the plans. The merger with Midwest Banc will constitute a change in control under each plan. The merger agreement provides that, immediately prior to the closing, the awards under the plans will fully vest and will be settled in cash by Royal American in an amount equal to change in control calculation provisions of the plans described above.

As of December 31, 2005, Royal American’s directors, officers and employees, including those individuals listed below, held 74,393 phantom stock rights and 130,300 stock appreciation rights. Based upon the change in control provisions of the respective plans and assuming a per share change in control price of $80, the aggregate value of these awards is approximately $10,282,583. Royal American accrued $2,585,558 under the plans as of December 31, 2005 and will accrue all remaining amounts payable under these plans prior to the effective time of the merger. The estimated amounts payable to each of Royal American’s executive officers and directors under these plans are:

Directors:
William H. Clarkin, Jr.	$31,483
Robert J. Hubeny	$110,271
Carol McCarthy	$31,483
Lawrence R. Moats	$110,271
Anton Mueller	$110,271
James J. Roberts	$110,271
Thomas A. Rosenquist	$110,271
Peter M. Tsolinas	$110,271
Joseph A. Weber	$110,271
David R. Weisberg	$31,483
Directors and Executive Officers:
J.J. Fritz	$1,461,587
Kelly J. O’Keeffe	$994,587
Brogan M. Ptacin	$1,255,595
Mary King Wilson	$934,689
Total for all Directors and Executive Officers:	$5,512,802

Stock Options.  Each option to acquire Royal American common stock outstanding and unexercised immediately prior to the effective time of the merger will be converted into an option to purchase Midwest Banc common stock as described under “Conversion of Royal American Stock Options” on page 26.

As of December 31, 2005, there were 31,912 options outstanding, all of which we held by Brogan Ptacin. The aggregate value of these options, based on the difference between an assumed per share consideration of $81 and the exercise price of these options multiplied by the number of shares of Royal American common stock subject to these options, is $2,144,872.

Midwest Banc Restricted Stock Awards.  Midwest Banc has agreed at closing to grant approximately 232,000 restricted stock awards under the terms of its Stock and Incentive Plan with a value based on initial VWAP of approximately $5,300,000. The actual number of shares and value of the restricted stock awards to be granted at closing will increase or decrease depending upon the dollar amount of the actual payout under the Phantom Stock Plan and SAR Plan described above (which amounts as described above will be based upon the final value of the per share merger consideration). If the actual payout under these plans is greater than the estimated $10,282,583, then the value of the restricted stock awards to be granted as of the closing as described in this paragraph will decrease by a like amount, and if the actual payout under these plans is less than the estimated $10,282,583, then the value of the restricted stock awards to be granted as of the closing as described in this paragraph will increase by a like amount. In general, except as described below, the restricted stock awards will be subject to the same vesting schedule and performance goals as used by Midwest Banc in its most recent standard grants. All of the restricted stock awards will have dividend and voting rights during all periods prior to vesting. Except as described below, the recipients of these awards and the amounts of the awards for each recipient have not yet been finally determined. These determinations will be made prior to the closing by Mr. Fritz, Chairman and Chief Executive Officer of Royal American, and James J. Giancola, President and Chief Executive Officer of Midwest Banc.

Of the restricted stock awards granted to Mr. Fritz, 48,098 restricted stock awards with a face value equal to approximately $1,100,000 will have a cliff vesting date of December 31, 2007, so long as Mr. Fritz is continually employed by Midwest Banc or a Midwest Banc subsidiary through such date. However, his awards will vest immediately upon death, disability, termination by Midwest Banc without cause or by Mr. Fritz for good reason, or upon a change in control of Midwest Banc. Midwest Banc also may grant additional restricted stock awards to certain other Royal American executives in exchange for their waiver of a like value of payouts they otherwise would have been entitled to receive under the Phantom Stock Plan and SAR Plan described above. Any such additional restricted stock awards would have terms similar to the terms of the 48,098 restricted stock awards to be granted to Mr. Fritz as described above.

In addition, as a non-employee director, Thomas A. Rosenquist will be entitled to receive 3,000 shares of restricted stock upon his appointment to the Midwest Banc board of directors. 1,000 of the shares will vest immediately, with 1,000 shares vesting at each of the following two annual meetings of Midwest Banc stockholders provided Mr. Rosenquist is still serving as a director. Mr. Rosenquist will have voting and dividend rights with respect to the non-vested shares.

Supplemental Executive Retirement Plan.  In connection with the merger, the parties agreed that Royal American would, prior to the closing, enter into a Supplemental Executive Retirement Plan, or SERP, Agreement, which is substantially similar to Midwest Banc’s model form of agreement, with each of the following executives of Royal American: J.J. Fritz, Brogan Ptacin, Kelly O’Keeffe, Mary King Wilson, Robert J. Romano, Darrin R. Bacon, Brian A. Goebbert, Andrew D. Kowalski, Christopher P. Rudolph, Andrew J. Schaefer, Peter E. Olsen, Kirk E. Rascher, Christopher A. Ebert, John R. Budziak, William H. Channon, Jr., Maryann Penczak and John Spoerry. The parties agreed that each of these named individuals would receive a “benefit percentage” in the plan as determined by Royal American in consultation with Midwest Banc, and would receive credit for their years of service with Royal American based on their hire dates. Prior to the closing, Royal American will accrue appropriate amounts to reflect the full transition of the foregoing persons into these plans. The annual retirement benefit available under Midwest Banc’s plan is calculated to range from 20% to 35% of final salary (as defined in the SERP agreement) at normal retirement age of 65 and is payable over 15 years. To qualify, each participant must continue to remain employed with Midwest Banc for at least five years following the adoption of the plan (for purposes of Mr. Fritz’s SERP agreement, the number of continuous years of employment required for vesting will not be greater than the number of years to attain age 60). Benefits are payable in various forms in the event of normal retirement, early retirement, death, disability, and separation from service, subject to certain conditions defined in the plan. The SERP also provides for the payment of certain death benefits to the extent such amounts exceed a participant’s accrued benefit under the SERP at the time of death.

The following table shows the annual benefits payable upon retirement under the SERP, based on the specified final salary and percentage payout for the participating Royal American executive officer.

The annual benefits payable to the following executive officers upon retirement under the SERP (assuming that their current salary is their final salary for compilation purposes and they each retire at age 65) would be:

	Retirement Benefit	Retirement Benefit
Officer	Amount(1)	Percentage

J.J. Fritz	$94,899	30%
Kelly O’Keefe	121,549	30%
Brogan Ptacin	121,549	30%
Mary King Wilson	72,730	25%

(1)	Benefits shown are computed on the basis of a single life annuity. Other forms of benefits payments are available under the SERP and would be determined on the actuarial equivalent amount of the single life annuity payment.

The annual benefits payable to the other participants noted above upon retirement under the SERP (assuming that their current salary is their final salary for compilation purposes and they each retire at age 65) would range from $103,912 to $55,621 and their retirement benefit percentage would range from 20% to 30%.

Stay Bonuses.  The parties agreed to establish a pool of $250,000 to $500,000 for severance costs and retention awards to be paid to certain employees of Royal American. The recipients of these awards and the form and amount of award each will receive will be determined by Mr. Fritz in consultation with Midwest Banc.

Incentive Bonus Plan.  Each employee of Royal American who continues as an employee of Midwest Banc or its subsidiaries after the merger and who meets the eligibility requirements to participate in Midwest Banc’s 2006 Managed Cash Incentive Plan will become participants in such plan and such participation will take effective retroactively as of January 1, 2006. Each participating employee will be entitled to a minimum 2006 incentive payment in an amount no less than what such employee would have received under Royal American’s incentive bonus plan through the closing of the merger based upon Royal American’s performance through such date had Royal American’s plan been terminated and incentive bonuses paid as of such date. Employees of Royal American who do not continue as employees of Midwest Banc or its subsidiaries after the merger or who otherwise do not meet the eligibility requirements to participate in Midwest Banc’s 2006 Managed Cash Incentive Plan will be paid a pro rata 2006 bonus under Royal American’s incentive bonus plan subject to the foregoing conditions.

Employee Stock Purchase Plan.  Royal American established the Royal American 2004 Employee Stock Purchase Plan, effective April 1, 2004, which is intended to qualify under Section 423 of the Internal Revenue Code. This plan provides participants with the opportunity to elect to have salary deferrals accumulated during a twelve month purchase period at the end of which the accumulated amounts are used to purchase shares of Royal American common stock. The purchase price for the shares is equal to 90% of the lesser of the fair value at the beginning or the end of the purchase period. The purchase period runs from April 1 of each year to March 31 of the following year. In connection with this merger, the plan was terminated as of the February 13, 2006 payroll date. As part of the final purchase period, the following executive officers of Royal American purchased shares of Royal American common stock at a purchase price of $35.00 per share: J.J. Fritz, 541 shares; Brogan Ptacin, 99 shares.

Other Benefits.  Midwest Banc has agreed that following the merger it will continue all of Royal American’s existing arrangements with respect to (a) the reimbursement of country club dues and expenses for participating executives, (b) the provision of company-owned automobiles and the related expenses, or automobile allowances, in either case based on the level of the executive, and (c) the reimbursement of certain health club dues and expenses and other miscellaneous benefits for participating executives.

Royal American’s Reasons for the Merger and Board Recommendation

Royal American’s board believes that the merger with Midwest Banc is consistent with Royal American’s goal of enhancing stockholder value. In addition, the Royal American board believes that the customers and communities served by Royal American will benefit from the merger. In reaching its decision to approve the merger agreement, Royal American’s board of directors consulted with its management and its legal and financial advisors, and considered a variety of factors, including the following:

•	that the value of the merger consideration proposed to be paid to Royal American’s stockholders represented a significant premium to Royal American stockholders over the value they would likely receive for their shares in the inactive Royal American trading market;

•	that the value of the merger consideration proposed to be paid to Royal American’s stockholders represented an attractive premium over the value that Royal American expected to achieve as an independent entity;

•	that historical trends indicated that the attractiveness of the banking market was generating favorable prices in relation to book value, and that the price offered for Royal American’s common stock was at a multiple of book value above that calculated for comparable transactions completed since January 1, 2004;

•	that the merger consideration would be paid to Royal American stockholders both in cash, which would provide immediate liquidity, and common stock of Midwest Banc, which would provide an opportunity to participate in any possible future earnings of the combined company;

•	the fact that Midwest Banc common stock is listed on NASDAQ, providing continuing stockholders with increased access to a public market for their shares;

•	the opinion of Ryan Beck that, as of February 6, 2006, and subject to the assumptions and limitations set forth in the opinion, the merger consideration offered to Royal American’s stockholders in the merger was fair from a financial point of view (see “— Fairness Opinion of Royal American’s Financial Advisor” beginning on page 34);

•	Royal American’s belief that Midwest Banc shares Royal American’s community banking philosophy;

•	Royal American’s belief that Midwest Banc’s history of commercial real estate lending would merge well with Royal American’s growing base of commercial and industrial customers;

•	the benefit to Royal American’s customers resulting from the greater number of retail banking outlets and the greater depth of banking services that would become available over a broader geographic area, as well as the opportunity for future operating efficiencies as a result of a combination of Royal American with Midwest Banc as compared to an institution without a similar market presence;

•	Royal American’s belief that a combination of Royal American with a strong, complementary institution such as Midwest Banc would better position the combined company to face increased competition in the banking market serving the northwest, west and southwest suburban Chicago markets, due in part to the expectation that the combined company will be able to maintain a more diversified and lower risk balance sheet;

•	Royal American’s belief, based on information with respect to Midwest Banc’s business, earnings, operations, financial condition, prospects, capital levels and asset quality, that the combined company has the ability to grow as a strong, independent community institution that will be positioned to expand in the northwest, west and southwest suburban Chicago markets in order to increase stockholder value; and

•	the likelihood that the merger will be approved by the regulatory authorities in a timely manner (see “The Merger — Regulatory Approvals” beginning on page 47).

The foregoing discussion of the information and factors considered by the Royal American board is not intended to be exhaustive, but includes all material factors they considered. In arriving at its determination to approve the merger agreement and the transactions it contemplates, and recommend that the Royal American stockholders vote to approve them, the Royal American board did not assign any relative or specific weights to the above factors, and individual directors may have given different weights to different factors. The Royal American board unanimously recommends that Royal American stockholders vote to adopt and approve the merger agreement and the transactions it contemplates, including the merger.

Midwest Banc’s Reasons for the Merger

In reaching its decision to approve the merger agreement, the board of directors of Midwest Banc considered a variety of factors, including the following:

•	the merger will allow Midwest Banc to increase its market share in the greater Chicago metropolitan market;

•	Midwest Banc’s familiarity with Royal American’s superior asset quality and superior loan origination profile;

•	the opportunity to increase the depth of experienced management personnel within the company;

•	the opportunity to diversify the company’s loan portfolio and lower deposit costs;

•	the merger will allow Midwest Banc to leverage newly raised capital from its stock offering and disposition of a bank subsidiary in 2005; and

•	the merger is intended to qualify as a transaction of a type that is tax-free for federal income tax purposes to Midwest Banc.

The foregoing discussion of the information and factors considered by Midwest Banc is not intended to be exhaustive. In reaching its determination to enter into the merger agreement, Midwest Banc did not assign any relative or specific weights to the foregoing factors.

Fairness Opinion of Royal American’s Financial Advisor

Ryan Beck acted as financial advisor to Royal American in connection with its potential acquisition by Midwest Banc, pursuant to the merger agreement. On December 22, 2005, Royal American formally retained Ryan Beck to act as its financial advisor with respect to the potential sale of the company. Ryan Beck, as a customary part of its business, is continually engaged in the valuation of financial institutions in connection with mergers, acquisitions and other securities-related transactions. Ryan Beck has knowledge of, and experience with, the banking market in which Royal American operates and banking organizations within this market, and was selected by Royal American because of Ryan Beck’s knowledge of, experience with, and reputation in the financial services industry.

On February 6, 2006, the Royal American board held a meeting to evaluate the proposed merger with Midwest Banc. In its capacity as Royal American’s financial advisor, Ryan Beck participated in the negotiations with respect to the pricing and other terms and conditions of the merger, but the decision as to whether to accept the Midwest Banc proposal and the pricing of the merger was made by the board of directors of Royal American. At the February 6 meeting, Ryan Beck rendered an oral opinion to Royal American’s board (the written opinion was delivered separately and dated as of February 6, 2006) and reconfirmed the opinion in writing as of April 19, 2006 (a copy of which is attached as Appendix B), that based on and subject to the assumptions, factors, and limitations as set forth in the attached opinion and as described below, the consideration (the exchange ratio plus cash payment) offered to Royal American stockholders was fair to the Royal American stockholders as of the respective dates from a financial point of view. No limitations were imposed by the Royal American board of directors upon Ryan Beck with respect to the investigations made or procedures followed by it in arriving at its opinion.

The full text of Ryan Beck’s opinion, which sets forth assumptions made and matters considered, is attached as Appendix B to this proxy statement/prospectus. Stockholders of Royal American are urged to read the attached Ryan Beck opinion in its entirety. The Ryan Beck opinion is directed only to the financial fairness of the consideration offered to Royal American stockholders and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the special meeting. Ryan Beck has not considered, nor is it expressing any opinion herein with respect to, the price at which Midwest Banc’s common stock will trade following consummation of the merger. The summary of the Ryan Beck opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Ryan Beck opinion. In rendering its opinion, Ryan Beck does not admit that it is an expert within the meaning of the term “expert” as used within the Securities Act and the rules and regulations promulgated thereunder, or that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder.

Material and Information Considered with Respect to the Proposed Merger:  In connection with its opinion, Ryan Beck reviewed the following information:

•	The merger agreement and related documents;

•	This proxy statement/prospectus;

•	Midwest Banc’s 2005 year-end earnings release on Form 8-K dated January 26, 2006;

•	Midwest Banc’s annual reports on Form 10-K for the years ended December 31, 2004, 2003 and 2002;

•	Midwest Banc’s quarterly reports on Form 10-Q for the periods ended September 30, 2005, June 30, 2005 and March 31, 2005;

•	Midwest Banc’s proxy statement dated April 15, 2005;

•	Royal American’s annual holding company reports and Royal American Bank’s annual call reports for the years ended December 31, 2004, 2003 and 2002;

•	Royal American’s quarterly holding company reports and Royal American Bank’s quarterly call reports for the periods ended September 30, 2005, June 30, 2005 and March 31, 2005;

•	The historical stock prices and trading volume of Midwest Banc’s common stock;

•	Operating and financial information provided to Ryan Beck by the management of Midwest Banc relating to its business and prospects;

•	The publicly available financial data of commercial banking organizations which Ryan Beck deemed generally comparable to Midwest Banc;

•	Operating and financial information provided to Ryan Beck by the management of Royal American relating to its business and prospects;

•	The publicly available financial data of commercial banking organizations which Ryan Beck deemed generally comparable to Royal American; and

•	The terms of acquisitions of commercial banking organizations which Ryan Beck deemed generally comparable in whole or in part to Royal American.

Additionally, Ryan Beck:

•	Conducted or reviewed such other studies, analyses, inquiries and examinations as it deemed appropriate;

•	Analyzed the impact of the merger on Midwest Banc;

•	Considered the future prospects of Royal American in the event it remained independent; and

•	Met with certain members of Royal American’s and Midwest Banc’s senior management to discuss Royal American’s and Midwest Banc’s past and current business operations, regulatory standing, financial condition, strategic plan and future prospects, including any potential operating efficiencies and synergies, which may arise from the merger.

In connection with its review, Ryan Beck relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding Royal American, Midwest Banc and their respective subsidiaries that was publicly available or provided to Ryan Beck by Royal American and Midwest Banc and their respective representatives. Ryan Beck is not an expert in the evaluation of allowance for loan losses. Therefore, Ryan Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the consolidated balance sheets of Royal American and Midwest Banc as of September 30, 2005, and Ryan Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the SEC as of the date of such financial statements. Ryan Beck discussed certain operating forecasts and financial projections (and the assumptions and bases therefor) with the managements of Royal American and Midwest Banc. Ryan Beck assumed that such forecasts and projections reflected the best currently available estimates and judgments of management. Ryan Beck was not retained to nor did it make any independent evaluation or appraisal of the assets or liabilities of Royal American or Midwest Banc or their respective subsidiaries nor did Ryan Beck review any loan files of Royal American or Midwest Banc or their respective subsidiaries. Ryan Beck also assumed that the merger in all respects is, and will be, undertaken and consummated in compliance with all laws and regulations that are applicable to Midwest Banc and Royal American.

The preparation of a fairness opinion for a transaction such as the merger involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, Ryan Beck’s opinion is not readily conducive to summary description. In arriving at its opinion, Ryan Beck performed a variety of financial analyses. Ryan Beck believes that its analyses must be considered as a whole and that the consideration of portions of such analyses and the factors considered therein, or any one method of analysis, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Ryan Beck’s opinion. No one method of analysis was assigned a greater significance than any other.

The forecasts and projections discussed with Ryan Beck were prepared by the respective managements of Royal American and Midwest Banc without input or guidance by Ryan Beck. Royal American and Midwest Banc do not publicly disclose internal management projections of the type provided to Ryan Beck in connection with the review of the merger. Such projections were not prepared with a view towards public disclosure. The public disclosure of such projections could be misleading since the projections were based on numerous variables and assumptions which are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

In its analyses, Ryan Beck made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Royal American or Midwest Banc. Any estimates contained in Ryan Beck’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect the prices at which companies or their securities may actually be sold.

Ryan Beck’s opinion was based solely upon the information available to it and the economic, market and other circumstances, as they existed as of the date of the opinion. Events occurring after such date could materially affect the assumptions and conclusions contained in Ryan Beck’s opinion. Ryan Beck has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its reconfirmed opinion. Ryan Beck did not and does not express any opinion as to the price or range of prices at which Midwest Banc’s common stock might trade subsequent to the transaction.

The following is a brief summary of the analyses and procedures performed by Ryan Beck in the course of arriving at its opinion. The summary does not purport to be a complete description, but is a brief summary of the material analyses and procedures performed by Ryan Beck in the course of arriving at its opinion.

Analysis of Selected Publicly Traded Companies:  Ryan Beck compared Royal American’s financial data as of September 30, 2005, to a peer group of 16 commercial banking organizations with assets between $300 million and $1 billion with latest twelve months return on average assets (“ROAA”) of 0.75% or more located in the Midwest region of the United States for which public trading and pricing information was available. Ryan Beck deemed this group to be generally comparable to Royal American.

The results of the comparisons are reflected in the following table. The financial data and ratios shown in the table are as of or for the twelve months ended September 30, 2005 for Royal American and December 31, 2005 for the peer group.

	Royal
	American	Peer	Peer
	Corporation(1)	Average(1)	Median(1)

Capitalization
Total Assets (000s)	$507,252	$667,780	$691,415
Total Deposits (000s)	437,972	498,136	525,409
Total Shareholders’ Equity (000s)	43,675	57,288	54,450
Total Equity/Assets	8.61%	8.49%	8.18%
Tangible Equity/Tangible Assets	8.61	7.55	7.58
Leverage Ratio	10.91	8.83	8.51
Tier I Capital/Risk-Adjusted Assets	11.30	11.10	10.70
Total Capital/Risk-Adjusted Assets	12.32	12.46	12.29
Asset Quality
Non-Performing Loans/Loans	0.00	0.42	0.42
Loan Loss Reserves/NPLs	NM	357.82	280.27
Loan Loss Reserves/Loans	1.09	1.13	1.15
Non-Performing Assets/Assets	0.00	0.40	0.37
Loan & Deposit Composition
Total Loans/Total Assets	86.81	72.54	71.45
Total Loans/Deposits	100.55	101.54	97.35
1-4 Family Loans/Total Loans	11.93	28.50	28.89
5+ Family Loans/Total Loans	1.00	3.89	2.93
Construction & Developmental Loans/Total Loans	7.44	9.15	6.79
Other Real Estate Loans/Total Loans	44.63	31.90	30.00
Real Estate Loans/Total Loans	65.00	73.45	73.85
Consumer Loans/Total Loans	0.95	5.11	2.92
Commercial Loans/Total Loans	33.48	16.99	16.24
Non-Interest Bearing Deposits/Total Deposits	29.92	11.68	10.49
Transaction Accounts/Total Deposits	59.79	50.34	48.76
Total CD’s/Total Deposits	40.21	49.66	51.24
Time Deposits > $100,000/Total Deposits	37.39	19.76	16.33
Performance
Return on Average Assets	1.16	1.02	0.97
Return on Average Equity	13.00	11.95	11.67
Net Interest Margin	4.14	3.57	3.45
Non Interest Income/Avg. Assets	0.67	1.14	0.90
Non Interest Expense/Avg. Assets	2.66	2.94	2.75
Efficiency Ratio	57.01	64.02	65.28

	Royal
	American	Peer		Peer
	Corporation(1)	Average(1)		Median(1)

Growth Rates
Asset Growth	25.97	9.50		7.70
Loan Growth Rate	28.42	9.22		7.31
Deposit Growth Rate	26.93	8.06		5.80
Revenue Growth Rate	23.51	8.93		8.01
EPS Growth Rate	34.35	15.24		13.79
Market Statistics — (Pricing as of February 2, 2006)
Price/LTM EPS	NA	14.94	x	14.44	x
Price/Book Value	NA	169.32%		171.17%
Price/Tangible Book Value	NA	200.55		186.77
Market Capitalization ($M)	NA	$100.77		$93.15
Dividend Yield	NA	2.34%		2.52%

(1)	As of or for the latest twelve-month period ending December 31, 2005. Royal American data as of September 30, 2005.

Ryan Beck noted that 65.00% of Royal American’s loan portfolio is real estate oriented versus the peer group median of approximately 73.85%. Approximately 44.63% of Royal American’s loans are commercial real estate loans, higher than the peer group median of 30.00%. Royal American’s portfolio of construction & development loans at 7.44% was higher than the peer median of 6.79%. Royal American’s 1-4 family mortgages at 11.93% of total loans were below the peer group median of 28.89%. Royal American’s transaction account deposits equaled 59.79% of total deposits and non-interest bearing demand deposits were 29.92% of total deposits, higher than the peer group medians of 48.76% and 10.49%, respectively.

The performance of Royal American as measured by return on average assets and return on average equity of 1.16% and 13.00%, respectively, were above the peer group medians of 0.97% and 11.67%, respectively. Contributing to Royal American’s performance was its net interest margin of 4.14%, which was higher than the peer group median of 3.45%. In addition, Royal American’s efficiency ratio of 57.01% was lower than the peer group median of 65.28%. Despite Royal American’s above average financial performance, Ryan Beck noted that Royal American’s non-interest income as a percentage of average assets at 0.67% was lower than the peer group median of 0.90%.

Additionally, Ryan Beck noted that Royal American had zero non-performing loans versus the peer median of 0.42% when measured as a percentage of total loans. At 1.09%, Royal American maintains a level of loan loss reserves as a percentage of total loans below the peer median of 1.15%. As previously mentioned, Royal American had no non-performing loans while the peer group median ratio of loan loss reserves to non-performing loans was 280.27%. Royal American’s capital ratios are higher than the peer group medians as evidenced by its tangible equity to tangible assets ratio and leverage ratio of 8.61% and 10.91%, respectively, compared to 7.58% and 8.51%, respectively, for the peer group. Royal American’s asset, loan and deposit growth rates over the past twelve months of 25.97%, 28.42% and 26.93%, respectively, were higher than the peer median asset, loan and deposit growth rates of 7.70%, 7.31% and 5.80%, respectively. Over the same period, Royal American’s revenue and earnings per share growth at 23.51% and 34.35%, respectively, were significantly higher than the peer group medians of 8.01% and 13.79%, respectively.

Ryan Beck compared the financial data for Midwest Banc to that of a peer group of 30 selected bank holding companies located in the Midwest Banc region of the United States with assets between $1 billion and $5 billion for which public trading and pricing information was available. Ryan Beck noted that Midwest Banc underperformed relative to the peer group for 2005 due to the company’s continued restructuring (beginning in late 2004) of its balance sheet and repositioning itself for future growth and profitability. Historically, however, Midwest Banc has been comparable to peers. The results of the comparisons are reflected in the following table. The financial data and ratios shown in the table are as of or for the twelve months ended December 31, 2005 and the market valuation multiples are based on market prices as of February 2, 2006.

	Midwest Banc		Peer	Peer
	Holdings, Inc.(1)		Average(1)	Median(1)

Capitalization
Total Assets (000s)	$2,307,608		$2,347,340	$2,202,279
Total Deposits (000s)	1,523,384		1,788,009	1,576,409
Total Shareholders’ Equity (000s)	216,126		200,007	172,578
Total Equity/Assets	9.37%		8.37%	8.27%
Tangible Equity/Tangible Assets	9.26		7.14	6.50
Leverage Ratio	11.34	*	8.89	8.59
Tier I Capital/Risk-Adjusted Assets	16.97		11.10	10.81
Total Capital/Risk-Adjusted Assets	18.07		12.71	11.90
Asset Quality
Non-Performing Loans/Loans	0.54	*	0.62	0.57
Loan Loss Reserves/NPLs	260.54	*	258.50	186.81
Loan Loss Reserves/Loans	1.31		1.28	1.30
Non-Performing Assets/Assets	0.81	*	0.52	0.46
Loan & Deposit Composition
Total Loans/Total Assets	58.58		72.22	73.18
Total Loans/Deposits	88.74		95.17	95.24
1-4 Family Loans/Total Loans	21.41		28.43	29.86
5+ Family Loans/Total Loans	3.83		3.05	1.95
Construction & Developmental Loans/Total Loans	24.70		11.51	9.79
Other Real Estate Loans/Total Loans	33.94		28.83	28.10
Real Estate Loans/Total Loans	83.88		71.82	73.30
Consumer Loans/Total Loans	0.35		7.54	5.08
Commercial Loans/Total Loans	14.28		17.49	14.99
Non-Interest Bearing Deposits/Total Deposits	10.09		14.71	14.31
Transaction Accounts/Total Deposits	44.73		53.98	55.45
Total CD’s/Total Deposits	55.27		46.02	44.55
Time Deposits > $100,000/Total Deposits	10.42		22.54	18.00
Performance
Return on Average Assets	0.26		1.14	1.12
Core Return on Average Assets	0.40		1.14	1.12
Return on Average Equity	3.54		13.97	13.37
Core Return on Average Equity	5.50		13.91	13.36
Net Interest Margin	3.31		3.72	3.69
Non Interest Income/Average Assets	0.45		1.15	1.14
Non Interest Expense/Avg Assets	2.63		2.75	2.78
Efficiency Ratio	80.69		58.81	57.54

	Midwest Banc		Peer		Peer
	Holdings, Inc.(1)		Average(1)		Median(1)

Growth Rates
Asset Growth	3.16		9.72		8.97
Loan Growth Rate	23.13		12.59		10.97
Deposit Growth Rate	1.45		11.64		10.09
Revenue Growth Rate	19.50		9.54		7.76
EPS Growth Rate	NM		14.45		13.04
Market Statistics — (Pricing as of February 2, 2006)
Stock Price	$23.73
Price/LTM EPS	NM	x	15.96	x	15.66	x
Price/2006E EPS	18.98		14.54		14.16
Price/2007E EPS	16.37		13.02		12.74
Price/Book Value	239.46%		210.51%		195.36%
Price/Tangible Book Value	240.43		255.33		249.39
Market Capitalization ($M)	$517.64		$402.24		$376.48
Dividend Yield	2.02%		2.44%		2.52%

(1)	As of or for the latest twelve-month period ending December 31, 2005.

*	As of September 30, 2005.

Ryan Beck noted that real estate loans equaled 83.88% of Midwest Banc’s loan portfolio versus the peer group median of 73.30%. Commercial real estate loans, which represented 33.94% of total loans at Midwest Banc, were higher than the peer group median of 28.10%. Construction & development loans, which equaled 24.70% of loans at Midwest Banc, were approximately two and a half times the peer group median of 9.79%. Midwest Banc’s 1-4 family mortgages at 21.41% of total loans were below the peer median of 29.86%. Midwest Banc has generated a lower level of transaction account deposits at 44.73% of total deposits compared to the peer median of 55.45%. Non-interest bearing demand deposits of 10.09% of total deposits were lower than the peer median of 14.31%.

Ryan Beck also noted that Midwest Banc’s non-performing loans measured as a percentage of total loans at 0.54% were approximately equal to the peer median of 0.57%. At 1.31%, Midwest Banc maintained a level of loan loss reserves as a percentage of total loans that was approximately equal to the peer median of 1.30%. However, Midwest Banc’s reserve for loan losses as a percentage of non-performing loans of 260.54% was higher than the peer group median of 186.81%. Midwest Banc’s level of non-performing assets to assets of 0.81% was above the peer group median of 0.46%.

As previously mentioned, Midwest Banc underperformed the peer group due to its restructuring and repositioning for future growth and profitability. Accordingly, Midwest Banc’s return on average assets (0.26% versus the peer median of 1.12%) and return on average equity (3.54% versus the peer median of 13.37%) were significantly below that of its peer group. Midwest Banc’s net interest margin of 3.31% was lower than the peer median of 3.69%. While Midwest Banc’s non-interest expense to average assets of 2.63% was lower than the peer median of 2.78%, Midwest Banc’s efficiency ratio of 80.69% was significantly higher than the peer group median of 57.54%.

Midwest Banc’s asset and deposit growth rates over the past twelve months of 3.16% and 1.45%, respectively, were lower than the peer medians of 8.97% and 10.09%, respectively. Contributing to the lower growth rates was the sale of Midwest Banc’s subsidiary bank, Midwest Bank of Western Illinois (total assets of approximately $280 million), located in Monmouth, Illinois. Loan growth, however, was higher at 23.13% compared to the peer group median of 10.97%. Midwest Banc’s revenue grew more than two and a half times that of the peer median rate (19.50% versus the peer median of 7.76%). Earnings per share growth was not meaningful (greater than 100%) as Midwest Banc’s GAAP earnings were extremely low for 2004.

Lastly, Ryan Beck noted that Midwest Banc common shares were trading at a premium to projected 2006 and 2007 earnings compared to the peer group (18.98x and 16.37x, respectively, versus 14.16x and 12.74x, respectively). Midwest Banc traded above the peer median as a percentage of book value (239.46% versus the peer median of 195.36%) and below the peer median as a percentage of tangible book value (240.43% versus the peer median of 249.39%). Midwest Banc currently pays a cash dividend resulting in a 2.02% dividend yield compared to the peer median of 2.52%.

Analysis of Selected Transactions:  Ryan Beck compared Royal American’s financial data as of September 30, 2005, with that of a group of nine Midwest bank transactions announced since January 1, 2004, for which pricing data pertaining to the transactions was publicly available. The criteria for this group was: seller is a commercial bank; ROAA greater than 1.00%; located in the Midwest region of the United States. In addition, the deal value at announcement had to be greater than $50 million.

The following table compares selected ratios of Royal American’s performance with the average and median ratios of the sellers in the above peer group of announced bank transactions.

	Royal	Peer Group	Peer Group
	American	Average	Median

Total Assets (000s)	$507,753 *	$795,641	$705,359
Equity/Assets	8.69%*	8.61%	7.54%
Tangible Equity/ Tangible Assets	8.69%*	7.80%	7.54%
YTD Return on Average Assets	1.10%	1.32%	1.31%
YTD Return on Average Equity	12.55%	16.42%	18.15%
Non-Performing Assets/Assets	0.00%	0.38%	0.40%
Efficiency Ratio	57.92%	55.42%	55.65%

*	Assumes the exercise of 31,902 options at $14.13 per share.

The median pricing ratios for the comparable transactions are illustrated in the following chart:

	Price/Book	Price/Tangible	Price/LTM		Core Deposit
	Value	Book Value	Earnings		Premium

Peer Group Median	281.27%	281.27%	19.08	x	20.57%

The imputed value of Royal American based upon the median ratios of the comparable transactions can be seen in the chart below:

	Price/Book	Price/Tangible	Price/LTM	Core Deposit
	Value	Book Value	Earnings	Premium	Average

Imputed Value	$77.23	$77.23	$61.74	$62.56	$69.69

The median pricing ratios for the comparable transactions adjusted for the change in the NASDAQ Bank Index between the date of announcement of the transaction and the date of the analysis are illustrated in the following chart:

	Price/Book	Price/Tangible	Price/LTM		Core Deposit
	Value	Book Value	Earnings		Premium

Peer Group Median	290.45%	291.57%	20.12	x	20.76%

The imputed value of Royal American based upon the adjusted median ratios of the comparable transactions can be seen in the chart below:

	Price/Book	Price/Tangible	Price/LTM	Core Deposit
	Value	Book Value	Earnings	Premium	Average

Imputed Value	$79.75	$80.06	$65.10	$62.89	$71.95

Assuming a transaction value which averages $81.00 per share ($82.00 for 50% of Royal American stock converted to Midwest Banc shares and $80.00 in cash for 50% of Royal American stock), Ryan Beck calculated the transaction value as a multiple of Royal American’s September 30, 2005, stated book value per share ($27.46), tangible book value per share ($27.46), last-twelve-month earnings per share ($3.24), and tangible book premium over core deposits (all values are adjusted for the exercise of 31,902 options at $14.13 per share) as follows:

Percentage of stated book value	294.99%
Percentage of tangible book value	294.99%
Multiple of last-twelve-month earnings per share	25.03	x
Tangible book premium over core deposits	31.38%

Ryan Beck noted that the value of the consideration being offered to Royal American’s stockholders at an average of $81.00 per share was higher than the imputed values of the comparable transactions.

No company or transaction used in the Analysis of Selected Publicly Traded Companies and Analysis of Selected Transactions is identical to Royal American, Midwest Banc or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved, market areas in which the companies operate and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.

Discounted Dividend Analysis:  Using a discounted dividend analysis, Ryan Beck estimated the present value of the future dividend stream that Royal American could produce in perpetuity. As a basis for performing this analysis, Ryan Beck utilized 2006 to 2010 earnings per share estimates for Royal American, which were based on certain growth rates provided by management. These projections are based upon various factors and assumptions, many of which are beyond the control of Royal American. These projections are, by their nature, forward-looking and may differ materially from the actual future values or actual future results for the reasons discussed above. Actual future values or results may be significantly more or less favorable than suggested by such projections. In producing a range of per share Royal American values, Ryan Beck utilized the following assumptions: discount rates ranging from 11% to 13%, terminal price/earnings multiples ranging from 14x to 16x (which, when applied to terminal year estimated earnings, produces a value which approximates the net present value of the dividends in perpetuity, given certain assumptions regarding growth rates and discount rates) and earnings that include estimated savings in Royal American’s non-interest expense equal to Royal American management’s estimates of 11.56% in the first year following the merger, and 11.56% in the second year following the merger, with 5.00% growth thereafter. The 11.56% estimated savings incorporates the amortization of restricted stock that has a five-year cliff-vesting schedule. Without the restricted stock expense, the annual estimated savings would be 20.00% of Royal American’s non-interest expense for the first and second years following the merger, with 5.00% growth thereafter. The terminal year estimated earnings includes the full amount of savings projected to be realized at that point since the restricted stock will have been fully amortized by that time. The discounted dividend analysis produced the range of net present values per share of Royal American common stock illustrated in the chart below:

		Discount Rates
		11%	12%	13%

Terminal Year	14x	$71.12	$68.42	$65.87
Multiple of	15x	$75.23	$72.36	$69.63
Earnings	16x	$79.34	$76.29	$73.40

Ryan Beck noted that the transaction value exceeds the estimated value derived from the discounted dividend analysis.

These analyses do not purport to be indicative of actual values or expected values or an appraisal range of the shares of Royal American common stock. The discounted dividend analysis is a widely used valuation methodology, but Ryan Beck noted that it relies on numerous assumptions, including expense savings levels, dividend payout rates, terminal values and discount rates, the future values of which may be significantly more or less than such assumptions. Any variation from these assumptions would likely produce different results.

Analysis of Break-Even Returns:  Using a break-even analysis, Ryan Beck estimated the earnings growth rate necessary for Royal American to have a total return equal to the price indicated in the merger agreement.

In producing a range of required earnings growth rates, Ryan Beck utilized the following assumptions: Royal American’s latest twelve months earnings per share as of September 30, 2005, of $3.24, discount rates ranging from 11.0% to 17.0%, terminal year price/earnings multiples ranging from 14.0x to 20.0x, a dividend payout ratio of 0.0% and a 12.0% growth rate in assets. The break-even analysis produced the range of three-year growth rates illustrated in the table below.

	Terminal Year
	Multiple of	Discount Rate
	Earnings	11.0%	13.0%	15.0%	17.0%

Trading	14.0x	34.7%	37.1%
Market
Multiples	16.0x	28.8%	31.1%
	18.0x			28.3%	30.6%
Acquisition
Multiples
	20.0x			23.9%	26.1%

Ryan Beck noted that Royal American’s strategic plan called for three-year earnings growth rates less than those indicated above. This analysis does not purport to be indicative of actual values or expected values or an appraisal range of the shares of Royal American common stock. The break-even analysis is a widely used valuation methodology, but Ryan Beck noted that it relies on numerous assumptions, including projected earnings, price/earnings multiples, discount rates, dividend payout ratio and Midwest Banc’s $81.00 average per share offer to Royal American stockholders, the future values of which may be significantly more or less than such assumptions. Any variation from these assumptions would likely produce different results.

Contribution Analysis:  As a means to gauge the impact of Royal American’s and Midwest Banc’s potential financial impact on the combined organization, Ryan Beck prepared a contribution analysis which analyzed the relative contributions each entity would make toward total assets, loans, deposits, common equity and tangible common equity. Ryan Beck also analyzed the contribution of the last-twelve-month net income as well as the 2006 and 2007 projected net income for each company as estimated by their respective management teams. For this analysis, Ryan Beck assumed a 100% stock transaction and a price of $81 per share for Royal American stock and estimated that Royal American stockholders would own 20.7% of the combined company on a pro forma basis. This figure exceeds most of the balance sheet contributions for Royal American, including total assets at 18.0%, common equity at 17.0% and tangible common equity at 17.1%, although it fell short of Royal American’s 24.6% loan contribution and 22.3% deposit contribution. The estimated stock ownership also exceeds Royal American’s projected net income contribution of 17.8% in 2006 and 17.5% in 2007.

Financial Impact Analysis:  In order to measure the impact of the merger on the combined company’s operating results and financial position after the merger, Ryan Beck analyzed the pro forma effects of the merger for 2006. In performing this analysis Ryan Beck utilized a pro forma summary balance sheet and income statement for Midwest Banc. For its analysis, Ryan Beck used the 2006 and 2007 analyst earnings per share estimates for Midwest Banc. Ryan Beck used Midwest Banc’s management estimates of earnings for 2008 through 2010. Ryan Beck used management’s projected growth rates to estimate 2006 to 2010 earnings for Royal American. In its analysis, Ryan Beck utilized after-tax cost savings assumptions of approximately $890,000 in years one and two. The estimate of cost savings was based upon Midwest Banc’s analysis of potential savings after performing a due diligence investigation of Royal American. In addition, the cost savings include the amortization of restricted stock that will be issued as part of the transaction. The restricted stock has a five-year cliff-vesting schedule. This analysis indicated that the merger would be break-even to Midwest Banc’s earnings in 2006 and would be accretive to Midwest Banc’s 2007 estimated earnings per share by approximately 0.5%. Ryan Beck also estimated that the transaction would be approximately 14.2% accretive to Midwest Banc’s stated book value per share and 22.2% dilutive to Midwest Banc’s tangible book value per share.

Ryan Beck analyzed the impact of the merger on Royal American shares based on the exchange ratio of 3.58429 shares of Midwest Banc common stock ($82.00 per share) for 50% of the shares of Royal American common stock and 50% in cash ($80.00 per share) for the remaining shares. That analysis found that based on the consideration to be paid, Royal American’s equivalent projected 2006 and 2007 earnings per share would increase by approximately 18.97% and 21.70%, respectively, stated book value per share would increase by approximately 37.74% and tangible book value per share would decrease by approximately 7.26%. Ryan Beck also noted that a Royal American stockholder receiving Midwest Banc common stock as consideration would receive pro forma equivalent dividends of $1.70 per Royal American common share compared to no current dividend payment. The actual results achieved may vary materially from the projected results.

In connection with Ryan Beck’s updated opinion dated as of the date of this proxy statement/prospectus and contained in Appendix B, Ryan Beck confirmed the appropriateness of its reliance on the analyses used to render its February 6, 2006, written opinion by performing procedures to update certain such analyses and by reviewing the assumptions and conclusions upon which the February 6, 2006, opinion was based.

With regard to Ryan Beck’s services in connection with the merger, Royal American paid Ryan Beck a retainer of $20,000. Ryan Beck will credit the $20,000 retainer pursuant to an agreement between Ryan Beck and Royal American dated December 21, 2005, against the final advisory fee paid to Ryan Beck. Royal American will pay an advisory fee equal to 0.75% of the final aggregate transaction value if the aggregate consideration (including the value of the SARS, which is approximately $7.7 million) is $136,503,467 or less. If the aggregate consideration is between $136,503,468 and $141,902,162, Ryan Beck will be paid a fee equal to 0.75% times $136,503,467 plus 10.0% of the difference between the aggregate consideration and $136,503,467. If the aggregate consideration paid is greater than or equal to $141,902,163, Ryan Beck will be paid a fee equal to the previously mentioned calculations plus 5.0% times the difference between the aggregate consideration and $141,902,162. Based upon the aggregate value of the transaction on March 23, 2006, Ryan Beck’s total fee would be approximately $1.69 million of which $150,000 was payable at the time of signing of the definitive agreement with Midwest Banc. In addition, Royal American has agreed to reimburse Ryan Beck for its reasonable out-of-pocket expenses, including the fees and disbursements of Ryan Beck’s legal counsel, which shall not exceed $10,000 without the prior consent of Royal American. Royal American has also agreed to indemnify Ryan Beck and certain related persons against certain liabilities, including liabilities under federal securities law, incurred in connection with its services.

Prior to this transaction, Ryan Beck did not have an investment banking relationship with Royal American. Ryan Beck has provided investment banking services to Midwest Banc in the past and received customary fees. Ryan Beck may solicit investment banking business from Midwest Banc in the future.

Ryan Beck initiated research on Midwest Banc in December 2005 and is a market maker in Midwest Banc’s stock. In the ordinary course of its business as a broker-dealer, Ryan Beck may actively trade equity securities of Midwest Banc or Royal American for its own account and the account of its customers and, accordingly, may at any time hold long or short positions in such securities.

Material United States Federal Income Tax Consequences

The following summary sets forth the material U.S. federal income tax consequences of the merger to the holders of Royal American common stock who exchange such stock for (1) shares of Midwest Banc common stock, (2) cash, or (3) a combination of the cash and Midwest Banc common stock.

The following summary addresses only stockholders who are citizens or residents of the United States who hold their Royal American common stock as a capital asset. It does not address all the tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, including, without limitation, financial institutions, tax-exempt organizations, insurance companies, dealers in stocks or securities or foreign currencies, foreign holders, persons that hold shares as a hedge against currency risk or a constructive sale or conversion transaction, or holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation, or the application of the alternative minimum tax. In addition, the following summary does not address the tax consequences of the merger to holders of Royal American stock options. The following summary is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed.

No ruling has been, or will be, sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Consummation of the merger is conditioned upon Midwest Banc receiving an opinion from Lewis, Rice & Fingersh, L.C. and Royal American receiving an opinion from Crowe Chizek and Company LLC to the effect that, based upon facts, representations and assumptions set forth in such opinions, the merger constitutes a reorganization within the meaning of Section 368 of the Internal Revenue Code. The issuance of the opinions is conditioned on, among other things, such tax counsel’s or advisor’s receipt of representation letters from each of Royal American and Midwest Banc, in each case in form and substance reasonably satisfactory to such counsel or advisor. Opinions of counsel or advisors are not binding on the Internal Revenue Service.

The Merger.  Based upon the above qualifications, for U.S. federal income tax purposes the merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code. Royal American and Midwest Banc each will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and neither Royal American nor Midwest Banc will recognize any gain or loss as a result of the merger.

Consequences to Royal American Stockholders.  Based on the above qualifications, a holder of Royal American common stock who exchanges all of his or her Royal American common stock solely for Midwest Banc common stock will not recognize income, gain or loss for U.S. federal income tax purposes, except, as discussed below, with respect to cash received in lieu of fractional shares of Midwest Banc common stock.

Holders of Royal American common stock who receive cash in lieu of fractional shares of Midwest Banc common stock in the merger generally will be treated as if the fractional shares of Midwest Banc common stock had been distributed to them as part of the merger, and then redeemed by Midwest Banc in exchange for the cash actually distributed in lieu of the fractional shares, with the redemption generally qualifying as an “exchange” under Section 302 of the Internal Revenue Code, as described below. Consequently, those holders generally will recognize capital gain or loss with respect to the cash payments they receive in lieu of fractional shares measured by the difference between the amount of cash received and the tax basis allocated to the fractional shares.

A holder of Royal American common stock who exchanges his or her Royal American common stock solely for cash will be treated as if shares of Midwest Banc common stock having a fair market value equal to the cash actually received by the holder had been distributed by Midwest Banc as part of the merger to the holder with such shares of Midwest Banc common stock then being redeemed by Midwest Banc in return for the cash actually received by the holder. If this hypothetical redemption constitutes an “exchange” under Section 302 of the Internal Revenue Code, as described below, taking into account the holder’s actual and constructive ownership of Midwest Banc common stock under Section 318 of the Internal Revenue Code, the gain or loss realized on the exchange will be recognized by the holder and will be treated as a capital gain or loss, measured by the difference between the cash received and the holder’s adjusted tax basis in the holder’s Royal American common stock exchanged. If the hypothetical redemption does not qualify as an “exchange” under Section 302 of the Internal Revenue Code, the cash received will be treated as ordinary dividend income, generally to the extent of the holder’s appropriate share of earnings and profits. To the extent the cash distribution exceeds the holder’s appropriate share of earnings and profits, the amount received will be applied against and reduce the holder’s adjusted basis in his or her stock and any excess will be treated as gain from the sale or exchange of the stock.

A holder of Royal American common stock who exchanges his or her Royal American common stock for a combination of cash and Midwest Banc common stock will recognize income or gain in an amount equal to the lesser of (a) the amount of cash received, or (b) the gain realized on the exchange. The gain realized on the exchange will equal the fair market value of Midwest Banc common stock received plus the amount of cash received, less the holder’s adjusted tax basis in the shares of Royal American common stock exchanged by the holder. In determining whether the gain or income will be treated as capital gain or as ordinary dividend income, the holder will be treated as if shares of Midwest Banc common stock having a fair market value equal to the cash actually received by the holder had been distributed by Midwest Banc as part of the merger to the holder with such shares of Midwest Banc common stock then being redeemed by Midwest Banc in return for the cash actually received by the holder. If this hypothetical redemption constitutes an “exchange” under Section 302 of the Internal Revenue Code, as described below, taking into account the holder’s actual and constructive ownership of Midwest Banc common stock under Section 318 of the Internal Revenue Code, the holder of Royal American common stock who receives a combination of cash and Midwest Banc common stock will recognize a capital gain. If the hypothetical redemption does not qualify as an “exchange” under Section 302 of the Internal Revenue Code, the holder will recognize ordinary dividend income, generally to the extent of the holder’s appropriate share of earnings and profits. The remainder of the gain, if any, will be a capital gain. It is not entirely clear as to whose earnings and profits, Midwest Banc or Royal American, are to be included in measuring the amount of cash that may be characterized as ordinary dividend income. Holders of Royal American are encouraged to consult their tax advisors to determine particular tax consequences to them. In no case, however, may a holder of Royal American common stock who receives a combination of cash and Midwest Banc common stock recognize a loss on the exchange.

In general, whether this hypothetical redemption constitutes an “exchange” under Section 302 of the Internal Revenue Code will depend upon whether and to what extent the hypothetical redemption reduces the holder’s percentage stock ownership in Midwest Banc. The hypothetical redemption will be treated as an “exchange” if, under the principles of Section 302 of the Internal Revenue Code, the hypothetical redemption is (a) “substantially disproportionate,” (b) “not essentially equivalent to a dividend” or (c) results in a “complete termination” of the holder’s interest in Midwest Banc common stock.

In general, the determination of whether the hypothetical redemption will be “substantially disproportionate” will require a comparison of (x) the percentage of the outstanding voting stock of Midwest Banc that the holder of Royal American common stock is deemed to actually and constructively own immediately before the hypothetical redemption by Midwest Banc and (y) the percentage of the outstanding voting stock of Midwest Banc actually and constructively owned by the holder immediately after the hypothetical redemption by Midwest Banc. Generally, the hypothetical redemption will be “substantially disproportionate” to a holder of Royal American common stock if the percentage described in (y) above is less than 80% of the percentage described in (x) above. The “substantially disproportionate” test will not apply unless immediately after the hypothetical redemption, the holder owns less than 50% of the total combined voting power of all classes of Midwest Banc entitled to vote. Whether the hypothetical redemption is “not essentially equivalent to a dividend” with respect to the holder will depend on the holder’s particular circumstances. In order for the hypothetical redemption to be “not essentially equivalent to a dividend,” the hypothetical redemption must result in a “meaningful reduction” in the holder’s percentage stock ownership of the merged company’s common stock. The Internal Revenue Service has ruled that a minority stockholder in a publicly traded corporation whose relative stock interest is minimal and that exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” generally if such stockholder has some reduction in such stockholder’s percentage stock ownership. Holders should consult their tax advisors as to the applicability of the ruling to their own individual circumstances.

The hypothetical redemption will result in a “complete termination” of the holder’s interest in Midwest Banc common stock if either (i) all of the shares actually and constructively owned by the stockholder are exchanged for cash pursuant to the merger or (ii) all of the shares actually owned by the holder are exchanged pursuant to the merger and the holder is eligible to waive, and effectively waives, the attribution of shares constructively owned by the holder in accordance with the procedures described in Section 302(c)(2) of the Internal Revenue Code. Only family attribution, as referred to below, may be waived under Section 302(c)(2) of the Internal Revenue Code.

In applying the constructive ownership provisions of Section 318 of the Internal Revenue Code, a holder of Royal American common stock may be deemed to own stock that is owned directly or indirectly by other persons, such as certain family members and entities such as trusts, corporations, partnerships or other entities in which the holder has an interest. Since the constructive ownership provisions are complex, holders should consult their tax advisors as to the applicability of these provisions.

Any capital gain recognized by any holder of Royal American common stock under the above discussion will be long-term capital gain if the holder has held the Royal American common stock for more than twelve months at the time of the exchange. In the case of a non-corporate holder, that long-term capital gain may be subject to a maximum federal income tax of 15%.

The deductibility of capital losses may be limited for both corporate and non-corporate holders.

Each holder’s aggregate tax basis in Midwest Banc common stock received in the merger will be the same as the holder’s aggregate tax basis in the Royal American common stock exchanged, decreased by the amount of any cash received in the merger and by the amount of any tax basis allocable to any fractional share interest for which cash is received and increased by any gain or income recognized in the exchange. The holding period of Midwest Banc common stock received by a holder in the merger will include the holding period of the Royal American common stock exchanged therefor in the merger to the extent the Royal American common stock exchanged is held as a capital asset at the time of the merger.

Treatment of Dividend to Corporate Holders of Royal American Common Stock.  If the merger is treated to any extent as ordinary dividend income to a corporate stockholder of Royal American, the amount of the dividend should generally be eligible for the 70% dividends received deduction, subject to the limitations of Sections 246 and 246A of the Internal Revenue Code.

In addition, the amount of any taxable dividend to a corporate stockholder may be an “extraordinary dividend” as defined in Section 1059 of the Internal Revenue Code. Under that section, if a corporate stockholder receives an extraordinary dividend with respect to any stock that has been held for two years or less, the nontaxed portion of the dividend (generally the portion eligible for the dividends received deduction) would reduce the stockholder’s tax basis with respect to that stock at the time of any disposition thereof, thereby increasing any taxable gain recognized on a subsequent disposition. If the nontaxed portion exceeds the corporate stockholder’s tax basis in such stock, the corporate stockholder must treat the excess as additional gain in the taxable year in which the extraordinary dividend is received. In the case of any redemption of stock, including a hypothetical redemption in connection with the merger, any amount treated as a taxable dividend to a corporate stockholder will be treated as an extraordinary dividend without regard to the holding period of the stock or the magnitude of the taxable dividend.

Backup Withholding.  Holders of Royal American common stock, other than certain exempt recipients, may be subject to backup withholding at a rate of 28% with respect to any cash payment received in the merger. However, backup withholding will not apply to any holder who either (a) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the transmittal letter, or (b) otherwise proves to Midwest Banc and its exchange agent that the holder is exempt from backup withholding.

Royal American stockholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger.

The discussion of U.S. federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Royal American common stock. We strongly encourage stockholders of Royal American to consult their tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of federal, state, local, foreign and other tax laws.

Regulatory Approvals

The merger is subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, and the merger of Midwest Bank and Trust Company and Royal American Bank is subject to the prior approval of the Federal Reserve Board under the Bank Merger Act. These acts require the Federal Reserve Board, when approving transactions such as these, to take into consideration the financial and managerial resources, including the competence, experience and integrity of the officers, directors and principal stockholders, and future prospects of the institutions and the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the

Federal Reserve Board must take into account the record of performance of the acquiring institution in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by the institution.

The Federal Reserve Board may not approve a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

Pursuant to the Bank Holding Company Act and the Bank Merger Act, a merger may not be consummated until 30 days after Federal Reserve Board approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board’s approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve Board and the concurrence of the Department of Justice, the waiting period may be reduced to not less than 15 days. Midwest Banc and Royal American believe that the merger, and the merger of the subsidiary banks, do not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on Midwest Banc and Royal American.

Other Requisite Approvals and Consents.  Approvals or notices are also required from or to the Illinois Department of Financial & Professional Regulation, as well as the NASDAQ National Market and other self-regulatory organizations and may be required from or to certain other regulatory agencies.

Status of Regulatory Approvals.  Midwest Banc filed applications with the Federal Reserve Board for approval of the merger and the merger of the subsidiary banks on March 1, 2006 and a notice with the Illinois Department of Financial & Professional Regulation on March 1, 2006. The Federal Reserve Bank of Chicago, under delegated authority from the Federal Reserve Board, approved the applications on April 7, 2006. The filing with the Illinois Department of Financial & Professional Regulation is being processed as of the date of this proxy statement/prospectus.

The merger cannot proceed in the absence of the requisite regulatory approvals. We do not know if or when all of these regulatory approvals will be obtained. Also, these approvals may contain a condition, restriction or requirement that causes these approvals to fail to satisfy the conditions for the merger.

Effective Time of the Merger

Unless Royal American and Midwest Banc agree otherwise, the effective time of the merger will be contemporaneous with the closing upon filing of the certificate of merger and any other required documents with the Secretary of the State of Delaware, unless a later date is specified in such certificate of merger, in which case such later date will be the effective time of the merger. At Midwest Banc’s election, the closing of the merger will take place on (a) the last business day of, or (b) the first business day of the month following, or (c) the first business day of the month which is the first month of the earliest calendar quarter following, in each case, the month during which all applicable waiting periods in connection with approvals of governmental and regulatory authorities and the receipt of all approvals of governmental and regulatory authorities and all conditions to the consummation of the merger are satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of such conditions), or on such other date after such satisfaction or waiver as Midwest Banc and Royal American may agree. A closing date determined under clause (c) in the preceding sentence may not occur more than 45 days following the fulfillment or waiver of the closing conditions referred to above. Royal American and Midwest Banc each will have the right, but not the obligation, to terminate the merger agreement if the effective time of the merger does not occur on or before October 1, 2006, unless the failure of the merger to occur by such date is due to the failure of the party seeking such termination to comply with its obligations under the merger agreement.

Accounting Treatment

Midwest Banc will account for the merger for accounting and financial reporting purposes as a “purchase,” as that term is used under United States generally accepted accounting principles, or GAAP. Under purchase accounting, the assets and liabilities of Royal American as of the effective time will be recorded at their fair values and added to those of Midwest Banc. Any excess of the value of Midwest Banc common stock issued and cash paid for Royal American common stock over the fair value of Royal American’s tangible and identifiable intangible net assets will be recorded as goodwill. Financial statements of Midwest Banc issued after the effective time will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Royal American.

Goodwill and certain intangible assets are not amortized. Instead, these assets are reviewed for impairment annually with any related losses recognized in earnings when incurred.

Resales of Midwest Banc Common Stock

The shares of Midwest Banc common stock to be issued in the merger will be freely transferable under the Securities Act of 1933, as amended. However, this will not be the case for shares issued to any stockholder who may be deemed to be an “affiliate” of Royal American for purposes of Rule 145 under the Securities Act as of the date of the special meeting. “Affiliates” generally include directors, certain executive officers, and beneficial owners of ten percent or more of any class of capital stock. These affiliates may not sell their shares of Midwest Banc common stock acquired in the merger except pursuant to an effective registration statement under the securities laws or an applicable exemption from the registration requirements of the securities laws.

This proxy statement/prospectus does not cover resales of Midwest Banc common stock received by any person who may be deemed to be an affiliate of Royal American. Royal American has agreed in the merger agreement to use its reasonable efforts to cause each person who may be deemed to be an affiliate of Royal American to execute and deliver to Midwest Banc an affiliate agreement. As provided for in these agreements, Royal American’s affiliates will agree not to offer to sell, transfer or otherwise dispose of any of the shares of Midwest Banc common stock distributed to them pursuant to the merger except in compliance with Rule 145, or in a transaction that is otherwise exempt from the registration requirements of, or in an offering which is registered under, the Securities Act. Midwest Banc may place restrictive legends on certificates representing Midwest Banc common stock issued to all persons who are deemed to be affiliates of Royal American under Rule 145.

Appraisal Rights

The following summary of the provisions of Section 262 of the Delaware General Corporation Law, or DGCL, is not intended to be a complete statement of the provisions of that section and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, a copy of which is attached to this proxy statement/prospectus as Appendix C and is incorporated into this summary by reference.

Under Delaware law, the common stockholders of Midwest Banc are not entitled to appraisal rights in connection with the merger. However, common stockholders of Royal American are entitled to appraisal rights under Delaware law.

If the merger is completed, each holder of Royal American common stock who (1) files written notice with Royal American of an intention to exercise rights of appraisal of his, her or its shares prior to the special meeting, and (2) follows the procedures set forth in Section 262, will be entitled to be paid by Midwest Banc the fair value in cash of the shares of appraisal stock. The fair value of stock will be determined by the Delaware Court of Chancery, exclusive of any element of value arising from the merger. This fair value may be less than, equal to or greater than the value of the cash and/or Midwest Banc common stock that a stockholder would be entitled to receive under the merger agreement. The shares of Royal American common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this proxy statement/prospectus as the “dissenting shares.”

Within ten days after the effective date of the merger, Midwest Banc must mail a notice to all stockholders who have complied with clause (1) above notifying those stockholders of the effective date of the merger. Within 120 days after the effective date of the merger, holders of dissenting shares may file a petition in the Delaware Court of Chancery for the appraisal of their shares, although they may, within 60 days of the effective date, withdraw their demand for appraisal. Within 120 days of the effective date, the holders of dissenting shares may also, upon written request, receive from Midwest Banc a statement setting forth the aggregate number of shares with respect to which demands for appraisal have been received.

Appraisal rights are available only to the record holder of shares. If you wish to exercise appraisal rights but have a beneficial interest in shares held of record by or in the name of another person, such as a broker, bank or nominee, you should act promptly to cause the record holder to follow the procedures set forth in Section 262 to perfect your appraisal rights.

A demand for appraisal should be signed by or on behalf of the stockholder exactly as the stockholder’s name appears on the stockholder’s stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand the agent must identify the record holder or holders and expressly disclose that the agent is executing the demand as an agent for the record holder or holders. A record holder such as a broker or nominee who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners and not exercise rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares of a particular beneficial owner that are held of record by the broker or nominee.

Dissenting shares lose their status as dissenting shares if:

•	the merger is abandoned;

•	the dissenting stockholder fails to make a timely written demand for appraisal;

•	neither the applicable issuer corporation nor the stockholder files a complaint or intervenes in a pending action within 120 days after the effective date of the merger; or

•	the stockholder delivers to Midwest Banc, within 60 days of the effective date of the merger, or thereafter with Midwest Banc’s approval, a written withdrawal of the stockholder’s demand for appraisal of the dissenting shares, although no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the court.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS, IN WHICH EVENT A STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE CONSIDERATION WITH RESPECT TO THE HOLDER’S DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DGCL, STOCKHOLDERS WHO ARE CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT THEIR OWN LEGAL ADVISORS.

PRO FORMA UNAUDITED COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following is the unaudited pro forma combined consolidated financial information for Midwest Banc and Royal American giving effect to the merger. The balance sheet information presented gives effect to the merger as if it occurred on December 31, 2005. The income statement information presented gives effect to the merger as if it occurred on January 1, 2005.

To calculate the pro forma shares outstanding used in computing the pro forma combined and equivalent pro forma combined per share data, Midwest Banc assumed that (1) the per share stock consideration would be equal to 3.58429 Midwest Banc shares and (2) that 50% of the shares of Royal American outstanding as of the closing date would be converted into cash and 50% would be converted into shares of Midwest Banc common stock.

Midwest Banc expects that it will incur merger and integration charges as a result of the merger. The pro forma combined consolidated financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated financial expenses and does not reflect any possible financial benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods presented.

The merger will be accounted for under the “purchase” method of accounting. Under the purchase method of accounting, the assets and liabilities of Royal American, as of the completion of the merger, will be recorded at their fair values and the excess of purchase price over the fair value of net assets will be allocated to goodwill. Financial statements of Midwest Banc issued after the consummation of the merger will reflect such values and will not be restated retroactively to reflect the historical position or results of operations of Royal American. The operating results of Royal American will be reflected in Midwest Banc’s consolidated financial statements from and after the date the merger is consummated.

The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of Royal American’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. In addition, estimates of merger-related charges are subject to final decisions related to combining the companies. Any change in the fair value of the net assets of Royal American will change the amount of the purchase price allocable to goodwill. Additionally, changes to Royal American’s stockholders’ equity, including net income and changes in the market value of Midwest Banc’s common stock through the date the merger is completed, will also change the amount of goodwill recorded. As a result, the final adjustments may be materially different from the unaudited pro forma adjustments used in preparing the unaudited pro forma combined consolidated financial information presented herein. The unaudited pro forma adjustments used in preparing the unaudited pro forma combined consolidated financial information are described in greater detail in the notes thereto.

The unaudited pro forma combined consolidated financial information is based on, and should be read together with, the historical information that we have included in this proxy statement/prospectus or presented in Midwest Banc’s prior filings with the SEC, which are incorporated into this proxy statement/prospectus by reference.

MIDWEST BANC HOLDINGS, INC. AND ROYAL AMERICAN CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET
As of December 31, 2005

		Royal	Pro Forma
	Midwest Banc	American	Adjustments	Pro Forma
	(In thousands, except per share data)

ASSETS
Cash	$58,329	$17,059	$(64,292)	$11,096
Federal funds sold and other short term investments	12,270	29,950	—	42,220
Securities available-for-sale	687,937	34,195	—	722,132
Securities held-to-maturity	59,451	—	—	59,451
Federal Reserve and Federal Home Loan Bank stock, at cost	14,661	1,630	—	16,291
Loans	1,351,908	438,672	(5,595)	1,784,985
Allowance for loan losses	(17,760)	(4,995)	—	(22,755)

Net loans	1,334,148	433,677	(5,595)	1,762,230
Cash value of life insurance	44,433	6,271	—	50,704
Premises and equipment, net	22,247	1,367	—	23,614
Other real estate	11,154	—	—	11,154
Core Deposit Intangible and other intangibles, net	1,788	—	11,470	13,258
Goodwill	891	—	79,640	80,531
Other Assets	60,299	6,102	—	66,401

Total assets	$2,307,608	$530,251	$21,223	$2,859,082

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities
Deposits
Non-interest-bearing	$158,406	$119,602	—	$278,008
Interest-bearing	1,364,978	344,319	(2,547)	1,706,750

Total deposits	1,523,384	463,921	(2,547)	1,984,758
Federal funds purchased	68,000	—	—	68,000
Securities sold under agreements to repurchase	264,808	—	—	264,808
Advances from the Federal Home Loan Bank	150,000	5,000	(140)	154,860
Junior subordinated debt owed to unconsolidated trusts	55,672	10,310	(294)	65,688
Due to broker	1,301	—	—	1,301
Other liabilities	28,317	5,805	3,520	37,642

Total liabilities	2,091,482	485,036	539	2,577,057
Stockholders’ equity
Preferred stock	—	—	—	—
Common stock	221	1,577	(1,548)	250
Surplus	134,857	17,982	47,888	200,727
Retained earnings	92,121	25,824	(25,824)	92,121
Unearned stock-based compensation	(3,013)	—	—	(3,013)
Accumulated other comprehensive loss	(7,606)	(2)	2	(7,606)
Treasury stock, at cost	(454)	(166)	166	(454)

Total stockholders’ equity	216,126	45,215	20,684	282,025

Total liabilities and stockholders’ equity	$2,307,608	$530,251	$21,223	$2,859,082

Shares outstanding	21,814	1,573	—	24,695

Book value per share	$9.91	$28.75	$—	$11.42

The accompanying notes are an integral part of the unaudited pro forma combined condensed consolidated financial information.

MIDWEST BANC HOLDINGS, INC. AND ROYAL AMERICAN CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED INCOME STATEMENT
For the Year Ended December 31, 2005

		Royal	Pro Forma
	Midwest Banc	American	Adjustments	Pro Forma
	(Dollars in thousands, except per share data)

Interest income
Loans	$79,947	$26,503	$3,227	$109,677
Securities
Taxable	29,429	744	—	30,173
Exempt from federal income taxes	1,248	409	—	1,657
Trading securities	388	—	—	388
Dividend income from FRB and FHLB stock	727	78	—	805
Federal funds sold and other short-term investments	505	401	—	906

Total interest income	112,244	28,135	3,227	143,606
Interest expense
Deposits	34,067	8,442	2,547	45,056
Federal funds purchased	1,016	—	—	1,016
Securities sold under agreement to repurchase	6,213	79	—	6,292
Advances from the Federal Home Loan Bank	5,701	268	47	6,016
Junior subordinated debt owed to unconsolidated trusts	3,791	683	84	4,558
Notes payable	9	4	—	13

Total interest expense	50,797	9,476	2,678	62,951

Net interest income	61,447	18,659	549	80,655
Provision for loan losses	2,589	789	—	3,378

Net interest income after provisions for loan losses	58,858	17,870	549	77,277
Noninterest income
Service charges on deposit accounts	5,139	794	—	5,933
Net losses on securities transactions	(17,440)	(38)	—	(17,478)
Net trading profits	413	—	—	413
Gains on sale of loans	357	310	—	667
Insurance and brokerage commissions	1,519	436	—	1,955
Trust	303	928	—	1,231
Increase in cash surrender value of life insurance	1,765	234	—	1,999
Life insurance benefit	789	—	—	789
Other	910	476	—	1,386

Total noninterest income	(6,245)	3,140	—	(3,105)
Noninterest expenses
Salaries and employee benefits	26,693	8,367	—	35,060
Occupancy and equipment	5,584	966	—	6,550
Professional services	4,723	546	—	5,269
Loss on extinguishment of debt	13,125	—	—	13,125
Core deposit intangible amortization	354	—	2,085	2,439
Other	10,048	3,029	—	13,077

Total noninterest expenses	60,527	12,908	2,085	75,520

Income (loss) before income taxes and discontinued operations	(7,914)	8,102	(1,536)	(1,348)
Provision for income taxes	(6,325)	2,969	(610)	(3,966)

Income (loss) from continuing operations	$(1,589)	$5,133	$(926)	$2,618

Basic Earnings per share — continuing operations	$(0.08)	$3.33	$—	$0.12
Diluted Earnings per share — continuing operations	$(0.08)	$3.28	$—	$0.12
Average Shares Outstanding
Basic	19,573	1,543	—	22,454
Diluted	19,573	1,565	—	21,138

The accompanying notes are an integral part of the unaudited pro forma combined condensed consolidated financial information.

MIDWEST BANC AND ROYAL AMERICAN

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

Note 1 —	Basis of Presentation

The unaudited pro forma combined condensed consolidated financial information has been prepared assuming that the merger will be accounted for under the purchase method of accounting. The unaudited pro forma combined condensed consolidated statement of earnings for the year ended December 31, 2005 is presented as if the merger occurred at the beginning of the period. The unaudited pro forma combined condensed balance sheet as of December 31, 2005 is presented as if the merger occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the merger actually occurred on those dates. Midwest Banc has not completed a review of Royal American’s accounting policies. As a result of this review, it might be necessary to restate certain amounts in the financial statements of Royal American to conform to Midwest Banc’s accounting policies. Midwest Banc does not expect to make any material restatements.

Certain historical data of Royal American have been reclassified on a pro forma basis to conform to Midwest Banc’s classifications.

Note 2 —	Purchase Price and Funding of Royal American

Under the terms of the merger agreement, subject to pro ration in accordance with the merger agreement, 50% of the Royal American shares will be exchanged for Midwest Banc common stock in the merger and 50% of the Royal American shares will be exchanged for cash in the amount of $80.00 per share in the merger. Midwest Banc will have approximately 24,695,000 shares outstanding after the merger. The common stock in the unaudited pro forma combined condensed consolidated balance sheet has been adjusted to reflect the par value amount of shares of Midwest Banc.

Note 3 —	Allocation of Purchase Price of Royal American

Under purchase accounting, Royal American’s assets and liabilities and any identifiable intangible assets are required to be adjusted to their estimated fair values. The estimated fair values have been determined by Midwest Banc based upon available information. Midwest Banc cannot be sure that such estimated values represent the fair value that would ultimately be determined as of the merger date. The following are the pro forma adjustments made to record the transaction and to adjust Royal American’s assets and liabilities to their estimated fair values at December 31, 2005.

Purchase Price of Royal American (in thousands):
Market value (20-day volume weighted average price ending on the close of business February 3, 2006) of Midwest Banc common stock to be issued	$65,889
Cash to be paid	64,292

130,191

Historical net assets of Royal American	$45,215
Fair market value adjustments as of December 31, 2005:
Loans	$(5,595)
Goodwill	79,640
Core deposit intangible	11,470
Deposits	2,547
Federal Home Loan Bank Advances	140
Junior subordinated debt owed to unconsolidated trusts	294
Deferred taxes on purchase accounting adjustments	(3,520)

$130,191

MIDWEST BANC AND ROYAL AMERICAN

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements — (Continued)

All of the other asset and liability categories are either variable rate or short-term in nature and fair market value adjustments were considered to be immaterial to the financial presentation.

The purchase price adjustments are subject to further refinement, including the determination of a core deposit intangible and its life for amortization purposes. For pro forma presentation purposes only, Midwest Banc has included an estimated core deposit intangible calculated as 4.0% of deposits. In accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets,” goodwill and intangible assets with indefinite lives are not amortized for acquisitions initiated after June 30, 2001; therefore, no goodwill amortization is presented in the pro forma financial statements. However, the core deposit intangible will be amortized over its estimated useful life and recorded as a charge to operations.

Note 4 —	Merger Costs of Royal American

The table below reflects Midwest Banc’s current estimate, for purposes of pro forma presentation, of the aggregate estimated merger costs of $4,063 (net $962 of taxes, computed using the combined federal and state tax rate of 39.745%) expected to be incurred in connection with the acquisition. While a portion of these costs may be required to be recognized over time, the current estimate of these costs, primarily comprised of anticipated cash charges, include the following (in thousands):

Employee costs (severance and retention costs)	$350
Technology platform:
Termination costs	1,321
Conversion costs	400
Signage conversion costs	100
Other costs	250

Deductible merger costs	2,421
Tax benefits	962

Deductible merger costs, net of tax benefits	1,459
Investment banking and other professional fees	2,604

Total merger costs, net of tax benefits	4,063

Midwest Banc’s cost estimates are forward-looking. While the costs represent Midwest Banc’s current estimate of merger costs associated with the merger that will be incurred, the ultimate level and timing of recognition of these costs will be based on the final integration in connection with consummation of the merger. Royal American will incur pre-tax compensation expense of $7.7 million for acceleration of Stock Appreciation Rights previously granted to executive and senior employees. This expense is expected to be partially offset by Royal American’s earnings for the period prior to closing. Readers are cautioned that the completion of this integration and other actions that may be taken in connection with the merger will impact these estimates. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs. For additional factors that may cause actual results to differ, please see “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 18.

MIDWEST BANC AND ROYAL AMERICAN

Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements — (Continued)

Note 5 —	Pro Forma Condensed Combined Statement of Income Adjustments

For purposes of determining the pro forma effect of the merger on the statement of income, the following pro forma adjustments have been made as if the acquisition occurred as of January 1 (in thousands):

Year Ended
December 31, 2005

Yield adjustment for income on loans	$3,227
Amortization of core deposit intangible	(2,085)
Yield adjustment for interest expense on deposits	(2,547)
Yield adjustment for interest expense on advances	(47)
Yield adjustment for interest expense on junior subordinated debt owed to unconsolidated trusts	(84)

(1,536)
Tax benefits of pro forma adjustments	(610)

$(926)

The following assumptions were used for purposes of determining the pro forma effect of the merger on the statement of income. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized, but will be reviewed for impairment at least annually.

	Weighted Average	Method of
	Remaining Term/	Amortization
	Useful Life	or Accretion

Loans	1.73 years	Straight Line
Core deposit	10.0 years	Accelerated
Deposits	0.73 years	Straight Line
Advances	3.00 years	Straight Line

TERMS OF THE MERGER AGREEMENT

The following is a summary of various provisions of the merger agreement. When we use the term merger agreement in this document, we are referring to the agreement and plan of merger, a copy of which is included in this document as Appendix A. The merger agreement is incorporated by reference into this document. This summary is qualified in its entirety by reference to the full text of the merger agreement. You are encouraged to read the merger agreement carefully and in its entirety because it, and not this summary, is the legal document that governs the merger.

The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties Midwest Banc and Royal American made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to complete the merger and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.

Representations and Warranties

The merger agreement contains representations and warranties of Royal American and Midwest Banc to each other as to, among other things:

•	the corporate organization and existence of each party and its subsidiaries;

•	the capitalization of each party;

•	the authority of each party to enter into the merger agreement and make it valid and binding;

•	no conflict between the merger agreement and:

•	the certificate of incorporation and by-laws of each party, or

•	applicable law;

•	required governmental and regulatory consents;

•	compliance with applicable laws and contracts;

•	the completeness and accuracy of each party’s financial statements and filings with the SEC and/or bank regulatory agencies, as applicable;

•	compliance with the applicable provisions of Sarbanes-Oxley and the rules and regulations of the NASDAQ National Market in the case of Midwest Banc;

•	the absence of changes in each party’s business since December 31, 2004, in the case of Royal American, and December 31, 2005, in the case of Midwest Banc, which would have a material adverse effect on the party making the representation;

•	the completeness and accuracy of the registration statement, of which this proxy statement/prospectus is a part; and

•	broker’s fees.

The merger agreement contains additional representations and warranties of Royal American to Midwest Banc as to, among other things:

•	no conflict between the merger agreement and other agreements, instruments and obligations of Royal American;

•	the inapplicability to the merger agreement and the merger of anti-takeover laws and regulations;

•	the fact that the minute books of Royal American and its subsidiaries contain true, complete and accurate records of all meetings and other corporate actions held or taken since January 1, 2001;

•	the absence of environmental liabilities;

•	title to Royal American’s property;

•	the absence of restrictions on Royal American’s business;

•	the filing and accuracy of Royal American’s tax returns;

•	compliance with the Bank Secrecy Act, USA PATRIOT Act, Gramm-Leach-Bliley Act and the anti-money laundering laws;

•	the establishment and maintenance of a system of “internal control over financial reporting” or process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, as the case may be;

•	the fact that except for the liabilities reflected on the balance sheet of Royal American and the liabilities incurred in the ordinary course of business, Royal American has not incurred any liability that is required to be disclosed on a balance sheet or that would have a material adverse effect on Royal American;

•	the fact that there are no outstanding loans made by Royal American to any of its executive officers or directors, other than loans that are subject to Regulation O under the Federal Reserve Act;

•	the fact that since December 31, 2004, Royal American, nor any of its subsidiaries, directors, officers, employees, auditors, accountants or representatives, is aware of or has received any complaint, allegation, assertion, or claim, that it has engaged in questionable accounting or auditing practices;

•	the fact that Royal American has not been requested by its independent registered accounting firm to restate any of its financial statements or to modify its accounting in the future;

•	policies of insurance and the absence of any liability for unpaid premiums or premium adjustments not properly reflected on Royal American’s financial statements;

•	the entry into, and the ability to terminate, material contracts;

•	the receipt by Royal American of the written opinion of Ryan Beck & Co., Inc. as to the fairness of the consideration to be received in the merger by Royal American’s stockholders;

•	the stockholder vote required to approve the merger;

•	the absence of undisclosed legal proceedings, orders and injunctions;

•	employee benefit plans, employment contracts and related matters;

•	the validity of the assumption by Midwest Banc of Royal American’s option plans and the options issued under the terms of such option plans; and

•	the tax treatment of the merger.

In addition, the merger agreement includes a representation and warranty from Midwest Banc to Royal American regarding Midwest Banc’s ability to fund the cash consideration payable in the merger.

All of the representations and warranties of each party (other than, with respect to Royal American, its representations regarding capitalization and the absence of any material adverse effect on it, and, with respect to both parties, their representations regarding brokers’ fees) are subject to a materiality standard. Under this standard, no representation or warranty will be deemed untrue or incorrect, and neither party will be deemed to be in breach, unless any fact, circumstance or event, individually or taken together with other facts, circumstances or events, would have a material adverse effect on the party making such representation or warranty.

Conduct of Business Pending the Merger

Royal American agreed in the merger agreement not to take certain actions until the merger became effective, without the written consent of Midwest Banc. Royal American agreed not to (and agreed not to permit its subsidiaries to):

•	conduct their business other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, take any action that would adversely affect or delay the ability of Royal American, Midwest Banc or any of their subsidiaries to perform any of their obligations on a timely basis under the merger agreement, or take any action that is reasonably likely to have a material adverse effect on Royal American or its subsidiaries, taken as a whole;

•	other than pursuant to rights or options previously disclosed to Midwest Banc, (a) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Royal American common stock or any rights or options to acquire the same, (b) enter into any agreement with respect to the foregoing, or (c) permit any additional shares of Royal American common stock to become subject to new grants of employee or director stock options, other rights or similar stock-based employee rights;

•	make, declare, pay or set aside for payment any dividend on any shares of Royal American common stock, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;

•	other than as previously disclosed to Midwest Banc, enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Royal American or its subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (a) for normal individual increases in compensation to employees (other than certain employees previously identified to Midwest Banc) in the ordinary course of business consistent with past practice, (b) for other changes that are required by applicable law and (c) to satisfy previously disclosed contractual obligations existing as of the date of the merger agreement;

•	enter into, establish, adopt or amend (except as may be required by applicable law or to satisfy previously disclosed contractual obligations) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Royal American or its subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;

•	sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to Royal American and its subsidiary taken as a whole;

•	acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that is not material to the Royal American and its subsidiary, taken as a whole;

•	make any capital expenditures in excess of $100,000 individually or in the aggregate;

•	amend the certificate of incorporation or bylaws of Royal American or similar governing documents of any of Royal American’s subsidiaries;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

•	except in the ordinary course of business consistent with past practice, enter into or terminate any material contract, agreement or arrangement or amend or modify in any material respect any of its existing material contracts, agreements or arrangements;

•	except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Royal American and its subsidiary, taken as a whole;

•	(a) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code, or (b) knowingly take any action that is intended or is reasonably likely to result in (1) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the merger, (2) any of the conditions to the merger set forth in the merger agreement not being satisfied, or (3) a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law or regulation;

•	except as required by applicable law or regulation, (a) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices or (b) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk;

•	incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

•	make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit not in accordance with Royal American’s loan policy and authority in existence as of the date of the merger agreement; provided, however, Royal American may not make or commit to make any new loan or letter of credit or any new or additional discretionary advance under (a) any existing line of credit in principal amounts in excess of $5,000,000, or (b) that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) to more than $5,000,000 (excluding for this purpose any accrued interest or overdrafts), without the prior written consent of Midwest Banc, acting through its chairman and chief credit officer or such other designee as Midwest Banc may give notice of to Royal American; and provided, further, that none of the restrictions listed above will prohibit Royal American from renewing any loan in existence on the date the merger agreement was executed on terms substantially consistent with the existing loan, except for loans that would be classified as special mention, substandard, doubtful or loss using Midwest Banc’s classification system;

•	foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials, provided, however, that Royal American is not required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has reason to believe that such property might contain any such waste materials or otherwise might be contaminated; or

•	agree or commit to do any of the foregoing.

Midwest Banc agreed in the merger agreement not to take certain actions until the merger became effective, without the written consent of Royal American. Midwest Banc agreed not to (and agreed not to permit its subsidiaries to):

•	(a) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the transaction from qualifying as a “reorganization” within the meaning of Section 368 of the Internal Revenue Code, or (b) knowingly take any action that is intended or is reasonably likely to result in

(1) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time of the merger, (2) any of the conditions to the merger set forth in the merger agreement not being satisfied, or (3) a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law or regulation;

•	take any action to amend Midwest Banc’s amended and restated certificate of incorporation or restated bylaws in any manner the effect of which would be to materially and adversely affect the rights or powers of holders of Midwest Banc common stock generally; or

•	except for (a) issuances of shares of Midwest Banc common stock as merger consideration in the merger, (b) issuances of shares of Midwest Banc common stock issued or proposed to be issued in connection with another acquisition approved by the board of directors of Midwest Banc, or (c) issuances of shares of Midwest Banc common stock or rights pursuant to the terms of any currently-existing employee benefit plans of Midwest Banc, (1) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Midwest Banc common stock or any rights, or (2) enter into any agreement with respect to the foregoing.

No Solicitation of Transactions

Royal American has agreed that it and its subsidiaries will not, nor will they authorize or permit any of their officers, directors, employees, affiliates, investment bankers, attorneys or other advisors or representatives to solicit, initiate, encourage or induce the making of a submission or announcement of any “acquisition proposal,” as defined below, participate in any discussions or negotiations with, or provide any material non-public information to, any person relating to, or take any action to facilitate any inquiry or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal, or enter into any contract relating to an “acquisition transaction,” as defined below.

However, under the merger agreement, Royal American is permitted to furnish material non-public information regarding itself and its subsidiaries to, and enter into a customary confidentiality agreement or discussions with, a third party making an acquisition proposal if:

•	Royal American’s board of directors reasonably determines in good faith, after taking into consideration the advice of and consultation with a nationally reputable investment banking firm, that such acquisition proposal constitutes or is reasonably likely to result in an offer for a merger or other similar transaction that the board of directors determines will be more favorable to Royal American stockholders than the terms of the merger agreement with Midwest Banc;

•	Royal American’s board of directors concludes in good faith, after consultation with its outside legal counsel, that failure to take such action is reasonably likely to result in a breach by the board of directors of its fiduciary obligations to Royal American’s stockholders;

•	Royal American gives Midwest Banc written notice of the identity of the person making the acquisition proposal and of Royal American’s intention to furnish material non-public information to, or enter into discussions or negotiations with, such person ten days before forwarding any information or entering into discussions or negotiations with such person; and

•	prior to doing so, Royal American enters into a reasonably customary confidentiality agreement with such third party and contemporaneously with furnishing any such information, Royal American furnishes the same information to Midwest Banc.

In addition, Royal American’s board of directors is permitted to withdraw or modify its recommendation that stockholders vote in favor of the merger if (a) Royal American has received an acquisition proposal that it has reasonably determined in good faith, after taking into consideration the advice of and consultation with an investment banking firm of national reputation, is reasonably likely to result in a superior offer, and (b) the board reasonably determines in good faith, after consultation with its legal counsel, that failure to withdraw or modify its recommendation would be reasonably likely to result in a breach of its fiduciary obligations to Royal American stockholders.

If Royal American receives an acquisition proposal that its board of directors determines in accordance with the above guidelines and those set forth in the merger agreement constitutes a superior or more favorable offer, prior to terminating the agreement in order to accept such offer, Royal American must provide a written notice to that effect to Midwest Banc and allow ten days for Midwest Banc and Royal American to negotiate and make necessary adjustments in the terms and conditions of the merger agreement that would permit Royal American to proceed with the transactions contemplated by the merger agreement on such adjusted terms if so elected by Midwest Banc.

For purposes of the above discussion, “acquisition proposal” means any offer or proposal (other than an offer or proposal by Midwest Banc) relating to any “acquisition transaction.” “Acquisition transaction” means any transaction or series of related transactions other than the transactions contemplated by the merger agreement involving:

•	any acquisition or purchase from Royal American by any person of more than a 15% interest in the total outstanding voting securities of Royal American or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the total outstanding voting securities of Royal American or any of its subsidiaries, or any merger, consolidation, business combination or similar transaction involving Royal American or any of its subsidiaries;

•	any sale, lease, exchange, transfer, license, acquisition or other disposition of more than 15% of the assets of Royal American or any of its subsidiaries; or

•	any liquidation or dissolution of Royal American or any of its subsidiaries.

Employee Benefit Matters

Midwest Banc has agreed that employees of Royal American and its subsidiaries who continue as employees of Midwest Banc or its subsidiaries following the merger will be entitled to participate in Midwest Banc’s employee benefit and fringe benefit programs that are in effect generally for employees of Midwest Banc and its subsidiaries, provided the Royal American employees are eligible and, if required, selected for participation therein and are not otherwise participating in a similar plan or program of Royal American that is maintained by Midwest Banc after the merger. If or when Royal American employees become eligible to participate in Midwest Banc’s employee benefit plans and programs, they will do so on substantially the same basis as Midwest Banc’s employees, but without any duplication of benefits provided under any similar plan or program of Royal American that is maintained by Midwest Banc after the merger.

Midwest Banc will treat the prior service of each Royal American employee with Royal American as service with Midwest Banc for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any Midwest Banc plan or program in which such employee may participate after the merger (but not for benefit accruals under any defined benefit plan). In addition, with respect to any Midwest Banc employee welfare benefit plan in which employees of Royal American participate after the merger, such employees will not be subject to any waiting periods or preexisting condition exclusions under such Midwest Banc plan, other than waiting periods and exclusions that are already in effect with respect to any such employee and that have not been satisfied as of the effective time of the merger. Further, all deductibles and co-insurance payments made by Royal American employees for the plan year in effect immediately before the merger will reduce the amount of deductibles and co-insurance payments under the Midwest Banc health and welfare plans and programs; provided that such continuing employees and covered family members were enrolled in comparable plans of Royal American as of the merger and continuously thereafter until the effective time of coverage in the Midwest Banc plan or program.

In connection with the transition of the Royal American employees to Midwest Banc’s employee benefit and fringe benefit programs, Royal American and its subsidiaries have agreed to take such actions as Midwest Banc may request to terminate, freeze or amend all or certain of Royal American’s employee benefit and fringe benefit programs in the manner requested by Midwest Banc, effective immediately prior to the merger or such other time requested by Midwest Banc.

Additional agreements of Midwest Banc and Royal American with respect to various benefit and compensation matters are described under “— Interests of Certain Persons” beginning on page 27.

Additional Agreements

Midwest Banc and Royal American have further agreed, among other things, to:

•	give prompt notice to each other of any fact, event or circumstance known to it that (a) would, individually or taken together with all other facts, events and circumstances known to it, result in a material adverse effect, or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement; and

•	consult with each other before issuing any press release or making any public statements except as may be required by law, including disclosures required under federal securities laws.

Royal American has further agreed to:

•	at the written request of Midwest Banc and subject to certain conditions specified in the merger agreement, establish and take such reserves and accruals as Midwest Banc requests to conform Royal American’s loan, accrual and reserve policies to Midwest Banc’s policies, shall establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses of the merger and restructuring charges related to or to be incurred in connection with the merger, in each case at such times as are specified by Midwest Banc;

•	cause to be delivered to Midwest Banc “comfort” letters of Crowe Chizek and Company LLC, Royal American’s independent public accounting firm, dated the date on which the registration statement of which this proxy statement/prospectus is a part becomes effective and the effective time of the merger, respectively, and addressed to Midwest Banc, in a form reasonably satisfactory to Midwest Banc and reasonably customary in scope and substance for letters delivered by independent public accounting firms in connection with registration statements and transactions such as those contemplated by the merger agreement;

•	(a) cause Royal American Bank to enter into a merger agreement with Midwest Bank and Trust Company, and take all other actions and cooperate with Midwest Banc in causing the merger of Royal American Bank and Midwest Bank and Trust Company to be effected, and (b) cause one or more of its subsidiaries, other than Royal American Bank, to reorganize or otherwise combine its operations with the operations of a subsidiary of Midwest Banc or another subsidiary of Royal American as deemed advisable by Midwest Banc, and take all other actions and cooperate with Midwest Banc in causing such reorganization or other combination to be effected, subject to certain conditions specified in the merger agreement; and

•	consult and confer with Midwest Banc on a regular basis (and, to that end, make personnel available as reasonably necessary) regarding the various systems, procedures, business relationships and best practices employed by each organization, together with Royal American’s data processing systems and contracts, in order to effect, on or after the closing date as determined by Midwest Banc, the orderly transition and integration of the business and operations of Royal American and its subsidiaries with the business and operations of Midwest Banc and its subsidiaries and the timely conversion of the Royal American’s data processing systems to those of Midwest Banc and, if requested by Midwest Banc, the termination by Royal American of any contracts Royal American may have with third parties related to data processing or other operations, subject to certain conditions specified in the merger agreement.

Midwest Banc has further agreed to:

•	succeed to Royal American’s obligations with respect to indemnification or exculpation existing in favor of the directors, officers, employees and agents of Royal American and Royal American’s subsidiaries as provided by the DGCL, Royal American’s certificate of incorporation or Royal American’s by-laws with respect to matters occurring prior to the effective time of the merger;

•	use commercially reasonable best efforts to maintain an insurance policy for directors’ and officers’ liabilities for all present and former directors and officers of Royal American covered by the policies existing on the date of the merger agreement with respect to acts, omissions and other matters occurring prior to the effective time of the merger for a period of three years after the effective time of the merger, except that if Midwest Banc’s cost of maintaining such insurance equals or exceeds 200% of the annual premium in effect on February 8, 2006, then Midwest Banc is required to maintain the most advantageous policies of directors’ and officers’ insurance obtainable at such amount;

•	require that its successors or assigns, in case of a merger, consolidation or transfer of all assets, maintain the indemnity and insurance obligations with respect to the indemnified parties as described above; and

•	use its reasonable best efforts to list the shares of Midwest Banc common stock to be issued in the merger on the NASDAQ National Market.

Conditions to Completion of the Merger

The respective obligations of Midwest Banc and Royal American to consummate the merger are subject to the satisfaction of certain mutual conditions, including the following:

•	the stockholders of Royal American approve the merger agreement and the merger at the special meeting of stockholders;

•	all regulatory approvals required by law to consummate the transactions contemplated by the merger agreement are obtained from the Federal Reserve Board and the other appropriate federal and/or state regulatory agencies, and all waiting periods after such approvals required by law or regulation expire;

•	neither Midwest Banc nor Royal American are subject to any order, decree, litigation or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the merger;

•	the registration statement (of which this proxy statement/prospectus is a part) registering shares of Midwest Banc common stock to be issued in the merger is declared effective and not subject to a stop order or any threatened stop order;

•	all permits and other authorizations under state securities laws necessary to consummate the merger and to issue the shares of Midwest Banc common stock are obtained; and

•	the shares of Midwest Banc common stock to be issued in the merger are approved for listing on the NASDAQ National Market, subject to official notice of issuance.

In addition to the mutual covenants described above, the obligation of Midwest Banc to consummate the merger is subject to the satisfaction, unless waived by Midwest Banc, of the following other conditions:

•	subject to a materiality standard set forth in the merger agreement, the representations and warranties of Royal American made in the merger agreement are true and correct as of the date of the merger agreement and as of the effective time of the merger, and Midwest Banc receives a certificate of the chief executive officer and chief financial officer of Royal American to that effect;

•	subject to a materiality standard set forth in the merger agreement, Royal American performs all obligations required to be performed under the merger agreement prior to the effective time of the merger, and delivers to Midwest Banc a certificate of its chief executive officer and chief financial officer to that effect;

•	Lewis, Rice & Fingersh, L.C., counsel to Midwest Banc, delivers an opinion to Midwest Banc stating that, as of the effective time of the merger, the merger constitutes a “reorganization” under Section 368 of the Internal Revenue Code;

•	the required regulatory approvals do not impose any condition or restriction upon Midwest Banc or Royal American or their respective subsidiaries which would materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement in such a manner as to render inadvisable the consummation of the merger;

•	subject to a materiality standard set forth in the merger agreement, Royal American continues to possess all required approvals, consents and orders, and all filings and notifications required to be made by Royal American for the consummation of the merger have been made by Royal American;

•	there is not pending any action (a) challenging or seeking material damages in connection with the merger or the conversion of Royal American common stock into Midwest Banc common stock pursuant to the merger, or (b) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Midwest Banc or its subsidiaries of all or any portion of the business or assets of Royal American and its subsidiaries;

•	there is no material adverse effect with respect to Royal American, and Midwest Banc receives a certificate of the chief executive officer and chief financial officer of Royal American to that effect;

•	if requested by Midwest Banc as provided in the merger agreement, Midwest Banc receives from Crowe Chizek and Company LLC the “comfort” letters referred to in the merger agreement;

•	the employment agreements between Royal American and each of J.J. Fritz, Kelly J. O’Keefe and Brogan M. Ptacin are in full force and effect as of the effective time of the merger and are enforceable by the parties thereto in accordance with their respective terms; and

•	the aggregate number of shares of Royal American common stock held by stockholders exercising their appraisal rights does not exceed 10% of the outstanding shares of Royal American common stock as of the date of the merger agreement.

In addition to the mutual covenants described above, Royal American’s obligation to complete the merger is subject to the satisfaction, unless waived by Royal American, of the following other conditions:

•	subject to a materiality standard set forth in the merger agreement, the representations and warranties of Midwest Banc made in the merger agreement are true and correct as of the date of the merger agreement and as of the effective time of the merger, and Royal American receives a certificate of the chief executive officer and president of Midwest Banc to that effect;

•	subject to a materiality standard set forth in the merger agreement, Midwest Banc performs in all material respects all obligations required to be performed under the merger agreement prior to the effective time of the merger, and delivers to Royal American a certificate of its chief executive officer and president to that effect;

•	Crowe Chizek and Company LLC, accounting firm to Royal American, delivers to Royal American an opinion, dated as of the effective time of the merger, that, on the basis of facts, representations and assumptions set forth in such opinion, (a) the merger constitutes a “reorganization” under Section 368 of the Internal Revenue Code, and (b) no gain or loss will be recognized by the stockholders of Royal American who receive Midwest Banc common stock, except with respect to cash received in lieu of fractional share interests in Midwest Banc; and

•	there shall have been no material adverse effect with respect to Midwest Banc and Royal American receives a certificate of the chief executive officer and chief financial officer of Midwest Banc to that effect.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to completion of the merger, whether before or after the approval of the merger by the stockholders of Royal American, in any of the following ways:

•	by mutual written consent of Royal American and Midwest Banc;

•	by either Royal American or Midwest Banc, if the merger is not completed on or before October 1, 2006, unless the failure of the closing to occur by this date is due to a breach of the merger agreement by the party seeking to terminate the merger agreement;

•	by either Royal American or Midwest Banc, if a governmental authority has issued a non-appealable final order denying any approval required for consummation of the merger;

•	by either Royal American or Midwest Banc, if Royal American stockholders hold a meeting and the approval of the stockholders of Royal American required for completion of the merger has not been obtained, provided that Royal American may not terminate the merger agreement under this provision if the failure to obtain stockholder approval is caused by a breach of the merger agreement by Royal American;

•	by either Royal American or Midwest Banc, if there has been a breach of any of the representations, warranties, covenants or agreements of the other party in the merger agreement, which breach if curable is not cured within 30 days following written notice to the party committing the breach and which breach would, if occurring or continuing on the closing date, result in the failure of the condition relating to breaches of representations, warranties and covenants described under “— Conditions to Completion of the Merger.”

•	by Midwest Banc, if the Royal American board of directors withdraws, amends or modifies in any manner adverse to Midwest Banc, its approval of the merger agreement and the merger or its recommendation that its stockholders approve the merger agreement and the merger;

•	by Royal American if, prior to the vote of its stockholders, Royal American has entered into a definitive agreement with respect to a more favorable or superior offer (as defined in the merger agreement) with a third party;

•	by either Royal American or Midwest Banc, if any of the conditions to the obligations of the party to complete the merger have not been satisfied or waived by such party at closing or the party reasonably determines that the timely satisfaction of any condition has become impossible (other than as a result of any failure on the part of the party seeking to terminate the merger agreement to comply with its covenants and obligations under the merger agreement) or if there has been a material adverse effect on the other party; or

•	by Royal American, if on the day immediately preceding the anticipated effective time of the merger (a) the final VWAP is less than $19.4460; (b) the quotient obtained by dividing the final VWAP by the initial VWAP (which is $22.8776) is less than the difference obtained by subtracting 0.15 from the quotient obtained by dividing the final index price, as that term is defined in the merger agreement, by the initial index price (which is $3,134.88); and (c) Midwest Banc has not elected to exercise its right to increase the per share stock consideration under the terms of the merger agreement by issuing an additional number of shares of its common stock to an amount equal to the quotient obtained by dividing $69.70 by the final VWAP.

Termination Fee

If the merger agreement is terminated by either Royal American or Midwest Banc on account of any knowing, willful or intentional breach by the other party of any of the representations or warranties set forth in the merger agreement or any knowing, willful or intentional breach by the other party of any of the agreements or covenants set forth in the merger agreement, then, provided that the non-breaching party is in material compliance with its obligations under the merger agreement, the breaching party must pay to the non-

breaching party, in immediately available funds, within five days after the termination of the merger agreement, liquidated damages in the amount of $5 million.

Additionally, Royal American must pay to Midwest Banc a termination fee in the amount of $5 million, plus Midwest Banc’s reimbursable expenses in an amount not to exceed $500,000, if:

•	Royal American has terminated the merger agreement prior to a stockholder vote and has entered into a definitive agreement with respect to a superior offer with a third party;

•	Midwest Banc has terminated the merger agreement because Royal American’s board of directors or a committee of its board of directors has withdrawn, amended or modified in a manner adverse to Midwest Banc, its approval or recommendation of the merger agreement or the merger, and within 12 months following the termination of the merger agreement an acquisition proposal is consummated or Royal American enters into a contract providing for an acquisition proposal;

•	Midwest Banc or Royal American has terminated the merger agreement because the merger has not been consummated prior to October 1, 2006 and:

•	prior to such termination, Royal American has not held a meeting of its stockholders to vote upon the merger agreement and the merger,

•	prior to such termination, an acquisition proposal has been received by Royal American and not withdrawn, and

•	within 12 months following the termination of the merger agreement, an acquisition proposal is consummated or Royal American enters into a contract providing for an acquisition proposal; or

•	Midwest Banc or Royal American has terminated the merger agreement because the required approval of Royal American stockholders was not obtained at a meeting of Royal American stockholders where a final vote on a proposal to adopt the merger agreement was taken, prior to such termination an acquisition proposal has been received by Royal American and not withdrawn, and within 12 months following the termination of the merger agreement, an acquisition proposal is consummated or Royal American enters into a contract providing for an acquisition proposal.

Stockholder Voting Agreement

In order to induce Midwest Banc to enter into the merger agreement, the directors of Royal American who own, in the aggregate, approximately 43 percent of the outstanding shares of Royal American common stock, have each agreed that at any meeting of the stockholders of Royal American or in connection with any written consent of the stockholders of Royal American, such stockholder will vote all shares of Royal American common stock held of record or beneficially owned by such stockholder (to the extent the stockholder has the sole right to vote or direct the voting of such shares) and use his reasonable best efforts to vote all shares of Royal American common stock (to the extent the stockholder has the shared right to vote such shares):

•	in favor of the merger agreement and the merger; and

•	against any proposal relating to an acquisition proposal and against any action or agreement that would impede, frustrate, prevent or nullify the stockholder voting agreement or result in a breach in any respect of any obligation or agreement of Royal American under the merger agreement or which would result in any of the conditions to the parties’ obligations to effect the merger described in the merger agreement not being fulfilled.

Each stockholder has agreed that, except as provided by the merger agreement and the stockholder voting agreement, such stockholder will not:

•	offer to transfer, transfer or consent to transfer any or all shares of Royal American common stock beneficially owned by such stockholder or any interest therein without the prior written consent of

Midwest Banc, which consent may be withheld if the transferee of the shares does not agree to be bound by the terms of the stockholder voting agreement;

•	enter into any contract, option or other agreement or understanding with respect to any transfer of any or all shares of Royal American common stock beneficially owned by such stockholder or any interest therein;

•	grant any proxy, power-of-attorney or other authorization or consent with respect to any or all shares of Royal American common stock beneficially owned by such stockholder, except to vote such shares in accordance with the stockholder voting agreement;

•	deposit into a voting trust or enter into a voting agreement or arrangement with respect to any or all shares of Royal American common stock beneficially owned by such stockholder; or

•	take any action that would cause any representation or warranty made under the stockholder voting agreement to become untrue or incorrect or in any way restrict, limit or interfere with the performance of such stockholder’s obligations or transactions contemplated by the stockholder voting agreement and the merger agreement.

Except to the extent a stockholder party to the voting agreement, or any officer or affiliate of such stockholder, is a director of Royal American and is acting solely in such capacity or is exercising his or her fiduciary duties as a Royal American director (to the extent permitted in the merger agreement), each stockholder has agreed that such stockholder shall not encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide information to or otherwise take any action to assist or facilitate, any person concerning any acquisition proposal. Each stockholder has agreed to cease any such existing activities and to immediately communicate to Midwest Banc the terms of any acquisition proposal and the identity of the person making such an acquisition proposal or inquiry.

Each stockholder party to the voting agreement has waived any rights to exercise appraisal rights under Delaware law.

Each stockholder party to the voting agreement has agreed to take all actions necessary to consummate and make effective the transactions contemplated by the stockholder voting agreement and the merger agreement.

The stockholder voting agreement with respect to each stockholder will terminate upon the earliest of:

•	the effective time of the merger; or

•	the termination of the merger agreement.

MIDWEST BANC HOLDINGS, INC.

Description of Business

Midwest Banc is a community-based bank holding company headquartered in Melrose Park, Illinois. Midwest Banc, through its wholly owned banking subsidiary, provides a wide range of services, including traditional banking services, personal and corporate trust services, residential mortgage services, insurance brokerage and retail securities brokerage services. Midwest Banc’s principal operating subsidiary is Midwest Bank and Trust Company, which is chartered as an Illinois state bank. Midwest Banc operates in one business segment, community banking, providing a full range of services to individual and corporate customers; the nature of the Midwest Bank and Trust Company’s products and production processes, type or class of customer, methods to distribute their products, and regulatory environment are similar.

Midwest Bank and Trust Company is community-oriented, full-service commercial banks, providing traditional banking services to individuals, small-to-medium-sized businesses, government and public entities and not-for-profit organizations. Midwest Bank and Trust Company operates 17 banking centers in the greater Chicago metropolitan area.

Midwest Financial and Investment Services, Inc., a subsidiary of Midwest Banc, provides securities brokerage services to customers of Midwest Bank and Trust Company. Midwest Bank Insurance Services, L.L.C., a subsidiary of Midwest Bank and Trust Company, acts as an insurance agency for individuals and corporations.

Midwest Banc focuses on establishing and maintaining long-term relationships with customers and is committed to serving the financial services needs of the communities it serves. In particular, Midwest Banc has emphasized in the past and intends to continue to emphasize its relationships with individual customers and small-to-medium-sized businesses. Midwest Banc actively evaluates the credit needs of its markets, including low- and moderate-income areas, and offers products that are responsive to the needs of its customer base. The markets served by Midwest Banc provide a mix of real estate, commercial and consumer lending opportunities, as well as a stable core deposit base.

Midwest Banc is a Delaware corporation. Midwest Banc was founded in 1983 as a bank holding company under the Bank Holding Company Act of 1956, as amended, for Midwest Bank and Trust Company.

Additional Information

Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Midwest Banc is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2005. Midwest Banc’s Annual Report on Form 10-K is incorporated by reference into this document. Royal American stockholders who would like a copy of this annual report or any document incorporated by reference into the report may contact Midwest Banc at the address or telephone number provided under “Where You Can Find More Information” on page 97.

ROYAL AMERICAN CORPORATION

General

Royal American was formed in 1991 as a bank holding company registered under the Bank Holding Company Act of 1956, as the parent company of Royal American Bank, an Illinois state-chartered bank. Royal American’s principal executive offices are located at 1604 Colonial Parkway, Inverness, Illinois 60067, which is also the location of the main office of Royal American Bank. Royal American Bank has additional branches located in Bensenville, Bloomingdale, Buffalo Grove, Elgin, Palatine and Naperville, Illinois.

As of December 31, 2005, Royal American reported total consolidated assets of approximately $530.3 million, total consolidated deposits of approximately $463.9 million and total consolidated stockholders’ equity of approximately $45.2 million.

Royal American Bank was founded as an institution dedicated to serving privately owned and closely held businesses and their teams of executives. The bank offers a full range of commercial banking and financial services to businesses and individuals in Inverness and a number of surrounding communities throughout the northwest, west and southwest suburban Chicago markets. The services offered by Royal American Bank include checking, savings and money market deposit accounts, as well as certificates of deposit and individual retirement accounts; agricultural, commercial, home mortgage and personal loans; and other banking customer services. In addition, through Royal American Bank’s Trust Department and through the bank’s investment subsidiary, Royal American Investment Services, Inc., the bank offers wealth management services for business, such as employee benefits services, group insurance planning, retirement planning and investment services, and for individuals, such as estate and financial planning. The bank’s services are focused on the commercial banking business, emphasizing commercial and industrial real estate lending, and its primary customer group is made up of closely held middle market businesses and the entrepreneurs who run them. Royal American Bank is subject to increasing competition with respect to these customers within its primary service areas.

Royal American Bank is subject to supervision, regulation and examination by the State of Illinois, and its deposits are insured by the FDIC.

Additional information with respect to Royal American and Royal American Bank is included elsewhere in this proxy statement/prospectus.

Security Ownership of Directors, Executive Officers and 5% Stockholders

The following table sets forth certain information, as of April 19, 2006, with respect to the beneficial ownership of Royal American’s common stock by each director and executive officer of Royal American. Royal American does not have any knowledge of any other persons that beneficially own more than 5% of the issued and outstanding common stock of Royal American.

	Amount and
	Nature of Beneficial	Ownership
Name	Ownership(1)	As a Percent of Class

William H. Clarkin, Jr.	12,157	**
J.J. Fritz (Director and executive officer)	52,703	3.35%
Robert J. Hubeny	60,611	3.85%
Mary King Wilson (Director and executive officer)	7,038	**
Carol McCarthy	20,449	1.30%
Lawrence R. Moats	55,625	3.53%
Anton Mueller	63,344	4.02%
Kelly J. O’Keeffe (Director and executive officer)	36,885	2.34%
Brogan M. Ptacin (Director and executive officer)	18,925	1.20%
Peter M. Tsolinas	65,370	4.15%
Thomas A. Rosenquist	97,056	6.16%
James J. Roberts	59,277	3.76%
Joseph A. Weber	106,177	6.74%
David R. Weisberg	13,726	**
All directors and executive officers as a group	669,343	42.49%

(1)	Each person effectively exercises sole (or shares with spouse or other immediate family member) voting and dispositive power as to shares reported.

**	Less than 1% ownership as a percent of class.

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

This section presents management’s analysis of the consolidated financial condition of Royal American and its wholly owned subsidiary, Royal American Bank, at December 31, 2005 and 2004, and the consolidated results of operations for the years ended December 31, 2005, 2004, and 2003. This review should be read in conjunction with the consolidated financial statements, notes to the consolidated financial statements and other financial data presented elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, the term “Company” as used herein means Royal American and its banking subsidiary on a consolidated basis. In April 2004, Royal American formed Royal Capital Trust I (“Trust I”). Trust I is a statutory business trust formed under the laws of the state of Delaware and its common securities are wholly owned by Royal American. Additional information related to this entity is found below under “— Capital Management” and in Notes 1 and 11 of the Royal American financial statements.

Forward-Looking Statements.  Certain statements in this discussion may constitute “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,”

“plan,” “project,” or other statements concerning opinions or judgments of Royal American and its management about future events.

Although Royal American believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements expressed or implied by such forward-looking statements will be realized. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors including but not limited to the effects of and changes in: general economic conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, technology, and consumer spending and saving habits.

Accounting Policies.  The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The financial information contained within the statements is, to a significant extent, financial information based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained either when earning income, recognizing an expense, recovering an asset, or relieving a liability. Absent any significant historical loss history, Royal American Bank uses qualitative risk factors as one aspect in determining the inherent loss that may be present in its loan portfolio. Actual loss experience could differ significantly from the qualitative factors analysis and may influence the valuation of the portfolio in the future. The fair value of the investment portfolio is based on period end valuations but changes daily with the market. In addition, GAAP itself may change from one previously acceptable method to another method. Although the economics of these transactions would be the same, the timing of events that would affect these transactions could change.

Average Balance Sheets

The following table sets forth certain information relating to the Company’s average balance sheets and reflects the yield on average earning assets and cost of average interest-bearing liabilities for the years indicated. Such yields and costs are derived by dividing interest income or expense by the average balance of assets or liabilities. Although not significant in amount, the average balance sheet amounts for loans include balances for nonperforming loans.

	Average Balance Sheets, Yields, and Rates for the Year Ended December 31,
	2005			2004			2003
	Average		Yield/Rate	Average		Yield/Rate	Average		Yield/Rate
	Balance	Interest	(%)	Balance	Interest	(%)	Balance	Interest	(%)
	(Amounts in thousands)

Interest-earning assets:
Loans, Including fees(1)(2)	$407,131	$26,503	6.51%	$314,013	$17,238	5.49%	$258,318	$14,613	5.66%
Taxable securities	19,075	744	3.90%	22,739	991	4.36%	24,284	1,157	4.77%
Tax-exempt securities	10,592	409	3.86%	7,845	337	4.30%	8,721	404	4.63%
Federal funds sold	13,850	479	3.46%	20,782	232	1.12%	18,735	155	0.83%
Total interest-earning assets	450,648	28,135	6.24%	365,379	18,798	5.14%	310,058	16,329	5.27%
Noninterest-earning assets:
Cash and due from banks	15,472			12,637			11,200
Premises and equipment	1,271			1,270			917
Allowance for loan losses	(4,640)			(3,956)			(3,395)
Other assets	10,135			4,926			2,625

Total noninterest-earning assets	22,238			14,877			11,348

Total assets	472,886			380,256			321,406

	Average Balance Sheets, Yields, and Rates for the Year Ended December 31,
	2005			2004			2003
	Average		Yield/Rate	Average		Yield/Rate	Average		Yield/Rate
	Balance	Interest	(%)	Balance	Interest	(%)	Balance	Interest	(%)
	(Amounts in thousands)

Interest-bearing liabilities:
Deposits
NOW	$27,015	$527	1.95%	$28,873	$237	0.82%	$25,685	$164	0.64%
Savings	5,201	37	0.72%	4,935	20	0.40%	4,637	26	0.56%
Money market	101,988	2,648	2.60%	92,582	981	1.06%	94,387	949	1.01%
Time	153,678	5,229	3.40%	95,954	2,298	2.40%	71,848	1,674	2.33%
FHLB advances	7,671	273	3.56%	5,022	123	2.46%	4,589	113	2.45%
Federal funds purchased	2,625	79	3.00%	—	—	0.00%	—	—	0.00%
Subordinated debentures	10,310	683	6.62%	6,930	457	6.59%	—	—	0.00%

Total interest-bearing liabilities	308,489	9,476	3.07%	234,296	4,116	1.76%	201,146	2,925	1.45%

Noninterest-bearing liabilities:
Demand deposits	117,465			104,847			84,100
Other liabilities	4,465			3,565			2,991
Stockholders’ equity	42,467			37,548			33,169

Total liability and stockholders’ equity	472,886			380,256			321,406

Net interest income		18,659			14,683			13,404

Net interest spread(3)			3.17%			3.38%			3.82%
Net interest income to average interest-earning assets(4)			4.14%			4.02%			4.32%

(1)	Interest income on loans includes loan fee income of $98,546, $19,098, and $24,374 (in whole dollars) for the years ended December 31, 2005, 2004, and 2003 respectively.

(2)	The balances include nonaccrual loans.

(3)	The interest rate spread is calculated by subtracting weighted average interest rate cost from weighted average interest rate yield for the period indicated.

(4)	The net yield on weighted average interest-earning assets is calculated by dividing net interest income by weighted average interest earning assets for the period indicated.

Comparison of Operating Results for the Years Ended December 31, 2005, 2004, and 2003

General

The Company derives substantially all its revenues and income from the operations of its principal subsidiary, Royal American Bank. Royal American Bank provides a full range of commercial banking and financial services to customers, primarily in Cook, DuPage, Lake, and Kane counties in Illinois and the surrounding Chicagoland communities. The bank maintains a strong strategic focus on closely held middle market businesses and the entrepreneurs who run them. As of December 31, 2005, the Company had total assets of $530,250,014, net loans of $433,677,506, total deposits of $463,920,613, and stockholders’ equity of $45,214,634. As of December 31, 2004, the Company had total assets of $412,813,699, net loans of $363,349,127, total deposits of $350,598,724, and stockholders’ equity of $39,724,262. The Company reported net income of $5,133,421 for the year ended December 31, 2005, compared with net income of $4,221,013 and $3,810,076 for the years ended December 31, 2004 and 2003, respectively.

Net Income

For the year ended December 31, 2005, the Company earned $5,133,421, or $3.28 diluted earnings per share, compared to net income for 2004 of $4,221,013, or $2.75 diluted earnings per share. The increase in 2005 diluted earnings per share was $.53 or 19.27% from the 2004 diluted earnings per share. The net income for 2005 increased by $912,408, or 21.62%, from the net income for 2004.

Net income for 2003 was $3,810,076, or $2.52 diluted earnings per share. The increase in 2004 diluted earnings per share was $.23 or 9.13% from the 2003 earnings per share. The net income for 2004 increased by $410,937, or 10.79%, from the net income for 2003.

Net Interest Income

Net interest income is the principal source of the Company’s earnings and represents the difference between interest and fees earned on loans, securities, and other earning assets and interest paid on deposits and other interest-bearing liabilities. A number of factors, such as the volume and mix of earning assets and fund sources and the interest rate environment affect the net interest margin. The level of earning assets funded by interest free funding sources (primarily noninterest-bearing demand deposits and equity capital) also affects the net interest margin. The net yield on total interest-earning assets, also referred to as interest rate margin or net interest margin, represents net interest income divided by average interest-earning assets. The Company’s principal interest-earning assets are loans. Interest income from the security portfolio and federal funds sold also contribute to interest income.

Table 1a details the Company’s net interest margin rate and volume analysis for 2005 and 2004. Table 1b details the Company’s net interest margin rate and volume analysis for 2004 and 2003.

Table 1a — Analysis of Changes in Net Interest Income

				Change Due	Change Due
	2005	2004	Total Change	to Volume	to Rate

Interest-earning assets:
Loans	$26,502,727	$17,237,969	$9,264,758	$5,695,708	$3,569,050
Securities
Taxable	743,952	990,590	(246,638)	(149,485)	(97,153)
Tax-exempt	409,360	337,340	72,020	108,860	(36,840)
Federal funds sold	478,821	232,479	246,342	(99,860)	346,202

Total interest-earning assets	28,134,860	18,798,378	9,336,482	5,555,223	3,781,259

Interest-bearing liabilities:
NOW deposits	527,026	236,587	290,439	(16,160)	306,599
Savings deposits	37,307	19,814	17,493	1,123	16,370
Money market deposits	2,648,232	980,789	1,667,443	109,105	1,558,338
Time deposits	5,229,073	2,298,267	2,930,806	1,724,858	1,205,948
FHLB advances	272,994	123,462	149,532	80,880	68,652
Federal funds purchased	78,677	—	78,677	78,677	—
Subordinated debentures	682,522	456,911	225,611	223,770	1,841

Total interest-bearing liabilities	9,475,831	4,115,830	5,360,001	2,202,253	3,157,748

Net interest income	$18,659,029	$14,682,548	$3,976,481	$3,352,970	$623,511

Net interest income increased $3,976,481 from $14,682,548 for the year ended December 31, 2004, to $18,659,029 for the year ended December 31, 2005. During 2005, the prime loan rate as published in the Wall Street Journal increased eight times, from 5.25% to 7.25%. At December 31, 2005, approximately 56% of the loan portfolio was variable rate and the predominant index used was the prime rate. Although this increase in rates increased interest income on loans, the growth in average balances had the greater effect in increasing interest income. While the rate received on interest-sensitive assets increased with changes in the prime loan rate, the rate paid on interest-bearing liabilities also increased. Although the interest rate paid on money market accounts is based upon management discretion these rates generally follow trends in market rates. In

2005, there was a greater reliance on time deposits as a funding source and this growth in average balances increased interest expense more than the periodic interest rate repricing that occurs at the maturity of a time deposit. Thus, the improvement in the net interest income in 2005 resulted primarily from favorable changes in interest-earning asset and liability volumes of $3,352,970 and the smaller positive rate variance of $623,511. The Company’s net interest margin increased from 4.02% to 4.14% in the same period.

Total interest income for 2005 increased by $9,336,482 over the previous year as average earning assets increased from $365,379,157 in 2004 to $450,647,646 in 2005. Total interest expense on interest-bearing liabilities increased by $5,360,001 to $9,475,831 for 2005 as compared to $4,115,830 for 2004, as average interest-bearing liabilities increased to $308,489,069 for 2005 from $234,296,446 for 2004.

Table 1b — Analysis of Changes in Net Interest Income

				Change Due	Change Due
	2004	2003	Total Change	to Volume	to Rate

Interest-earning assets:
Loans	$17,237,969	$14,613,253	$2,624,716	$3,068,669	$(443,953)
Securities
Taxable	990,590	1,157,388	(166,798)	(70,960)	(95,838)
Tax-exempt	337,340	403,633	(66,293)	(38,851)	(27,442)
Federal funds sold	232,479	155,051	77,428	18,359	59,069

Total interest-earning assets	18,798,378	16,329,325	2,469,053	2,977,217	(508,164)

Interest-bearing liabilities:
NOW deposits	236,587	163,662	72,925	22,071	50,854
Savings deposits	19,814	26,038	(6,224)	1,583	(7,807)
Money market deposits	980,789	949,057	31,732	(18,399)	50,131
Time deposits	2,298,267	1,673,656	624,611	576,154	48,457
FHLB advances	123,462	112,597	10,865	10,653	212
Federal funds purchased	—	—	—	—	—
Subordinated debentures	456,911	—	456,911	456,911	—

Total interest-bearing liabilities	4,115,830	2,925,010	1,190,820	1,048,973	141,847

Net interest income	$14,682,548	$13,404,315	$1,278,233	$1,928,244	$(650,011)

Net interest income increased $1,278,233 from $13,404,315 for the year ended December 31, 2003, to $14,682,548 for the year ended December 31, 2004. During the second half of 2004, the prime loan rate as published in the Wall Street Journal increased from 4.00% to 5.25%. Even though market rates increased in the third and fourth quarters, the interest rates on the Company’s earning assets decreased in 2004 primarily due to the effect of increased competition for loans. The Company increased net interest income from 2003 to 2004 through higher volumes of earning assets despite an increase in both volume and rates paid on interest-bearing liabilities and the lower yield on earning assets. The net interest margin as a percentage of earning assets decreased from 4.32% to 4.02% from 2003 to 2004.

Total interest income for 2004 increased by $2,469,053 over the previous year as average earning assets increased from $310,057,985 in 2003 to $365,379,157 in 2004. Total interest expense on interest-bearing liabilities increased by $1,190,820 to $4,115,830 for 2004 as compared to $2,925,010 for 2003, as average interest-bearing liabilities increased to $234,296,446 for 2004 from $201,146,247 for 2003.

Table 2 details the computation of the Company’s net interest margin for the twelve months ended December 31, 2005, 2004, and 2003.

Table 2 — Net Interest Margin 3-year History

	2005	2004	2003

Interest income/Average interest-earning assets	6.24%	5.14%	5.27%
Interest expense/Average interest-paying liabilities	3.07%	1.76%	1.45%
Net interest income/Average interest-earning assets	4.14%	4.02%	4.32%

Securities

The fair value of securities available-for-sale and their related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows.

Table 3a — Fair Value of Available-For-Sale Securities

		Gross	Gross
		Unrealized	Unrealized
	Fair Value	Gains	Losses

2005
U.S. government agency	$13,535,590	$4,980	$(157,196)
State and municipal	14,578,188	271,513	(129,531)
Mortgage-backed	5,498,723	18,218	(17,471)

Total debt securities	33,612,501	294,711	(304,198)
Equity securities	2,211,006	6,011	—

Total	$35,823,507	$300,722	$(304,198)

2004
U.S. government agency	$15,946,536	$121,690	$(40,745)
State and municipal	7,761,832	404,972	(28,076)
Mortgage-backed	6,282,629	15,800	(85,570)

Total debt securities	29,990,997	542,462	(154,391)
Equity securities	1,871,067	5,740	—

Total	$31,862,064	$548,202	$(154,391)

2003
U.S. government agency	$14,477,656	$499,426	$—
State and municipal	6,935,303	381,838	(12,352)
Mortgage-backed	10,277,032	36,903	(182,560)

Total debt securities	31,689,991	918,167	(194,912)
Equity securities	1,697,438	3,921	—

Total	$33,387,429	$922,088	$(194,912)

Equity securities consist primarily of Federal Home Loan Bank and Federal Reserve Bank stock.

The fair value of debt securities available-for-sale at year-end 2005 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately and have a weighted average maturity of 3.7 years.

Table 3b — Fair Values of Debt Securities by Maturity

Fair Value

Due in one year or less	$6,950,030
Due from one to five years	7,202,118
Due from five to ten years	9,663,763
Due after ten years	4,297,867
Mortgage-backed securities	5,498,723

$33,612,501

Securities pledged at year-end 2005 and 2004 had a carrying amount of $22,299,056 and $20,730,518 and were pledged to secure public deposits and for other purposes required by law.

The following table shows the weighted average interest rate for each security group as of December 31, 2005.

Table 3c — Weighted Average Interest Rates on Securities

	U.S. Government	State and Municipal	Mortgage-Backed
	Agencies	Subdivisions	Securities	Total

Weighted Average Interest Rate	3.54%	3.84%	5.01%	3.91%

Non-interest Income

Non-interest income is generated primarily from service charges on deposit accounts, other service fees, and income from investment services, which includes trust and brokerage income. During 2005, non-interest income increased by $353,534 from the results for 2004 to $3,140,115. This increase was largely attributable to service fee income, which included a larger volume of company-owned life insurance and letter of credit fees, an increase in fiduciary assets under management and related income, and increases in loan prepayment fees and mortgage banking fees. Non-interest income for the year ended December 31, 2004 was $2,786,581.

During 2004, non-interest income increased by $3,099 from the results for 2003 of $2,783,482. While the net change in this category was small, there were significant increases in service charges on deposit accounts, earnings from the July purchase of company-owned life insurance, fiduciary assets under management and related income, and brokerage income including life insurance commissions. These 2004 increases were substantially offset by decreases in mortgage banking and loan prepayment fees.

Table 4 details non-interest income by category for the years ended December 31, 2005, 2004, and 2003.

Table 4 — Non-interest Income

	2005	2004	2003

Service charges on deposit accounts	$793,550	$805,115	$661,276
Service fee income	492,394	248,849	152,028
Fiduciary income	927,722	767,532	586,273
Brokerage income	435,975	464,023	353,969
Loan prepayment fees	72,325	50,058	241,760
Mortgage banking	309,642	266,662	554,450
Gain (loss) on sale of securities	(38,054)	168,292	161,844
Other	146,561	16,050	71,882

Total non-interest income	$3,140,115	$2,786,581	$2,783,482

Non-interest Expense

Total non-interest expense for 2005 was $12,907,593, an increase of $2,588,015 compared to 2004. Total non-interest expense for 2004 was $10,319,578, an increase of $809,552 from $9,510,026 in 2003.

Table 5 details non-interest expense by category for the years ended December 31, 2005, 2004, and 2003.

Table 5 — Non-interest Expense

	2005	2004	2003

Salaries and employee benefits	$8,367,053	$6,525,297	$6,066,073
Occupancy/equipment expenses	966,070	896,358	816,118
Data processing	776,654	716,529	599,007
Professional fees	545,515	462,737	425,694
Marketing and public relations	802,937	708,608	689,913
Other expenses	1,449,364	1,010,049	913,221

Total non-interest expenses	$12,907,593	$10,319,578	$9,510,026

Salaries and employee benefits, the largest component of non-interest expenses, were $8,367,053 for 2005, which was an increase of $1,841,756 compared to salaries and employee benefits for 2004. This increase resulted from the addition of employees, merit salary and bonus increases, and increased costs related to the 401K and profit sharing, employee stock appreciation rights and phantom stock plans.

Salaries and employee benefits for 2004 were $6,525,297, which was an increase of $459,224 compared to salaries and employee benefits for 2003 of $6,066,073. This increase resulted primarily from the addition of employees, merit salary increases and increased costs related to employee health insurance.

Total occupancy and equipment expenses for 2005 were $966,070, which was an increase of $69,712 from 2004. The majority of this increase was attributable to additional rents and equipment associated with the August 2005 opening of the Buffalo Grove office and ongoing investments in technology.

Total occupancy and equipment expenses for 2004 were $896,358, which was an increase of $80,240 from 2003. This increase was primarily due to having a full year of building and equipment expenditures related to the Naperville office that opened in August 2003.

Data processing costs for 2005 were $776,654, which was an increase of $60,125 from 2004. This increase was due to increased loan, deposit and trust accounts and related activity, but was partially offset by reduced pricing from a renegotiated contract with the Company’s outsourced service bureau.

Data processing costs for 2004 were $716,529, which was an increase of $117,522 from 2003. This increase was due to increased loan, deposit and trust accounts and related activity.

Professional fees for 2005 were $545,515, which was an increase of $82,778 from 2004. This increase was primarily due to increased expenses associated with director compensation and audit fees.

Professional fees for 2004 were $462,737, which was an increase of $37,043 from 2003. The increase in 2004 was due, in part, from having a full year of expense related to the addition of three outside directors who were elected in April 2003.

Marketing and public relation expenses for 2005 were $802,937, which was an increase of $94,329 from 2004. This increase was primarily due to increased business promotion and public relations activities.

Marketing and public relation expenses for 2004 were $708,608, which was an increase of $18,695 from 2003 primarily in the business promotion category.

Other expenses for 2005 were $1,449,364, which was an increase of $439,315 from 2004. Increases in loan processing and financial services related expenditures, correspondent bank fees, outsourced lockbox processing, telephone expense, office supplies and state examination and FDIC deposit insurance fees accounted for a major share of the increase in other expenses.

Other expenses for 2004 were $1,010,049, which was an increase of $96,828 from 2003. This increase was primarily due to increased expenses incurred in the areas of correspondent bank fees, courier and delivery, telephone, and employee relations.

Financial Condition

Total assets were $530,250,014 at December 31, 2005 compared to $412,813,699 at December 31, 2004. This represented an increase of $117,436,315, or 28.45%. Over the same period, net loans increased $70,328,379, or 19.36% to $433,677,506 at December 31, 2005 from $363,349,127 at December 31, 2004. In addition, total deposits increased by $113,321,889, or 32.32% to $463,920,613 at December 31, 2005 from $350,598,724 at December 31, 2004. Total stockholders’ equity increased by $5,490,372, or 13.82% to $45,214,634 at December 31, 2005 from $39,724,262 at December 31, 2004. This increase was primarily due to earnings of $5,133,421 and was augmented by $700,150 in proceeds from the issuance of 17,895 shares of common stock including 4,500 shares reissued from treasury and $179,441 in tax benefit related to director plans. Reductions to capital included $243,067 in comprehensive loss, a cumulative $273,974 purchase of treasury stock and $5,599 paid out in cash due to the occurrence of fractional shares resulting from the 2.5% stock dividend.

Lending and Credit Management

Interest earned on the loan portfolio is the primary source of income for the Company. The overall economic strength of any bank holding company generally parallels the quality and yield of its loan portfolio. The net loan portfolio at December 31, 2005, represented approximately 81.79% of total assets. Net loans at December 31, 2005, were $433,677,506, which was an increase of $70,328,379 from December 31, 2004. The Company focuses on commercial banking business in the Chicagoland market with emphasis on commercial and industrial and commercial real estate. During 2005 these two categories increased by $21,314,166 and $18,146,674 respectively. The Company also assists with the credit needs of the people who own and operate the commercial entities served. Accordingly, the residential real estate category increased $18,574,481 in 2005. The Company does not hold loans for sale in the loan portfolio.

Table 6 details the loan portfolio by loan type for the years ended December 31, 2005, 2004, 2003, 2002 and 2001.

Table 6 — Loan Portfolio

	2005	2004	2003	2002	2001

Commercial and industrial loans	$150,397,943	$129,083,777	$111,295,684	$82,369,473	$64,730,052
Real estate loans
Residential	56,404,476	37,829,995	16,476,782	17,517,825	15,493,011
Commercial	191,952,168	173,805,494	126,004,462	103,045,725	84,972,037
Construction	35,257,668	21,719,176	7,874,057	9,684,375	7,486,382
Consumer loans	4,947,704	5,484,767	20,805,997	17,552,633	19,013,348
Deferred loan fees, net	(287,673)	(319,082)	(112,458)	(67,970)	(70,884)

Total loans	$438,672,286	$367,604,127	$282,344,524	$230,102,061	$191,623,946

Allowance for loan losses	4,994,780	4,255,000	3,705,000	3,105,000	2,580,000

Table 7 sets forth the maturity distribution and interest rate sensitivity of the loan portfolio at December 31, 2005.

Table 7 — Loan Maturities and Rate Sensitivity

	Fixed	Average	Variable	Average	Total	Average
Maturity (In Years)	Rate Loans	Rate	Rate Loans	Rate	Loans	Rate

Less than one	$31,964,683	6.26%	$177,083,673	7.59%	$209,048,356	7.39%
One to two	29,716,409	6.47%	22,842,181	7.33%	52,558,590	6.85%
Two to three	42,138,683	6.14%	12,923,090	7.32%	55,061,773	6.42%
Three to four	43,630,006	6.07%	12,388,937	7.16%	56,018,943	6.31%
Four to five years	32,444,025	6.47%	13,797,422	7.12%	46,241,447	6.66%
Total one to five years	147,929,123	6.26%	61,951,630	7.25%	209,880,753	6.55%
Over five years	12,764,471	6.55%	6,978,706	7.36%	19,743,177	6.84%

Totals	$192,658,277	6.28%	$246,014,009	7.50%	$438,672,286	6.96%

The Company strives to mitigate the risks inherent in lending by following written loan policies and procedures. These policies and procedures are designed to ensure prudent loan underwriting standards. An analysis of the loan portfolio is conducted quarterly by management and, in turn, is reviewed by the Directors’ Loan Policy and Audit Committees. This analysis is used to evaluate the adequacy of the allowance for loan losses. All larger credits are reviewed and approved by the Directors’ Loan Policy Committee in addition to the bank level Officers’ Loan Committee. In addition, Royal American Bank uses a team of senior lenders to perform loan reviews on larger credits. The purpose of this loan review is to identify problem credits and to help ensure that the loan officers are complying with the Bank’s loan policy and procedures.

Table 8 details past due and non-accrual loans by loan type as of December 31, 2005.

Table 8 — Past Due and Non-accrual Loans

	30 to 89	90 Days	Non-Accrual
	Days	and Greater	Loans

Commercial and industrial loans	$168,000	—	—
Real estate loans
Residential	—	—	—
Commercial	$167,000	—	—
Construction	—	—	—
Consumer loans	$47,000	—	—

As of December 31, 2001 through 2005 inclusive, there were no non-accrual or impaired loans. A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogenous loans, such as consumer and residential real estate loans may be collectively evaluated for impairment.

Provision for Loan Losses

The provision for loan losses increases the allowance for loan losses to which loan losses are charged as those losses become evident. Management determines the appropriate level of the allowance for loan losses quarterly based on a number of factors including analysis of loans with a more than normal degree of risk. This analysis is the by-product of an ongoing internal loan review process the purpose of which is to determine the level of credit risk within the portfolio and to help ensure adherence to underwriting and documentation standards. In determining the adequacy of the provision for loan losses to cover probable incurred losses, management also considers the Company’s level of loan growth. Other qualitative factors include but are not limited to changes in portfolio mix, delinquency and watch list trends, current economic conditions and trends, reviews of larger loans and known problem credits. The results of internal review processes and regulatory examinations are also considered by management in assessing the adequacy of the allowance. While management believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in adjustments to the allowance for loan losses and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in establishing the allowance for probable incurred losses.

The provision for loan losses for 2005 was $789,334 compared to $550,000 and $600,000 in 2004 and 2003, respectively. The increases in 2005 and 2004 were primarily due to growth in the loan portfolio, changes in qualitative factors and specific loans identified by management on the quarterly watch list. The allowance for loan losses as a percentage of gross loans for 2005 was 1.14% compared to 1.16% and 1.31% in 2004 and 2003 respectively.

Table 9 is a summary of allowance for loan losses activity for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 respectively.

Table 9 — Analysis of the Allowance for Loan Losses

	2005	2004	2003	2002	2001

Balance at beginning of year	$4,255,000	$3,705,000	$3,105,000	$2,580,000	$2,180,000
Provision for loan losses	789,334	550,000	600,000	525,000	400,000
Loans charged-off	(49,554)	—	—	—	—
Recoveries on loans previously charged-off	—	—	—	—	—

Balance at end of year	$4,994,780	$4,255,000	$3,705,000	$3,105,000	$2,580,000

Loan diversity is an important risk component. Table 10 is a comparison of the percentage of concentration by type of loan for the years ended December 31, 2005 and 2004.

Table 10 — Loan Concentration Analysis

Loan Type	2005	2004	2003	2002	2001

Commercial and industrial	34%	35%	39%	36%	34%
Real estate loans
Residential	13%	10%	6%	8%	8%
Commercial	44%	47%	45%	45%	44%
Construction	8%	6%	3%	4%	4%
Consumer loans	1%	1%	7%	8%	10%

Totals	100%	100%	100%	100%	100%

Deposits

The average amount of and the average interest rate paid on each of the deposit categories is disclosed in the average balance sheets, yields and tables at the beginning of the management discussion and analysis section. Time deposits include brokered deposits, which are primarily obtained through a correspondent bank. Brokered deposits were $90,855,483 and $35,104,195 at year-end 2005 and 2004.

Table 11a shows the maturity schedule for the Company’s time deposits of $100,000 or more as of December 31, 2005.

Table 11a — Time Deposits of $100,000 or More

Three months or less	$54,836,199
Three months through six months	45,424,552
Six months through twelve months	48,062,978
Over twelve months	15,716,292

$164,040,021

Table 11b shows the maturity schedule for the Company’s time deposits less than $100,000 as of December 31, 2005.

Table 11b — Time Deposits Less than $100,000

Three months or less	$10,157,894
Three months through six months	2,182,219
Six months through twelve months	503,907
Over twelve months	291,235

$13,135,255

Return on Equity and Assets

Table 12 is a summary of the Company’s performance ratios as of December 31, 2005, 2004 and 2003 respectively.

Table 12 — Return on Equity and Assets

	2005	2004	2003

Return on average assets(1)	1.09%	1.11%	1.19%
Return on average equity(2)	12.09%	11.24%	11.49%
Dividend payout ratio(3)	0.12%	0.00%	0.00%
Average equity to average assets(4)	8.98%	9.87%	10.32%

(1)	Net income divided by average total assets.

(2)	Net income divided by average equity.

(3)	Cash dividends divided by net income. Cash dividends resulted solely from fractional shares not issued in the 2.5% stock dividend declared and issued in 2005.

(4)	Average equity divided by average total assets.

Contractual Obligations and Loan Commitments

Tables 13a and 13b are summaries of the Company’s contractual obligations as of December 31, 2005 and 2004, respectively.

Table 13a — Contractual Obligations — 2005

		Payments Due by Period
		Less Than	1 - 3	4 - 5	After
	Total	1 Year	Years	Years	5 Years

Federal Home Loan Bank advances	$5,000,000	$—	$—	$5,000,000	$—
Federal funds purchased	—	—	—	—	—
Subordinated debentures(1)	10,310,000	—	—	—	$10,310,000

Total contractual obligations	$15,310,000	—	—	$5,000,000	$10,310,000

(1)	Subordinated debentures bear an interest rate of 6.62% until July 23, 2009. After July 23, 2009, the debentures will bear an interest rate of LIBOR plus 2.75% and may be redeemed at par plus accrued and unpaid interest.

Table 13b — Contractual Obligations — 2004

		Payments Due by Period
		Less Than	1 - 3	4 - 5	After
	Total	1 Year	Years	Years	5 Years

Federal Home Loan Bank advances	$5,000,000	$5,000,000	$—	$—	$—
Federal funds purchased	2,850,000	2,850,000	—	—	—
Subordinated debentures(1)	10,310,000	—	—	—	$10,310,000

Total contractual obligations	$18,160,000	$7,850,000	—	—	$10,310,000

(1)	Subordinated debentures bear an interest rate of 6.62% until July 23, 2009. After July 23, 2009, the debentures will bear an interest rate of LIBOR plus 2.75% and may be redeemed at par plus accrued and unpaid interest.

Contractual obligations related to operating leases including related party amounts are disclosed in Note 4 of the financial statements. Obligations related to employee benefit plans are detailed in Note 6.

Tables 14a and 14b are summaries of the Company’s loan commitments as of December 31, 2005 and 2004, respectively.

Table 14a — Loan Commitments — 2005

		Amount of Commitment Expiration per Period
	Total Amounts		Less Than or	Greater Than
	Committed	Demand	Equal to 1 Year	1 Year

Commitments to make loans	$9,975,585	$—	$4,935,225	$5,040,360
Unused lines of credit	164,524,223	4,446,135	105,226,390	54,851,698
Letters of credit	30,168,453	37,685	3,551,983	26,578,785

Total loan commitments	$204,668,261	$4,483,820	$113,713,598	$86,470,843

Table 14b — Loan Commitments — 2004

		Amount of Commitment Expiration per Period
	Total Amounts		Less Than or	Greater Than
	Committed	Demand	Equal to 1 Year	1 Year

Commitments to make loans	$14,685,113	$—	$8,532,000	$6,153,113
Unused lines of credit	124,365,679	1,469,483	65,396,179	57,500,017
Letters of credit	19,561,111	—	4,866,331	14,694,780

Total loan commitments	$158,611,903	$1,469,483	$78,794,510	$78,347,910

Capital Management

Capital adequacy in the banking industry is evaluated primarily by a leverage ratio and two ratios that measure capital against assets that are weighted based on their risk characteristics. The risk-based capital ratios of the Company are presented in Table 15 below. A trust formed by the Company issued $10,000,000 in Trust Preferred securities in 2004, and the Company includes the entire amount as Tier 1 capital in accordance with regulatory guidelines. In addition to the Trust preferred securities, Tier 1 capital includes stockholders’ equity excluding accumulated other comprehensive income. Total capital consists of Tier 1 capital plus the allowance for loan losses. The leverage capital ratio is Tier 1 capital divided by average assets. The Tier 1 risk-based capital ratio is defined as Tier 1 capital divided by risk-weighted assets. The total risk-based capital ratio is total capital divided by risk-weighted assets. The capital ratios of Royal American Bank also currently exceed the minimums set by the Federal Reserve for a well-capitalized bank and are illustrated in Note 11 of the financial statements.

Table 15 is a summary of the Company’s capital ratios at December 31, 2005 and 2004 respectively.

Table 15 — Regulatory Capital Ratios of Royal American Corporation

	Minimum Ratio
	to be	December 31, 2005	December 31, 2004
	Well Capitalized	Ratio	Ratio

Leverage Ratio	4.0%	10.5%	11.8%
Tier 1 risk-based ratio	4.0%	11.5%	12.4%
Total risk-based ratio	8.0%	12.6%	13.4%

Total stockholders’ equity at December 31, 2005 was $45,214,634 compared to $39,724,262 at December 31, 2004. The tangible book value per share at December 31, 2005 was $28.75 compared to $26.07 at December 31, 2004.

Asset/Liability Management

The primary objectives of the Company’s asset/liability management policies are to manage and minimize interest rate risk, maximize the yield on the investment portfolio, assess and monitor general risks of operation and maintain adequate liquidity to meet the withdrawal needs of depositors and the financing needs of borrowers.

Liquidity

Liquidity is the ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, federal funds sold, investments, and loans maturing within one year. The Company’s ability to obtain deposits and purchase funds at favorable rates determines its liquidity exposure. As a result of the Company’s management of liquid assets and the ability to generate liquidity through liability funding, management believes that the Company maintains overall liquidity sufficient to satisfy its depositors’ requirements and meet its customers’ credit needs.

Additional sources of liquidity available to the Company include, but are not limited to proceeds from principal and interest payments on loans, the availability of federal funds purchased lines from various correspondent banks, the ability to obtain deposits through the adjustment of interest rates, and a $10,000,000 secured line of credit with a correspondent bank. In addition to the above liquidity sources, Royal American Bank also has a line of credit with the Federal Home Loan Bank of Chicago that allows for secured borrowings. In the past, growth in deposits including brokered certificates and proceeds from the maturity and or sale of investment securities have been sufficient to fund the majority of the net increase in loans and investment securities.

Legal Proceedings

Neither Royal American nor Royal American Bank is involved in any material legal proceedings, other than routine proceedings incidental to the operation of the bank. Such proceedings are not expected to result in any material adverse effect on the operations or earnings of the bank.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Royal American has had no changes in or disagreements with accountants on accounting and financial disclosure during the two most recent fiscal years.

Quantitative and Qualitative Disclosures about Market Risk

Royal American performs a net interest income analysis as part of its asset/liability management practices. Net interest income analysis measures the change in net interest income in the event of hypothetical changes in interest rates. This analysis assesses the risk of change in net interest income in the event of sudden and sustained 1.0% and 2.0% increases and 1.0% and 2.0% decreases in market interest rates. The tables below present Royal American’s projected changes in net interest income for the various rate shock levels at December 31, 2005.

	Interest Rate Risk
	100 Basis Point	200 Basis Point	100 Basis Point	200 Basis Point
	Rate Shift Up	Rate Shift Up	Rate Shift Down	Rate Shift Down

Net interest income	4.76%	9.40%	(5.32)%	(10.82)%

Computations of the prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit decay rates, and should not be relied upon as indicative of actual results. Actual values may differ from those projections set forth above, should market conditions vary from assumptions used in preparing the analyses. Further, the computations do not contemplate any actions Royal American may undertake in response to changes in interest rates.

Royal American has several interest rate swap agreements with the Federal Home Loan Bank to make fixed interest payments in exchange for variable interest payments based on the appreciation in the S&P 500 index (embedded derivative). The interest rate swaps are used to mitigate overall risk to changes in interest rates during the life of the swaps and are a component of Royal American’s asset liability management strategy to reduce the risk that changes in interest rates will change net interest margin. The notional amount of the interest rate swaps does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the interest rate swap.

The interest received from the Federal Home Loan Bank will be paid to the customer when received. Interest expense is reflected currently at the amount paid to the Federal Home Loan Bank. The fair value of the embedded derivative and swap are marked to market on a quarterly basis and included in other income on the income statements.

Summary information about interest rate swaps at year-end follows:

	2005	2004

Notional amounts	$400,000	$400,000
Weighted average fixed rates	3.83%	3.83%
Weighted average variable rates (based on appreciation of the S&P 500)	0.00%	0.00%
Weighted average maturity	1.9 years	2.9 years
Fair value of swap	$113,464	$85,549
Fair value of S&P 500	(141,939)	(127,565)

COMPARATIVE RIGHTS OF STOCKHOLDERS

Midwest Banc and Royal American are both organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of Midwest Banc capital stock and Royal American capital stock arise primarily from differences in their respective certificates of incorporation and by-laws. Upon completion of the merger, the amended and restated certificate of incorporation and restated by-laws of Midwest Banc in effect immediately prior to the effective time of the merger will be the certificate of incorporation and by-laws of the surviving corporation in the merger. Consequently, after the effective time of the merger, the rights of the stockholders of Royal American who become stockholders of Midwest Banc will be determined by reference to the Midwest Banc amended and restated certificate of incorporation and restated by-laws.

Authorized Capital Stock

Royal American	Midwest Banc
Authorized:	Authorized:
2,500,000 shares of common stock.	32,000,000 shares of common stock.
100,000 shares of preferred stock.	1,000,000 shares of preferred stock
Outstanding as of February 8, 2006:	Outstanding as of February 2, 2006:
1,572,809 shares of common stock.	22,171,405 shares of common stock.
No shares of preferred stock.	No shares of preferred stock.

Size of Board of Directors

Royal American	Midwest Banc
Royal American’s bylaws provide that the number of directors constituting the board of directors will not be fewer than one nor more than 21, as fixed from time to time by resolutions of Royal American’s board of directors. There are currently 14 members on Royal American’s board.
Midwest Banc’s restated by-laws provide that the number of directors constituting the board of directors will not be fewer than three nor more than 20, as fixed from time to time by resolutions of Midwest Banc’s board of directors. There are currently 12 members on Midwest Banc’s board.

Cumulative Voting

Pursuant to the DGCL, stockholders are not entitled to cumulative voting rights unless provided for in the certificate of incorporation. Cumulative voting entitles each holder of shares of stock to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each holder of shares of stock may cast all of his or her votes for one nominee or distribute them among two or more nominees. The candidates, up to the number of directors to be elected, receiving the highest number of votes are elected.

Royal American	Midwest Banc
Royal American’s certificate of incorporation does not provide for cumulative voting.	Midwest Banc’s amended and restated certificate of incorporation does not provide for cumulative voting.

Class of Directors

Under the DGCL, the directors of a Delaware corporation may, by the certificate of incorporation or by an initial bylaw, or by a bylaw adopted by a vote of the stockholders, be divided into 1, 2 or 3 classes.

Royal American	Midwest Banc
Royal American does not have a classified board of directors.	Midwest Banc does not have a classified board of directors.

Qualifications of Directors

The DGCL provides that reasonable qualifications of directors may be prescribed in the certificate of incorporation or in the bylaws.

Royal American	Midwest Banc
Neither Royal American’s certificate of incorporation nor its bylaws specify any qualifications for directors.	Under Midwest Banc’s restated by-laws, commencing with the annual meeting of stockholders held in 2008, a person will not be eligible to serve as a director if such person will be 75 years of age or older by the 30th day of April preceding the 2008 annual meeting of stockholders or the 30th day of April of any subsequent annual meeting. In addition, unless otherwise provided in the resolution electing a person to the office of director, each director of the corporation must own, of record or beneficially, at least 3,000 shares of common stock of the corporation with each director acquiring said shares within three years of being elected to the board of directors. A majority of the members of the board of directors must be independent as determined in accordance with the NASD director independence rules.

Filling Vacancies on the Board

Royal American	Midwest Banc
Royal American’s bylaws provide that newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director, and directors so chosen will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director’s successor will have been duly elected and qualified or until his earlier resignation or removal. No decrease in the number of authorized directors constituting the Board may shorten the term of any incumbent director.
Midwest Banc’s restated by-laws provide that, subject to the rights of the holders of any class or series of preferred stock, and unless the board of directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director, and directors so chosen will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director’s successor will have been duly elected and qualified or until his earlier resignation or removal. No decrease in the number of authorized directors constituting the board may shorten the term of any incumbent director.

Removal of Directors

The DGCL provides that, except in the case of a classified board of directors or where cumulative voting applies, a director, or the entire board of directors, may be removed, with or without cause, by the affirmative vote of a majority of the shares of the corporation entitled to vote at an election of directors.

Royal American	Midwest Banc
Royal American’s bylaws provide that any director, whether elected by the stockholders or appointed by the directors, may be removed from office with or without cause at any time by the stockholders by the affirmative vote of a majority of the shares of the corporation entitled to vote at an election of directors.
Midwest Banc’s restated by-laws provide that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Nomination of Directors for Election

Royal American	Midwest Banc
Royal American’s bylaws provide that the board of directors or any stockholder entitled to vote in the election of directors may make nominations for the election of directors. Such nominations, other than those made by or on behalf of the existing board of directors, must be made in writing and delivered or mailed to the corporation not fewer than 14 days nor more than 60 days prior to any stockholder meeting called for the election of directors. However, if notice of the meeting is given to stockholders less than 21 days prior to the date of the meeting, the written nomination must be delivered or mail to the corporation not later than the close of business on the seventh day following the day notice of the meeting was mailed to the stockholders.

     Nominations must include the name, age, business address and, if known, residential address of each nominee; the principal occupation of the nominee for the past five years; and the number of shares of stock of Royal American beneficially owned by each nominee and the nominating stockholder.
Midwest Banc’s restated by-laws provide that if a stockholder wishes to nominate a person for election as a director, then the stockholder must give timely notice of the nomination to Midwest Banc. In order to be timely, a notice must be received by Midwest Banc not less than 120 days prior to the meeting; provided however, that in the event that less than 130 days notice or prior public disclosure of the date of the meeting is given or made to stockholders (which notice or public disclosure includes the date of the annual meeting specified in the restated by-laws, if filed with the SEC and if the annual meeting is held on such date), notice by the stockholder must be received not later than the close of business on the 10th day following the day on which notice of the day of the annual meeting was mailed or such public disclosure was made.

Notices given by stockholders must be in writing and contain information regarding the nominee to the board of directors that is required to be disclosed in solicitations of proxies for election of directors. The notice must also set forth the name and the record address of the stockholder or stockholders nominating such individual and the number of shares of stock of the corporation which are beneficially owned by such stockholder or stockholders.

Anti-Takeover Provisions

Under the DGCL business combination statute, a corporation is prohibited from engaging in any business combination with an interested stockholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period did own, 15% or more of the corporation’s voting stock for a three-year period following the time the stockholder became an interested stockholder, unless: (i) prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or (iii) at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder; specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and other transactions resulting in a disproportionate financial benefit to an interested stockholder.

The provisions of the DGCL business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or by-laws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on the NASDAQ Stock Market or held of record by more than 2,000 stockholders.

Royal American	Midwest Banc
Royal American is not publicly traded and therefore is exempt from the DGCL business combination statute.	Midwest Banc has not adopted any provision in its amended and restated certificate of incorporation or restated by-laws to “opt out” of the Delaware business combination statute and the statute is applicable to business combinations involving Midwest Banc.

Stockholder Rights Plan

Royal American	Midwest Banc
Royal American does not have a stockholder rights plan.	Midwest Banc does not have a stockholder rights plan.

Stockholders’ Meeting

Royal American	Midwest Banc
Annual and Special Meetings.  Royal American’s bylaws provide that the annual meeting of stockholders is to be held on the first Thursday of April of each year at 10:00 a.m., or at such other date and time as designated by a plurality vote of the board of directors.

     Special meetings may be called by the chairman of the board or the president and may be called by the president or secretary upon written request of a majority of the board of directors or the written request of stockholders owning not less than 1/3 of the entire capital stock of the corporation issued and outstanding and entitled to vote.

     Place of Meeting.   Royal American’s bylaws provide that all stockholders meetings for the election of directors will be held at such place, either within or without Delaware, as designated by the board of directors. Meetings of stockholders for any other purpose may be held at such time and place, within or without Delaware, as stated in the notice of the meeting.

     Attendance and Voting.   Under Royal American’s bylaws, each holder of shares of Royal American common stock is entitled to one vote for each share held. Stockholders entitled to vote at a meeting may attend and vote at the meeting in person or by proxy, but no proxy can be voted on after three years from its date, unless the proxy provides for a longer period.

     Quorum.   Under Royal American’s bylaws, the holders of a majority of the outstanding shares of the corporation entitled to vote at the meeting, represented in person or by proxy, constitutes a quorum.
Annual and Special Meetings. Midwest Banc’s restated by-laws provide for an annual meeting to be held on the first Wednesday of May of each year at 2:00 p.m., or at a different time and date determined by the board of directors.

     Special meetings of the stockholders may be called at any time by the chairman or the president, and will be called by the president or secretary at the request, in writing, of a majority of the board of directors.

     Place of Meeting.  Midwest Banc’s restated by-laws provide that the annual or special meeting of stockholders will be held at Midwest Banc’s principal office, unless another place is determined by the board of directors and designated in the notice or waiver of notice of such meeting; provided, that a waiver of notice signed by all stockholders may designate any time or any place as the time and place for the holding of such meeting.

     Attendance and Voting.  Midwest Banc’s restated by-laws provide that each stockholder is entitled to one vote for each share of capital stock held. Stockholders entitled to vote may do so in person, or may authorize another person or persons to act for him by proxy executed in writing by such stockholder or by his duly authorized attorney-in-fact, but no proxy can be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

Quorum. Under Midwest Banc’s restated by-laws, the holders of a majority of the outstanding shares of the corporation entitled to vote on a matter, represented in person or by proxy, constitutes a quorum.

Stockholder Action Without a Meeting

Royal American	Midwest Banc
Under Royal American’s bylaws, any action required to be taken or which may be taken at any annual or special meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted. Written notice must be given to those stockholders who have not consented to the taking of any action without a meeting that is taken by less than unanimous written consent.
Midwest Banc’s amended and restated certificate of incorporation and restated by-laws specifically deny stockholder action by written consent and without a meeting.

Submission of Stockholder Proposals

Royal American	Midwest Banc
Royal American’s bylaws do not set forth a procedure to be followed by a stockholder that wishes to bring business before the annual meeting, except for the nomination for the election of the board of directors.
Midwest Banc’s restated by-laws provide that if a stockholder wishes to bring business before a meeting, then the stockholder must give timely notice of the business to the president of the corporation. To be timely, a stockholder’s written notice must be received by the president of the corporation at the principal executive offices of the corporation not less than 120 days prior to the meeting; provided however, that in the event that less than 130 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, to be timely, the notice must be received not later than the close of business on the 10th day following the day on which notice of the day of the annual meeting was mailed or public disclosure was made.

The notice must set forth as to each item of business the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the meeting, and in the case of a nomination for election of director, such nominee’s name and qualifications, and the reasons for conducting business at the meeting, (b) the name and the record address of the stockholder or stockholders proposing such business, (c) the number of shares of stock of the corporation which are beneficially owned by such stockholder or stockholders, and (d) any material interest of the stockholder in such business.

Notice of Stockholder Meetings

Royal American	Midwest Banc
Royal American’s bylaws provide that written notice of the annual or special meeting must be given to each stockholder entitled to vote at such meeting not less than ten nor more than 40 days before the date of the meeting. Notice of a meeting must state the place, date and hour of the meeting and a notice of a special meeting must also state the purpose or purposes for which the meeting is called.
Under Midwest Banc’s restated by-laws, written or printed notice stating the place, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and entitled to vote at the meeting as provided in the DGCL, and the general nature of the business to be considered, must be given to each stockholder entitled to vote thereat at his address as it appears on the records of the corporation, or by a single written notice to such stockholders who share a single address as provided in the DGCL. Notice must be delivered not less than ten nor more than 60 days before the date of the meeting, or in the case of a merger or consolidation, share exchange, dissolution or sale, lease or exchange of all or substantially all of the assets of the corporation, other than in the usual and regular course of business, at least 20 days before the date of the meeting, either personally or by mail, by or at the direction of the chairman, the president, the secretary or the persons calling the meeting, to each stockholder of record entitled to vote at such meeting. Electronic transmission of notice is effective if given by a form provided in the DGCL.

Stockholder Vote Required for Mergers

The DGCL provides that the board of directors of the corporation must approve an agreement of merger. In addition, a majority of the shares entitled to vote on the matter is required to approve a merger.

Royal American	Midwest Banc
Approval of this merger would, therefore, require an affirmative vote by the holders, in aggregate, of at least 787,663 shares of Royal American common stock as of April 19, 2006.
     Under the DGCL, approval of a plan of merger by the stockholders of the surviving corporation is not required if:

     • the agreement of merger does not amend in any respect the certificate of incorporation of such surviving corporation,

     • each share of stock of such constituent corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger, and

     • either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

     Because each of the requirements above is met, the approval of the merger by the stockholders of Midwest Banc is not required.

Dividends

The directors of every corporation, subject to any restrictions contained in its certificate of incorporation, may declare and pay dividends on its shares in cash, property, or its own shares, either (i) out of its surplus, or (ii) in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If the capital of the corporation has been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation may not declare and pay out of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets has been repaired. If the dividend is to be paid in shares of the corporation’s theretofore unissued capital stock, the board of directors must, by resolution, direct that there be designated as capital in respect of such shares an amount which is not less than the aggregate par value of par value being declared as a dividend and, in the case of shares without par value being declared as a dividend, such amount as is determined by the board of directors.

Royal American	Midwest Banc
Royal American’s bylaws state that dividends upon the capital stock of the corporation, subject to any provisions of the certificate of incorporation, may be declared by the board of directors at any regular or special meeting. Dividends may be paid in cash, property, or shares of capital stock. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

     Royal American’s certificate of incorporation states that any and all right, title, interest and claim in or to any dividends declared by the corporation, whether in cash, stock or otherwise, which are unclaimed by the stockholder entitled thereto for a period of six years after the close of business on the payment date, will be extinguished and abandoned, and such unclaimed dividends in the possession of the corporation, its transfer agents or other agents or depositories will at such time become the absolute property of the corporation, free and clear of any and all claims of any persons whatsoever.
Midwest Banc’s restated by-laws state that subject to the provisions of the DGCL and the certificate of incorporation, the board of directors may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock.

Midwest Banc’s amended and restated certificate of incorporation provides that no dividends may be paid or declared on any particular series of preferred stock unless dividends are paid or declared pro rata on all shares of preferred stock at the time outstanding of each other series which ranks equally as to dividends with such particular series. The holders of common stock are entitled to receive dividends as declared by the board of directors, subject to any preferential dividend rights for preferred stock and subject to any applicable requirements with respect to the setting aside of sums for purchase, retirement or sinking funds for the preferred stock.

Appraisal Rights

The DGCL provides that a holder of shares of any class or series has the right, in some circumstances, to demand an appraisal of the fair value of his or her shares. Please refer to Appendix C to this proxy statement/prospectus for the Delaware appraisal rights statute.

Stockholder Preemptive Rights

Under the DGCL, no stockholder has any preemptive right to subscribe to an additional issue of stock or to any security convertible into such stock unless, and except to the extent that, such right is expressly granted to such stockholder in the certificate of incorporation.

Royal American	Midwest Banc
Royal American’s certificate of incorporation does not provide preemptive rights for holders of any stock or other securities of Royal American.	Midwest Banc’s amended and restated certificate of incorporation does not provide preemptive rights for holders of any stock or other securities of Midwest Banc.

Indemnification

The DGCL permits a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. In an action by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made if such person has been adjudged liable to the corporation, although the court in which the action or suit was brought or the Delaware Court of Chancery may determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

In addition to the limitations on indemnification set forth in the DGCL, both Royal American and Midwest Banc are subject to the limitations on indemnification imposed by the Federal Reserve, which requires that indemnification obligations be limited by federal banking laws.

Royal American	Midwest Banc
The certificate of incorporation of Royal American provides for indemnification to the full extent permitted by the DGCL of all persons whom it may indemnify pursuant thereto.	The amended and restated certificate of incorporation of Midwest Banc provides for indemnification to the full extent permitted by the DGCL of all persons whom it may indemnify pursuant thereto.

Midwest Banc’s restated by-laws state that the corporation will indemnify, to the full extent that it has the power under the DGCL to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding.

Limitations on Directors’ Liability

The DGCL provides that a corporation may include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty, except for (i) a breach of the duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payment of dividends or unlawful stock purchase or redemption under the DGCL; or (iv) any transaction from which the director derived an improper personal benefit.

Royal American	Midwest Banc
Royal American’s certificate of incorporation provides that the personal liability of the directors of Royal American is eliminated to the fullest extent permitted under the DGCL.	Midwest Banc’s amended and restated certificate of incorporation provides that no director will be personally liable to Midwest Banc or its stockholders for monetary damages for breach of fiduciary duty by such director as a director, except that a director will be liable (a) for breach of the director’s duty of loyalty to Midwest Banc or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) for the unlawful payment of dividends pursuant to the DGCL or (d) for any transaction from which the director derived an improper personal benefit.

Amendment of Certificate of Incorporation

Under the DGCL, a Delaware corporation’s certificate of incorporation may be amended only if the proposed amendment is approved by the board of directors and the holders of a majority of the outstanding stock entitled to vote on the amendment.

Royal American	Midwest Banc
Royal American’s certificate of incorporation provides that it may be amended, altered, changed or repealed in the manner prescribed by statute.	Midwest Banc’s amended and restated certificate of incorporation provides that notwithstanding any provisions of the certificate of incorporation or by-laws of the corporation to the contrary and notwithstanding that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the outstanding shares of all classes of stock of the corporation, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with the sections of the amended and restated certificate of incorporation dealing with stockholder action and amendment of the certificate of incorporation.

Amendment of By-Laws

The DGCL states that after a Delaware corporation has received any payment for any of its stock, the power to adopt, amend or repeal bylaws resides in the stockholders entitled to vote; provided, however, any corporation may, in its certificate of incorporation, confer a concurrent power to adopt, amend or repeal bylaws upon the directors.

Royal American	Midwest Banc
Royal American’s certificate of incorporation provides that the bylaws of the corporation may be altered, amended or repealed by the board of directors. Royal American’s bylaws state that bylaws may be altered, amended or repealed or new bylaws may be adopted by the board of directors at any regular or special meeting of the board of directors or by the stockholders at any regular or special meeting of the stockholders, if notice of such alteration, amendment, repeal or adoption of new bylaws is contained in the notice of the regular or special meeting of the stockholders.
Midwest Banc’s amended and restated certificate of incorporation provides that the board of directors is expressly authorized and empowered, in the manner provided in the by-laws of the corporation, to make, alter, amend and repeal the by-laws. Midwest Banc’s restated by-laws state that the by-laws may be altered, amended, repaired or repealed and new by-laws may be adopted by the board of directors. In the event the by-laws are amended by vote of stockholders, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the outstanding shares of all classes of stock of the corporation, voting together as a single class, is required to amend or repeal or adopt any provision inconsistent with the sections of the by-laws dealing with special meetings of stockholders, action by stockholders, notice of stockholder business, number, tenure and qualifications of directors, vacancies and newly-created directorships, and amendment of the by-laws.

Stockholder’s Inspection Rights

Royal American	Midwest Banc
Royal American’s bylaws provide that, at least ten days before each meeting of the stockholders, the officer in charge of the stock ledger of the corporation will prepare and make a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The list is available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, as specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list will also be produced and kept at the time and place of the meeting and be subject to the inspection by any stockholder during the whole time of the meeting.
Midwest Banc’s restated by-laws provide that the officer who has charge of the stock ledger of the corporation will prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list will be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting, either in a place within the city where the meeting is to be held, which place will be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list will also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. The stock ledger will be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list of the stockholders, the corporate books, or to vote at any meeting of the stockholders.

SHAREHOLDER PROPOSALS

The 2007 annual meeting of Midwest Banc shareholders is scheduled for May 2, 2007. In accordance with Midwest Banc’s by-laws, nominations, other than by or at the direction of the board of directors, of candidates for election as directors at the 2007 annual meeting and any other shareholder proposed business to be brought before the 2007 annual meeting must have been submitted to Midwest Banc at its principal executive offices, 501 W. North Avenue, Melrose Park, Illinois 60160, Attention: Daniel R. Kadolph, Secretary, no later than December 2, 2006. Shareholder proposed nominations and other shareholder proposed business must be made in accordance with Midwest Banc’s by-laws, which provide, among other things, that shareholder proposed nominations must be accompanied by certain information concerning the nominee and the shareholder submitting the nomination, and that shareholder proposed business must be accompanied by certain information concerning the proposal and the shareholder submitting the proposal. To have been considered for inclusion in the proxy statement solicited by the board of directors, shareholder proposals for consideration at the 2007 annual meeting must have been received by Midwest Banc at its principal executive offices, 501 W. North Avenue, Melrose Park, Illinois 60160, on or before January 2, 2007.

LEGAL MATTERS

The validity of the Midwest Banc common stock to be issued in connection with the merger will be passed upon by Lewis, Rice & Fingersh, L.C., St. Louis, Missouri. Lewis, Rice & Fingersh, L.C. will also render an opinion to Midwest Banc regarding the material U.S. federal income tax consequences of the merger. Crowe Chizek and Company LLC will render an opinion to Royal American regarding the material U.S. federal income tax consequences of the merger.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting as of and for the year ended December 31, 2005, incorporated in this prospectus by reference from Midwest Banc’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their reports, which is incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements for each of the years in the two-year period ended December 31, 2004, incorporated in this prospectus by reference from Midwest Banc’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Royal American as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, have been included herein in reliance upon the reports of Crowe Chizek and Company LLC, independent public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Midwest Banc has filed a registration statement with the SEC under the Securities Act that registers the distribution to stockholders of Royal American the shares of Midwest Banc common stock to be issued in the merger. The registration statement, including the attached appendices and schedules, contains additional relevant information about Midwest Banc and Midwest Banc’s common stock. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this proxy statement/prospectus.

In addition, Midwest Banc (File No. 1-13735) files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following locations of the SEC:

Public Reference Room 100 F Street, N.E. Room 1024 Washington, D.C. 20549	Northeast Regional Office 223 Broadway New York, New York 10279	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Midwest Banc, that file information electronically with the SEC. The address of that site is http://www.sec.gov.

You can also request copies of this information from Midwest Banc by making a request to:

Investor Relations
Midwest Banc Holdings, Inc.
501 W. North Avenue
Melrose Park, Illinois 60160
(708) 865-1053

Midwest Banc’s address on the world wide web is http://www.midwestbanc.com, and information regarding Royal American may be found at http://www.royalamerican.com. The information on our web sites is not a part of this document.

You can also inspect reports, proxy statements and other information about Midwest Banc at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20096.

The SEC allows Midwest Banc to “incorporate by reference” information into this proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that Midwest Banc has previously filed with the SEC (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act). They contain important information about Midwest Banc and financial condition.

Filing	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2005
Current Reports on Form 8-K	January 4, 2006, January 26, 2006, February 8, 2006, March 1, 2006, March 6, 2006 and March 24, 2006
The description of our common stock contained in the registration statement on Form S-1 filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for purposes of updating this description.	December 19, 1997

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part hereof.

Additional documents that Midwest Banc may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the date of the special meeting of Royal American’s stockholders or any adjournments or postponements of the special meeting are also incorporated by reference (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

In deciding how to vote on the merger agreement and the merger, you should rely only on the information contained or incorporated by reference in this document, including the appendices. Neither Midwest Banc nor Royal American has authorized any person to provide you with any information that is different from what is contained in this document. This document is dated April 21, 2006. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing to you of this document nor the issuance to you of shares of Midwest Banc common stock will create any implication to the contrary.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
OF ROYAL AMERICAN CORPORATION

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Royal American Corporation
Inverness, Illinois

We have audited the accompanying consolidated balance sheets of Royal American Corporation and Subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2005 and 2004 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Royal American Corporation as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

Crowe Chizek and Company LLC

Oak Brook, Illinois
February 8, 2006

ROYAL AMERICAN CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004

	2005	2004

ASSETS
Cash and due from banks	$17,058,775	$9,184,443
Federal funds sold	29,950,000	—

Cash and cash equivalents	47,008,775	9,184,443
Securities available-for-sale	35,823,507	31,862,064
Loans	438,672,286	367,604,127
Allowance for loan losses	(4,994,780)	(4,255,000)

Net loans	433,677,506	363,349,127
Building, equipment, and leasehold improvements, net	1,367,137	1,195,111
Company owned life insurance	6,271,498	3,059,572
Accrued interest receivable	2,067,520	1,439,948
Other assets	4,034,071	2,723,434

	$530,250,014	$412,813,699

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Non-interest-bearing	$119,601,760	$110,763,711
Interest-bearing	344,318,853	239,835,013

Total deposits	463,920,613	350,598,724
Federal funds purchased	—	2,850,000
Federal Home Loan Bank advances	5,000,000	5,000,000
Accrued interest payable	1,349,401	805,759
Other liabilities	4,455,366	3,524,954
Subordinated debentures	10,310,000	10,310,000

Total liabilities	485,035,380	373,089,437
Stockholders’ equity
Preferred stock, 100,000 shares authorized, none issued	—	—
Common stock, $1 par value; 2,500,000 shares authorized; 2005 — 1,576,726 shares issued 2004 — 1,525,138 shares issued	1,576,726	1,525,138
Additional paid-in capital	17,982,373	15,645,155
Retained earnings	25,823,894	22,376,564
Accumulated other comprehensive income (loss)	(2,126)	240,941
Treasury stock, at cost — 2005 — 3,917 shares; 2004 — 1,672 shares	(166,233)	(63,536)

Total stockholders’ equity	45,214,634	39,724,262

	$530,250,014	$412,813,699

See accompanying notes to consolidated financial statements.

ROYAL AMERICAN CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2005, 2004, and 2003

	2005	2004	2003

Interest income
Loans, including fees	$26,502,727	$17,237,969	$14,613,253
Securities
Taxable	743,952	990,590	1,157,388
Tax-exempt	409,360	337,340	403,633
Federal funds sold and other	478,821	232,479	155,051

	28,134,860	18,798,378	16,329,325
Interest expense
Deposits	8,441,637	3,535,457	2,812,413
Federal funds purchased and other	83,393	445	—
Federal Home Loan Bank advances	268,278	123,017	112,597
Subordinated debt	682,522	456,911	—

	9,475,830	4,115,830	2,925,010
Net interest income	18,659,030	14,682,548	13,404,315
Provision for loan losses	789,334	550,000	600,000

Net interest income after provision for loan losses	17,869,696	14,132,548	12,804,315
Noninterest income
Service charges on deposit accounts	793,550	805,115	661,276
Service fee income	492,394	248,849	152,028
Fiduciary income	927,722	767,532	586,273
Brokerage income	435,975	464,023	353,969
Loan prepayment fees	72,325	50,058	241,760
Mortgage banking	309,642	266,662	554,450
Gain (loss) on sale of securities	(38,054)	168,292	161,844
Other	146,561	16,050	71,882

	3,140,115	2,786,581	2,783,482
Noninterest expense
Salary and employee benefits	8,367,053	6,525,297	6,066,073
Occupancy and equipment	966,070	896,358	816,118
Data processing	776,654	716,529	599,007
Professional fees	545,515	462,737	425,694
Marketing and public relations	802,937	708,608	689,913
Other	1,449,364	1,010,049	913,221

	12,907,593	10,319,578	9,510,026

Income before income taxes	8,102,218	6,599,551	6,077,771
Income tax expense	2,968,797	2,378,538	2,267,695

Net income	$5,133,421	$4,221,013	$3,810,076

Earnings per share
Basic	$3.33	$2.78	$2.58
Diluted	$3.28	$2.75	$2.52

See accompanying notes to consolidated financial statements.

ROYAL AMERICAN CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Years ended December 31, 2005, 2004, and 2003

				Accumulated
		Additional		Other		Total
	Common	Paid-In	Retained	Comprehensive	Treasury	Stockholders’
	Stock	Capital	Earnings	Income (Loss)	Stock	Equity

Balance at January 1, 2003	1,436,728	13,898,881	14,345,475	543,344	—	30,224,428
Repurchase and retirement of 6,210 shares of common stock	(6,210)	(126,622)	—	—	—	(132,832)
Issuance of 67,036 shares of common stock	67,036	1,288,268	—	—	—	1,355,304
Tax benefit related to employee and director stock plans	—	182,019	—	—	—	182,019
Comprehensive income
Net income	—	—	3,810,076	—	—	3,810,076
Net decrease in fair value of securities classified as available-for-sale, net of reclassification adjustments, and income taxes	—	—	—	(98,444)	—	(98,444)

Total comprehensive income	—	—	—	—	—	3,711,632

Balance at December 31, 2003	1,497,554	15,242,546	18,155,551	444,900	—	35,340,551
Purchase of 6,172 shares of Treasury stock	—	—	—	—	(234,536)	(234,536)
Issuance of 32,084 shares of common stock including 4,500 shares from Treasury	27,584	289,607	—	—	171,000	488,191
Tax benefit related to employee and director stock plans	—	113,002	—	—	—	113,002
Comprehensive income
Net income	—	—	4,221,013	—	—	4,221,013
Net decrease in fair value of securities classified as available-for-sale, net of reclassification adjustments, and income taxes	—	—	—	(203,959)	—	(203,959)

Total comprehensive income	—	—	—	—	—	4,017,054

Balance at December 31, 2004	$1,525,138	$15,645,155	$22,376,564	$240,941	$(63,536)	$39,724,262
Purchase of 6,745 shares of Treasury stock	—	—	—	—	(273,974)	(273,974)
Issuance of 17,895 shares of common stock including 4,500 shares from Treasury	13,395	515,478	—	—	171,277	700,150
Stock dividend of 2.5%	38,193	1,642,299	(1,686,091)			(5,599)
Tax benefit related to employee and director stock plans	—	179,441	—	—	—	179,441
Comprehensive income
Net income	—	—	5,133,421	—	—	5,133,421
Net decrease in fair value of securities classified as available-for-sale, net of reclassification adjustments, and income taxes	—	—	—	(243,067)	—	(243,067)

Total comprehensive income	—	—	—	—	—	4,890,354

Balance at December 31, 2005	$1,576,726	$17,982,373	$25,823,894	$(2,126)	$(166,233)	$45,214,634

See accompanying notes to consolidated financial statements.

ROYAL AMERICAN CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2005, 2004, and 2003

	2005	2004	2003

Cash flows from operating activities
Net income	$5,133,421	$4,221,013	$3,810,076
Adjustments to reconcile net income to net cash from operating activities
Provision for loan losses	789,334	550,000	600,000
Depreciation	313,334	245,733	197,258
Net amortization (accretion) of securities	409,095	419,869	228,580
Deferred income tax expense (benefit)	(194,364)	(428,367)	(110,568)
Net realized (gain) loss on sale of securities	38,053	(168,292)	(161,844)
Net loss (gain) on disposition of property	—	—	1,394
Federal Home Loan Bank stock dividend	(52,430)	(180,000)	(155,800)
Earnings on company owned life insurance	(211,926)	(59,572)	—
Net change in
Accrued interest receivable and other assets	(1,589,626)	146,377	(478,181)
Accrued interest payable and other liabilities	1,653,495	532,450	607,263

Net cash provided by operating activities	6,288,386	5,279,211	4,538,178
Cash flows from investment activities
Proceeds from maturities of securities available-for-sale	6,568,492	2,431,874	1,986,887
Proceeds from sales of securities available-for-sale	2,440,806	9,789,977	10,892,814
Proceeds from sale of Federal Home Loan Bank Stock	—	3,150,000	3,100,000
Purchases of securities available-for-sale	(13,762,744)	(11,251,428)	(11,725,629)
Purchase of Federal Home Loan Bank stock	—	(3,000,000)	(3,000,000)
Investment in unconsolidated subsidiaries	—	(310,000)	—
Purchase of company-owned life insurance	(3,000,000)	(3,000,000)	—
Loan originations and payments, net	(71,117,714)	(85,259,603)	(52,242,463)
Purchase of equipment	(485,360)	(127,496)	(972,665)

Net cash used in investing activities	(79,356,520)	(87,576,676)	(51,961,056)
Cash flows from financing activities
Net increase in deposits	113,321,889	44,628,562	42,225,836
Net change in federal funds purchased	(2,850,000)	2,850,000	5,000,000
Proceeds from subordinated debt	—	10,310,000	—
Repurchase of common stock	(273,974)	(234,536)	(132,832)
Proceeds from common stock issuance	694,551	488,191	1,355,304

Net cash provided by financing activities	110,892,466	58,042,217	48,448,308

Net increase (decrease) in cash and cash equivalents	37,824,332	(24,255,248)	1,025,430
Beginning cash and cash equivalents	9,184,443	33,439,691	32,414,261

Ending cash and cash equivalents	$47,008,775	$9,184,443	$33,439,691

Supplemental disclosure of cash flow information
Cash paid during the year for
Interest	$8,932,188	$3,936,568	$2,969,915
Income taxes	3,484,678	2,008,250	2,594,000

See accompanying notes to consolidated financial statements.

ROYAL AMERICAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005, 2004, and 2003

NOTE 1 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation:  The consolidated financial statements include Royal American Corporation (the Company) and its wholly owned subsidiary, Royal American Bank (the Bank), and Royal American Investment Services, Inc. (RAIS), a wholly owned subsidiary of the Bank. Intercompany transactions and balances have been eliminated in consolidation.

Nature of Operations:  The Bank operates under a state bank charter and provides full banking services. Loan and deposit customers are located primarily in the west and northwest suburban Chicago metropolitan area and include a wide range of individuals and businesses. A major portion of loans are secured by various forms of collateral, including real estate, business assets, and consumer property, although borrower cash flow may also be a primary source of prepayment. RAIS is a registered bank-affiliated securities broker-dealer. As a general securities business operating as an introducing broker dealer, RAIS’s primary regulator is the National Association of Securities Dealers, Inc. RAIS is also a general insurance agency. RAIS services the west and northwest suburban Chicago metropolitan area. The Company’s revenues, operating income, and assets are primarily from banking activities.

Use of Estimates:  To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ.

Cash Flows:  Cash and cash equivalents include cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flow is reported for loan, deposit, and federal funds sold transactions.

Securities:  Securities are classified as available-for-sale when they might be sold before maturity. Securities available-for-sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as Federal Reserve Bank stock and Federal Home Loan Bank stock are carried at cost.

Interest income includes amortization of purchase premium or discount. Realized gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the Company’s ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

Loans:  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs and an allowance for loan losses.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for

ROYAL AMERICAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses:  The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience; the nature and volume of the portfolio; information about specific borrower situations; and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. Loan losses are charged against the allowance when management believes that the uncollectibility of a loan balance is confirmed.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Building, Equipment, and Leasehold Improvements:  Building and equipment is stated at cost less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the estimated useful lives of the improvements or the terms of the related leases.

Maintenance and repairs are charged to expense as incurred; improvements and major renewals are capitalized. Items of property that are sold, retired, or otherwise disposed of are removed from the reserve accounts, and any gains or losses thereon are reflected in income.

Federal Home Loan Bank (FHLB) stock:  The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Company-Owned Life Insurance:  The Company has purchased life insurance policies on certain employees. Company-owned life insurance is recorded at its cash surrender value or the amount that can be realized.

Income Taxes:  Income tax expense is the total of the current year’s income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Off-Balance-Sheet Financial Instruments:  Financial instruments include off-balance-sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded. Instruments, such as standby letters of credit, that are considered financial guarantees in accordance with FASB Interpretation No. 45 are recorded at amounts which approximate fair value.

Derivatives:  All derivative instruments are recorded at their fair values. If derivative instruments are designated as hedges of fair values, both the change in the fair value of the hedge and the hedged item are included in current earnings. Fair value adjustments related to cash flow hedges are recorded in other

ROYAL AMERICAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

comprehensive income and reclassified to earnings when the hedged transaction is reflected in earnings. Ineffective portions of hedges are reflected in earnings as they occur.

Stock Compensation:  Expense for employee compensation under stock option plans is based on Accounting Principles Board Opinion 25, with expense reported only if options are granted below market price at grant date. There have been no options granted in the last three years, and all previous grants were vested immediately; therefore, the pro forma amounts would be the same as the reported amounts. If applicable, pro forma disclosures of net income and earnings per share would be provided as if the fair value method of Financial Accounting Standards Board Statement No. 123 were used for stock-based compensation.

The Company has a stock appreciation rights plan and a phantom stock option plan. Generally, each right or option awarded under the plans entitles the holder to share in increases in the book value of the Company, subject to a vesting period. The effects of changes in the book value are recognized as compensation expense over the life of the award based on the change in intrinsic value measured at the end of each year based on the then-current book value of the Company.

Comprehensive Income:  Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available-for-sale, which are also recognized as separate components of equity.

Fair Value of Financial Instruments:  Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Earnings Per Common Share:  Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.

Loss Contingencies:  Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Dividend Restriction:  Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to stockholders. These restrictions pose no practical limit on the ability of the bank or holding company to pay dividends at historical levels.

Subordinated Debentures and Trust Preferred Securities:  A trust formed by the Company issued $10,000,000 of trust preferred securities in 2004 as part of a pooled offering of such securities due July 23, 2034. The securities bear an interest of 6.62% until July 23, 2009. After July 2009, the securities will bear a floating rate equal to LIBOR plus 2.75%. The Company issued subordinated debentures to the trust in exchange for proceeds of the offering. The debentures and related debt issuance costs represents the sole assets of the trust.

Reclassifications:  Some items in the 2004 and 2003 financial statements were reclassified to conform to the current presentation.

ROYAL AMERICAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 2 —	SECURITIES

The fair value of securities available-for-sale and their related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses

2005
U.S. government agency	13,535,590	4,980	(157,196)
State and municipal	14,578,188	271,513	(129,531)
Mortgage-backed	5,498,723	18,218	(17,471)

Total debt securities	33,612,501	294,711	(304,198)
Equity securities	2,211,006	6,011	—

Total	35,823,507	300,722	(304,198)

2004
U.S. government agency	15,946,536	121,690	(40,745)
State and municipal	7,761,832	404,972	(28,076)
Mortgage-backed	6,282,629	15,800	(85,570)

Total debt securities	29,990,997	542,462	(154,391)
Equity securities	1,871,067	5,740	—

Total	31,862,064	548,202	(154,391)

Equity securities consist primarily of Federal Home Loan Bank and Federal Reserve Bank stock.

Securities with unrealized losses at year-end not recognized in income are as follows:

	Less Than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Loss	Value	Loss	Value	Loss

2005
U.S. government agency	$6,950,030	$(64,550)	$4,571,800	$(92,646)	$11,521,830	$(157,196)
State and municipal	—	—	8,190,874	(129,531)	8,190,874	(129,531)
Mortgage-backed	—	—	3,569,078	(17,471)	3,569,078	(17,471)

Total temporarily impaired	$6,950,030	$(64,550)	$16,331,752	$(239,648)	$23,281,782	$(304,198)

2004
U.S. government agency	$7,742,783	$(40,745)	$—	$—	$7,742,783	$(40,745)
State and municipal	2,358,226	(28,076)	—	—	2,358,226	(28,076)
Mortgage-backed	—	—	4,421,793	(85,570)	4,421,793	(85,570)

Total temporarily impaired	$10,101,009	$(68,821)	$4,421,793	$(85,570)	$14,522,802	$(154,391)

Unrealized losses have not been recognized into income because management has the intent and ability to hold these securities for the foreseeable future, and the decline in fair value is largely due to market interest rates. The fair value is expected to recover as the securities approach their maturity date and/or market rates change.

ROYAL AMERICAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Sales of securities were as follows:

	2005	2004	2003

Proceeds	$2,440,805	$9,789,977	$10,892,814
Gross gains	569	206,618	171,869
Gross losses	(38,623)	(38,326)	(10,025)

The fair value of debt securities available-for-sale at year-end 2005 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

Fair Value

Due in one year or less	$6,950,030
Due from one to five years	7,202,118
Due from five to ten years	9,663,763
Due after ten years	4,297,867
Mortgage-backed securities	5,498,723

$33,612,501

Securities pledged at year-end 2005 and 2004 had a carrying amount of $22,299,056 and $20,730,518 and were pledged to secure public deposits and for other purposes required by law.

NOTE 3 —	LOANS

Loans at year end were as follows:

	2005	2004

Commercial	$150,397,943	$129,083,777
Real estate
Residential	56,404,476	37,829,995
Commercial	191,952,168	173,805,494
Construction	35,257,668	21,719,176
Consumer	4,947,704	5,484,767

	438,959,959	367,923,209
Less: allowance for loan losses	4,994,780	4,255,000
Net deferred loan fees	287,673	319,082

Loans, net	$433,677,506	$363,349,127

Activity in the allowance for loan losses was as follows:

	2005	2004	2003

Beginning balance	$4,255,000	$3,705,000	$3,105,000
Provision for loan losses	789,334	550,000	600,000
Loans charged off	(49,554)	—	—
Recoveries	—	—	—

Ending balance	$4,994,780	$4,255,000	$3,705,000

ROYAL AMERICAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of and for the periods ended December 31, 2005, 2004, and 2003, there were no material loans classified as impaired or non performing.

Loans outstanding to directors, officers, and their associates totaled $17,857,372 and $14,098,299 at December 31, 2005 and 2004.

NOTE 4 —	EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Components of equipment and leasehold improvements at December 31, 2005 and 2004 were as follows:

	2005	2004

Building and improvements	$612,994	$612,994
Furniture, fixtures, and equipment	2,051,611	1,820,557
Leasehold improvements	466,965	259,088

Total	3,131,570	2,692,639
Less accumulated depreciation	1,764,433	1,497,528

	$1,367,137	$1,195,111

Depreciation expense was $313,334, $245,733, and $197,258 for 2005, 2004, and 2003.

The Company leases certain branch properties, including two leases from related parties. Rental expense was $413,641, $355,134, and $317,649 for 2005, 2004, and 2003, of which $216,335, $205,018, and $181,367 was attributable to related parties, respectively. Rent commitments under noncancelable operating leases were as follows, before considering renewal options that are generally present:

Year Ending December 31,

2006	414,414
2007	229,828
2008	172,927
2009	169,046
2010	136,638
2011	67,530

$1,190,383

Related party amounts included in the rent commitment amount, total $238,031.

NOTE 5 —	DEPOSITS

Time deposits of $100,000 or more were $82,169,021 and $78,696,677 at year-end 2005 and 2004. Brokered deposits were $90,855,483 and $35,104,195 at year-end 2005 and 2004.

Scheduled maturities of time deposits for the next five years and thereafter were as follows:

2006	$112,626,051
2007	25,917,357
2008	22,624,340
2009	13,866,514
2010 and thereafter	2,141,014

$177,175,276

ROYAL AMERICAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 6 —	BENEFIT PLANS

The Bank maintains a qualified defined contribution profit sharing and 401(k) savings plan. The plan, which is contributory, covers all eligible employees. Contributions made by the Bank are discretionary. Contributions to the plan charged to operations in 2005, 2004, and 2003 amounted to $412,862, $376,000, and $331,000.

The Company maintains a stock appreciation rights plan and a phantom stock option plan. These plans provide for the issuance of stock appreciation rights and phantom stock options to management, directors, and key employees in years when certain asset growth and profitability thresholds are met. Benefits accrue on each right or option based on the annual increase of book value of the Company each year, times a multiple of 1.25. The maximum life of the stock appreciation rights and phantom stock options is ten years and five years, respectively. Benefits are payable within 60 days following December 31 of the year in which the award expires. Benefits vest over a five year period. At December 31, 2005 and 2004, the Company had an accrued liability of $2,585,558 and $2,068,420 for the plans. Amounts charged to expense totaled $928,704, $637,496, and $651,459 in 2005, 2004, and 2003.

The stock appreciation rights plan and the phantom stock option plan both contain a clause that would increase the amounts due to participants in the event of a merger, change in control, or consolidation of the Company with another business enterprise that results in a change in the majority of the board of directors. In this event, participants would receive an additional amount based on the change in control price, less book value at right or option issuance times a multiple of 1.5, times the number of rights or options, less the previously accrued amount. The definitive agreement discussed in Note 16 indicates that, immediately prior to closing, the awards under the plans shall fully vest and shall be settled in cash by the Company in an amount equal to change of control calculation provision of the plans outlined above. The Company has estimated that the total to be paid out to participants at closing, should the proposed merger occur, is $10,282,583.

Options to buy stock are granted to directors and certain employees under various employee stock option plans. The exercise price is the market price at date of grant (110% of fair market value in the case of stockholders of 10% or more of company stock), so there is no compensation expense recognized in the income statement. The maximum option term is ten years (five years in the case of a 10% or greater stockholder), and options vest immediately. The aggregate value of shares that may be acquired by exercise of an option during any calendar year shall not exceed $100,000 multiplied by the number of calendar years that the optionee has been entitled to exercise options.

	2005		2004		2003
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	31,134	$14.13	56,393	$12.07	92,631	$11.66
Granted — 2.5% stock dividend	778	$13.79	—	—	—	—
Exercised	—	$—	(25,259)	$9.52	(36,238)	$11.07

Outstanding at end of year	31,912	$13.79	31,134	$14.13	56,393	$12.07

Options outstanding at year-end 2005 were as follows:

Weighted
	Outstanding	Average	Weighted
	and	Remaining	Average
	Exercisable	Contractual	Exercise
Range of Exercise Prices	Number	Life	Price

$13.00 - $14.60	31,912	0.7 years	13.79

ROYAL AMERICAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In addition, the plans permit the granting of stock appreciation rights (SARs), not to exceed one SAR for each share of stock subject to such option. A SAR may be exercised only at the time of the exercise of the related option. Upon exercise of a SAR, the holder is entitled to receive cash in an amount equal to the excess of the fair market value of such share on the date of exercise over the option price. No SARs have been granted under these plans.

The Company has a plan in which officers of the Company can borrow funds from a correspondent bank to acquire shares of the Company. As a result of this arrangement, the correspondent bank has the right to put back the shares to the Company in the event of default. All of the shares acquired under the plan have a basis less than the current market value of the stock. At December 31, 2005, there were 63,689 shares purchased under this plan with loans of $1,721,025 outstanding, that are subject to the put back provision. As of December 31, 2005, the Company has not recorded any liability for this guarantee.

NOTE 7 —	EARNINGS PER SHARE

The factors used in the earnings per share computation follow.

	2005	2004	2003

Basic
Net income	$5,133,421	$4,221,013	$3,810,076

Weighted average common shares outstanding	$1,543,352	$1,517,489	1,475,676

Basic earnings per common share	$3.33	$2.78	$2.58

Diluted
Net income	$5,133,421	$4,221,013	$3,810,076

Weighted average common shares outstanding for basic earnings per common share	1,543,352	1,517,489	1,475,676
Add dilutive effects of assumed exercises of stock options	21,918	19,553	35,770

Average shares and dilutive potential common shares	1,565,270	1,537,042	1,511,446

Diluted earnings per common share	$3.28	$2.75	$2.52

NOTE 8 —	INCOME TAXES

Income tax expense was as follows:

	2005	2004	2003

Current federal	$2,625,933	$2,321,736	$1,977,552
Current state	537,228	485,169	400,711
Deferred federal	(239,940)	(292,458)	(91,311)
Deferred state	45,576	(135,909)	(19,257)

	$2,968,797	$2,378,538	$2,267,695

ROYAL AMERICAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The provision for federal income taxes differs from that computed by applying the federal statutory rate of 34%, as indicated in the following analysis:

	2005	2004	2003

Tax based on statutory rate	$2,754,754	$2,243,847	$2,066,442
State tax	333,844	276,965	248,806
Other, net	(119,801)	(142,274)	(47,553)

	$2,968,797	$2,378,538	$2,267,695

Deferred tax assets and liabilities consisted of the following at December 31, 2005 and 2004:

	2005	2004

Deferred tax assets
Allowance for loan losses	$1,888,687	$1,582,283
Deferred compensation	1,003,662	1,066,166

Gross deferred tax assets	2,892,349	2,648,449
Deferred tax liabilities
Unrealized gain (loss) on securities available-for-sale	(1,348)	152,870
Discount accretion, depreciation, and other	181,746	132,210

Gross deferred tax liabilities	180,398	285,080

Net deferred tax assets	$2,711,951	$2,363,369

NOTE 9 —	FEDERAL HOME LOAN BANK ADVANCES AND LINE OF CREDIT

The Bank has a $5,000,000 advance from the Federal Home Loan Bank, with a fixed rate of 4.16% that matures on January 26, 2009. The Bank is subject to a collateral pledge agreement with the Federal Home Loan Bank. As collateral, the Bank has agreed to keep on hand, free of all other pledges, liens, and encumbrances, whole first mortgages on improved property not more than 90 days delinquent, aggregating no less than 167% of the outstanding advances from the Federal Home Loan Bank. The Bank has collateral approved by Federal Home Loan Bank with a book value at $24,499,951 as of December 31, 2005.

In May 2005, the Company renewed a line of credit with LaSalle Bank and increased the maximum commitment from $5,000,000 to $10,000,000. The line of credit expires in May 2006. No amount was borrowed under this line of credit at year-end 2005 and 2004. All of the outstanding common stock of the Bank is pledged as collateral on this line of credit.

ROYAL AMERICAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 10 —	CONDENSED FINANCIAL STATEMENTS — PARENT COMPANY

Condensed financial information of Royal American Corporation follows:

CONDENSED BALANCE SHEETS

	December 31
	2005	2004

ASSETS
Cash and cash equivalents	$8,513,239	$13,491,937
Investment in banking subsidiary	46,880,057	36,547,667
Other assets	256,467	121,689

Total assets	$55,649,763	$50,161,293

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$125,129	$127,031
Subordinated debentures	10,310,000	10,310,000

Total liabilities	10,435,129	10,437,031
Common stock	1,576,726	1,525,138
Additional paid-in capital	17,982,372	15,645,155
Retained earnings	25,823,895	22,376,564
Accumulated other comprehensive income (loss)	(2,126)	240,941
Treasury stock	(166,233)	(63,536)

Total stockholders equity	45,214,634	39,724,262

Total liabilities and stockholder’s equity	$55,649,763	$50,161,293

ROYAL AMERICAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF INCOME

	For the Years Ended December 31,
	2005	2004	2003

Operating expenses	$719,595	$482,995	$37,673
Income tax benefit	(277,387)	(186,210)	(14,496)

Income (loss) before equity in undistributed income of subsidiary	(442,208)	(296,785)	(23,177)
Equity in undistributed earnings of subsidiary	5,575,629	4,517,798	3,833,253

Net income	$5,133,421	$4,221,013	$3,810,076

ROYAL AMERICAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2005	2004	2003

Cash flows from operating activities
Net income	$5,133,421	$4,221,013	$3,810,076
Adjustments
Equity in undistributed net income of subsidiary	(5,575,629)	(4,517,798)	(3,833,253)
Increase (decrease) in other assets	44,835	(183,203)	(197,719)
(Decrease) increase in other liabilities	(1,902)	240,028	—

Cash flows used in operating activities	(399,275)	(239,960)	(220,896)

Cash flows from investing activities
Investment in bank subsidiary	(5,000,000)	—	—
Investment in unconsolidated subsidiary	—	(310,000)	—

Cash flows used in investing activities	(5,000,000)	(310,000)	—

Cash flows from financing activities
Subordinated debentures	—	10,310,000	—
Proceeds from sale of common stock	694,551	488,191	1,355,304
Repurchase of common stock	(273,974)	(234,536)	(132,832)

Cash flows provided by financing activities	420,577	10,563,655	1,222,472

Net change in cash and cash equivalents	(4,978,698)	10,013,695	1,001,576
Beginning cash and cash equivalents	13,491,937	3,478,242	2,476,666

Ending cash and cash equivalents	$8,513,239	$13,491,937	$3,478,242

ROYAL AMERICAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 11 —	CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. As of December 31, 2005 and 2004, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.

Actual and required capital amounts (in thousands) and ratios are presented below at year end.

					To be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

2005
Total capital to risk weighted assets
Consolidated	$60,212	12.6%	$38,272	8.0%	N/A	N/A
Bank	51,571	10.8%	38,227	8.0%	47,784	10.0%
Tier 1 (Core) capital to risk weighted assets
Consolidated	55,217	11.5%	19,136	4.0%	N/A	N/A
Bank	46,576	9.7%	19,114	4.0%	28,670	6.0%
Tier 1 (Core) capital to average assets
Consolidated	55,217	10.5%	21,108	4.0%	N/A	N/A
Bank	46,576	8.8%	21,090	4.0%	26,363	5.0%
2004
Total capital to risk weighted assets
Consolidated	$53,738	13.4%	$32,011	8.0%	N/A	N/A
Bank	40,256	10.1%	31,977	8.0%	39,979	10.0%
Tier 1 (Core) capital to risk weighted assets
Consolidated	49,483	12.4%	16,006	4.0%	N/A	N/A
Bank	36,001	9.0%	15,992	4.0%	23,987	6.0%
Tier 1 (Core) capital to average assets
Consolidated	49,483	11.8%	16,750	4.0%	N/A	N/A
Bank	36,001	8.6%	16,733	4.0%	20,916	5.0%

A trust formed by the Company issued $10,000,000 in trust preferred securities in 2004 (Note 1). These issues qualify for Tier 1 regulatory capital, and the Company treats the maximum allowable under regulatory guidelines as Tier 1 capital and the remaining as Tier 2 regulatory capital. Trust preferred securities treated as Tier 1 capital cannot exceed 25% of Tier 1 of the Company. At December 31, 2005, all of the $10,000,000 trust preferred proceeds qualified as Tier 1 capital.

ROYAL AMERICAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Under current accounting guidance, FASB Interpretation No. 46, as revised in December 2003, the trust is not consolidated with the Company. Accordingly, the Company does not report the securities issued by the trust as liabilities, and instead reports as liabilities the subordinated debentures issued by the Company and held by the trust.

At December 31, 2005, the Bank was categorized as well capitalized and management is not aware of any conditions or events since the most recent notification that would change the Bank’s category.

NOTE 12 —	OFF-BALANCE-SHEET ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year end.

	2005	2004

Commitments to make loans	$9,975,585	$14,685,113
Unused lines of credit	164,524,223	124,365,679
Letters of credit	30,168,453	19,561,111

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments have interest rates ranging from 6.25% to 7.25%.

NOTE 13 —	FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year end (in thousands):

	2005		2004
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial assets
Cash and cash equivalents	$16,867	$16,867	$9,184	$9,184
Securities available-for-sale	35,824	35,824	31,862	31,862
Loans, net	433,678	428,083	363,349	361,936
Federal Home Loan Bank interest rate swap	113	113	86	86
Accrued interest receivable	2,068	2,068	1,440	1,440
Financial liabilities
Deposits	463,921	461,374	350,599	348,933
Federal funds purchased	—	—	2,850	2,850
Federal Home Loan Bank advances	5,000	4,860	5,000	4,996
Subordinated debentures	10,310	10,016	10,310	10,213
Accrued interest payable	1,349	1,349	806	806
S&P 500 index	142	142	128	128

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, accrued interest receivable and payable, demand deposits, Federal Home Loan Bank advances, federal funds purchased, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer

ROYAL AMERICAN CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

quotes and, if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits, Federal Home Loan Bank advances or subordinated debentures, and for variable rate loans or deposits or Federal Home Loan Bank advances with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements and is not considered material. The fair value of the interest rate swap and S&P 500 index is based on market prices or dealer quotes.

NOTE 14 —	OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and the related taxes were as follows:

	2005	2004	2003
			(Reclassified)

Unrealized holding gains (losses) on securities available-for-sale	$(435,339)	$(165,073)	$942
Reclassification adjustments for (gains) losses later recognized in income	38,053	(168,292)	(161,844)

Net unrealized gains (losses)	(397,286)	(333,365)	(160,902)
Tax effect	(154,219)	(129,406)	(62,458)

Other comprehensive income (loss)	$(243,067)	$(203,959)	$(98,444)

NOTE 15 —	DERIVATIVES

The Company has several interest rate swap agreements with the Federal Home Loan Bank to make fixed interest payments in exchange for variable interest payments based on the appreciation in the S&P 500 index (embedded derivative). The interest rate swaps are used to mitigate overall risk to changes in interest rates during the life of the swaps and are a component of the Company’s asset liability management strategy to reduce the risk that changes in interest rates will change net interest margin. The notional amount of the interest rate swaps does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the interest rate swap.

The interest received from the Federal Home Loan Bank will be paid to the customer when received. Interest expense is reflected currently at the amount paid to the Federal Home Loan Bank. The fair value of the embedded derivative and swap are marked to market on a quarterly basis and included in other income on the income statements.

Summary information about interest rate swaps at year-end follows.

	2005	2004

Notional amounts	$400,000	$400,000
Weighted average fixed rates	3.83%	3.83%
Weighted average variable rates (based on appreciation of the S&P 500)	0.00%	0.00%
Weighted average maturity	1.9	2.9 years
Fair value of swap	$113,464	$85,549
Fair value of S&P 500	(141,939)	(127,565)

NOTE 16 —	SUBSEQUENT EVENT

On February 8, 2006, the Company announced that it has signed a definitive agreement to sell 100% of the common stock of the Company to Midwest Banc Holdings, Inc. (Midwest). Stockholders will have the election to receive Midwest shares valued at $82 per share or cash valued at $80 per share in the transaction. Completion of the transaction is expected in the third quarter of 2006, pending the Company’s stockholder, regulatory, and other necessary approvals. See Note 6 for a discussion of the potential impact of this proposed transaction on the Company’s stock appreciation rights and phantom stock option plans. The agreement contains provisions for a termination fee of $5,000,000, should certain conditions be met. Those conditions include, but are not limited to, a material breach in the representations or warranties by either party. The Company could also be liable for up to $500,000 of reimbursable expenses in the event of a termination event caused by the Company.

APPENDIX A

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Midwest Banc or Royal American. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings that Midwest Banc makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties Midwest Banc and Royal American made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that Midwest Banc and Royal American have exchanged in connection with signing the merger agreement. Although neither Midwest Banc nor Royal American believes that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. These disclosure schedules contain information that has been included in Midwest Banc’s prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Midwest Banc’s public disclosure.

AGREEMENT AND PLAN OF MERGER
BETWEEN
MIDWEST BANC HOLDINGS, INC.
AND
ROYAL AMERICAN CORPORATION
February 8, 2006

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 8, 2006 (this “Agreement”), by and between Midwest Banc Holdings (the “Company”), and Royal American Corporation, a Delaware corporation (the “Seller”).

RECITALS

A. Company.  The Company is registered as a bank holding company, having its principal place of business in Melrose Park, Illinois.

B. Seller.  The Seller is registered as a bank holding company, having its principal place of business in Inverness, Illinois.

C. Merger.  The respective Boards of Directors of each of the Company and the Seller have determined that it is advisable and in the best interests of their respective organizations and their stockholders for the Seller to merge with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein and in accordance with the Delaware General Corporation Law (the “DGCL”).

D. Board Approval.  The respective Boards of Directors of each of the Company and the Seller have approved the Merger, upon the terms and subject to the conditions set forth herein, and approved and adopted this Agreement.

E. Voting Agreements.  Subsequent to the Seller’s approval of this Agreement and concurrently with the execution of this Agreement and as a condition and an inducement to the willingness of the Company to enter into this Agreement, the Company has entered into a Stockholder Voting Agreement (the “Voting Agreement”) pursuant to which each stockholder listed on Schedule I to such Voting Agreement has agreed to vote the shares of the Seller Common Stock beneficially owned by such stockholder in favor of the Merger.

F. Intentions of the Parties.  It is the intention of the Parties that the Merger contemplated by this Agreement be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of the Code.

AGREEMENT

In consideration of the foregoing, the mutual covenants herein contained and other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged by the Parties by their execution hereof), the Parties agree as follows.

ARTICLE I

DEFINITIONS, CONSTRUCTION

Section 1.01.  Definitions.  For purposes of this Agreement, the following capitalized terms have the following meanings.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by the Company) relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from the Seller by any Person of more than a 15% interest in the total outstanding voting securities of the Seller or any of the Seller Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the total outstanding voting securities of the Seller or any of the Seller Subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Seller or any of the Seller Subsidiaries, (ii) any sale, lease, exchange, transfer, license, acquisition or other disposition of more than 15% of the assets of the Seller or any of the Seller Subsidiaries, or (iii) any liquidation or dissolution of the Seller or any of the Seller Subsidiaries.

“Additional Stock Amount” has the meaning set forth in Section 8.01(i).

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person including, without limitation, any partnership or joint venture in which any Person (either alone, or through or together with any other Person) has, directly or indirectly, an interest of 5% or more. For purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Bank Secrecy Act” has the meaning set forth in Section 5.03(h)(iv).

“BHCA” has the meaning set forth in Section 5.03(a)(i).

“Blue Sky Laws” has the meaning set forth in Section 5.03(e)(ii).

“Business Day” means any day on which banks are not required or authorized to close in the State of Illinois.

“Cash Consideration” has the meaning set forth in Section 3.01(b)(ii).

“Cash Proration Factor” has the meaning set forth in Section 3.03(c)(i).

“Certificate(s)” has the meaning set forth in Section 3.02(b).

“Change of Recommendation” has the meaning set forth in Section 6.06(d).

“Closing” has the meaning set forth in Section 2.02.

“Closing Conditions” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Employment Agreements” has the meaning set forth in Section 7.03(i)

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Approvals” has the meaning set forth in Section 5.04(a)(i).

“Company By-Laws” has the meaning set forth in Section 2.04.

“Company Certificate” has the meaning set forth in Section 2.04.

“Company Common Stock” means the common stock, par value $.01 per share, of the Company.

“Company Disclosure Schedule” has the meaning set forth in Section 5.01.

“Company Employee Plans” has the meaning set forth in Section 6.13.

“Company Material Adverse Effect” means, with respect to the Company, any Effect that (i) is, or is reasonably expected to be, material and adverse to the financial position, results of operations or business of the Company and the Company Subsidiaries taken as a whole, or (ii) would materially impair the ability of the Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement, provided, however, that Company Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken and expenses incurred in connection with the Merger, in each case in accordance with GAAP and (d) actions or omissions taken by the Company as required hereunder (except to the extent that any of the changes described in clauses (a) and (b) have a disproportionately adverse effect upon the Company as compared to comparable U.S. banking or financial services organizations).

“Company Reports” has the meaning set forth in Section 5.04(g)(i).

“Company SEC Reports” has the meaning set forth in Section 5.04(g)(i).

“Company Subsidiary(ies)” has the meaning set forth in Section 5.04(a)(i).

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, permit, franchise, charter, license, easement, grant or similar affirmation by any Person pursuant to any Contract, Law or Order.

“Contract” means, whether written or unwritten, any legally binding agreement, arrangement, authorization, commitment, indenture, instrument, license, lease, obligation, plan, practice, restriction, understanding or undertaking to which any Person is a party or that is binding on any Person or its capital stock, assets or business, including, without limitation, any binding letter of intent or memorandum of understanding.

“Continued Employee” has the meaning set forth in Section 6.13.

“Converted Option” has the meaning set forth in Section 3.17.

“Costs” has the meaning set forth in Section 6.12(a).

“DGCL” has the meaning set forth in the Recitals.

“Default Payment” has the meaning set forth in Section 8.02.

“Disclosure Schedule” means the Company Disclosure Schedule or the Seller Disclosure Schedule, as applicable.

“Dissenting Shares” has the meaning set forth in Section 3.01(d).

“Effect” means any effect, change, event, fact, condition, occurrence or development.

“Effective Date” has the meaning set forth in Section 2.02.

“Effective Time” means the effective time of the Merger, as provided for in Section 2.02.

“Electing Number” has the meaning set forth in Section 3.03(b).

“Electing Seller Shares” has the meaning set forth in Section 3.01(b)(i).

“Election Date” has the meaning set forth in Section 3.02(c).

“Environmental Claims” has the meaning set forth in Section 5.03(l).

“Environmental Laws” has the meaning set forth in Section 5.03(l).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02(b).

“Exchange Fund” has the meaning set forth in Section 3.05.

“FDIC” has the meaning set forth in Section 5.03(a)(ii).

“Federal Reserve Board” has the meaning set forth in Section 5.03(a)(i).

“Final Index Price” means the average of the Final Prices for all of the companies comprising the Index Group. If the Company or any company belonging to the Index Group declares a stock dividend or effects a reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Effective Time, the closing prices for the common stock of such company shall be appropriately adjusted for the purposes of the applicable definitions herein so as to be comparable to the closing price on the date of this Agreement.

“Final Price” of any company belonging to the Index Group means the average of the daily closing sale prices of a share of common stock of such company, as reported in the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of twenty (20) consecutive trading days in which such shares are traded on such market or exchange ending at the end of the third (3rd) trading day immediately preceding the Effective Time.

“Final VWAP” means the volume weighted average price per share of Company Common Stock, rounded to the nearest one-hundredth of a cent, during the period of twenty (20) consecutive trading days in which such shares are traded on The Nasdaq Stock Market ending at the end of the third (3rd) trading day immediately preceding the Effective Time. For this purpose, the Final VWAP shall be calculated using the default criteria for the function known as “Bloomberg VWAP” of the AQR function for Company Common Stock on the automated quote and analytical system distributed by Bloomberg Financial LP.

“Form of Election” has the meaning set forth in Section 3.02(c).

“GAAP” has the meaning set forth in Section 5.03(g)(ii).

“GLB Act” has the meaning set forth in Section 5.03(h)(iv).

“Governmental Authority” has the meaning set forth in Section 3.10.

“Hazardous Materials” has the meaning set forth in Section 5.03(r).

“IDFPR” has the meaning set forth in Section 5.03(a).

“Indemnified Party(ies)” has the meaning set forth in Section 6.12(a).

“Index Group” means all of those companies that comprise the Nasdaq Bank Index, the common stock of which is publicly traded and as to which there is no pending publicly announced proposal at any time during the period of twenty (20) consecutive trading days ending at the end of the third (3rd) trading day immediately preceding the Effective Time for such company to be acquired or to acquire another company or with respect to any other extraordinary transaction or event (other than any transaction contemplated in the definition of “Final Index Price” set forth herein).

“Initial Index Price” means $3,134.88, which is the average of the daily closing sale prices of a share of common stock of the companies comprising the Index Group, as reported in the consolidated transactions reporting system for the market or exchange on which such common stock is principally traded, during the period of twenty (20) consecutive trading days in which such shares are traded on such market or exchange ending at the end of trading on February 3, 2006.

“Initial VWAP” means $22.8776, which is the volume weighted average price per share of Company Common Stock, rounded to the nearest one-hundredth of a cent, during the period of twenty (20) consecutive trading days in which such shares are traded on The Nasdaq Stock Market ending at the end trading on February 3, 2006. For this purpose, the Initial VWAP shall be calculated using the default criteria for the function known as “Bloomberg VWAP” of the AQR function for Company Common Stock on the automated quote and analytical system distributed by Bloomberg Financial LP.

“IRS” has the meaning set forth in Section 5.03(i)(i).

“Knowledge”, as used with respect to a Party, means (i)(A) in the case of the Seller, those facts that are actually known any of the executive officers who also serve on the Seller’s or Royal American Bank’s Board of Directors, including the Chief Financial Officer, and (B) in the case of the Company, those facts that are actually known by the Chief Executive Officer, President or Chief Financial Officer of the Company, and (ii) those facts that would reasonably be expected to have come to the attention of one or more of the officers referred to in the preceding clause (i) had such officer conducted a reasonable due diligence review of such Party’s operations and business.

“Law” means any federal, state, local, municipal, foreign, international, multinational, territorial or other administrative order, constitution, law, ordinance, rule, regulation, statute or treaty and any guidance issued thereunder, including any transitional relief or rules provided in connection therewith.

“Liability”, as to any Person, means (i) any obligation of such Person for borrowed money, (ii) any obligation of such Person evidenced by bonds, debentures, notes or other instruments, (iii) any obligation of such Person to pay the deferred purchase price of property or services, (iv) any capitalized lease obligation of such Person, (v) any obligation or liabilities of others secured by a Lien on any asset owned by such Person, whether or not such obligation or liability is assumed by such Person, (vi) any contingent obligation of such Person, and (vii) any other liability of such Person, whether known or unknown, unasserted or asserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due.

“Liens” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property (real or personal) or property (real or personal) interest, other than (i) Liens for current Taxes upon the assets or property of a Person or its subsidiaries which are not yet due and payable provided appropriate reserves have been established therefor on the financial statements of such Person, (ii) for depository institution subsidiaries of a Person, pledges to secure deposits and Liens incurred in the ordinary course of the banking business and (iii) zoning restrictions, easements, licenses and other restrictions on the use of real property, or minor irregularities in title thereto, that do not materially impair the use of such property in the operation of the business of such Person as such is now presently being conducted.

“Loan Property” has the meaning set forth in Section 5.03(l).

“Material Contract” has the meaning set forth in Section 5.03(r).

“Maximum Amount” has the meaning set forth in Section 6.12(c).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.01(b).

“Non-Electing Number” has the meaning set forth in Section 3.03(c).

“Non-Electing Shares” has the meaning set forth in Section 3.03(c).

“OCC” means the Office of the Comptroller of the Currency.

“Option Exchange Ratio” means:

(i) If the Company does not exercise its right to issue the Additional Stock Amount under Section 8.01(i), the “Option Exchange Ratio” shall be equal to 3.58429.

(ii) If the Company does exercise its right to issue the Additional Stock Amount under Section 8.01(i), the “Option Exchange Ratio” shall be equal to the quotient obtained by dividing (A) $69.70 by (B) the Final VWAP.

“Order” means any award, decision, decree, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Authority.

“OTS” means the Office Thrift Supervision.

“Participation Facility” has the meaning set forth in Section 5.03(l).

“Party” means the Company or the Seller, as applicable, and “Parties” means the Company and the Seller.

“Patriot Act” has the meaning set forth in Section 5.03(h)(iv).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

“Previously Disclosed” by a Party means information set forth in its Disclosure Schedule.

“Proceeding” means any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, formal inquiry, administrative or other proceeding, or written notice by any Person alleging potential Liability of another Person, or invoking or seeking to invoke legal process to obtain information relating to or affecting another Person, which affects such other Person’s business, assets (including Contracts related to it), or obligations under the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities in the ordinary course consistent with past practice.

“Proxy Statement/Prospectus” has the meaning set forth in Section 5.03(h).

“Registration Statement” has the meaning set forth in Section 5.04(h).

“Regulatory Authority” means the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board, the FDIC, the OCC, the OTS, the IDFPR, the SEC, and all other federal and state regulatory agencies and public authorities having jurisdiction over the Parties and their respective Subsidiaries.

“Reimbursable Company Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Company and its Affiliates) incurred by the Company, its Affiliates or on their behalf in connection with or related to the authorization, preparation and execution of this Agreement, the Registration Statement, the Proxy Statement/Prospectus, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated by this Agreement.

“Rights” means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other Rights, or securities or Rights convertible into or exchangeable for, shares of the capital stock of a Person.

“SEC” means the Securities and Exchange Commission.

“Section 409A” has the meaning set forth in Section 5.03(i)(v).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller 2005 Financial Statements” has the meaning set forth in Section 6.19.

“Seller Approvals” has the meaning set forth in Section 5.03(a)(ii).

“Seller Benefit Plans” has the meaning set forth in Section 5.03(i)(i).

“Seller’s Board of Directors Recommendation” has the meaning set forth in Section 5.03(d).

“Seller By-Laws” has the meaning set forth in Section 5.03(b).

“Seller Certificate” has the meaning set forth in Section 5.03(b).

“Seller Common Stock” means the common stock, par value $1.00 per share, of the Seller.

“Seller Disclosure Schedule” has the meaning set forth in Section 5.01.

“Seller Financial Statements” has the meaning set forth in Section 5.03(g)(ii).

“Seller Material Adverse Effect” means, with respect to the Seller, any Effect that (i) is, or is reasonably expected to be, material and adverse to the financial position, results of operations or business of the Seller and the Seller Subsidiaries taken as a whole, or (ii) would materially impair the ability of the Seller to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement, provided, however, that Seller Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken and expenses incurred in connection with the Merger, in each case in accordance with GAAP (except to the extent that any of the changes described in clauses (a) and (b) have a disproportionately adverse effect upon the Seller as compared to comparable U.S. banking or financial services organizations) and (d) actions or omissions taken by the Seller as required hereunder.

“Seller Reports” has the meaning set forth in Section 5.03(g)(i).

“Seller Stock Options” has the meaning set forth in Section 3.17.

“Seller Stock Option Plan” means the Royal American Corporation 1994 Stock Option Plan.

“Seller Stockholders’ Meeting” has the meaning set forth in Section 5.03(j).

“Seller Subsidiary(ies)” has the meaning set forth in Section 5.03(a)(i).

“Seller Treasury Shares” has the meaning set forth in Section 3.01(a).

“Stock Consideration” has the meaning set forth in Section 3.01(b)(i).

“Stock Election” has the meaning set forth in Section 3.02(a).

“Stock Proration Factor” has the meaning set forth in Section 3.03(b)(i).

“Subsidiary(ies)” means the Company Subsidiaries or the Seller Subsidiaries, as applicable.

“Subsidiary Bank Merger” has the meaning set forth in Section 6.17.

“Subsidiary Reorganization” has the meaning set forth in Section 6.17.

“Subsidiary Organizational Documents” has the meaning set forth in Section 5.03(b).

“Superior Offer” means an unsolicited, bona fide written offer made by a third Person to consummate any of the following transactions or in one or a series of related transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Seller pursuant to which those stockholders of the Seller immediately preceding such transaction will hold less than 50% of the equity interest in the surviving or resulting entity of such transaction, (ii) a sale, lease, exchange, transfer, license or other disposition by the Seller and the Seller Subsidiaries of all or substantially all of their assets, as a consolidated group, or (iii) the acquisition by any Person (including by way of a tender offer, merger, consolidation, business combination, exchange offer or similar transaction or issuance by the Seller), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Seller; provided, however, that in each of clause (i), (ii) or (iii) above, the Superior Offer shall be on terms that the Seller’s Board of Directors determines, in its good faith judgment, to be more favorable to the Seller stockholders (taking into account all factors which the Seller’s Board of Directors may deem reasonably relevant, including, without limitation, the relative value and form of the consideration offered, all other terms and conditions of the respective offer, including, without limitation, the presence of a financial contingency, the likelihood of obtaining financing on a timely basis if a financing contingency is present, and the likelihood of obtaining any required Consents or Orders from Governmental Authorities) than the terms of the Merger (after receipt and consideration of the advice of a financial advisor of nationally recognized reputation to the effect that the consideration offered in such offer is superior, from a financial point of view, to the Merger Consideration).

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Laws” has the meaning set forth in Section 5.03(e)(i).

“Tax” and “Taxes” means any federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, profits, alternative or add-on minimum, sales, use, ad valorem, goods and services, capital, capital stock, production, transfer, registration, franchise, windfall profits, license, withholding, payroll, social security

(or similar) employment, disability, employer health, excise, estimated, severance, stamp, occupation, premium, property, environmental (including taxes under Code Section 59A), unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the tax Liability of any other Person, whether arising before, on or after the Effective Date.

“Tax Returns” means any return, amended return, claim for refund or information return or other report (including elections, declarations, disclosures, schedules and estimates) required to be filed with respect to any Tax, including any amendment thereof.

“Termination Fee” has the meaning set forth in Section 8.03(a).

“Title IV Plan” has the meaning set forth in Section 5.03(i)(ii).

“Total Cash Number” has the meaning set forth in Section 3.03(a).

“Total Stock Election Number” has the meaning set forth in Section 3.03(a).

“Voting Agreement” has the meaning set forth in the Recitals.

ARTICLE II

MERGER, EFFECTS OF MERGER

Section 2.01.  Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time the Seller shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Seller shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.02.  Closing, Effective Date and Effective Time.  At the Company’s election, the closing of the Merger (the “Closing”) shall take place on (i) the last business day of, or (ii) the first business day of the month following, or (iii) the first business day of the month which is the first month of the earliest calendar quarter following, in each case, the month during which all applicable waiting periods in connection with approvals of Governmental Authorities and the receipt of all approvals of Governmental Authorities and all conditions to the consummation of the Merger (the “Closing Conditions”) are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions) (provided, that no Closing Date determined under clause (iii) may occur more than forty-five (45) days after the date on which the Closing Conditions are satisfied or waived), or on such other date after such satisfaction or waiver as the Company and the Seller may agree (the “Closing Date”). Contemporaneous with the Closing, the Parties shall cause the Merger to be consummated by filing a certificate of merger, as necessary, and any other required documents, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the effective date and time of such filing or such date and time as the Company and the Seller shall agree and specify in the certificate of merger are referred to herein as the “Effective Time”; the date on which the Effective Time shall occur is referred to herein as the “Effective Date”).

Section 2.03.  Effects of Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of the Company and the Seller shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Seller shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.04.  Certificate of Incorporation and By-Laws.  At the Effective Time, the Company’s Certificate of Incorporation, as amended or restated (the “Company Certificate”), and the Company’s By

Laws, as amended or restated (the “Company By-Laws”), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and the By-Laws of the Surviving Corporation.

Section 2.05.  Directors and Officers.  At the Effective Time, the directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By Laws of the Surviving Corporation, except that Thomas A. Rosenquist and Jerome J. Fritz of the Seller shall be appointed to the Surviving Corporation’s Board of Directors, and to the Board of Directors of Midwest Bank and Trust Company, as soon as practicable after the Closing Date in accordance with Section 6.15. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed, and, in addition, Jerome J. Fritz shall be appointed President and Chief Operating Officer of Midwest Bank and Trust Company and Executive Vice President of the Company, and Kelly J. O’Keefe and Brogan M. Ptacin each shall be appointed as an Executive Vice President of Midwest Bank and Trust Company and Brogan M. Ptacin shall be appointed as Head of Commercial and Industrial Lending of Midwest Bank and Trust Company.

Section 2.06.  Changes.  With the prior written consent of the Seller (which consent shall not be unreasonably withheld), the Company may at any time prior to the Seller Stockholders’ Meeting change the method of effecting the combination with the Seller (including the provisions of this Article II) if and to the extent it deems such change to be reasonably necessary, appropriate or desirable, provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration to be issued to holders of Seller Common Stock as provided for in this Agreement, (ii) cause the transaction to not qualify as a reorganization under Section 368 of the Code, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement. The Parties shall appropriately amend this Agreement and any related documents to reflect any such revised structure or method.

ARTICLE III

MERGER CONSIDERATION, EXCHANGE PROCEDURES

Section 3.01.  Effect on Common Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Seller Common Stock:

(a) Seller Treasury Shares.  All shares of Seller Common Stock that are owned by the Seller other than in a fiduciary capacity as treasury stock or otherwise (the “Seller Treasury Shares”) or by the Company shall be canceled and retired and shall cease to exist and no cash, Company Common Stock or other consideration shall be delivered in exchange therefor.

(b) Merger Consideration.  Subject to Section 3.03, each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than the Seller Treasury Shares, the Dissenting Shares and shares of Seller Common Stock owned by the Company) shall be converted at the Effective Time into the following (the “Merger Consideration”):

(i) for each such share of Seller Common Stock with respect to which a Stock Election has been effectively made and not revoked or lost pursuant to Section 3.02 (the “Electing Seller Shares”), the right to receive 3.58429 fully paid and nonassessable shares of Company Common Stock (the “Stock Consideration”); and

(ii) for each such share of Seller Common Stock (other than Electing Seller Shares), the right to receive $80 in cash (the “Cash Consideration”).

Upon such conversion, all such shares of Seller Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate shall thereafter represent the right to receive the Merger Consideration and cash for fractional shares in accordance with Section 3.09 upon the surrender of the Certificate(s) in accordance with the terms of this Agreement.

(c) Company Common Stock.  Each share of Company Common Stock outstanding immediately prior to the Effective Time shall remain outstanding and unchanged following the Effective Time.

(d) Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, shares of Seller Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders that have properly perfected their rights of appraisal within the meaning of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect any available right of appraisal under applicable Law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, the shares of Seller Common Stock held by such stockholder shall not be deemed Dissenting Shares for purposes of this Agreement and shall thereupon be deemed to have been converted into the Merger Consideration at the Effective Time in accordance with Section 3.01(b) (and, if no election is timely made by such holder pursuant to Section 3.02, into the Cash Consideration, subject to proration pursuant to Section 3.03). The Seller shall give the Company (A) prompt notice of any demands for appraisal filed pursuant to Section 262 of the DGCL received by the Seller, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by the Seller, and (B) the opportunity to participate in all negotiations and proceedings with respect to demands made pursuant to Section 262 of the DGCL. The Seller shall not, except with the prior written consent of the Company, (x) make any payment with respect to any such demand, (y) offer to settle or settle any such demand, or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

Section 3.02.  Stock Elections.

(a) Right to Make.  Each Person who, on or prior to the Election Date, is a record holder of shares of Seller Common Stock shall be entitled, with respect to all or any portion of such Person’s shares, other than Seller Treasury Shares and Dissenting Shares, to make an unconditional election (a “Stock Election”) on or prior to such Election Date to receive Company Common Stock for such holder’s shares of Seller Common Stock, on the basis hereinafter set forth; provided, however, that, unless the nominee advises the Exchange Agent otherwise in writing, each of the beneficial owners of shares held of record by a bank, trust company, broker, dealer or other recognized nominee (including, for these purposes, shares allocated to participants’ accounts under any Seller Benefit Plans) shall be treated as a separate record holder and either directly or through such nominee may submit a separate Form of Election for shares that are beneficially owned by such beneficial owner.

(b) Exchange Agent.  Prior to the Effective Time, the Company shall appoint, subject to the approval of the Seller (which approval shall not be unreasonably withheld or delayed), an exchange agent (the “Exchange Agent”) for the purpose of exchanging certificates which immediately prior to the Effective Time evidenced shares of Seller Common Stock (the “Certificates”) for the Merger Consideration.

(c) Forms of Election.  The Company shall prepare a form of election (the “Form of Election”) which shall be subject to the approval of the Seller (which approval shall not be unreasonably withheld or delayed) to be mailed by the Seller to the record holders of shares of Seller Common Stock not more than sixty (60) Business Days nor less than twenty (20) Business Days prior to the Election Date. The Form of Election may be included on the proxy solicited from stockholders of the Seller in connection with the approval of the Seller’s stockholders of the Merger. The Form of Election shall be used by each record holder of shares of Seller Common Stock who wishes to make a Stock Election, subject to the proration provisions of Section 3.03. The Seller shall use its reasonable efforts to make the Form of Election available to all Persons who become holders of shares of Seller Common Stock during the period between the record date for the mailing of the Form of Election and the Election Date. Any Stock Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., Chicago time, on the Business Day specified by the Seller in the Form of Election (or a later Business Day specified by the Seller, reasonably acceptable to the Company, in a subsequent press release or other mailing to each of the Seller’s stockholders)

(the “Election Date”), which Election Date shall be two (2) Business Days prior to the date on which the Company reasonably believes the Effective Time will occur, a Form of Election properly completed and signed and accompanied by Certificates representing the shares of Seller Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Seller (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm which is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). Any Form of Election may be revoked by the stockholder submitting it only by written notice received by the Exchange Agent prior to 5:00 p.m., Chicago time, on the Election Date. If a Form of Election is revoked, the Certificate or Certificates (or guarantees of delivery, as appropriate) for the shares of Seller Common Stock to which such Form of Election relates shall be promptly returned by the Exchange Agent to the stockholder of the Seller submitting the same.

(d) Exchange Agent Determination.  The determination of the Exchange Agent (or the mutual determination of the Seller and the Company in the event that the Exchange Agent declines to make any such determination) shall be binding as to whether or not Stock Elections have been properly made or revoked pursuant to this Section 3.02 with respect to shares of Seller Common Stock and as to when Stock Elections and revocations were received by it. If the Exchange Agent reasonably determines in good faith that any Stock Election was not properly made with respect to shares of Seller Common Stock, such shares shall be treated by the Exchange Agent as shares which were not Electing Seller Shares at the Effective Time, and such shares shall be converted in the Merger into the right to receive the Cash Consideration pursuant to Section 3.01(b)(ii), subject to proration as provided in Section 3.03. The Exchange Agent (or the Seller and the Company by mutual agreement in the event that the Exchange Agent declines to make any such determination) shall also make all computations as to the allocation and the proration contemplated by Section 3.03, and any such computation shall be conclusive and binding on the stockholders of the Seller. The Exchange Agent may, with the mutual written agreement of the Seller and the Company, make such rules as are consistent with this Section 3.02 for the implementation of the Stock Elections provided for in this Agreement and as shall be necessary or desirable to fully effect such Stock Elections.

Section 3.03.  Proration.

(a) Proration Requirements.  Notwithstanding anything in this Agreement to the contrary, the number of shares of Seller Common Stock (the “Total Stock Election Number”) to be converted into the right to receive Stock Consideration in the Merger shall be equal to (i) 50 percent of the sum of (1) number of issued and outstanding shares of Seller Common Stock immediately prior to the Effective Time, and (2) the number of shares of Seller Common Stock issuable upon the exercise of Seller Stock Options or other Rights outstanding immediately prior to the Effective Time. The number of shares of Seller Common Stock to be converted into the right to receive Cash Consideration in the Merger (the “Total Cash Number”) shall be equal to (i) the sum of (1) the number of issued and outstanding shares of Seller Common Stock immediately prior to the Effective Time, and (2) the number of shares of Seller Common Stock issuable upon the exercise of Seller Stock Options or other Rights outstanding immediately prior to the Effective Time, less (ii) the sum of (A) the Total Stock Election Number, and (B) the number of Dissenting Shares, if any; provided, however, that, in the event that the Electing Number shall be less than the Total Stock Election Number, the Company may, in its sole discretion, increase the Total Cash Number by an amount up to (but not to exceed) the amount of any such difference; provided further, however, that the Company shall not increase the Total Cash Number by an amount that would prevent either the tax opinion referred to in Section 7.02(c) or the tax opinion referred to in Section 7.03(c) from being rendered because the counsel charged with providing such opinion reasonably determines that, as a result of such increase in the Total Cash Number, the Merger may not satisfy the continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code. To the extent the Company exercises its right to increase the amount of the Total Cash Number as described in this Section 3.03(a), the Parties acknowledge and agree that such increased amount shall be deemed the “Total Cash Number” as used in this Section 3.03, and the amount of the Total Stock Election Number shall be correspondingly decreased and the resulting decreased amount of the Total Stock Election Number shall be deemed the “Total Stock Election Number” as used in this Section 3.03.

(b) Procedure for Decreasing Stock Election Number.  If the aggregate number of shares of Seller Common Stock in respect of which Stock Elections have been made (the “Electing Number”) exceeds the Total Stock Election Number, each Electing Seller Share shall be converted into the right to receive shares of Company Common Stock or the Cash Consideration in accordance with the terms of Section 3.01 in the following manner:

(i) a proration factor (the “Stock Proration Factor”) shall be determined by dividing the Total Stock Election Number by the Electing Number;

(ii) the number of Electing Seller Shares covered by each Stock Election that shall be converted into the right to receive Stock Consideration shall be determined by multiplying the Stock Proration Factor by the total number of Electing Seller Shares covered by such Stock Election; and

(iii) all Electing Seller Shares, other than those shares converted into the right to receive Stock Consideration in accordance with Section 3.03(b)(ii), shall be converted into the right to receive the Cash Consideration (on a consistent basis among stockholders of the Seller who made Stock Elections, pro rata to the respective numbers of shares of Seller Common Stock as to which they made such Stock Elections) as if such shares were not Electing Seller Shares, in accordance with the terms of Section 3.01(b)(ii).

(c) Procedure for Increasing Stock Election Number.  If the number of shares (the “Non-Electing Number”) of Seller Common Stock as to which no Stock Elections were made, other than Seller Treasury Shares and Dissenting Shares (such shares, the “Non-Electing Shares”), exceeds the Total Cash Number (as the same may be increased as provided in Section 3.03(a), each Non-Electing Share shall be converted into the right to receive shares of Company Common Stock or cash in accordance with the terms of Section 3.01 in the following manner:

(i) a proration factor (the “Cash Proration Factor”) shall be determined by dividing the Total Cash Number by the Non-Electing Number;

(ii) the number of Non-Electing Shares to be converted into the right to receive the Cash Consideration shall be determined by multiplying the Cash Proration Factor by the total number of Non-Electing Shares; and

(iii) all Non-Electing Shares, other than those converted into the right to receive Cash Consideration in accordance with Section 3.03(c)(ii), shall be converted into the right to receive Stock Consideration (on a consistent basis among stockholders of the Seller who held Non-Electing Shares, pro rata to the respective number of Non-Electing Shares) as if such shares were Electing Seller Shares, in accordance with the terms of Section 3.01(b)(i).

Section 3.04.  Adjustment for Dilution and Other Matters.  If between the date of this Agreement and the Effective Time, the outstanding Company Common Stock or Seller Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration shall be appropriately adjusted to provide to the holders of Seller Common Stock the same economic effect as contemplated by this Agreement prior to such event. In the event that the sum of (i) the number of shares of Seller Common Stock presented for exchange pursuant to this Article III or otherwise issued and outstanding at the Effective Time, and (ii) the number of shares of Seller Common Stock issuable upon the exercise of Seller Stock Options or other Rights (whether pursuant to Seller Stock Options or otherwise) as of the Effective Time, shall be greater than 1,607,300, then the Merger Consideration shall be appropriately and proportionately decreased to take into account such additional issued and outstanding, or issuable, shares of Seller Common Stock. To the extent the Company exercises its right to increase the amount of the Stock Consideration in the manner described in Section 8.01(i), the Parties acknowledge and agree that such Additional Stock Amount shall be included in the definition of “Stock Consideration” for purposes of determining the Merger Consideration.

Section 3.05.  Exchange Fund.  The Company shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Seller Common Stock, at or prior to the Effective Time, (i) certificates representing the Company Common Stock issuable pursuant to Section 3.01 in exchange for outstanding shares of Seller Common Stock, and (ii) cash sufficient to pay the cash portion of the Merger Consideration. The Company shall make available to the Exchange Agent from time to time as needed, additional cash sufficient to pay cash in lieu of fractional shares pursuant to Section 3.09 and any dividends and other distributions pursuant to Section 3.07. Any cash and certificates of Company Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

Section 3.06.  Exchange Procedures.  As soon as practicable after the Effective Time, but in no event later than five (5) Business Days after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate who has not surrendered the Certificate representing all of the shares of Seller Common Stock owned by such holder pursuant to Section 3.02 (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as the Company may reasonably specify, and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Company Common Stock (which may be, at the election of the Company, in uncertificated book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 3.01 and Section 3.03 (after taking into account all shares of Seller Common Stock then held by such holder), and (B) a check for the cash portion of the Merger Consideration (subject to the proration provisions of Section 3.03) and for the cash that such holder has the right to receive pursuant to the provisions of this Article III, including cash in lieu of any fractional shares of Company Common Stock pursuant to Section 3.09 and dividends and other distributions pursuant to Section 3.07. No interest shall be paid or shall accrue on any cash payable for the cash portion of the Merger Consideration or pursuant to Section 3.07 or Section 3.09. In the event of a transfer of ownership of Seller Common Stock which is not registered in the transfer records of the Seller, one or more shares of Company Common Stock evidencing, in the aggregate, the proper number of shares of Company Common Stock and a check for the cash portion of the Merger Consideration, the cash in lieu of any fractional shares of Company Common Stock pursuant to Section 3.09 and any dividends or other distributions to which such holder is entitled pursuant to Section 3.07, may be issued with respect to such Seller Common Stock to such a transferee if the Certificate representing such shares of Seller Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Persons who have made an effective Stock Election as provided in Section 3.02 and Section 3.03 and surrendered Certificates as provided therein shall be treated as if they have properly surrendered Certificates together with the letter of transmittal pursuant to this Section 3.06.

Section 3.07.  Distributions With Respect to Unexchanged Shares.  No dividends or other distributions declared or made with respect to shares of Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock that such holder would be entitled to receive upon surrender of such Certificate until such holder shall surrender such Certificate in accordance with Section 3.06. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Company Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date prior to such surrender payable with respect to such shares of Company Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Company Common Stock.

Section 3.08.  No Further Rights in Seller Common Stock.  All shares of Company Common Stock issued and cash paid upon conversion of shares of Seller Common Stock in accordance with the terms of this Article III (including any cash paid pursuant to Section 3.07 or Section 3.09) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Seller Common Stock. Until surrendered as contemplated by this Article III, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

Section 3.09.  No Fractional Shares of Company Common Stock.  No certificates or scrip or shares of Company Common Stock representing fractional shares of Company Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests shall not entitle the owner thereof to vote or to have any rights of a stockholder of the Company or a holder of shares of Company Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Seller Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Company Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Company Common Stock multiplied by (ii) the closing price for a share of Company on The Nasdaq Stock Market on the last trading day immediately preceding the Effective Time. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify the Company, and the Company shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms of this Agreement.

Section 3.10.  Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six (6) months after the Effective Time shall be delivered to the Company or otherwise on the instruction of the Company and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation and the Company for the Merger Consideration with respect to the shares of Seller Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 3.01 Section 3.06, any cash in lieu of fractional shares of Company Common Stock to which such holders are entitled pursuant to Section 3.09 and any dividends or distributions with respect to shares of Company Common Stock to which such holders are entitled pursuant to Section 3.07. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory (including any Regulatory Authority) or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body (each a “Governmental Authority”), shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

Section 3.11.  No Liability.  None of the Company, the Seller, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.12.  Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Company. Any interest and other income resulting from such investments shall promptly be paid to the Company.

Section 3.13.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Seller Common Stock formerly represented thereby, any cash in lieu of fractional shares of Company Common Stock, and unpaid dividends and distributions on shares of Company Common Stock deliverable in respect thereof, pursuant to this Agreement.

Section 3.14.  Withholding Rights.  The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, and such amounts shall be delivered by the Surviving Corporation to the applicable Taxing authority.

Section 3.15.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Seller or the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Seller or the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 3.16.  Stock Transfer Books.  The stock transfer books of the Seller shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Seller Common Stock thereafter on the records of the Seller. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Corporation for any reason shall be converted into the Merger Consideration with respect to the shares of Seller Common Stock formerly represented thereby, any cash in lieu of fractional shares of Company Common Stock to which the holders thereof are entitled pursuant to Section 3.09 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.07.

Section 3.17.  Seller Stock Options.  The Seller and the Company shall take all action reasonably necessary so that, immediately prior to the Effective Time, each stock option (the “Seller Stock Options”) heretofore granted under the Seller Stock Option Plan and outstanding immediately prior to the Effective Time shall be converted into an option to purchase a number of shares of Company Common Stock (a “Converted Option”) equal to the product of the number of shares of Seller Common Stock subject to such Seller Stock Option multiplied by the Option Exchange Ratio (provided that any fractional share resulting from such multiplication shall be rounded down to the nearest whole share). The terms and conditions of the Converted Option shall otherwise remain the same as the terms and conditions of the Seller Stock Option, except that the exercise price per share of each Converted Option shall equal the exercise price per share of such Seller Stock Option divided by the Option Exchange Ratio (provided that such exercise price shall be rounded up to the nearest whole cent). The Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Company Common Stock for delivery upon exercise of the Converted Options. The Company shall use its reasonable best efforts to cause the registration of the shares of Company Common Stock subject to the Converted Options to become effective as part of the Form S-4 or a registration statement on Form S-8, and, thereafter, the Company shall file one or more registration statements on appropriate forms with respect to shares of Company Common Stock subject to the Converted Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements for so long as the Converted Options remain outstanding. As soon as practicable after the Effective Time, the Company shall deliver or cause to be delivered to each holder of Converted Options an appropriate notice setting forth such holder’s rights pursuant to the Seller Stock Option Plan and agreements evidencing the grants of such Converted Options, after giving effect to the transactions hereunder. The adjustments provided in this Section 3.17 with respect to any Seller Stock Options which are “incentive stock options” (as defined in Section 422 of the Code) shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code and, to the extent it is not so consistent, such Section 424(a) of the Code shall override anything to the contrary contained herein.

ARTICLE IV

ACTIONS PENDING MERGER

Section 4.01.  Forbearance of Seller.  From the date hereof until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Article VIII, except as expressly contemplated by this Agreement, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed), the Seller shall not, and shall cause each of the Seller Subsidiaries not to:

(a) Ordinary Course.  Conduct the business of the Seller and the Seller Subsidiaries other than in the ordinary and usual course in compliance in all material respects with all applicable Laws, or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would adversely affect or delay the ability of the Seller, the Company or any of their Subsidiaries to perform any of their obligations on a timely basis under this Agreement, or take any action that would have a Seller Material Adverse Effect.

(b) Capital Stock.  Other than pursuant to Rights Previously Disclosed or as contemplated by Section 6.13 of the Seller Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Seller Common Stock, or any Rights, or any securities or other Rights of any of the Seller Subsidiaries, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Seller Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c) Dividends and Distributions.  (i) Make, declare, pay or set aside for payment any dividend on any shares of Seller Common Stock, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation, Employment Agreements.  Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Seller or the Seller Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for changes that are required by applicable Law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (iii) as contemplated by Section 6.13 of the Seller Disclosure Schedule or (iv) with respect to Persons who shall not participate in the Company’s Supplemental Executive Retirement Plan as contemplated by Section 6.13 of the Seller Disclosure Schedule, normal increases in compensation to employees in the ordinary course of business, consistent with past practice.

(e) Seller Benefit Plans.  Enter into, establish, adopt or amend (except (i) as may be required by applicable Law, or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) Seller Benefit Plans (including any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto), in respect of any director, officer or employee of the Seller or any Seller Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(f) Dispositions.  Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except in the ordinary course of business consistent with past practice and in a transaction that is not material to the Seller and the Seller Subsidiaries taken as a whole.

(g) Acquisitions.  Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other Person, except in the ordinary course of business consistent with past practice and in a transaction that is not material to the Seller and the Seller Subsidiaries taken as a whole.

(h) Capital Expenditures.  Except as Previously Disclosed, make any capital expenditures that, individually or in the aggregate, exceed $100,000.

(i) Governing Documents.  Amend the Seller Certificate, the Seller By-Laws or the Subsidiary Organizational Documents of any of the Seller Subsidiaries.

(j) Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

(k) Contracts.  Except in the ordinary course of business consistent with past practice, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(l) Claims.  Except in the ordinary course of business consistent with past practice, settle any claim, action or Proceeding, except for any claim, action or Proceeding involving solely money damages, in an amount, individually or in the aggregate for all such settlements, that is not material to the Seller and the Seller Subsidiaries taken as a whole.

(m) Adverse Actions.  (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code, or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (2) any of the conditions to the Merger set forth in Article VII not being satisfied, or (3) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law.

(n) Risk Management.  Except as required by applicable Law, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, or (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk.

(o) Indebtedness.  Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.

(p) Loans.  Make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit not in accordance with the Seller’s loan policy and authority in existence as of the date of this Agreement; provided, however, that, in addition to the foregoing, the Seller shall not make or commit to make or otherwise incur aggregate credit exposure to any one borrower (or group of affiliated borrowers) in principal amounts in excess of $5,000,000 without the prior written consent of the Company, acting through its Chief Credit Officer or such other designee as the Company may give notice of to the Seller; provided, however, that the Seller or any Seller Subsidiary may make any loan, notwithstanding the amount of the loan, in the event that (A) there has been delivered to the Company a notice of its intention to make such loan, and (B) the Company shall not have reasonably objected to such loan by delivering a written notice of such objection within two (2) Business Days following receipt of the notice described in clause (A); and provided, further, that nothing contained herein shall prohibit Seller or any Seller Subsidiary from renewing any loan in existence on the date hereof on terms that are substantially consistent with those of the existing loan (except for loans that would be classified by the Royal American Bank as “6-Special Mention,” “7-Substandard,” “8-Doubtful,” or “9-Loss” using the Company’s loan classification system).

(q) Foreclosures.  Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials, provided, however, that the Seller shall not be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has or should have had reason to believe that such property might contain any such waste materials or otherwise might be contaminated.

(r) Commitments.  Agree or commit to do any of the foregoing.

Section 4.02.  Forbearance of Company.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Seller (which consent shall not be unreasonably withheld or delayed), the Company shall not, and shall cause each of its Subsidiaries not to:

(a) Adverse Actions.  (i) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code, or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (2) any of the conditions to the Merger set forth in Article VII not being satisfied, or (3) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law.

(b) Governing Documents.  The Company will not take any action to amend the Company Certificate or the Company By-Laws in any manner the effect of which would be to materially and adversely affect the rights or powers of holders of Company Common Stock generally.

(c) Capital Stock.  Except for (A) issuances of shares of Company Common Stock as described in Section 3.04, (B) shares of Company Common Stock issued or proposed to be issued in connection with the acquisition of the assets, business, deposits or properties of any other Person in a transaction approved by the board of directors of the Company, or (C) issuances of shares of Company Common Stock or Rights pursuant to the terms of any currently-existing Company Employee Plans, the Company will not (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Company Common Stock or any Rights, or (ii) enter into any agreement with respect to the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01.  Disclosure Schedules.  On or prior to the date hereof, the Seller has delivered to the Company a schedule (the “Seller Disclosure Schedule”) and the Company may have delivered to the Seller a schedule (the “Company Disclosure Schedule”), each setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03, in the case of the Seller, or Section 5.04, in the case of the Company; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty of a Party if its absence would not be reasonably likely to result in the related representation or warranty of such Party being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty of a Party shall not be deemed an admission by such Party that such item represents a material exception or fact, event or circumstance or that such item would result in a Seller Material Adverse Effect, in the case of the Seller, or a Company Material Adverse Effect, in the case of the Company. Each Disclosure Schedule shall be arranged in paragraphs corresponding to the Section numbers contained in this Article V. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Notwithstanding the foregoing, any item or matter disclosed on any section of the Disclosure Schedule shall be deemed to be disclosed for all purposes including on all other sections of the Disclosure Schedule to the extent that it should have been disclosed on such other section of the Disclosure Schedules and to the extent that sufficient details are set forth so that the purpose for which disclosure is made is sufficiently clear.

Section 5.02.  Standard.  No representation or warranty of the Seller contained in Section 5.03 (other than the representations and warranties in Section 5.03(c), Section 5.03(p) and Section 5.03(q) which shall be true and correct in all respects) shall be deemed untrue or incorrect, and the Seller shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 has had or would have a Seller Material Adverse Effect. No representation or warranty of the Company contained in Section 5.04 (other than the representations and warranties in Section 5.04(i) which shall be true and correct in all respects) shall be deemed untrue or incorrect, and the Company shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.04 has had or would have a Company Material Adverse Effect.

Section 5.03.  Representations and Warranties of Seller.  Subject to Section 5.01 and Section 5.02, and except as Previously Disclosed in a section of the Seller Disclosure Schedule corresponding to the relevant section below, the Seller hereby represents and warrants to the Company:

(a) Organization and Qualification; Subsidiaries.

(i) The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and a registered financial holding company under the Bank Holding Company Act of 1956 and the regulations promulgated thereunder, as amended (the “BHCA”). The Seller is also subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Each subsidiary of the Seller (a “Seller Subsidiary,” or collectively, the “Seller Subsidiaries”) is a state banking association, corporation, limited liability company, limited partnership or trust duly organized, validly existing and in good standing under the Laws of the state of its incorporation or organization. Each of the Seller and the Seller Subsidiaries has the requisite power and authority to own, lease and operate the properties it now owns or holds under lease and to carry on its business as it is now being conducted, is duly qualified or licensed as a foreign business entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(ii) Each of the Seller and the Seller Subsidiaries has all Consents and Orders (the “Seller Approvals”) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including all required authorizations from the Federal Reserve Board, the Federal Deposit Insurance Corporation (the “FDIC”) and the Illinois Department of Financial and Professional Regulation (the “IDFPR”), and neither the Seller nor any Seller Subsidiary has received any notice of any Proceedings relating to the revocation or modification of any Seller Approvals.

(iii) A true and complete list of the Seller Subsidiaries, together with (i) the Seller’s percentage ownership of each Seller Subsidiary, and (ii) Laws under which the Seller Subsidiary is incorporated or organized, is set forth in the Seller Disclosure Schedule. The Seller or one or more of the Seller Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock of each of the Seller Subsidiaries. Except for the Seller Subsidiaries, the Seller does not directly or indirectly own any capital stock or equity interest in, or any interests convertible into or exchangeable or exercisable for any capital stock or equity interest in, any corporation, partnership, joint venture or other business association or other Person, other than in the ordinary course of business and in no event in excess of 5% of the outstanding equity securities of such Person.

(iv) The minute books of the Seller and each of the Seller Subsidiaries contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken since January 1, 2001, of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

(b) Certificate of Incorporation and By-laws.  The Seller has heretofore furnished or made available to the Company a complete and correct copy of the Seller’s Certificate of Incorporation and the Seller’s By-Laws, each as amended or restated (the “Seller Certificate” and the “Seller By-Laws”, respectively), and the Articles or Certificate of Incorporation and the By-Laws, or other organizational documents, as the case may be, of each Seller Subsidiary, each as amended or restated (the “Subsidiary Organizational Documents”). The Seller Certificate, the Seller By-Laws and the Subsidiary Organizational Documents are in full force and effect. Neither the Seller nor any Seller Subsidiary is in breach or violation of any of the provisions of the Seller Certificate, the Seller By-Laws or the Subsidiary Organizational Documents.

(c) Capitalization.  The authorized capital stock of the Seller consists of 2,500,000 shares of Seller Common Stock, $1.00 par value per share and 100,000 shares of preferred stock, no par value per share. As of the date of this Agreement, (i) 1,572,809 shares of Seller Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive right of any Seller stockholder, (ii) 3,917 shares of Seller Common Stock were held as treasury shares by the Seller, (iii) no shares of preferred stock of the Seller were issued or outstanding, and (iv) 31,912 shares of Seller Common Stock were subject to outstanding Seller Stock Options issued pursuant to the Seller Stock Option Plan. Attached to the Seller Disclosure Schedule is a true and complete list of the holders of record of the Seller Common Stock and the number of shares of Seller Common Stock held by each such holder of record. The authorized capital stock of Royal American Bank consists of 222,800 shares of common stock, par value $10.00 per share. As of the date of this Agreement, all of such issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and non assessable and owned beneficially and of record by the Seller. The authorized capital stock of Royal American Investment Services, Inc. consists of 5,000 shares of common stock, $1.00 par value per share. As of the date of this Agreement, all of such issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable and owned beneficially and of record by Royal American Bank. The authorized capital stock of Royal Capital Trust I consists of 10,000 capital securities, $1,000 liquidation amount per security, and 310 common securities, $1,000 liquidation amount per security. All of the capital securities of Royal Capital Trust I are duly authorized, validly issued, fully paid and non-assessable, and were issued in a pooled transaction. As of the date of this agreement, all of the issued and outstanding common securities of Royal Capital Trust I are duly authorized, validly issued, fully paid and non-assessable and owned beneficially and of record by the Seller. Except as set forth above in this Section 5.03(c), there are no securities of the Seller or any Seller Subsidiary (debt, equity or otherwise) authorized, issued or outstanding. All of the issued and outstanding shares of capital stock of the Seller and the Seller Subsidiaries have been issued in compliance with all applicable federal and state securities Laws or in accordance with exemptions therefrom. Except as set forth in clause (iii) above, there are no outstanding Rights relating to the issued or unissued capital stock of the Seller or any Seller Subsidiary or obligating the Seller or any Seller Subsidiary to issue or sell any shares of capital stock or other securities of or in the Seller or any Seller Subsidiary. There are no obligations, contingent or otherwise, of the Seller or any Seller Subsidiary to repurchase, redeem or otherwise acquire any shares of Seller Common Stock or the capital stock of any Seller Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Seller Subsidiary or any other Person, except for loan commitments and other funding obligations entered into in the ordinary course of business. Neither the Seller nor any Seller Subsidiary has repurchased, redeemed or otherwise acquired any of its shares of capital stock since December 31, 2004. Each of the outstanding shares of capital stock of each Seller Subsidiary is not issued in violation of any preemptive rights of any Seller Subsidiary stockholder or other equity holder, and such shares owned by the Seller are owned free and clear of all limitations of the Seller’s voting rights and Liens whatsoever.

(d) Authority.  The Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller’s stockholders in accordance with the DGCL, the Seller Certificate and the Seller By-Laws). The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Seller, including the Seller’s Board of Directors (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller’s stockholders in accordance with the DGCL, the Seller Certificate and the Seller By-Laws). As of the date of this Agreement, the Seller’s Board of Directors, at a meeting duly called, constituted and held in accordance with the DGCL and the provisions of the Seller Certificate and the Seller By-Laws, has by the unanimous vote of all of the members of the Seller’s Board of Directors determined (i) that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable to, fair to and in the best interests of the Seller and its stockholders, (ii) to submit this Agreement for approval and adoption by the stockholders of the Seller and to declare the advisability of this Agreement, and (iii) to recommend that the stockholders of the Seller adopt and approve this Agreement and the transactions contemplated by this Agreement, including the Merger, and direct that this Agreement and the Merger be submitted for consideration by the stockholders of the Seller at the Seller Stockholders’ Meeting (collectively, the “Seller’s Board of Directors Recommendation”). No other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller’s stockholders in accordance with the DGCL, the Seller Certificate and the Seller By-Laws). This Agreement has been duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of the Seller and is enforceable against the Seller in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(e) No Conflict; Required Filings and Consents.

(i) The execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Seller will not, (i) conflict with or violate the Seller Certificate, the Seller By-Laws or the Subsidiary Organizational Documents, (ii) conflict with or violate any Laws or Orders applicable to the Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Seller or any Seller Subsidiary pursuant to, any note, bond, mortgage, indenture, lease, license, permit, franchise or other Contract to which the Seller or any Seller Subsidiary is a party or by which the Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected. No “business combination,” “control share acquisition,” “fair price” or other anti-takeover Laws enacted under Delaware or Illinois state law (collectively, the “Takeover Laws”) applies to the execution, delivery or performance of this Agreement or any of the transactions contemplated by this Agreement, including the Merger.

(ii) The execution and delivery of this Agreement by the Seller do not, and the performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Seller will not, require any Consent from, or filing with or notification to, any Governmental Authority, except for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or blue sky Laws, each as amended (“Blue Sky Laws”), the BHCA, the banking laws of the State of Illinois and the regulations promulgated thereunder, as amended, and the filing and recordation of appropriate merger or other documents as required by the DGCL. Neither the Seller nor any Seller Subsidiary is subject to any foreign Governmental Authority or foreign Law.

(f) Compliance and Permits.  Neither the Seller nor any Seller Subsidiary is in conflict with, or in default under or violation of, as applicable, (i) any Law applicable to the Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, lease, license, permit, franchise or other Contract to which the Seller or any Seller Subsidiary is a party or by which the Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected.

(g) Reports; Financial Statements.

(i) The Seller and each Seller Subsidiary have filed all forms, reports and documents required to be filed with the Federal Reserve Board, the FDIC, the IDFPR and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to as the “Seller Reports”). The Seller Reports (i) were prepared in accordance with the requirements of applicable Law, and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

(ii) Each of the Seller Financial Statements (including, if applicable, any related notes thereto) has been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or required by reason of a concurrent change to GAAP) and each fairly presents in all material respects the consolidated financial position of the Seller and the Seller Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that any unaudited interim financial statements, which have been prepared in conformity with Accounting Principles Board Opinion No. 28 and subsequent amendments thereto, do not contain all of the disclosures required by GAAP and were or are subject to normal and recurring year end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate. The Seller has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three (3) full fiscal years or during the current fiscal year-to-date. To the Seller’s Knowledge, the Seller’s auditors will deliver to the Seller an unqualified audit opinion with respect to the Seller’s financial statements as of and for the year ended December 31, 2005. As used in this Agreement, “Seller Financial Statements” means (i) the unaudited consolidated balance sheet as of September 30, 2005 and the audited consolidated balance sheets as of December 31, 2002, 2003 and 2004, respectively (including related notes and schedules, if any), of the Seller, (ii) the unaudited consolidated statement of income for the period ended September 30, 2005 and the audited consolidated statements of income for the years ended December 31, 2002, 2003 and 2004, respectively (including related notes and schedules, if any), of the Seller, (iii) the unaudited consolidated statements of cash flows and stockholders’ equity for the period ended September 30, 2005 and the audited consolidated statements of cash flows and stockholders’ equity for the years ended December 31, 2002, 2003 and 2004, respectively (including related notes and schedules, if any), of the Seller, (iv) all bank financial reports, including any amendments thereto, filed with any Governmental Authorities by each bank subsidiary for the year ended December 31, 2004 and the nine (9) month period ended September 30, 2005, and all bank financial reports to be filed after the date hereof until the Closing, and (v) when delivered pursuant to Section 6.19, the Seller 2005 Financial Statements. Attached to the Seller Disclosure Schedule are copies of all correspondence between the Seller and each Seller Subsidiary and any Governmental Authority concerning any of the foregoing financial statements or the financial position of the Seller or any Seller Subsidiary since January 1, 2003.

(iii) The Seller has in place a process designed by, or under the supervision of, the Seller’s Chief Executive Officer or Chief Financial Officer, or individuals performing similar functions, and effected by the Seller’s Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Seller, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Seller are being made only in accordance with authorizations of management of the Seller, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Seller’s assets that could have a material effect on the financial statements.

(iv) There are no outstanding loans made by the Seller or any Seller Subsidiary to any executive officer or director of the Seller, other than loans that are subject to and in compliance with Regulation O under the Federal Reserve Act.

(v) Except (i) for those Liabilities that are reflected or fully accrued on the consolidated balance sheet of the Seller as of September 30, 2005; and (ii) for Liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2005 (other than any Liabilities resulting from, arising out of, relating to, in the nature of or caused by any breach of contract, breach of warranty, tort, infringement or violation of Laws), neither the Seller nor any Seller Subsidiary has incurred any Liability of any nature whatsoever.

(vi) The Seller has not been notified by its independent public accounting firm that such accounting firm is of the view that any of the Seller Financial Statements should be restated which has not been restated in subsequent Seller Financial Statements or that the Seller should modify its accounting in future periods.

(vii) Since December 31, 2004, none of the Seller or the Seller Subsidiaries or, to the Seller’s Knowledge, any director, officer or employee of the Seller or the Seller Subsidiaries or any auditor, accountant or representative of the Seller or the Seller Subsidiaries, has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Seller or the Seller Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Seller or any Seller Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Seller or the Seller Subsidiaries, whether or not employed by the Seller or the Seller Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Seller, any Seller Subsidiary or any of their officers, directors, employees or agents to the Seller’s or any Seller Subsidiary’s Board of Directors or any committee thereof or to any director or officer of the Seller or any Seller Subsidiary. Since December 31, 2004, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the Chief Executive Officer, Chief Financial Officer, individuals performing similar functions, the Seller’s or any Seller Subsidiary’s Board of Directors or any committee thereof.

(viii) Since December 31, 2004, the Seller and the Seller Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 2004, there has not been (i) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Seller or any of the Seller Subsidiaries, (ii) any change by the Seller in its accounting methods, principles or practices, (iii) any revaluation by the Seller of any of its assets in any material respect, (iv) any declaration, setting aside or payment of any dividends or distributions in respect of shares of Seller Common Stock or any redemption, repurchase or other acquisition of any of its securities or any of the securities of any Seller Subsidiary, (v) any increase in the wages, salaries, bonuses, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director of the Seller or any Seller Subsidiary or any grant of any severance or termination pay, except in the ordinary course of business consistent with past practices, (vi) any strike, work stoppage, slow down or other labor disturbance, (vii) the execution of any collective bargaining agreement or other Contract with a labor union or organization, or (viii) to the Seller’s Knowledge, any union organizing activities.

(ix) To the Seller’s Knowledge, no third Person has used, with or without permission, the corporate name, trademarks, trade names, service marks, logos, symbols or similar intellectual property of the Seller or any Seller Subsidiary in connection with the marketing, advertising, promotion or sale of such third Person’s products or services. Neither the Seller nor any Seller Subsidiary is a party to any joint marketing or other affinity marketing program with any third Person.

(h) Absence of Proceedings and Orders.

(i) There is no Proceeding pending or, to the Seller’s Knowledge, threatened against the Seller or any Seller Subsidiary or any of their properties or assets or challenging the validity or propriety of the transactions contemplated by this Agreement.

(ii) There is no Order imposed upon the Seller, any of the Seller Subsidiaries or the assets of the Seller or any of the Seller Subsidiaries, including any Order relating to any of the transactions contemplated by this Agreement.

(iii) Neither the Seller nor any of the Seller Subsidiaries is subject to, and to the Seller’s Knowledge, there are no facts or circumstances in existence that would be likely to result in the Seller or any of the Seller Subsidiaries becoming subject to, any written Order, agreement (including an agreement under Section 4(m) of the BHCA), memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or has adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of the Seller Subsidiaries, nor has any Governmental Authority advised it in writing or, to the Seller’s Knowledge, otherwise advised that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Order, agreement, memorandum of understanding or extraordinary supervisory letter or any such board resolutions, nor, to the Seller’s Knowledge, has any Governmental Authority commenced an investigation in connection therewith.

(iv) No facts or circumstances exist which would cause the Seller or any of the Seller Subsidiaries to be deemed to be (i) operating in violation of The Currency and Foreign Transactions Reporting Act and the regulations promulgated thereunder, as amended (the “Bank Secrecy Act”), the USA Patriot Act of 2001 and the regulations promulgated thereunder, as amended (the “Patriot Act”), any Order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Laws; or (ii) not in satisfactory compliance with the applicable privacy and customer information requirements contained in any privacy Laws, including Title V of the Graham Leach Bliley Act of 1999 and the regulations promulgated thereunder, as amended (the “GLB Act”), and the provisions of the information security program adopted pursuant to 12 C.F.R. Part 40. The Seller (or where appropriate the Seller Subsidiary) has adopted and implemented an anti-money laundering program that contains customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements of Section 352 of the Patriot Act and it (or such other of the Seller Subsidiaries) has complied with any requirements to file reports and other necessary documents as required by the Patriot Act.

(i) Employee Benefit Plans.

(i) The Seller Disclosure Schedule lists all employee benefit plans (as defined in ERISA), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance and other benefit plans, programs or arrangements, and all employment, termination, severance and other employment Contracts or employment arrangements, with respect to which the Seller or any Seller Subsidiary has any obligation, whether absolute, accrued, contingent or otherwise due or to become due (collectively, the “Seller Benefit Plans”). Except as set forth in Section 5.03(i)(i) of the Seller Disclosure Schedule, the Seller has furnished or made available to the Company a complete and accurate copy of each Plan (or a description of the Seller Benefit Plans, if the Seller Benefit Plans are not in

writing) and a complete and accurate copy of each material document prepared in connection with each such Seller Benefit Plan, including, and where applicable, a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recently filed United States Internal Revenue Service (the “IRS”) Forms 5500 and related schedules, (iv) the most recently issued determination letter from the IRS for each such Seller Benefit Plan and the materials submitted to obtain that letter, and (v) the three (3) most recently prepared actuarial and financial statements with respect to each such Seller Benefit Plan.

(ii) No member of the Seller’s “controlled group,” within the meaning of Section 4001(a)(14) of ERISA, maintains or contributes to, or within the five (5) years preceding the Effective Time has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA (a “Title IV Plan”), including any “multiemployer pension plan” as defined in Section 3(37) of ERISA. Except as provided in the employment Contracts or arrangements identified in Section 5.03(i)(i) of the Seller Disclosure Schedule, none of the Seller Benefit Plans obligates the Seller or any of the Seller Subsidiaries to pay separation, severance, termination or similar type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control,” within the meaning of such term under Section 280G of the Code. Except as provided in the employment Contracts or arrangements identified in Section 5.03(i)(i) of the Seller Disclosure Schedule, or as required by the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, none of the Seller Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Seller or any of the Seller Subsidiaries. Each of the Seller Benefit Plans is subject only to the Laws of the United States or a political subdivision thereof.

(iii) Each Seller Benefit Plan has been operated in all respects in accordance with the requirements of all applicable Law and all Persons who participate in the operation of such Seller Benefit Plans and all Plan “fiduciaries” (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law. The Seller and the Seller Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and the Seller and the Seller Subsidiaries have no Knowledge of any default or violation by any party to, any Seller Benefit Plan. No legal action, suit or claim is pending or, to the Seller’s Knowledge, threatened with respect to any Seller Benefit Plan (other than claims for benefits in the ordinary course) and, except as disclosed in Section 5.03(i)(iii) of the Seller Disclosure Schedule, to the Seller’s Knowledge, no fact or event exists that could give rise to any such action, suit or claim. Except as disclosed in Section 5.03(i)(iii) of the Seller Disclosure Schedule, neither the Seller nor any Seller Subsidiary has incurred any Liability under Section 302 of ERISA or Section 412 of the Code that has not been satisfied in full, and no condition exists that presents a risk of incurring any such Liability.

(iv) Except as disclosed in Section 5.03(i)(iv) of the Seller Disclosure Schedule, each Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust established in connection with such a Seller Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code) has received a favorable determination letter from the IRS to the effect that it is so qualified or is entitled to rely on a favorable opinion or advisory letter issued to the sponsor of a master and prototype plan pursuant to IRS Announcement 2001-77, and, to the Seller’s Knowledge, there is no fact or event that could adversely affect the qualified status of any such Seller Benefit Plan. No trust maintained or contributed to by the Seller or any of the Seller Subsidiaries is intended to be qualified as a voluntary employees’ beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

(v) Except as disclosed in Section 5.03(i)(v) of the Seller Disclosure Schedule or otherwise provided in this Agreement, no Seller Benefit Plan that is a non-qualified deferred compensation plan subject to Section 409A of the Code and the related guidance issued thereunder, as amended (“Section 409A”), has been modified (as defined under Section 409A) on or after October 3, 2004 and all such non-qualified deferred compensation plans have been operated and administered by Seller and the Seller Subsidiaries in good faith compliance with Section 409A from the period beginning January 1, 2005 through the date hereof.

(vi) There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Seller Benefit Plan. Neither the Seller nor any Seller Subsidiary has incurred any Liability for any excise tax arising under Sections 4971 through 4980G of the Code and, to the Seller’s Knowledge, no fact or event exists that could give rise to any such Liability.

(vii) All contributions, premiums or payments required to be made with respect to any Seller Benefit Plan by the Seller and the Seller Subsidiaries have been made on or before their due dates or within the applicable grace period for payment without default.

(viii) Neither the Seller nor any Seller Subsidiary is a party to any Contract for employment, severance, consulting or other similar agreement with any employees, consultants, officers or directors of the Seller or any of the Seller Subsidiaries except as set forth in Section 5.03(i)(viii) of the Seller Disclosure Schedule. Neither the Seller nor any Seller Subsidiary is a party to any collective bargaining agreement.

(ix) Except as disclosed in Section 5.03(i)(ix) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in conjunction with another event, entitle any current or former employee of the Seller or any Seller Subsidiary to severance pay, unemployment compensation or any other payment, including payments constituting “excess parachute payments” within the meaning of Section 280G of the Code, or accelerate the time of payment or vesting or increase the compensation due any such employee or former employee.

(j) Registration Statement; Proxy Statement/Prospectus.  The information supplied by the Seller for inclusion in the Registration Statement will not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Seller for inclusion in the proxy statement/prospectus to be sent to the stockholders of the Seller in connection with the meeting of the Seller’s stockholders to consider the Merger (the “Seller Stockholders’ Meeting”) (such proxy statement/prospectus as amended or supplemented is referred to herein as the “Proxy Statement/Prospectus”) will not, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Seller Stockholders’ Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Seller, the Seller Subsidiaries or any of its or their Affiliates, officers or directors is discovered by the Seller which should be set forth in an amendment or supplement to the Registration Statement or an amendment or supplement to the Proxy Statement/Prospectus, the Seller shall promptly inform the Company. The Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Securities Act and the Exchange Act (to the extent applicable). Notwithstanding the foregoing, the Seller makes no representation or warranty with respect to any information about, or supplied or omitted by, the Company which is contained in any of the foregoing documents.

(k) Title to Property.  The Seller and each of the Seller Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all Liens, except for such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby; and all leases and licenses pursuant to which the Seller or any of the Seller Subsidiaries lease or license from other Persons material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases and licenses, any existing material default or event of default by the Seller or any Seller Subsidiary or, to the Seller’s Knowledge, any counter-party thereto (or event which with notice or lapse of time, or both, would constitute a material default by the Seller or any Seller Subsidiary and in respect of which the Seller or such Seller Subsidiary has not taken adequate steps to prevent such a default from occurring). All of the Seller’s and each of the Seller Subsidiaries’ buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

(l) Environmental Matters.  (i) Each of the Seller, the Seller Subsidiaries, properties owned or operated by the Seller or the Seller Subsidiaries, the Participation Facilities and the Loan Properties are and at all times since they became properties owned or operated by the Seller or the Seller Subsidiaries or, in the case of Participation Facilities or Loan Properties, since they became Participation Facilities or Loan Properties, as the case may be, have been in compliance with all applicable Laws, Orders and Contractual obligations relating to the environment, health, safety, natural resources, wildlife or “Hazardous Materials” which are defined herein as chemicals, pollutants, contaminants, wastes, toxic substances, compounds, products, solid, liquid, gas, petroleum or other regulated substances or materials which are hazardous, toxic or otherwise harmful to health, safety, natural resources or the environment (the “Environmental Laws”), (ii) during and prior to the period of (1) the Seller’s or any of the Seller Subsidiaries’ ownership or operation of any of their respective current properties, (2) the Seller’s or any of the Seller Subsidiaries’ participation in the management of any Participation Facility, or (3) the Seller’s or any of the Seller Subsidiaries’ holding of a security interest in a Loan Property, Hazardous Materials have not been generated, treated, stored, transported, released or disposed of in, on, under, above, from or affecting any such property, (iii) there is no asbestos or any material amount of ureaformaldehyde materials in or on any property owned or operated by the Seller or any Seller Subsidiaries or any Loan Property or Participation Facility and no electrical transformers or capacitors, other than those owned by public utility companies, on any such properties contain any polychlorinated biphenyls, (iv) there are no underground or aboveground storage tanks and there have never been any underground or aboveground storage tanks located on, in or under any properties currently or formerly owned or operated by the Seller or any Seller Subsidiaries or any Loan Property or Participation Facility, (v) neither the Seller nor any Seller Subsidiaries has received any notice from any Governmental Authority or third Person notifying the Seller or any Seller Subsidiaries of any Environmental Claim, and (vi) there are no circumstances with respect to any properties currently owned or operated by the Seller or any Seller Subsidiaries or any Loan Property or Participation Facility that could reasonably be anticipated (1) to form the basis for an Environmental Claim against the Seller or any Seller Subsidiaries or any properties currently or formerly owned or operated by the Seller or any Seller Subsidiaries or any Loan Property or Participation Facility, or (2) to cause any properties currently owned or operated by the Seller or any Seller Subsidiaries or any Loan Property or Participation Facility to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law or require notification to or Consent of any Governmental Authority or third Person pursuant to any Environmental Law. The following definitions apply for purposes of this Section 5.03(l): (1) “Loan Property” means any real property in which the Seller or any Seller Subsidiary holds a Lien and, where required by the context, said term means the owner or operator of such property, (2) “Participation Facility” means any facility in which the Seller or any Seller Subsidiary participates in the management and, where required by the context, said term means the owner or operator of such property, and (3) “Environmental Claims” means any and all administrative, regulatory, judicial or private Proceedings relating in any way to (x) any Environmental Law, (y) any Hazardous Material including any abatements, removal, remedial, corrective or other response action in connection with any Hazardous Material, Environmental Law or Order of a Governmental Authority, or (z) any actual or alleged damage, injury, threat or harm to health, safety, natural resources, wildlife or the environment.

(m) Absence of Agreements.  Neither the Seller nor any Seller Subsidiary is a party to any Contract or Order which restricts the conduct of its business (including any Contract containing covenants which limit the ability of the Seller or of any Seller Subsidiary to compete in any line of business or with any Person or which involve any restriction of the geographical area in which, or method by which, the Seller or any Seller Subsidiary may carry on its business (other than as may be required by applicable Law or Governmental Authorities)), or in any manner relates to its capital adequacy, credit policies or management, nor has the Seller been advised or have Knowledge that any Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such Contract or Order.

(n) Tax Matters.

(i) Each of the Seller and the Seller Subsidiaries has timely filed all Tax Returns that it was required to file. All such Tax Returns were true, correct, complete and accurate and were prepared in compliance with all applicable Laws. All Taxes owed by the Seller or any of the Seller Subsidiaries (whether or not shown or required to be shown on any Tax Return) have been paid. Neither the Seller nor any of the Seller Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. Neither the Seller nor any of the Seller Subsidiaries has an obligation to file Tax Returns in a jurisdiction where the Seller or any of the Seller Subsidiaries has not filed or has ceased filing Tax Returns. No claim has ever been made by a Governmental Authority in a jurisdiction where the Seller or any of the Seller Subsidiaries does not file Tax Returns that the Seller or any of the Seller Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Seller or any of the Seller Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) Each of the Seller and the Seller Subsidiaries has complied with all applicable Laws relating to payment and withholding of Taxes and has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third-party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transaction contemplated by this Agreement.

(iii) Neither the Seller nor any of the Seller Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed, nor have any accruals been established for possible future liabilities resulting from Internal Revenue Service examinations. There is no audit, examination, deficiency or refund Proceeding pending with respect to any Taxes for which the Seller or any of the Seller Subsidiaries is or might otherwise be liable and no Governmental Authority has given written notice of the commencement of any audit examination or refund Proceeding with respect to any Taxes. There is no dispute or claim concerning any Tax Liability of the Seller or any of the Seller Subsidiaries either (A) claimed or raised by any authority, or (B) as to which the Seller or the Seller Subsidiaries has Knowledge, and no basis exists therefor. Section 5.03(n)(iii) of the Seller Disclosure Schedule lists all federal, state local and foreign income Tax Returns filed with respect to the Seller and any of the Seller Subsidiaries for taxable periods ended on or after December 31, 2002, indicates those Tax Returns that have been audited, and indicates those Tax Returns that are currently the subject of audit. The Seller has delivered to the Company correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller and any of the Seller Subsidiaries for each of the taxable periods ended on or after December 31, 2002.

(iv) Neither the Seller nor any of the Seller Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax Assessment or deficiency.

(v) The unpaid Taxes of the Seller and the Seller Subsidiaries (A) did not, as of the most recent fiscal month end included in the Seller Financial Statements, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect temporary differences between book and Tax income) set forth on the face of the most recent balance sheet included in the Seller Financial Statements (rather than any notes thereto), and (B) do not exceed such reserves as adjusted for the passage of time through the Effective Date in accordance with the past practice and custom of the Seller and the Seller Subsidiaries in filing their Tax Returns.

(vi) Neither the Seller nor any of the Seller Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that are not deductible under Section 280G of the Code. Each of the Seller and the Seller Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither the Seller nor any of the Seller Subsidiaries is a party to any Tax allocation or sharing agreement. Neither the Seller nor any of the Seller Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Seller), or (B) has any Liability for the Taxes of any Person (other than the Seller or any of the Seller Subsidiaries) under Treasury regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract or otherwise.

(vii) Section 5.03(n)(vii) of the Seller Disclosure Schedule sets forth the following information with respect to the Seller and each of the Seller’s Subsidiaries as of the most recent practicable date (as set forth therein): (A) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable contribution and the year or years in which incurred, (B) the amount of any deferred gain or loss allocable arising out of any “intercompany transactions” as that term is defined in Treasury regulation § 1.1502-13 and (C) the amount of any “excess loss account” as that term is defined in Treasury regulation § 1.1502-19.

(viii) None of the Seller or the Seller Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or any portion thereof) ending after the Closing Date as a result of (A) a change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Effective Date, (B) any “closing agreement,” as that term is described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), (C) any installment sale or open transaction made on or prior to the Effective Date, or (D) or as a result of any prepaid amount received on or prior to the Effective Date. There are no private letter rulings or requests for rulings relating to the Seller or any of the Seller Subsidiaries that could affect the Seller’s or any of the Seller Subsidiaries’ Liability for Taxes for any period.

(ix) In the past five (5) fiscal years, neither the Seller nor any of the Seller Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(x) Neither the Seller nor any of the Seller Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Neither the Seller nor any Seller Subsidiary has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

(xi) Neither the Seller nor any of the Seller Subsidiaries has been subject to any disallowance of a deduction under Section 162(m) of the Code nor will such a disallowance occur with respect to any period prior to the Effective Date.

(o) Insurance.  Section 5.03(o) of the Seller Disclosure Schedule lists all policies of insurance of the Seller and the Seller Subsidiaries currently in effect. Neither the Seller nor any of the Seller Subsidiaries has any Liability for unpaid premiums or premium adjustments not properly reflected on the unaudited balance sheet of the Seller as of September 30, 2005.

(p) Brokers.  No broker, finder or investment banker (other than Ryan Beck & Co., Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller. Prior to the date of this Agreement, the Seller has furnished to the Company a complete and correct copy of all agreements between the Seller and Ryan Beck & Co., Inc. pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

(q) Seller Material Adverse Effect.  Since December 31, 2004, there has not been a Seller Material Adverse Effect.

(r) Material Contracts.  Except for loan or credit agreements entered into by the Seller or any Seller Subsidiary as lender in the ordinary course of business consistent with past practice or as disclosed in Section 5.03(r) of the Seller Disclosure Schedule, neither the Seller nor any Seller Subsidiary is a party to or obligated under any Contract which is not terminable by the Seller or the Seller Subsidiary without the Seller or any Seller Subsidiary becoming subject to a payment or financial penalty in excess of $50,000 or which obligates the Seller or any Seller Subsidiary for payments or other consideration with a value in excess of $50,000 in the aggregate over the term of such Contract (each, a “Material Contract”).

(s) Opinion of Financial Advisor.  The Seller has received the written opinion of Ryan Beck & Co., Inc. on the date of this Agreement to the effect that, as of the date of this Agreement, the Merger Consideration to be received in the Merger by the Seller’s stockholders is fair to the Seller’s stockholders from a financial point of view, and the Seller shall promptly, after the date of this Agreement, deliver a copy of such opinion to the Company.

(t) Vote Required.  The affirmative vote of at least a majority of the votes that holders of the outstanding shares of Seller Stock are entitled to cast is the only vote of the holders of any class or series of the Seller’s capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement, including the Merger.

(u) Stock Options.  The assumption of the Seller Stock Option Plan and the Seller Stock Options issued thereunder as provided in Section 3.17 by the Company are permitted by and consistent with the terms of the Seller Stock Option Plan, the agreements under which the Seller Stock Options were issued and applicable Law.

(v) Interim Events.  Since December 31, 2004, neither the Seller nor any of the Seller Subsidiaries has paid or declared any dividend or made any other distribution to stockholders or taken any action which, if taken after the date hereof, would require the prior written consent of the Company pursuant to Section 4.01.

(w) Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the Seller’s own account, or for the account of one or more of the Seller Subsidiaries or their customers (all of which are listed in Section 5.03(w) of the Seller Disclosure Schedule), if any, were entered into (i) in accordance with prudent business practices and all applicable Laws and regulatory policies, and (ii) with counterparties believed to be financially responsible at the time, and each of them constitutes the valid and legally binding obligation of the Seller or one of the Seller Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect. Neither the Seller nor any of the Seller Subsidiaries, nor to the Seller’s Knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(x) Trust Administration.  During the applicable statute of limitations period, (i) the Seller and the Seller Subsidiaries have properly administered all accounts for which any of them act as a fiduciary or agent, including but not limited to accounts for which any of them serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Laws, and (ii) neither the Seller, any Seller Subsidiary, nor any director, officer or employee of the Seller or any of the Seller Subsidiaries acting on behalf of the Seller or any of the Seller Subsidiaries, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct and accurately reflect the assets of such fiduciary or agency account. There is no investigation or inquiry by any Regulatory Authority pending, or to the Seller’s Knowledge, threatened, against or affecting the Seller or any of the Seller Subsidiaries relating to the compliance by the Seller or any such Seller Subsidiary with sound fiduciary principles and applicable regulations.

(y) Expense Report.  Section 5.03(y) of the Seller Disclosure Schedule contains an estimate (in a form and with such specificity as is reasonably satisfactory to the Company) itemizing all anticipated expenditures of the Seller expected to result from the extraordinary, non-recurring costs associated with the transactions contemplated by this Agreement, including but not limited to legal, accounting and investment banking fees, but excluding any payments resulting from the early termination of, or arising under any “change of control” provisions of any Contracts.

Section 5.04.  Representations and Warranties of Company.  Subject to Section 5.01 and Section 5.02, and except as set forth in the Company SEC Reports or as Previously Disclosed in a section of the Company Disclosure Schedule corresponding to the relevant section below, the Company hereby represents and warrants to the Seller:

(a) Organization and Qualification; Subsidiaries.

(i) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and a registered bank holding company under the BHCA. Each subsidiary of the Company (a “Company Subsidiary”, or collectively the “Company Subsidiaries”) is a bank, corporation, limited liability company or other form of business entity duly organized, validly existing and in good standing under the Laws of the state of its incorporation or organization or the United States of America. Each of the Company and the Company Subsidiaries has the requisite power and authority and is in possession of all Consents and Orders (the “Company Approvals”) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including appropriate authorizations from the Federal Reserve Board, the FDIC and the IDFPR, and neither the Company nor any Company Subsidiary has received any notice of Proceedings relating to the revocation or modification of any Company Approvals.

(ii) The Company and each Company Subsidiary is duly qualified or licensed as a foreign business entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(b) Certificate of Incorporation and By-laws.  The Company has heretofore furnished or made available to the Seller a complete and correct copy of the Company Certificate and the Company By-Laws. The Company Certificate and the Company By-Laws are in full force and effect. The Company is not in breach or violation of any of the provisions of the Company Certificate or the Company By-Laws.

(c) Capitalization.

(i) The authorized capital stock of the Company consists of 32,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, $.01 par value per share. As of February 2, 2006, (i) 22,171,405 shares of the Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive right of any Company stockholder, (ii) 324,627 shares of the Company Common Stock were held as treasury shares by the Company, (iii) no shares of the Company’s preferred stock, $.01 par value per share, were issued and outstanding, and (iv) 684,942 shares of the Company Common Stock were subject to outstanding stock options issued pursuant to the Company’s stock option plans. Except as set forth in clause (iv), above, there are no outstanding Rights relating to the issued or unissued capital stock or other equity interests of the Company or obligating the Company to issue or sell any shares of capital stock or other equity interests of, or other equity interests in, the Company.

(ii) The shares of Company Common Stock to be issued pursuant to the Merger will, upon issuance in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and non-assessable.

(d) Authority.  The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, including the Company’s Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Seller, constitutes a valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(e) No Conflict; Required Filings and Consents.

(i) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company will not, (i) conflict with or violate the Company Certificate, the Company By-Laws or the Articles of Incorporation, By-Laws or other organizational documents, as the case may be, of any Company Subsidiary, or (ii) conflict with or violate any Laws or Orders applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected.

(ii) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company will not, require any Consent from, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the BHCA, applicable state banking Laws, the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement.

(f) Compliance and Permits.  Neither the Company nor any Company Subsidiary is in conflict with, or in default under or violation of, as applicable, (i) any Law applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, lease, license, permit, franchise or other Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or its or any of their respective properties is bound or affected.

(g) Securities and Banking Reports; Financial Statements.

(i) The Company and each Company Subsidiary have filed all forms, reports and documents required to be filed with (1) the SEC since December 31, 2002, and as of the date of this Agreement have delivered or made available to the Seller, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2002, 2003 and 2004, (ii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since December 31, 2002, (iii) all reports on Form 8-K filed by the Company with the SEC since December 31, 2002, (iv) all other reports or registration statements filed by the Company with the SEC since December 31, 2002, and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since December 31, 2002 (collectively, the “Company SEC Reports”); and (2) the FDIC, the Federal Reserve Board, the IDFPR and any other applicable federal or state securities or banking authorities (all such reports and statements are collectively referred to with the Company SEC Reports as the “Company Reports”). The Company Reports (i) were prepared in accordance with the requirements of applicable Law, and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date. The Company meets the requirements for the use of Form S-3, as set forth in the general instructions for Form S-3.

(ii) Each of the audited and unaudited consolidated financial statements (including, if applicable, any related notes thereto) contained in the Company SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or required by reason of a concurrent change to GAAP) and each fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of their operations and their cash flows for the periods indicated, except (i) for any statement therein or omission therefrom which was corrected, amended or supplemented or otherwise disclosed or updated in a subsequent Company SEC Report, and (ii) that any unaudited interim financial statements do not contain all of the disclosures required by GAAP and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate. To the Company’s Knowledge, the Company’s auditors will deliver to the Company an unqualified audit opinion with respect to the Company’s financial statements as of and for the year ended December 31, 2005, and unqualified opinions with respect to the effectiveness of the Company’s internal controls and with respect to the assessment of management of the Company regarding the effectiveness of the Company’s internal controls.

(iii) To the Company’s Knowledge, the Company and each of its officers and directors have complied in all material respects with (A) the applicable provisions of the Exchange Act, including the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder, as amended, and (B) the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market.

(h) Registration Statement; Proxy Statement/Prospectus.  The information supplied by the Company for inclusion or incorporation by reference in the registration statement of the Company (the “Registration Statement”) pursuant to which the shares of Company Common Stock to be issued in the Merger will be registered with the SEC will not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus will not, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Seller Stockholders’ Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Company, any Company Subsidiary or any of its or their Affiliates, officers or directors is discovered by the Company which should be set forth in an amendment or supplement to the Registration Statement or an amendment or supplement to the Proxy Statement/Prospectus, the Company will promptly inform the Seller. The Registration Statement and the Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Securities Act and the Exchange Act (to the extent applicable). Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information about, or supplied or omitted by, the Seller which is contained in any of the foregoing documents.

(i) Brokers.  No broker, finder or investment banker (other than Friedman, Billings, Ramsey & Co., Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(j) Approval Delays.  To the Company’s Knowledge as of the date hereof, there is no reason why the granting of any Consents or Orders necessary to consummate the transactions contemplated by this Agreement and referred to in Section 6.02 would be denied or unduly delayed. Each Company Subsidiary that is a “depository institution” as defined in the FDIA has a recent CRA rating of “satisfactory” or better.

(k) Financial Resources.  The Company will have sufficient cash available at the Effective Time to enable it to comply with its obligation to fund the Cash Consideration under Section 3.05.

(l) Company Material Adverse Effect.  Since December 31, 2005, there has not been a Company Material Adverse Effect.

ARTICLE VI

COVENANTS

Section 6.01.  Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of the Seller and the Company shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated by this Agreement, and shall cooperate fully with the other Party to that end.

Section 6.02.  Regulatory Applications; Other Approvals.  The Company and the Seller shall, and each shall cause their Subsidiaries to, cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings by March 1, 2006 and to obtain all Consents and Orders of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. The Seller shall provide to the Company all information necessary or otherwise reasonably requested by the Company in connection with the filings referred to in the preceding sentence not later than February 21, 2006. Each of the Company and the Seller shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each Party shall act reasonably and as promptly as practicable. Each Party shall consult with the other Party with respect to the obtaining of all material Consents and Orders of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party shall keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated by this Agreement. Each Party shall, upon request, furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries to any third party or Governmental Authority. The Seller shall use its best efforts to obtain all necessary Consents with respect to all interests of the Seller and the Seller Subsidiaries in any material leases, licenses, Contracts, instruments and rights which require the consent of another Person for their transfer or assumption pursuant to the Merger, if any.

Section 6.03.  Registration Statement.

(a) Preparation and Filing.  The Company shall prepare the Registration Statement and file it with the SEC no later than 45 days following the date hereof in connection with the issuance of Company Common Stock in the Merger (including the Proxy Statement/Prospectus constituting a part thereof). The Seller shall cooperate, and shall cause the Seller Subsidiaries to cooperate, with the Company, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement/Prospectus (including by providing within 30 days of the date of this Agreement all information necessary or otherwise reasonably requested by the Company in connection with the preparation of the Registration Statement and the Proxy Statement/Prospectus). Each of the Seller and the Company shall use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. The Company also shall use all reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. The Seller shall furnish to the Company all information concerning the Seller, the Seller Subsidiaries, and its and their officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

(b) Information.  Each of the Seller and the Company agrees that, as to itself and its Subsidiaries, none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Seller Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement/Prospectus or any amendment or supplement thereto. Each of the Seller and the Company further agrees that if it becomes aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other Party thereof and take the necessary steps to correct the Proxy Statement/Prospectus.

(c) Notice of Effectiveness.  The Company shall advise the Seller, promptly after the Company receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Company Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any Proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

Section 6.04.  Press Release.  Neither the Seller nor the Company shall, without the prior approval of the other Party, issue any press release or written statement for general circulation relating to the transactions contemplated by this Agreement, except as otherwise required by applicable Law or rules of The Nasdaq Stock Market (provided that the issuing Party shall nevertheless provide the other Party with notice of, and the opportunity to review, any such press release or written statement).

Section 6.05.  Access, Information.

(a) Access to the Seller.  Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Seller shall afford the Company and the Company’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including Tax Returns and work papers of independent auditors), properties, personnel and to such other information as the Company may reasonably request and, during such period, the Seller shall furnish promptly to the Company (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking Laws, and (ii) all other information concerning the business, properties and personnel of it as the Company may reasonably request.

(b) Access to the Company.  For the sole purpose of permitting the Seller to ascertain the correctness of the representations and warranties of the Company herein, upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall afford the Seller and the Seller’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including Tax Returns and work papers of independent auditors), properties, personnel and to such other information as the Seller may reasonably request and, during such period, the Company shall furnish promptly to the Seller (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking Laws, and (ii) all other information concerning the business, properties and personnel of it as the Seller may reasonably request.

(c) Confidentiality.  Each of the Parties shall not, and shall cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of Law, each Party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such Party, (ii) becomes available to such Party from other sources not known by such Party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the other Party, or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each Party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other Party to be returned to the other Party. No investigation by either Party of the business and affairs of the other Party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either Party’s obligation to consummate the transactions contemplated by this Agreement.

Section 6.06.  No Solicitation of Transactions.

(a) General.  From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, the Seller and the Seller Subsidiaries shall not, nor shall they authorize or permit any of their respective officers, directors, Affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly: (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any material nonpublic information with respect to, or take any other action to facilitate any inquiry or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, or (iii) enter into any Contract relating to any Acquisition Transaction; provided, however, this Section 6.06(a) shall not prohibit the Seller or the Seller’s Board of Directors from: (1) furnishing material nonpublic information (other than information regarding the Company supplied to the Seller by the Company) regarding the Seller or the Seller Subsidiaries to, or entering into a customary confidentiality agreement with or entering or re-entering into discussions with, any Person in response to an Acquisition Proposal submitted by such Person (and not withdrawn) if (x) the Seller’s Board of Directors reasonably determines in good faith, after taking into consideration the advice of and consultation with an investment banking firm of national reputation, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Offer, and (y) the Seller’s Board of Directors concludes in good faith, after consultation with its outside legal counsel, that failure to take such action is reasonably likely to result in a breach by the Seller’s Board of Directors of its fiduciary obligations to the Seller’s stockholders under applicable Laws, provided that in any such case neither the Seller nor any representative of the Seller or the Seller Subsidiaries shall have violated any of the restrictions set forth in this Section 6.06(a), or (2) taking the actions described in the proviso of Section 6.06(d), as permitted thereby, provided that none of the Seller, the Seller Subsidiaries or any representatives of the Seller or the Seller Subsidiaries shall have violated any of the restrictions set forth in this Section 6.06(a). At least ten (10) days prior to furnishing any material nonpublic information to, or entering into discussions or negotiations with, any Person, the Seller shall: (i) give the Company written notice of the identity of such Person and of the Seller’s intention to furnish material nonpublic information to, or enter into discussions or negotiations with, such Person, and (ii) receive from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all written and oral nonpublic information furnished to such Person by or on behalf of the Seller, and contemporaneously with furnishing any such information to such Person, the Seller shall furnish such information to the Company (to the extent such information has not been previously furnished by the Seller to the Company).

(b) Cessation of Activities.  The Seller and the Seller Subsidiaries shall immediately cease, and shall cause each of their executive officers, directors, employees, Affiliates, investment bankers, attorneys, and other advisors or representatives to immediately cease, as of the date hereof, any and all existing activities, discussions or negotiations with any other Persons conducted heretofore with respect to any Acquisition Proposal, subject to the right to renew such activities, discussions or negotiations in accordance with this Section 6.06.

(c) Liability for Others.  Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.06 by any executive officer, director, employee or Affiliate of the Seller or any of the Seller Subsidiaries or any investment banker, attorney or other advisor or representative retained by any of them and, in the case of any non-executive officers or other employees, acting on behalf of the Seller or any such other Person, shall be deemed to be a breach of this Section 6.06 by the Seller.

(d) Exceptions.  Except as provided below in this Section 6.06(d): (i) the Seller’s Board of Directors shall recommend that the Seller’s stockholders vote in favor of and to adopt and approve this Agreement and the Merger at the Seller Stockholders’ Meeting, (ii) the Proxy Statement/Prospectus shall include a statement of the Seller’s Board of Directors Recommendation, and (iii) neither the Seller’s Board of Directors nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify, in a manner adverse to the Company (in either event, a “Change of Recommendation”), the Seller’s Board of Directors Recommendation; provided, however, that nothing in this Agreement shall prevent the Seller’s Board of Directors from (1) withholding, withdrawing, amending or modifying the Seller’s Board of Directors Recommendation, or (2) not including in the Proxy Statement/Prospectus the Seller’s Board of Directors Recommendation if, in either case, the Seller’s Board of Directors reasonably determines in good faith, after consultation with its outside legal counsel, that, due solely to facts or circumstances coming to the attention of the Seller’s Board of Directors after the date of this Agreement, the failure to take such action is reasonably likely to result in a breach by the Seller’s Board of Directors of its fiduciary obligations to Seller’s stockholders under applicable Law; and provided further, however, that neither the Seller nor the Seller’s Board of Directors may take any of the actions described in clauses (1) and (2) of the immediately preceding proviso unless the Seller shall have received an Acquisition Proposal that has not been withdrawn as of the time of such action of the Seller’s Board of Directors and the Seller’s Board of Directors shall have reasonably determined in good faith, after taking into consideration the advice of and consultation with an investment banking firm of national reputation, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Offer.

(e) Termination of Agreement.  Notwithstanding anything to the contrary contained in this Section 6.06, in the event that the Seller’s Board of Directors determines in good faith, after consultation with outside counsel, that in light of a Superior Offer it is necessary to do so in order to comply with its fiduciary duties to the Seller or the Seller’s stockholders under applicable Law, the Seller’s Board of Directors may terminate this Agreement in the manner contemplated by Section 8.01(f) solely in order to concurrently enter into a definitive agreement with respect to a Superior Offer, but only after the tenth (10th) day following the Company’s receipt of written notice advising the Company that the Seller’s Board of Directors is prepared to accept a Superior Offer, and only if, during such ten (10) day period, if the Company so elects, the Seller and its advisors shall have negotiated in good faith with the Company to make such adjustments in the terms and conditions of this Agreement as would enable the Seller to proceed with the transactions contemplated herein on such adjusted terms.

(f) Information Concerning Acquisition Proposal.  In addition to the obligations of the Seller set forth in Section 6.06(a), the Seller as promptly as practicable shall advise the Company orally and in writing of any inquiry or request received by the Seller, any Seller Subsidiary or any of their officers, directors, employees, Affiliates, investment bankers, attorneys, and other advisors or representatives after the date hereof for information which the Seller reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry or request received by the Seller, any Seller Subsidiary or any of their officers, directors, employees, Affiliates, investment bankers, attorneys, and other advisors or representatives after the date hereof with respect to, or which the Seller reasonably believes would lead to, any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making any such request, Acquisition Proposal or inquiry. The Seller shall keep the Company informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

(g) Takeover Laws.  The approval of the Board of Directors of the Seller for purposes of causing any Takeover Law to be inapplicable to the Merger shall not be deemed to be changed or otherwise revoked or invalidated as a result of any Change of Recommendation pursuant to this Section 6.06.

(h) Compliance with Exchange Act.  Nothing in this Section 6.06 shall prevent the Seller or the Seller’s Board of Directors from complying, to the extent applicable, but subject to the limitations set forth in this Section 6.06, with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal.

Section 6.07.  Shareholder Approval.  The Seller shall take, in accordance with applicable Law and the Seller Certificate and Seller By-Laws, all action necessary to convene the Seller Stockholders’ Meeting to consider and vote upon the approval and adoption of this Agreement and any other matters required to be approved by the Seller’s stockholders for consummation of the Merger, as promptly as practicable after the Registration Statement is declared effective.

Section 6.08.  Affiliate Agreements.  Not later than the fifteenth (15th) day prior to the mailing of the Proxy Statement/Prospectus, the Seller shall deliver to the Company a schedule of each Person that, to the Seller’s Knowledge, is or is reasonably likely to be deemed, as of the date of the Seller Stockholders’ Meeting, to be an Affiliate of the Seller. The Seller shall use its reasonable best efforts to cause each Person who may be deemed to be an Affiliate of the Seller to execute and deliver to the Company on or before the date of mailing of the Proxy Statement/Prospectus an agreement in the form attached hereto as Exhibit A.

Section 6.09.  Takeover Laws.  No Party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

Section 6.10.  Delivery of Stockholder List.  The Seller shall arrange to have its transfer agent deliver to the Company or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the Seller stockholders, their holdings of stock as of the latest practicable date, and such other stockholder information as the Company may reasonably request.

Section 6.11.  Nasdaq Listing.  The Company shall use its reasonable best efforts to list, prior to the Effective Date, on The Nasdaq Stock Market, subject to official notice of issuance, the shares of Company Common Stock to be issued to the holders of Seller Common Stock in the Merger.

Section 6.12.  Indemnification, Directors’ and Officers’ Insurance.

(a) Indemnification.  By virtue of the occurrence of the Merger, the Company shall, from and after the Effective Time succeed to the Seller’s obligation to, and the Company shall, indemnify and hold harmless each present and former director and officer of the Seller or any Seller Subsidiary determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted, claimed or arising prior to, at or after the Effective Time, to the extent to which such Indemnified Parties were entitled under the DGCL, the Seller Certificate or the Seller By-Laws in effect on the date hereof, and the Company shall also advance expenses as incurred to the extent permitted under the DGCL, the Seller Certificate or the Seller By-Laws.

(b) Claims.  Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall as promptly as possible notify the Company thereof, but the failure to so notify shall not relieve the Company of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Company. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company shall have the right to assume the defense thereof and the Company shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Company shall elect not to assume such defense, or counsel for the Indemnified Parties advises in writing that there are issues which raise conflicts of interest between the Company and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Company shall pay the reasonable fees and expenses of one such counsel for the Indemnified Parties in any jurisdiction promptly as statements thereof are received, (ii) the Indemnified Parties shall cooperate in the defense of any such matter, and (iii) the Company shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and provided, further, that the Company shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated by this Agreement is not permitted or is prohibited by applicable Law.

(c) Insurance.  For a period of three (3) years after the Effective Time, the Company shall use its reasonable best efforts to cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Seller (provided that the Company may substitute therefor policies of comparable coverage with respect to claims arising from facts or events which occurred before the Effective Time), provided, however, that in no event shall the Company be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.12(c), any aggregate amount in excess of 200% of the amount of the most recent annual premium paid as of the date hereof by the Company for such insurance (the “Maximum Amount”). If the amount of the aggregate premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Company shall use all reasonable efforts to maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an aggregate premium equal to the Maximum Amount. Notwithstanding the foregoing, prior to the Effective Time, the Company may request the Seller to, and the Seller shall if so requested, purchase insurance coverage, on such terms and conditions as shall be acceptable to the Company, extending for a period of three (3) years the Seller’s directors’ and officers’ liability insurance coverage in effect as of the date hereof (covering past or future claims with respect to periods before the Effective Time) and such coverage shall satisfy the Company’s obligations under this Section 6.12(c).

(d) Successors.  If the Company or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 6.12.

Section 6.13.  Benefit Plans.  The Company shall, with respect to each employee of the Seller and the Seller Subsidiaries at the Effective Time who shall continue in employment with the Company or a Company Subsidiary after the Merger (each a “Continued Employee”), provide the benefits described in this Section 6.13. Each Continued Employee shall be entitled, as an employee of the Company or a Company Subsidiary, to participate in such employee benefit plans, as defined in Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, or other employee benefit or fringe benefit programs that may be in effect generally for employees of the Company and the Company Subsidiaries (the “Company Employee Plans”), subject to the Company’s right, in its sole discretion, to subsequently amend, modify or terminate any such Company Employee Plans, if as a Continued Employee he or she shall be eligible and, if required, selected for participation therein under the terms thereof and otherwise shall not be participating in a similar Seller Benefit Plan maintained by the Company after the Effective Time. Continued Employees shall be eligible to participate on the same basis as similarly situated employees of the Company and the Company Subsidiaries. Except as otherwise provided herein, all such participation shall be subject to such terms of such Company Employee Plans as may be in effect from time to time, and this Section 6.13 is not intended to, and shall not, give Continued Employees any rights or privileges superior to those of other employees of the Company or the Company Subsidiaries. The Company may terminate or modify all Seller Benefit Plans except insofar as benefits thereunder shall have vested at the Effective Time and cannot be modified, and the Company’s obligation under this Section 6.13 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, the Company shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any Company Employee Plans in which Continued Employees may participate (but not for benefit accruals under any defined benefit plan), credit each Continued Employee with his or her term of service with the Seller and the Seller Subsidiaries; and provided that a Continued Employee shall not be subject to any waiting periods or preexisting condition exclusions under a Company Employee Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA, other than waiting periods and exclusions that are already in effect with respect to such Continued Employee and that have not been satisfied as of the Effective Time under any Seller Benefit Plan of a similar type in which the Continued Employee participated in immediately prior to the Effective Time; provided, further, that to the extent that the initial period of coverage for Continued Employees under any Company Employee Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Continued Employees shall be given credit under the applicable Company Employee Plan for any deductibles and co-insurance payments made by such Continued Employees under the Seller’s benefit plans during the balance of such 12-month period of coverage. In connection with the transition of the Continued Employees to the Company Employee Plans, Seller and the Seller Subsidiaries shall take such actions as the Company may request to terminate, freeze or amend all or certain of the Seller Benefit Plans in the manner requested by the Company, effective immediately prior to the Effective Time or such other time requested by the Company. Section 6.13 of the Seller Disclosure Schedule sets forth certain additional agreements of the Parties with respect to various benefit and compensation matters. The Seller shall not amend the Closing Employment Agreements prior to or on the Closing Date.

Section 6.14.  Notification of Certain Matters.  Each of the Seller and the Company shall give prompt notice to the other of any fact, event or circumstance known to it that (i) would, individually or taken together with all other facts, events and circumstances known to it, result in any Seller Material Adverse Effect, in the case of the Seller, or any Company Material Adverse Effect, in the case of the Company, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

Section 6.15.  Directorships.  Promptly after the Effective Time, the Company shall take such action as may be reasonably required to cause the Board of Directors of each of the Company and Midwest Bank and Trust Company to be expanded by two members and to appoint the two persons identified in Section 2.05 as directors of each of the Company and Midwest Bank and Trust Company.

Section 6.16.  Comfort Letters.  If requested in writing by the Company, the Seller shall use its reasonable best efforts to cause to be delivered to the Company “comfort” letters of Crowe Chizek and Company LLC, the Seller’s independent public accounting firm, dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to the Company, in a form reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accounting firms in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

Section 6.17.  Subsidiary Mergers or Reorganizations; Transition Matters.  Upon the request of the Company, (i) the Seller shall cause Royal American Bank to enter into a merger agreement with Midwest Bank and Trust Company, and take all other actions and cooperate with the Company in causing the merger of Royal American Bank and Midwest Bank and Trust Company (the “Subsidiary Bank Merger”) to be effected, and (ii) the Seller shall cause one or more of the Seller Subsidiaries (other than Royal American Bank) to reorganize or otherwise combine its operations with the operations of a Company Subsidiary or a Seller Subsidiary as deemed advisable by the Company, and take all other actions and cooperate with the Company in causing such reorganization or other combination (the “Subsidiary Reorganization”) to be effected; provided, however, that (1) any such Subsidiary Bank Merger or Subsidiary Reorganization shall be consummated on a date on or after the Closing Date, as may be selected by the Company, and (2) the obligations of Royal American Bank or the Seller Subsidiary, as applicable, thereunder shall be conditioned upon the prior or simultaneous consummation of the Merger pursuant to this Agreement. The Seller also shall consult and confer with the Company on a regular basis (and, to that end, the Seller shall make personnel available as reasonably necessary) regarding the various systems, procedures, business relationships and best practices employed by each organization, together with the Seller’s data processing systems and Contracts, in order to effect, on or after the Closing Date as determined by the Company, the orderly transition and integration of the business and operations of the Seller and the Seller Subsidiaries with the business and operations of the Company and the Company Subsidiaries and the timely conversion of the Seller’s data processing systems to those of the Company and, if requested by the Company, the termination by the Seller of any Contracts the Seller may have with third parties related to Seller’s data processing or other operations; provided, however that neither the Seller nor any Seller Subsidiary shall be required to take any action with respect to any such conversion or termination until immediately prior to the Closing and until such time as the Seller shall have received reasonable written assurances that all conditions precedent to the Closing have been satisfied or waived as provided in Article VII (other than the completion of actions to be taken at the Closing, with respect to which the Seller shall have received reasonable written assurances that the Company will complete such actions at the Closing).

Section 6.18.  Conforming Accounting and Reserve Policies.  From and after the date hereof to the Effective Time, the Seller and the Company shall consult and cooperate with each other with respect to determining, as specified in a written notice from the Company to the Seller, based upon such consultation and as hereinafter provided, appropriate accruals, reserves and charges to establish and take in respect of excess equipment write-off or write-down of various assets and other appropriate charges and accounting adjustments taking into account the parties business plans and following the Merger. The Seller and the Company shall consult and cooperate with each other with respect to determining, as specified in a written notice from the Company to the Seller, based upon such consultation and as hereinafter provided, the amount and the timing for recognizing for financial accounting purposes the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Merger. At the written request of the Company, the Seller shall establish and take such reserves and accruals as the Company shall request to conform the Seller’s loan, accrual and reserve policies to the Company’s policies, shall establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger, in each case at such times as are specified by the Company; provided, however, that the Seller shall not be required to take any such action that is not consistent with GAAP; and provided further, however that neither the Seller nor any Seller Subsidiary shall be required to take any such action until immediately prior to the Closing and until such time as the Seller shall have received reasonable written assurances that all conditions precedent to the Closing have been satisfied or waived as provided in Article VII (other than the completion of actions to be taken at the Closing, with respect to which the Seller shall have received reasonable written assurances that the Company will complete such actions at the Closing).

Section 6.19.  Updated Financial Statements.  The Seller shall use its best efforts to, on or prior to February 15, 2006, the Seller shall deliver to the Company (i) the audited consolidated balance sheet as of December 31, 2005 (including related notes and schedules, if any), of the Seller, (ii) the audited consolidated statement of income for the year ended December 31, 2005 (including related notes and schedules, if any), of the Seller, and (iii) the audited consolidated statements of cash flows and stockholders’ equity for the year ended December 31, 2005, (including related notes and schedules, if any), of the Seller (the “Seller 2005 Financial Statements”), together with the unqualified audit opinion thereon as of and for the year ended December 31, 2005.

Section 6.20.  Disclosure Schedules.  Where any of the specific representations or warranties of the Seller contained in Section 5.03 requires a list or itemization of a certain item or items, the Seller shall use its best efforts to provide such list or itemization without regard to the standard set forth in Section 5.02.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF MERGER

Section 7.01.  Conditions to Each Party’s Obligations to Effect Merger.  The respective obligation of each of the Company and the Seller to consummate the Merger is subject to the fulfillment or written waiver by the Company and the Seller prior to the Effective Time of each of the following conditions:

(a) Shareholder Approvals.  This Agreement and the Merger shall have been duly adopted by the requisite vote of the stockholders of the Seller.

(b) Regulatory Approvals.  All regulatory approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied and all statutory waiting periods in respect thereof shall have expired.

(c) No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) Blue Sky Approvals.  All permits and other authorizations under Blue Sky Laws necessary to consummate the transactions contemplated by this Agreement and to issue the shares of Company Common Stock to be issued in the Merger shall have been received and be in full force and effect.

(f) Listing.  The shares of Company Common Stock to be issued in the Merger shall have been approved for listing on The Nasdaq Stock Market, subject to official notice of issuance.

Section 7.02.  Conditions to Obligations of Seller to Effect Merger.  The obligation of the Seller to consummate the Merger is also subject to the fulfillment or written waiver by the Seller prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement (subject to the standard set forth in Section 5.02, and without giving effect to any update to the Company Disclosure Schedule after the date hereof or notice by the Company to the Seller under Section 6.14) shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date), and the Seller shall have received a certificate, dated the Effective Date, signed on behalf of the Company to such effect by its Chief Executive Officer and Chief Financial Officer.

(b) Performance of Obligations of Company.  The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Effective Time, except where the failure of such performance would not have a Company Material Adverse Effect, and the Seller shall have received a certificate, dated the Effective Date, signed on behalf of the Company to such effect by its Chief Executive Officer and Chief Financial Officer.

(c) Opinion of Seller’s Accounting Firm.  The Seller shall have received an opinion of its accounting firm, Crowe Chizek and Company LLC, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a

“reorganization” within the meaning of Section 368 of the Code, and (ii) no gain or loss shall be recognized by stockholders of the Seller who receive shares of Company Common Stock in exchange for shares of Seller Common Stock, except with respect to cash received in lieu of fractional share interests. In rendering its opinion, Crowe Chizek and Company LLC may require and rely upon reasonable representations contained in letters from the Seller, the Company and stockholders of the Seller.

(d) No Material Adverse Effect.  Since the date of this Agreement, there shall have been no Company Material Adverse Effect and no Effect shall have occurred that would have a Company Material Adverse Effect. The Seller shall have received a certificate, dated the Effective Date, signed on behalf of the Company to such effect by its Chief Executive Officer and Chief Financial Officer.

Section 7.03.  Conditions to Obligations of Company to Effect Merger.  The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Seller set forth in this Agreement (subject to the standard set forth in Section 5.02, and without giving effect to any update to the Seller Disclosure Schedule after the date hereof or notice by the Seller to the Company under Section 6.14) shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak only as of the date of this Agreement or some other date shall be true and correct as of such date), and the Company shall have received a certificate, dated the Effective Date, signed on behalf of the Seller to such effect by its Chief Executive Officer and Chief Financial Officer.

(b) Performance of Obligations of Seller.  The Seller shall have performed all obligations required to be performed by it under this Agreement at or prior to the Effective Time, except where the failure of such performance would not have a Seller Material Adverse Effect, and the Company shall have received a certificate, dated the Effective Date, signed on behalf of the Seller to such effect by its Chief Executive Officer and Chief Financial Officer.

(c) Opinion of Company’s Tax Counsel.  The Company shall have received an opinion of Lewis, Rice & Fingersh, L.C., counsel to the Company, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368 of the Code. In rendering its opinion, Lewis, Rice & Fingersh, L.C. may require and rely upon reasonable representations contained in letters from the Seller, the Company and stockholders of the Seller.

(d) Burdensome Condition.  The regulatory approvals required under Section 7.01(b) shall not impose any condition or restriction upon the Company or the Seller or their respective subsidiaries (or the Surviving Corporation or its subsidiaries after the Effective Time), which would materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement in such a manner as to render inadvisable the consummation of the Merger.

(e) Consents Obtained.  (i) The Seller shall continue to possess all Seller Approvals, and (ii) all material Consents and Orders required to be obtained, and all filings and notifications required to be made, by the Seller for the authorization, execution and delivery of this Agreement and the consummation by the Seller of the transactions contemplated by this Agreement shall have been obtained and made by the Seller, except where the failure to possess any such Seller Approvals or to obtain any Consents or Orders would not have a Seller Material Adverse Effect.

(f) No Challenge.  There shall not be pending any Proceeding before any Governmental Authority or any other Person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Seller Common Stock into the Company Common Stock pursuant to the Merger, or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Company or the Company Subsidiaries of all or any portion of the business or assets of the Seller and the Seller Subsidiaries.

(g) No Material Adverse Effect.  Since the date of this Agreement, there shall have been no Seller Material Adverse Effect and no Effect shall have occurred that would have a Seller Material Adverse Effect. The Company shall have received a certificate, dated the Effective Date, signed on behalf of the Seller to such effect by its Chief Executive Officer and Chief Financial Officer.

(h) Comfort Letters.  If requested by the Company as provided in Section 6.16, the Company shall have received from Crowe Chizek and Company LLC the “comfort” letters referred to in Section 6.16.

(i) Employee Matters.  Each of Jerome J. Fritz, Kelly J. O’Keefe and Brogan M. Ptacin shall have entered into employment agreements or arrangements with the Seller as described on Section 6.13 of the Seller Disclosure Schedule (the “Closing Employment Agreements”) and the Closing Employment Agreements shall be in full force and effect as of the Closing Date.

(j) Dissenting Seller Stockholders.  The aggregate number of Dissenting Shares shall not exceed a number equal to 10% of the number of outstanding shares of Seller Common Stock as of the date hereof.

ARTICLE VIII

TERMINATION

Section 8.01.  Termination.  This Agreement may be terminated, and the Merger may be abandoned:

(a) Mutual Consent.  By the mutual consent of the Company and the Seller duly authorized by the Board of Directors of the Company and the Seller.

(b) Breach.  By the Company or the Seller, at any time prior to the Effective Time, if its Board of Directors so determines, in the event of either: (i) a breach by the other Party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach, or (ii) a breach by the other Party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach, provided that such breach under this clause (ii) would individually or in the aggregate with other breaches, result in a Seller Material Adverse Effect (in the case of a breach by the Seller) or a Company Material Adverse Effect (in the case of a breach by the Company).

(c) Delay.  By the Company or the Seller, at any time prior to the Effective Time, if its Board of Directors so determines, in the event that the Merger is not consummated by October 1, 2006, except to the extent that the failure of the Merger then to be consummated arises out of or results from the action or inaction of the Party seeking to terminate pursuant to this Section 8.01(c).

(d) No Regulatory Approval.  By the Company or the Seller, if its Board of Directors so determines, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority.

(e) Change of Recommendation.  By the Company if there is a Change of Recommendation or if the Seller’s Board of Directors fails to include the Seller’s Board of Directors Recommendation in the Proxy Statement/Prospectus.

(f) Superior Offer.  By the Seller prior to the vote of the Seller stockholders, without further action, if the Seller shall have entered into a definitive agreement with respect to a Superior Offer pursuant to and in accordance with Section 6.06(e); provided, however, that such determination and the right to terminate under this Section 8.01(f) shall not be effective until the Seller has made payment to the Company of the amounts required to be paid pursuant to Section 8.03.

(g) Failure of Conditions.  (i) By the Company: (1) if any of the conditions to the obligation of the Company to effect the Merger set forth in Section 7.01 or Section 7.03 have not been satisfied or waived by the Company at the Closing or the Company reasonably determines that the timely satisfaction of any condition to the obligation of the Company to effect the Merger set forth in Section 7.01 or Section 7.03 has become impossible (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation of the Company set forth in this Agreement); or (2) in the event there has been a Seller Material Adverse Effect between the date hereof and the Effective Time; or (ii) by the Seller: (1) if any of the conditions to the obligation of the Seller to effect the Merger set forth in Section 7.01 or Section 7.02 have not been satisfied or waived by the Seller at the Closing or the Seller reasonably determines that the timely satisfaction of any condition to the obligation of the Seller to effect the Merger set forth in Section 7.01 or Section 7.02 has become impossible (other than as a result of any failure on the part of the Seller to comply with or perform any covenant or obligation of the Seller set forth in this Agreement); or (2) in the event there has been a Company Material Adverse Effect between the date hereof and the Effective Time.

(h) No Stockholder Approval.  By either the Seller or the Company if: (i) the Seller Stockholders’ Meeting (including any adjournments thereof) shall have been held and completed and the stockholders of the Seller shall have taken a final vote on a proposal to adopt this Agreement, and (ii) the required approval of the stockholders of the Seller contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.01(h) shall not be available to the Seller where the failure to obtain approval by the Seller stockholders shall have been caused by the action or failure to act of the Seller, and such action or failure to act constitutes a breach by the Seller of any provision of this Agreement.

(i) Increase in Stock Consideration.  By the Seller if both of the conditions set forth in Section 8.01(i)(1) and Section 8.01(i)(2) exist on the day immediately preceding the anticipated Effective Time and the Company has not elected to cure such conditions in the manner described in Section 8.01(i)(3):

(1) The quotient determined by dividing the Final VWAP by the Initial VWAP is less than 0.85.

(2) The quotient obtained by dividing the Final VWAP by the Initial VWAP is less than the difference obtained by subtracting 0.15 from the quotient obtained by dividing the Final Index Price by the Initial Index Price.

(3) The Company shall have the right, but not the obligation, upon written notice to the Seller prior to the Effective Time, to increase the Stock Consideration (the “Additional Stock Amount”) to an amount equal to the quotient obtained by dividing (I) $69.70 by (II) the Final VWAP and, in such event, the conditions set forth in the conditions set forth in Section 8.01(i)(1) and Section 8.01(i)(2) shall be deemed not to exist.

Section 8.02.  Effect of Termination; Default Payment.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no Party to this Agreement shall have any liability or further obligation to the other Party, except (i) as provided in Section 8.03 and Section 9.01, and (ii) that termination of this Agreement for any reason not set forth in the following proviso shall not relieve a breaching Party from liability for any breach of this Agreement giving rise to such termination; provided, however, that, notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to this Article VIII on account of any knowing, willful or intentional breach of any of the representations or warranties set forth herein or any knowing, willful or intentional breach of any of the agreements or covenants set forth herein, then, provided that the non-breaching party is in material compliance with its obligations under this Agreement, the breaching Party shall pay to the non-breaching Party, in immediately available funds, within five (5) days after the termination of this Agreement, liquidated damages in the amount of $5,000,000 (the “Default Payment”), which amount the Parties hereby agree shall constitute liquidated damages in the event of the termination of this Agreement for any one or more of the reasons described in this proviso, and shall not constitute a penalty, and upon payment of the Default Payment by the breaching Party to the non-breaching Party, neither Party shall have any further obligations under this Agreement, other than as described in Section 9.01. Each of the Parties acknowledges and agrees that damages suffered by the non-breaching Party in the event of the termination of this Agreement for any one or more of the reasons described in the proviso in the preceding sentence would be difficult to ascertain and the amount of the Default Payment stated above as liquidated damages constitutes a reasonable and mutually agreeable estimate of such damages.

Section 8.03.  Termination Fee.  In each case provided that the Company is in material compliance with its obligations under this Agreement:

(a) Superior Offer.  The Seller shall pay to the Company in immediately available funds, within one (1) Business Day after demand by the Company, liquidated damages in an amount equal to $5,000,000 (the “Termination Fee”) if this Agreement is terminated by the Seller pursuant to Section 8.01(f).

(b) Change of Recommendation.  If this Agreement is terminated by the Company pursuant to Section 8.01(e), and within twelve (12) months following the termination of this Agreement an Acquisition Proposal is consummated or the Seller enters into a Contract providing for an Acquisition Proposal, then the Seller shall pay or cause to be paid to the Company in immediately available funds liquidated damages in an amount equal to the Termination Fee within one (1) Business Day after the Seller enters into such Contract or such transaction is consummated, whichever is earlier.

(c) Delay; Stockholder Approval.  If (A) this Agreement is terminated by the Company or the Seller, as applicable, pursuant to Section 8.01(c) (and prior to such termination the Seller shall not have held a meeting of its stockholders pursuant to Section 6.07) or Section 8.01(h), (B) prior to such termination an Acquisition Proposal (other than by the Company) shall have been received by the Seller and not withdrawn, and (C) within twelve (12) months following the termination of this Agreement an Acquisition Proposal is consummated or the Seller enters into a Contract providing for an Acquisition Proposal, then the Seller shall pay or cause to be paid to the Company in immediately available funds liquidated damages in an amount equal to the Termination Fee within one (1) Business Day after the Seller enters into such Contract or such transaction is consummated, whichever is earlier.

(d) Termination Fee Reasonable.  The Seller acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not have entered into this Agreement; accordingly, if the Seller fails to pay in a timely manner the amounts due pursuant to this Section 8.03 and, in order to obtain such payment, the Company makes a claim that results in a judgment against the Seller for the amounts set forth in this Section 8.03, the Seller shall pay to the Company, in addition to the amount of such judgment, the Company’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.03 at The Wall Street Journal prime rate in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.03 shall be the exclusive remedy for a termination of this Agreement as specified in this Section 8.03, and shall be in lieu of damages incurred in the event of any such termination of this Agreement, and upon payment of such fees the Seller shall have no further obligation to the Company except as described in Section 9.01.

(e) Reimbursable Company Expenses.  Within one (1) Business Day after the effective date of any termination of this Agreement under the circumstances described in Section 8.03(a), Section 8.03(b) or Section 8.03(c), the Seller shall pay to the Company, in addition to any Termination Fee owed to the Company pursuant to this Section 8.03, all of the Reimbursable Company Expenses by delivery of immediately available funds; provided, however, that in no event shall the Seller’s obligation under this Section 8.03(e) exceed $500,000.

ARTICLE IX

MISCELLANEOUS

Section 9.01.  Survival.  Except as provided in this Section 9.01, no representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time (other than Article III, Section 6.12, Section 6.13, Section 6.15 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Section 6.05(c), Section 8.02, Section 8.03 and this Article IX which shall survive such termination).

Section 9.02.  Waiver, Amendment.  Prior to the Effective Time, any provision of this Agreement may be (i) waived by the Party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the Parties executed in the same manner as this Agreement, except that after the Seller Stockholders’ Meeting, this Agreement may not be amended or modified if it would violate the DGCL or reduce the consideration to be received by Seller stockholders in the Merger or otherwise affect the rights of the Seller’s stockholders in any manner that is materially adverse to such stockholders.

Section 9.03.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 9.04.  Governing Law, Waiver of Jury Trial.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State (except to the extent that the DGCL must govern the Merger procedures). Each of the Parties hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated by this Agreement.

Section 9.05.  Expenses.  Except as set forth in Section 8.02 and Section 8.03, each Party shall bear all expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement, except that the Company and the Seller shall each pay one-half of the following expenses: (a) the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the preparation (including copying and printing and distributing) of the Registration Statement, the Proxy Statement/Prospectus and the applications to Governmental Authorities for the approval of the Merger and the other transactions contemplated by this Agreement, and (b) all listing, filing and registration fees, including fees paid for filing the Registration Statement with the SEC and any other fees for filings with Governmental Authorities.

Section 9.06.  Notices.  All notices, requests and other communications hereunder to a Party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation), or mailed by registered or certified mail (return receipt requested) to such Party at its address set forth below or such other address as such Party may specify by notice to the other Party: If to the Seller, to: 1604 W. Colonial Parkway, Inverness, Illinois 60067, Attention: Jerome J. Fritz, with a copy to: Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP, 333 West Wacker Drive, Suite 2700, Chicago, Illinois 60606, Attention: Dennis Wendte, Esq., if to the Company, to: 501 W. North Avenue, Melrose Park, Illinois 60160, Attention: James J. Giancola, with a copy to: Lewis, Rice & Fingersh, L.C., 500 N. Broadway, Suite 2000, St. Louis, Missouri 63102, Attention: Tom W. Zook, Esq.

Section 9.07.  Entire Understanding, No Third Party Beneficiaries.  This Agreement represents the entire understanding of the Parties with reference to the transactions contemplated by this Agreement and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section 6.12, nothing in this Agreement expressed or implied, is intended to, nor shall it, confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.08.  Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the word “or” is used in this Agreement, it has the inclusive meaning represented by the phrase “and/or.” No provision of this Agreement shall be construed to require the Seller, the Company or any of their respective Subsidiaries, Affiliates, officers or directors to take any action which would violate applicable Law.

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[Signatures appear on next page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

ATTEST:	MIDWEST BANC HOLDINGS, INC.

By: Name: Daniel R. Kadolph Title: Secretary	By: Name: James J. Giancola Title: President and Chief Executive Officer

ATTEST:	ROYAL AMERICAN CORPORATION

By: Name: Mary King Wilson Title: Secretary	By: Name: Jerome J. Fritz Title: President and Chief Executive Officer

EXHIBIT A

FORM OF AFFILIATE LETTER

Midwest Banc Holdings, Inc.
501 W. North Avenue
Melrose Park, Illinois 60160

Attn: James J. Giancola

Gentlemen:

I have been advised that as of the date of this letter I may be deemed to be an “affiliate” of Royal American Corporation, a Delaware corporation (the “Seller”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Agreement and Plan of Merger dated as of February 8, 2006 (the “Agreement”), among Midwest Banc Holdings, Inc., a Delaware corporation (the “Company”), and the Seller, the Seller will be merged with and into the Company (the “Merger”).

As a result of the Merger, I may receive shares of the Company’s common stock, par value $0.01 per share (the “Company Securities”). I would receive such shares in exchange for shares owned by me of the Seller’s common stock, $1.00 par value per share (the “Seller Securities”).

I represent, warrant and covenant to the Company that in the event I receive any Company Securities as a result of the Merger:

A. I shall not make any sale, transfer or other disposition of the Company Securities in violation of the Act or the Rules and Regulations.

B. I have carefully read this letter and the Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Company Securities, to the extent I felt necessary, with my counsel or counsel for the Seller.

C. I have been advised that the issuance of Company Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of the Seller, I may be deemed to have been an affiliate of the Seller and the distribution by me of the Company Securities has not been registered under the Act, and that I may not sell, transfer or otherwise dispose of Company Securities issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to the Company, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

D. I understand that the Company is under no obligation to register the sale, transfer or other disposition of the Company Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

E. I also understand that stop transfer instructions will be given to the Company’s transfer agents with respect to the Company Securities and that there will be placed on the certificates for the Company Securities issued to me, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED          , 2006 BETWEEN THE REGISTERED HOLDER HEREOF AND THE COMPANY, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY.”

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F. I also understand that unless the transfer by me of my Company Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, the Company reserves the right to put the following legend on the certificates issued to my transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

It is understood and agreed that the legends set forth in paragraph E and F, above, shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to the Company a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of the Act.

Very truly yours,

Name:

Accepted this   day of
          , 2006 by:

MIDWEST BANC HOLDINGS, INC.

By:
Name: James J. Giancola

Title:	President and Chief Executive Officer

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APPENDIX B

April 19, 2006

The Board of Directors
Royal American Corporation
1604 W. Colonial Parkway
Inverness, IL 60067-4726

Members of the Board:

You have requested our opinion that the consideration offered pursuant to the Agreement and Plan of Merger dated as of February 8, 2006, by and between Midwest Banc Holdings, Inc. (“Midwest”) and Royal American Corporation (“Royal”) (the “Agreement”), is fair to the holders of Royal common stock, par value $1.00 per share (the “Royal Common Stock”) from a financial point of view. Under the terms of the Agreement, Royal shall be merged with and into Midwest and each issued and outstanding share of Royal Common Stock will be converted into the right to receive, at the election of the holder thereof and subject to certain procedures and limitations set forth in the Agreement (i) 3.58429 shares of Midwest common stock, or (ii) $80.00 in cash, with 50% of Royal Common Stock exchanged for Midwest common stock and 50% of Royal Common Stock exchanged for cash (the “Merger”). The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement. For the purposes of this Opinion, we have assumed that Midwest will receive all necessary regulatory approvals.

Ryan Beck & Co. (“Ryan Beck”) as a customary part of its investment banking business is engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In conducting our investigation and analysis of the Merger, we have met with members of senior management of both Midwest and Royal to discuss their operations, historical financial statements, strategic plans and future prospects. We have reviewed and analyzed material prepared in connection with the Merger, including but not limited to the following: (i) the Agreement; (ii) Midwest’s December 31, 2005 earnings release filed on form 8-K dated January  26, 2006; (iii) Midwest’s Annual Reports on Form 10-K for the years ended December 31, 2004, 2003 and 2002, and its quarterly Reports on Form 10-Q for the periods ended September 30, 2005, June 30, 2005 and March 31, 2005; (iv) Royal’s annual call reports for the years ended December 31, 2004, 2003 and 2002, and its quarterly call reports for the periods ended September 30, 2005, June 30, 2005 and March 31, 2005; (v) the historical stock prices and trading volume of Midwest’s common stock; (vi) certain operating and financial information provided to Ryan Beck by the management of Midwest and Royal relating to their business and prospects; (vii) the publicly available financial data of commercial banking organizations which Ryan Beck deemed generally comparable to Midwest and Royal, respectively; and (viii) the terms of recent acquisitions of commercial banking organizations which Ryan Beck deemed generally comparable in whole or in part to Royal. We also conducted or reviewed such other studies, analyses, inquiries and examinations as we deemed appropriate.

While we have taken care in our investigation and analyses, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to us by the respective institutions or which was publicly available and have not assumed any responsibility for independently verifying such information. We have also relied upon the management of Royal as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us. In addition, we have assumed with your consent that such forecasts and projections reflect the best currently available estimates and judgments of management. Ryan Beck is not an expert in evaluating loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses. Therefore, Ryan Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the balance sheets of Midwest and Royal at September 30, 2005, and Ryan Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy,

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sound banking practice and policies of the Securities and Exchange Commission as of the date of such financial statements. We also assumed that the merger in all respects is, and will be consummated, in compliance with all laws and regulations applicable to Midwest and Royal and that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Midwest, Royal, or the combined entity, as the case may be, or on the contemplated benefits of the Merger, including the expected synergies. We have not made or obtained any independent evaluations or appraisals of the assets and liabilities of either Midwest or Royal or their respective subsidiaries, nor have we reviewed any loan files of Midwest or Royal or their respective subsidiaries.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate in the circumstances. Our opinion is necessarily based on economic, market and other conditions and projections as they exist and can be evaluated on the date hereof.

We have been retained by the Board of Directors of Royal as an independent contractor to determine whether the consideration offered to Royal shareholders in the Merger as provided and described in the Agreement is fair, from a financial point of view. Ryan Beck will receive a fee for its services, a substantial portion of which is due upon consummation of the Merger.

Prior to this transaction, Ryan Beck did not have an investment banking relationship with Royal. Ryan Beck has provided investment banking services to Midwest in the past and has received customary fees. Ryan Beck’s research department provides published investment analysis on Midwest and Ryan Beck acts as a market maker in Midwest common stock. In the ordinary course of our business as a broker-dealer, we may actively trade equity securities of Midwest or Royal for our own account and the account of our customers and, accordingly, may at any time hold long or short positions in such securities. Ryan Beck may solicit investment banking business from Midwest in the future.

Our opinion is directed to the Board of Directors of Royal and does not constitute a recommendation to any shareholder of Royal as to how such shareholder should vote at any shareholder meeting held in connection with the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without our prior written consent. We have not considered, nor are we expressing any opinion herein with respect to, the price at which Midwest common stock will trade following the consummation of the Merger.

Based upon and subject to the foregoing it is our opinion that as of this date the consideration offered to Royal shareholders in the Merger as provided and described in the Agreement is fair to the holders of Royal common stock from a financial point of view.

Very truly yours,

/s/  Ryan Beck & Co., Inc.
Ryan Beck & Co., Inc.

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APPENDIX C

Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Midwest Banc’s amended and restated certificate of incorporation (the “Certificate”) and its amended and restated bylaws (the “Bylaws”) provide for indemnification of Midwest Banc’s directors, officers, employees and other agents to the fullest extent not prohibited by Delaware law.

Midwest Banc’s Certificate is consistent with Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), which generally permits a company to include a provision limiting the personal liability of a director in the company’s restated certificate of incorporation. With limitations, this provision eliminates the personal liability of Midwest Banc’s directors to Midwest Banc or its stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision does not eliminate director liability: (1) for breaches of the duty of loyalty to Midwest Banc and its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for transactions from which a director derives improper personal benefit; or (4) under Section 174 of the DGCL (“Section 174”). Section 174 makes directors personally liable for unlawful dividends and stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability. While this provision protects the directors from awards for monetary damages for breaches of their duty of care, it does not eliminate their duty of care. The limitations in this provision have no effect on claims arising under the federal securities laws.

Article VIII of Midwest Banc’s bylaws provide that:

“The Corporation shall indemnify, to the full extent that it shall have the power under the DGCL to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The words “liabilities” and “expenses” shall include, without limitations: liabilities, losses, damages, judgments, fines, penalties, amounts paid in settlement, expenses, attorneys’ fees and costs. Expenses incurred in defending a civil, criminal, administrative, investigative or other action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding in accordance with the provisions of Section 145 of the DGCL, as amended.

“The indemnification and advancement of expenses provided by this By-law shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any by-law, statute, agreement, vote of stockholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

“The Corporation may purchase and maintain insurance on behalf of any person referred to in the preceding paragraph against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this By-law or otherwise.

“For purposes of this By-law, reference to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation, as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this By-law with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

“The provisions of this By-law shall be deemed to be a contract between the Corporation and each director, officer, employee and agent who serves in any such capacity at any time while this By-law and the relevant provisions of the DGCL, as amended, or other applicable law, if any, are in effect, and any repeal or modification of any such law or of this By-law shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts.

“For purposes of this By-law, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Corporation.”

Midwest Banc carries directors’ and officers’ liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Under agreements which may be entered into by us, certain of our controlling persons, directors and officers may be entitled to indemnification by underwriters and agents who participate in the distribution of securities covered by the registration statement against certain liabilities, including liabilities under the Securities Act of 1933.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits. See the Exhibit Index.

(b) Financial Statement Schedules. Not applicable.

(c) Report, Opinion or Appraisal. See Exhibits 5 and 8.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment number one to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melrose Park, State of Illinois, on April 19, 2006.

MIDWEST BANC HOLDINGS, INC.

By:	/s/ James J. Giancola
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ James J. Giancola James J. Giancola	President and Chief Executive Officer (Principal Executive Officer)	April 19, 2006

/s/ Daniel R. Kadolph Daniel R. Kadolph	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	April 19, 2006

Directors:  E. V. Silveri, Chairman, Angelo A. DiPaolo, Barry I. Forrester, C.F.A., Robert J. Genetski, Ph.D., James J. Giancola, Gerald F. Hartley, Homer J. Livingston, Jr., Daniel Nagle, Joseph R. Rizza, Robert D. Small, Monsignor Kenneth Velo and Leon Wolin.

By:	/s/ James J. Giancola James J. Giancola As Attorney-in-Fact*	Date: April 19, 2006

*	Pursuant to authority granted by powers of attorney, copies of which are filed herewith.

EXHIBIT INDEX

2.1	Agreement and Plan of Merger between Royal American Corporation and Midwest Banc Holdings, Inc. dated as of February 8, 2006 (included as Appendix A to the Proxy Statement/Prospectus included in this Registration Statement).

(Certain exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such exhibits and schedules are described in the Agreement and Plan of Merger. Midwest Banc hereby agrees to furnish to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits or schedules)

2.2	Stockholder Voting Agreement dated as of February 8, 2006 between Midwest Banc Holdings, Inc. and each of the stockholders listed on Schedule I thereto (incorporated by reference to Midwest Banc’s Form 8-K dated February 8, 2006, File No. 001-13735).

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Midwest Banc’s Form 10-Q for the quarter ended June 30, 2005, File No. 001-13735).

3.2	Amended and Restated By-laws, filed September 27, 2005 (incorporated by reference to Midwest Banc’s Report on Form 8-K filed September 27, 2005, File No. 001-13735).

4.1	Specimen Common Stock Certificate (incorporated by reference to Midwest Banc’s Registration Statement on Form S-1, Registration No. 333-42827).

4.2	Certain instruments defining the rights of the holders of long-term debt of the Company and certain of its subsidiaries, none of which authorize a total amount of indebtedness in excess of 10% of the total assets of the Company and its subsidiaries on a consolidated basis, have not been filed as Exhibits. The Company hereby agrees to furnish a copy of any of these agreements to the SEC upon request.

5.1	Opinion and consent of Lewis, Rice & Fingersh, L.C. as to the validity of the securities being registered.**

8.1	Opinion and consent of Lewis, Rice & Fingersh, L.C. regarding the federal income tax consequences of the merger.**

8.2	Opinion and consent of Crowe Chizek and Company LLC regarding the federal income tax consequences of the merger.**

10.1	Midwest Banc Holdings, Inc. Stock and Incentive Plan (incorporated by reference to Midwest Banc’s Proxy Statement filed April 13, 2005, Registration No. 001-13735).

10.2	Form of Transitional Employment Agreements (incorporated by reference to Midwest Banc’s Registration Statement on Form S-1, Registration No. 333-42827).

10.3	Lease dated as of December 24, 1958, between Western National Bank of Cicero and Midwest Bank and Trust Company, as amended (incorporated by reference to Midwest Banc’s Registration Statement on Form S-1, Registration No. 333-42827).

10.4	Britannica Centre Lease, dated as of May 1, 1994, between Chicago Title and Trust Company, as Trustee under Trust Agreement dated November 2, 1977 and known as Trust No. 1070932 and Midwest Bank and Trust Company (incorporated by reference to Midwest Banc’s Registration Statement on Form S-1, Registration No. 333-42827).

10.5	Lease dated as of March 20, 1996 between Grove Lodge No. 824 Ancient Free and Accepted Masons and Midwest Bank of Hinsdale (incorporated by reference to Midwest Banc’s Registration Statement on Form S-1, Registration No. 333-42827).

10.6	Office Lease, undated, between Grove Lodge No. 824 Ancient Free and Accepted Masons and Midwest Bank of Hinsdale (incorporated by reference to Midwest Banc’s Registration Statement on Form S-1, Registration No. 333-42827).

10.7	Form of Supplemental Executive Retirement Agreement (incorporated by reference to Midwest Banc’s Form 10-Q for the quarter ended September 30, 2001, File No. 001-13735).

10.8	Form of Transitional Employment Agreement (Executive Officer Group) (incorporated by reference to Midwest Banc’s Form 10-Q for the quarter ended September 30, 2001, File No. 001-13735).

10.9	Form of Restricted Stock Award Agreement for Officers, Restricted Stock Grant Notice for Officers, Incentive and Nonqualified Stock Options Award Agreements, and Stock Option Grant Notice for Officers (incorporated by reference to Midwest Banc’s Report on Form 8-K filed August 29, 2005, File No. 001-13735).

10.10	Form of Supplemental Executive Retirement Agreement and First Amendment to the Form of Supplemental Executive Retirement Agreement (incorporated by reference to Midwest Banc’s Report on Form 8-K filed October 28, 2005, File No. 001-13735).

10.11	Form of Restricted Stock Award Agreement for Non-employee Directors and Restricted Stock Grant Notice for Non-employee Directors (incorporated by reference to Midwest Banc’s Report on Form 8-K filed October 28, 2005, File No. 001-13735).

10.12	Lease dated as of April 29, 1976, between Sanfilippo, Joseph C. and Grace Ann and Fairfield Savings and Loan Association, as amended (incorporated by reference to Midwest Banc’s Form 10-K for the year ended December 31, 2003, File No. 001-13735).

10.13	Lease dated as of August 28, 2002 between Glen Oak Plaza and Midwest Bank and Trust Company (incorporated by reference to Midwest Banc’s Form 10-K for the year ended December 31, 2003, File No. 001-13735).

10.14	Employment Agreement as of September 28, 2004 between Midwest Banc and the Chief Executive Officer (incorporated by reference to Midwest Banc’s Form 10-Q for the quarter ended September 30, 2004, File No. 001-13735).

10.15	Retirement Agreement as of September 28, 2004 between Midwest Banc and retiring Chief Executive Officer (incorporated by reference to Midwest Banc’s Form 10-Q for the quarter ended September 30, 2004, File No. 001-13735).

10.16	Midwest Banc Holdings, Inc. Severance Policy as of June 28, 2005 (incorporated by reference to Midwest Banc’s Form 8-K dated June 28, 2005, File No. 001-13735).

10.17	Midwest Banc Holdings, Inc. Directors Deferred Compensation Plan (incorporated by reference to Midwest Banc’s report on Form 8-K filed December 16, 2005, File No. 001-13735).

10.18	Amendment to Employment Agreement as of September 28, 2004 between Midwest Banc and the Chief Executive Officer (incorporated by reference to Midwest Banc’s Report Form 8-K dated March 24, 2006, File No. 001-13735).

10.19	Loan Agreement as of March 24, 2006, between Midwest Banc and M&I Marshall & Ilsley Bank (incorporated by reference to Midwest Banc’s Report Form 8-K dated March 24, 2006, File No. 001-13735).

23.1	Consent of PricewaterhouseCoopers LLP regarding the audited financial statements of Midwest Banc Holdings, Inc.*

23.2	Consent of McGladrey & Pullen, LLP regarding the audited financial statements of Midwest Banc Holdings, Inc.*

23.3	Consent of Crowe Chizek and Company LLC regarding the audited financial statements of Royal American Corporation.*

23.4	Consent of Lewis, Rice & Fingersh, L.C. (included in Exhibit 5.1 hereto)**

23.5	Consent of Lewis, Rice & Fingersh, L.C. (included in Exhibit 8.1 hereto)**

23.6	Consent of Crowe Chizek and Company LLC (included in Exhibit 8.2 hereto)**

23.7	Consent of Ryan Beck & Co., Inc.*

23.8	Consent of J.J. Fritz.**

23.9	Consent of Thomas A. Rosenquist.**

24	Powers of Attorney.**

99	Form of Proxy to be used by Royal American Corporation.**

*	Filed herewith.

**	Filed previously.